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INDEX TO FINANCIAL STATEMENTS

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-158778

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Maximum offering price per unit	Maximum aggregate offering price	Amount of registration fee(1)

9 7/8% Senior Notes due 2016	$250,000,000	95.172%	$237,930,000	$13,277

Guarantees of Senior Notes due 2016(2)	—	—	—	—

Total	$250,000,000	—	$237,930,000	$13,277

(1)
Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

(2)
Pursuant to Rule 457(n) of the Securities Act, no separate registration fee is payable for the guarantees.

Prospectus Supplement
(To prospectus dated June 24, 2009)

$250,000,000

9 7/8% Senior Notes due 2016

          The notes will bear interest at the rate of 9.875% per year. The notes will mature on July 15, 2016. Interest on the notes is payable on January 15 and July 15 of each year, beginning on January 15, 2010.

          We may redeem some or all of the notes at any time on or after July 15, 2013 at the redemption prices set forth herein and prior to such date at a "make-whole" redemption price. We may also redeem up to 35% of the notes on or prior to July 15, 2012 with cash proceeds we receive from certain equity offerings. If we sell certain assets and do not reinvest the proceeds or repay senior indebtedness or if we experience specific kinds of changes of control, we must offer to repurchase the notes.

          The notes will be our senior unsecured obligations and will rank equal in right of payment with all of our other existing and future senior unsecured indebtedness that is not by its terms subordinated to the notes, including our 5.0% Convertible Senior Notes due 2028. The notes will be effectively subordinated to all our existing and future secured indebtedness to the extent of the collateral securing that indebtedness.

          The obligations under the notes will be fully and unconditionally guaranteed by our subsidiaries that guarantee our indebtedness under our revolving credit facility. The guarantees will rank equal in right of payment with the existing and future senior unsecured indebtedness of the guarantors, including the guarantees of our 5.0% Convertible Senior Notes due 2028.

          The notes will not be listed on any securities exchange. Currently there is no public market for the notes.

          Investing in the notes involves risks. See "Risk Factors" beginning on page S-15 of this prospectus supplement and page 3 of the accompanying prospectus.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public Offering Price	95.172%	$237,930,000

Underwriting Discount	2.25%	$5,625,000

Proceeds to Bill Barrett Corporation (before expenses)	92.922%	$232,305,000

Interest on the notes will accrue from July 8, 2009 to the date of delivery.

          Delivery of the notes, in book-entry form, will be made on or about July 8, 2009.

Joint Book-Running Managers
Banc of America Securities LLC
Deutsche Bank Securities
J.P. Morgan

Senior Co-Managers
Barclays Capital	BMO Capital Markets	Credit Suisse
Morgan Stanley	SunTrust Robinson Humphrey	Wachovia Securities

Co-Managers

BBVA Securities	Comerica Securities	Fortis Securities LLC	Goldman, Sachs & Co.
Howard Weil Incorporated	Mitsubishi UFJ Securities		U.S. Bancorp Investments, Inc.

June 30, 2009

Rocky Mountain Resource Base

MT
ND
Montana
Overthrust
Big
Horn
Basin
Powder River Basin
• Proved Reserves: 66 Bcfe
• 2008 Production: 8.1 Bcfe
Wind River Basin
• Proved Reserves: 51 Bcfe
• 2008 Production: 9.6 Bcfe
WY
NE
Denver, CO
Uinta Basin
• Proved Reserves: 329 Bcfe
• 2008 Production: 28.2 Bcfe
Piceance Basin
• Proved Reserves: 372 Bcfe
• 2008 Production: 31.5 Bcfe
UT
Paradox
Basin
KS
★ Key Operating Areas
Productive Areas

Total Proved Reserves: 818.3 Bcfe

- 98% Operated
- 53% Proved Developed
- 96% Natural Gas
- 10.5 Year Reserve Life

Uinta
Wind River
Powder River
Piceance

As of December 31, 2008

Bill Barrett Corporation

BBG
LISTED
NYSE

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

        We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted.

        You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates on the front of those documents or earlier dates specified herein or therein. Our business, financial condition, results of operations, and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement and the accompanying prospectus are part of a universal shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC. Under the shelf registration process, we may sell any combination of common stock, debt securities or other securities described therein, in one or more offerings from time to time. In the accompanying prospectus, we provide you a general description of the securities we may offer from time to time under our shelf registration statement. This prospectus supplement describes the specific details regarding this offering, including the price, the aggregate principal amount of debt being offered and the risks of investing in our debt securities. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include important information about us, the notes being offered and other information you should know before investing. The statements in this prospectus supplement and the accompanying prospectus pertaining to the content of any contract, agreement or other document that is an exhibit to the shelf registration statement necessarily are summaries of the material provisions of those exhibits, and we qualify those statements in their entirety by reference to those exhibits. The shelf registration statement, exhibits and schedules are available at the SEC's public reference room and at www.sec.gov.

        Unless otherwise indicated or the context otherwise requires, in this prospectus supplement, all references to "Company," "we," "us" or "our" refer to Bill Barrett Corporation and its subsidiaries. You should refer to the "Glossary of Oil and Natural Gas Terms" beginning on page G-1 for the definitions of certain oil and gas terms used in this prospectus supplement.

INCORPORATION BY REFERENCE

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information we have filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 11 Wall Street, 5th Floor, New York, New York 10005.

        The SEC allows us to "incorporate by reference" the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and all documents that we subsequently file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information furnished rather than filed):

  •
  our Annual Report on Form 10-K for the year ended December 31, 2008;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009; and

  •
  our Current Reports on Form 8-K dated February 18, 2009, February 26, 2009, April 15, 2009, June 16, 2009, June 24, 2009 and June 30, 2009.

        You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number:

Bill Barrett Corporation
Attention: Corporate Secretary
1099 18th Street, Suite 2300
Denver, Colorado 80202
(303) 293-9100

S-ii

 FORWARD-LOOKING STATEMENTS

        This prospectus supplement includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and the Private Securities Litigation Reform Act of 1995 about us that are subject to risks and uncertainties. All statements other than statements of historical fact included in this document are forward-looking statements. Forward-looking statements may be found under "Summary," "Summary—Summary Selected Consolidated Historical Financial Information," "Summary—Summary Operating and Reserve Information," "Risk Factors," and elsewhere in this document.

        These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

  •
  business and financial strategy;

  •
  natural gas and oil reserves;

  •
  realized natural gas and oil prices;

  •
  production;

  •
  ability to obtain and the cost of financing;

  •
  ability to obtain permits and governmental approvals;

  •
  changing regulatory environment;

  •
  exploration and development drilling prospects, inventories, projects and programs;

  •
  identified drilling locations;

  •
  transportation and access to pipelines;

  •
  hedge counterparties' ability to fulfill their obligations;

  •
  lease operating expenses and costs related to the acquisition and development of oil and gas properties;

  •
  availability and costs of drilling rigs and field services;

  •
  general and administrative costs, oilfield services costs and other expenses related to our business;

  •
  technology;

  •
  future operating results; and

  •
  plans, objectives, expectations and intentions.

        All of these types of statements, other than statements of historical fact included in or incorporated into this prospectus, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "should," "expect," "plan," "project," "intend," "anticipate," "believe," "estimate," "predict," "potential," "pursue," "target," "seek," "objective," or "continue," the negative of such terms or other comparable terminology.

        The forward-looking statements contained in this prospectus supplement are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the

S-iii

forward-looking statements contained in this prospectus supplement are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or that the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the many factors including those listed in the "Risk Factors" section and elsewhere in this prospectus supplement. All forward-looking statements speak only as of the date of this prospectus supplement. We do not intend to, and do not undertake any obligation to, publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

S-iv

SUMMARY

        This summary highlights information appearing in other sections of this prospectus supplement. It is not complete and may not contain all of the information you should consider before investing in the notes. You should read this entire prospectus supplement, the materials incorporated by reference into this prospectus supplement, and the base prospectus to understand fully the terms of the notes and other considerations that may be important to you in making your investment decision, including the information under the heading "Risk Factors."

Our Company

        Bill Barrett Corporation was formed in January 2002 and is incorporated in the State of Delaware. We have multiple natural gas and oil exploration and development projects in the Rocky Mountain region. Our management has an extensive track record of reserve and production growth and has significant expertise in conventional and unconventional resource plays. Our strategy is to leverage our management team's experience finding and developing natural gas and oil resource plays to profitably grow our reserves and production, primarily through internally generated projects. As of December 31, 2008, our estimated proved reserves were 818.3 Bcfe, of which 96% were natural gas, 53% were proved developed, and 98% were operated by us. Our reserve life was 10.5 years. For the twelve months ended March 31, 2009, we produced 81.5 Bcfe and generated $469.4 million of EBITDAX. See "—Summary Selected Consolidated Historical Financial Information" for a definition of EBITDAX (a non-GAAP measure) and a reconciliation of EBITDAX to net income. Our common stock is publicly traded on the New York Stock Exchange under the ticker symbol "BBG."

        From year-end 2002 through 2008, we grew our proved reserves and production by 38% and 34% compounded annual growth rates, respectively, and organically replaced 328% of production. We have built an extensive development portfolio consisting of approximately 3,100 drilling locations as of December 31, 2008, we have a high degree of operational control over our asset base of 1,140 net operated wells, and we have an average working interest of 92% based on our proved reserves at December 31, 2008. Given our high degree of operational control, we are in a position to control drilling, completion and production costs, the timing and plans for future drilling, and the marketing of our oil and gas production.

        We intend to concentrate our capital spending program on our multi-year, low-risk development inventory in the Gibson Gulch field in the Piceance Basin (Colorado), the West Tavaputs area of the Uinta Basin (Utah), and the Big George coalbed methane, or CBM, project in the Powder River Basin (Wyoming). For 2009, we have established a capital budget aligned with cash flow from operations of up to $350 million (excluding the $60 million for our Cottonwood Gulch undeveloped acreage acquisition in the Piceance Basin in June 2009) of which approximately 80% will be allocated to low-risk development projects primarily operated by us in these locations. We intend to allocate the balance of our capital program to delineation and exploration programs on our extensive acreage position of nearly 1.2 million net undeveloped acres. Our large-scale exploration portfolio is expected to provide future development projects and growth potential. We seek to maintain our conservative financial position with modest leverage, a strong hedge position and ample liquidity. We have hedged 70-75% of our 2009 forecasted production and 55-60% of 2010 forecasted production (excluding 3.1 Bcf of basis-only swaps for 2009 and 11.6 Bcf of basis-only swaps for 2010). Pro forma for this offering, we will have approximately $469.9 million available to be borrowed on our revolving credit facility.

        The following table provides certain information regarding our operations by basin as of December 31, 2008 and March 31, 2009:

		As of December 31, 2008				Average Daily Production (MMcfe/d)
Basin/Area	State	Proved Reserves (Bcfe)	Net Producing Wells	Net Undeveloped Acreage		Three months ended March 31, 2009	Twelve months ended December 31, 2008
Piceance	CO	372.1	382.2	10,295	(1)	95.5	86.0
Uinta	UT	328.8	143.4	191,885	(2)	93.5	77.1
Wind River	WY	50.8	148.4	226,636		27.1	26.1
Powder River	WY	66.0	464.0	77,397		27.2	22.2
Paradox	CO/UT	—	1.1	265,712		1.0	—
Montana Overthrust	MT	—	—	174,448		—	—
Big Horn	WY	—	1.0	64,155		—	—
Other		0.6	—	192,841		1.1	0.6

Total		818.3	1,140.1	1,203,369	(1)	245.4	212.0

(1)
Excludes 36,281 net undeveloped acres acquired in Cottonwood Gulch in the Piceance Basin in June 2009.

(2)
An additional 105,862 net undeveloped acres that are subject to drill-to-earn agreements are not included.

        We operate in one industry segment, which is the exploration, development, and production of natural gas and crude oil, and all of our operations are conducted in the United States. Consequently, we currently report a single industry segment. See our Consolidated Financial Statements and the notes thereto for the year ended December 31, 2008 as well as the quarter ended March 31, 2009 found elsewhere in this prospectus supplement for financial information about this industry segment.

Business Strengths

        We believe we have the following strengths:

        Proven track record of efficient production and reserve growth through drilling activities.    We have increased our production and proved reserves by double-digit percentage growth rates each year that we have been in existence. In 2002, we produced 6.6 Bcfe and, in 2008, we produced 77.6 Bcfe. Proved reserves grew from 119.1 Bcfe at year-end 2002 to 818.3 Bcfe at year-end 2008. From 2006 through 2008, we replaced 362% of production through drilling and 375% of production in total, including acquisitions. From inception through December 31, 2008, we participated in the drilling of 1,772 gross wells, achieving a 98% success rate.

        Multi-year, low-risk, development drilling inventory.    We have assembled an inventory of approximately 3,100 drilling locations (as of December 31, 2008) in our three core development areas in the Uinta, Piceance, and Powder River Basins. The majority of these locations are attributable to increased density programs in these areas. In addition, with our Cottonwood Gulch acquisition in June 2009, we added up to 3,200 additional potential drilling locations. We plan to allocate 80% or more of our capital budget to these low-risk development projects.

        High operatorship and control of capital program.    Based on our year-end 2008 proved reserves, we had a weighted-average working interest of 92% and operatorship of 98%. High operatorship allows us to more effectively control operating costs, timing of development activities, application of technological enhancements, marketing of production, and allocation of our capital budget. In addition, the timing of most of our capital expenditures is discretionary, which allows us a significant degree of flexibility to adjust the size and timing of our development.

        Experienced management team.    We believe our management team's experience and expertise in the Rocky Mountains and with resource plays provides a distinct competitive advantage. Our 14 corporate officers average 25 years of industry experience. Our Chief Executive Officer, Chief

Operating Officer, Chief Financial Officer, and most other members of our management team worked together as managers or executives while at Barrett Resources Corporation, a publicly-traded Rocky Mountain oil and gas company that was founded in 1980 and sold to a third party in 2001.

        Expertise with unconventional resources.    The majority of our proved reserves and resources are classified as unconventional resources, including basin-centered tight gas, CBM, fractured oil, and shale gas plays. Our management has significant experience applying technologies to enhance recovery in unconventional resource plays, and we utilize the latest geologic, drilling and completion technologies to increase the predictability and reproducibility of finding and recovering resources in these unconventional gas plays.

        Financial flexibility.    On June 23, 2009, we had $299 million borrowed under our revolving credit facility, which has a borrowing base of $600 million and $592.8 million in commitments. We are committed to maintaining a conservative financial position to preserve our financial flexibility. As of June 23, 2009 and pro forma for this offering, we will have approximately $469.9 million of borrowing capacity under our revolving credit facility and after giving effect to a required $62.5 million borrowing base reduction. We have hedged approximately 70-75% and 55-60% of our 2009 and 2010 estimated production, respectively, through swaps and collars, to provide certainty for a portion of our operating cash flows. We hedge natural gas prices at sales points, primarily in the Rocky Mountains, which mitigates the risk of basis differential to the Henry Hub index. We believe that our operating cash flow, the proceeds of this offering, and available borrowing capacity under our revolving credit facility provide us with the financial flexibility to pursue our currently planned development and exploration activities.

        Large undeveloped acreage position that provides potential future growth opportunities.    We have established an asset base of 1.2 million net undeveloped leasehold acres as of December 31, 2008, as well as an additional 105,862 net undeveloped acres that are subject to drill-to-earn agreements. In June 2009, we added an additional 36,281 net undeveloped acres from our Cottonwood Gulch acquisition. We have multiple exploration prospects in five different basins and along the Rocky Mountain overthrust belt. We typically allocate up to 20% of our capital towards exploration and delineation projects. These projects are intended to provide us with an inventory of future long-term growth potential.

Business Strategy

        Our strategy is to profitably grow our reserves and production through repeatable, development drilling in low-risk resource plays as well as exploring for natural gas and oil, primarily in the Rocky Mountain region. The following are key components of that strategy:

        Drive growth through development drilling.    We expect to generate profitable, long-term reserve and production growth predominantly through repeatable, low-risk drilling on our development assets. We typically allocate 80% or more of our capital budget to our development projects. Our three core development areas have approximately 3,100 identified drilling locations as of December 31, 2008. In 2009, we plan to participate in the drilling of up to 155 gross wells across our operations.

        Maintain high working interest and be a cost efficient, disciplined producer.    We operate the majority of our properties and maintain a high working interest. In the first quarter 2009, we operated approximately 96% of our net production. We believe the ability to control our drilling inventory will provide us with the opportunity to efficiently allocate capital, manage resources, control operating and development costs, and utilize our experience and knowledge of oilfield technologies. We emphasize cost discipline and efficiencies to lower our costs to find and develop reserves. We also maintain cost control measures to keep operating and general and administrative costs low.

        Focus on resource plays primarily in the Rocky Mountain region.    We intend to capitalize on the large estimated undeveloped natural gas and oil resource base in the Rocky Mountains. We believe the Rocky Mountains represent a natural gas region in North America with significant remaining growth potential. According to the U.S. Department of Energy's Energy Information Agency, the Rocky Mountains contain 22% of the United States' natural gas reserves. All of our production is from the Rocky Mountains and, for the quarter ended March 31, 2009, 95% consisted of natural gas. The Rockies Express pipeline, which began operations in January 2008, provides Rocky Mountain producers additional takeaway capacity and access to markets with historically higher pricing for selling natural gas. There is additional capacity proposed from the region by means of new pipelines and added compression to existing pipelines over the next several years.

        Maintain financial flexibility and conservative financial position.    Historically, we have funded our capital program with operating cash flow, debt, sales of equity, and sales of interests in our properties. We continually monitor our debt levels to maintain a conservative financial position. As of March 31, 2009, our ratio of long-term debt to EBITDAX for the last 12 months (a non-GAAP measure) was 0.9x and our ratio of EBITDAX to interest expense for the last 12 months was 22.4x, well within our required financial covenants. Furthermore, we intend to continue hedging approximately 50-70% of our anticipated production on a 12-month forward basis to ensure a certain level of cash flow from operations.

        Pursue high potential resource plays.    In addition to our low-risk development projects, we believe our management team's experience and expertise enable us to identify, evaluate, and develop new natural gas and oil reservoirs. We have assembled several exploration prospects that we believe may provide future potential, long-term, cost-effective drilling inventories. We have a team of geologists and geophysicists dedicated to generating new geologic concepts to provide us exposure to high-potential exploration prospects. We typically sell 40-50% working interests to industry partners and enter into joint exploration agreements to reduce our capital risk and accelerate our exposure to potential reserves and production in these high potential projects.

Recent Developments

        On June 12, 2009, we completed the acquisition of a 90% working interest in Federal oil and gas leases covering 40,312 gross (36,281 net) undeveloped acres in the Cottonwood Gulch area of the Piceance Basin of Colorado for $60 million.

Corporate Information

        Our company was founded in 2002 and is incorporated in Delaware. We have three direct and indirect wholly owned subsidiaries, Bill Barrett CBM Corporation, a Delaware corporation, Bill Barrett CBM, LLC, a Texas limited liability company, and Circle B Land Company LLC, a Colorado limited liability company, which will be guarantors of the notes offered hereby. Our principal executive offices are located at 1099 18th Street, Suite 2300, Denver, Colorado 80202, and our telephone number at that address is (303) 293-9100. Our website address is www.billbarrettcorp.com. The information on our website is not incorporated into this prospectus supplement and the accompanying prospectus. You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, and in the documents we incorporate by reference when making a decision whether to invest in the notes.

THE OFFERING

        The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Notes" section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes.

Issuer	Bill Barrett Corporation
Notes Offered	$250 million aggregate principal amount of 9.875% senior notes due 2016.
Issue Price	95.172%
Maturity Date	July 15, 2016.
Interest	Interest on the notes will accrue at a rate of 9.875% per annum, payable semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 2010.
Guarantees
Initially all of our subsidiaries will be guarantors of the notes. The notes will be fully and unconditionally guaranteed, jointly and severally, on a senior basis by each existing subsidiary and by each future subsidiary that incurs or guarantees any indebtedness of at least $10 million in the aggregate.
Ranking	The notes and guarantees will constitute senior unsecured obligations. They will rank:
• equal in right of payment with all of our and our guarantors' existing and future senior unsecured indebtedness, including our existing convertible notes;
• senior in right of payment to all of our and our guarantors' future subordinated indebtedness;

• effectively subordinated to our and the guarantors' existing and future secured indebtedness, including indebtedness under our existing revolving credit facility, to the extent of the value of the assets securing such indebtedness; and
• effectively junior to all of the indebtedness and other liabilities, including trade payables, of any future subsidiaries that do not guarantee the notes.

Assuming we had completed this offering and applied the net proceeds as described in this prospectus supplement, as of March 31, 2009, we would have had approximately $467.1 million in principal amount of senior indebtedness outstanding (including the notes offered hereby), of which approximately $44.6 million would have effectively ranked senior to the notes, by virtue of being secured.
Optional Redemption
We may redeem the notes, in whole or in part, at any time on or after July 15, 2013 at the redemption prices described in the section "Description of the Notes—Optional Redemption," plus accrued and unpaid interest, if any.

We may also redeem the notes, in whole or in part, at a price equal to 100% of their principal amount plus the make-whole premium described in the section "Description of the Notes—Optional Redemption" plus accrued and unpaid interest, if any.

In addition, we may redeem up to 35% of the aggregate principal amount of the notes on or before July 15, 2012, with the net proceeds of certain equity offerings by us at a price equal to 109.875% of their principal amount plus accrued and unpaid interest, if any; provided that (i) after giving effect to any such redemption, at least 65% of the Notes would remain outstanding immediately after such redemption and (ii) we make such redemption not more than 180 days after the consummation of such equity offering.
Mandatory Offers to Repurchase
If a specified change of control occurs, subject to certain conditions, we must make an offer to purchase the notes at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of the purchase. See "Description of the Notes—Change of Control."

Certain asset dispositions will be triggering events that may require us to use the net proceeds from those asset dispositions to make an offer to purchase the notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase if those proceeds are not otherwise used within 360 days to repay indebtedness or to invest in replacement assets or assets related to our business, capital stock of a restricted subsidiary or other specified investments. See "Description of the Notes—Certain Covenants—Limitation on Asset Sales."
Certain Covenants	The indenture governing the notes, among other things, limits the ability of us and our restricted subsidiaries to:
• incur additional indebtedness and issue preferred stock;
• pay dividends or make other distributions;
• make other restricted payments and investments;
• create liens;
• incur restrictions on the ability of restricted subsidiaries to pay dividends or make other payments;
• sell assets, including capital stock of restricted subsidiaries;
• merge or consolidate with other entities; and
• enter into transactions with affiliates.

These covenants are subject to a number of important qualifications and limitations. See "Description of the Notes—Certain Covenants." In addition, if and for as long as the notes have an investment grade rating from Standard & Poor's Ratings Group, Inc. and Moody's Investors Service, Inc., and no event of default exists under the indenture, we will not be subject to certain of the covenants listed above. See "Description of the Notes—Certain Covenants—Covenant Suspension."
Use of Proceeds
We will use the proceeds of this offering to repay current borrowings under our existing revolving credit facility. Affiliates of certain of the underwriters are lenders and agents under our existing revolving credit facility and as such are entitled to be repaid with the proceeds that are used to repay such credit facility.
Settlement
We expect that delivery of the notes will be made against payment therefor on or about July 8, 2009, which will be the fifth business day following the date of pricing of the notes (this settlement cycle being referred to as "T+5"). Under Rule 15c6-1 under the Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.
Risk Factors	You should carefully consider the information set forth under "Risk Factors" before deciding to invest in the notes.

SUMMARY SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

        The following table presents a summary of our selected consolidated historical financial information at the dates and for the periods indicated. Future results may differ substantially from historical results because of changes in oil and gas prices, production increases or declines and other factors. The financial information for each of the three years ended December 31, 2006, 2007 and 2008 was derived from our audited financial statements, and where indicated below, has been adjusted to give effect to the May 2008 adoption by the Financial Accounting Standards Board of Staff Position ("FSP") APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (including Partial Cash Settlement), that became effective for fiscal years beginning after December 15, 2008. FSP APB 14-1 impacts the accounting for the components of convertible debt that can be settled wholly or partly in cash upon conversion. The new requirements are to be applied retrospectively to our convertible debt instruments previously issued in 2008.

        The consolidated income statement information for the twelve months ended March 31, 2009 and the three months ended March 31, 2008 and 2009 and the balance sheet information as of March 31, 2009 are unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results for such periods. The results of operations for interim periods are not necessarily indicative of the results of operations for the full fiscal year. You should review the following information together with our historical financial statements and accompanying notes included in our Form 10-K for the year ended December 31, 2008, as well as our Form 10-Q for the quarter ended March 31, 2009 and our Current Report on Form 8-K dated June 24, 2009, each of which is incorporated by reference into this prospectus supplement.

					Three Months Ended March 31,
	Year Ended December 31,
				Twelve Months Ended March 31, 2009
	2006	2007	2008 (As Adjusted)		2008 (As Adjusted)	2009
	(in thousands, except per share data)
Statement of Operations Data:
Production revenues(1)	$344,127	$374,956	$605,881	$627,012	$149,045	$170,176
Commodity derivative gains (losses)	—	—	7,920	(16,506)	(1,530)	(25,956)
Other revenues	31,202	15,314	4,110	2,943	1,687	520

Total operating and other revenues	375,329	390,270	617,911	613,449	149,202	144,740
Operating expenses:
Lease operating expense	29,768	41,643	44,318	46,697	9,301	11,680
Gathering and transportation expense	15,721	23,163	39,342	40,967	9,399	11,024
Production tax expense	25,886	22,744	44,410	35,077	10,259	926
Exploration expense	9,390	8,755	8,139	8,258	641	760
Impairment, dry hole costs and abandonment expense	12,824	25,322	32,065	30,698	1,552	185
Depreciation, depletion and amortization	138,549	172,054	206,316	214,116	50,957	58,757
General and administrative expense	27,752	32,074	40,454	39,408	10,632	9,586
Non-cash stock-based compensation expense(2)	6,491	10,154	16,752	16,963	3,583	3,794

Total operating expenses	266,381	335,909	431,796	432,184	96,324	96,712

Operating income	108,948	54,361	186,115	181,265	52,878	48,028

					Three Months Ended March 31,
	Year Ended December 31,
				Twelve Months Ended March 31, 2009
	2006	2007	2008 (As Adjusted)		2008 (As Adjusted)	2009
	(in thousands, except per share data)
Other income (expense):
Interest and other income	2,527	2,391	2,036	1,762	472	198
Interest expense	(10,339)	(12,754)	(19,717)	(20,967)	(3,879)	(5,129)

Total other income and expense	(7,812)	(10,363)	(17,681)	(19,205)	(3,407)	(4,931)

Income before income taxes	101,136	43,998	168,434	162,060	49,471	43,097
Provision for income taxes	39,125	17,244	63,175	60,942	18,917	16,684

Net income	$62,011	$26,754	$105,259	$101,118	$30,554	$26,413

Income per common share:
Basic	$1.42	$0.61	$2.37	$2.27	$0.69	$0.59
Diluted	$1.40	$0.60	$2.34	$2.25	$0.68	$0.59
Weighted average number of common shares outstanding, basic	43,694.8	44,049.7	44,432.4	44,516.4	44,279.0	44,618.1
Weighted average number of common shares outstanding, diluted	44,269.4	44,677.5	45,036.5	44,960.3	45,225.1	44,739.5
Balance Sheet Data: (end of period)
Cash and cash equivalents	$41,322	$60,285	$43,063	$71,470	$60,923	$71,470
Total property and equipment, net	1,038,595	1,195,832	1,561,819	1,614,183	1,252,451	1,614,183
Total assets	1,187,401	1,329,687	1,994,493	2,052,496	1,432,199	2,052,496
Long-term debt	188,000	274,000	407,411	430,660	283,855	430,660
Stockholders' equity	756,397	773,511	1,099,233	1,134,738	762,985	1,134,738
Cash Flow Data:
Cash provided by (used in):
Operating activities	$236,898	$251,453	$402,947	$460,287	$85,196	$142,536
Investing activities	(363,314)	(323,115)	(570,792)	(592,534)	(114,385)	(136,127)
Financing activities	99,456	90,625	150,623	142,794	29,827	21,998
Other Financial Data:
EBITDAX(3)	$276,800	$271,776	$442,894	$469,362	$111,532	$138,000
Ratio of long-term debt to EBITDAX(3)	0.7x	1.0x	0.9x	0.9x	0.6x	0.8x
Ratio of EBITDAX(3) to interest expense	26.8x	21.3x	22.5x	22.4x	28.8x	26.9x
Capital expenditures(4)(5)	$501,161	$443,678	$601,115	$603,135	$109,004	$111,024
Ratio of earnings to fixed charges	9.5x	3.9x	8.6x	7.7x	13.0x	8.0x

(1)
Production revenues include the effects of realized hedging transactions.

(2)
Non-cash stock-based compensation is presented herein as a separate line item but is combined with general and administrative expense for a total of $34.2 million, $42.2 million and $57.2 million for the years ended December 31, 2006, 2007 and 2008, respectively, and of $56.4 million for the twelve months ended March 31, 2009 and $14.2 million and $13.4 million for the three months ended March 31, 2008 and 2009, respectively. This separate presentation is a non-GAAP measure. Management believes the separate presentation of the non-cash component of general administrative expense is useful because the cash portion provides a better understanding of our required cash for general and administrative expenses. We also believe that this disclosure allows for a more accurate comparison to our peers, who may have higher or lower costs associated with equity grants.

(3)
"EBITDAX" is a non-GAAP financial measure that we define as net income before interest, taxes, impairments, depletion, depreciation, amortization, exploration expense, dry hole costs, abandonment expenses, gains or losses on sales of properties, unrealized hedge gains or losses, and non-cash stock based compensation and other similar non-cash charges. "EBITDAX," as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. EBITDAX should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, our management believes EBITDAX is useful to an investor in evaluating our operating performance because this measure:

  •
  is widely used by investors in the oil and gas industry to measure a company's operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

  •
  helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating structure; and

  •
  is used by our management for various purposes, including as a measure of operating performance, in presentations to our board of directors, as a basis for strategic planning and forecasting and, with certain adjustments, by our lenders pursuant to a covenant under our senior secured revolving credit facility.

  There are significant limitations to using EBITDAX as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations of different companies and the different methods of calculating EBITDAX reported by different companies. The following table reconciles our net income, the most directly comparable GAAP financial measure, to EBITDAX:

	Year Ended December 31,				Three Months Ended March 31,
				Twelve Months Ended March 31, 2009
	2006	2007	2008 (As Adjusted)		2008 (As Adjusted)	2009
	(in thousands, except per share data)
Net Income	$62,011	$26,754	$105,259	$101,118	$30,554	$26,413
Interest expense	10,339	12,754	19,717	20,967	3,879	5,129
Interest and other income	(2,527)	(2,391)	(2,036)	(1,762)	(472)	(198)
Benefit from income taxes	39,125	17,244	63,175	60,942	18,917	16,684
Depletion, depreciation and amortization	138,549	172,054	206,316	214,116	50,957	58,757
Exploration expense	9,390	8,755	8,139	8,258	641	760
Impairment, dry hole costs and abandonment expense	12,824	25,322	32,065	30,698	1,552	185
Unrealized derivative loss (gain)	—	—	(7,858)	16,568	1,530	25,956
Stock-based compensation and other non-cash items	7,089	11,284	18,117	18,457	3,974	4,314

EBITDAX	276,800	271,776	442,894	469,362	111,532	138,000

(4)
Excludes future reclamation liability accruals of $6.3 million, $1.0 million and $8.2 million in 2006, 2007 and 2008, respectively, and $0.4 million and $0.1 million for the three months ended March 31, 2008 and 2009, respectively, and includes exploration, dry hole and abandonment costs, which are expensed under successful efforts accounting, of $21.0 million, $31.8 million and $14.9 million in 2006, 2007 and 2008, respectively, and of $13.6 million for the twelve months ended March 31, 2009 and $2.2 million and $0.9 million for the three months ended March 31, 2008 and 2009, respectively. Also includes furniture, fixtures and equipment costs of $2.4 million in 2006, $4.6 million in 2007 and $4.9 million in 2008 and of $5.3 million for the twelve months ended March 31, 2009 and $0.9 million and $0.9 million for the three months ended March 31, 2008 and 2009, respectively.

(5)
Not deducted from the amount is $92.3 million, $96.5 million and $2.4 million of proceeds received primarily from the sales of interests in oil and natural gas properties during the years ended December 31, 2006, 2007 and 2008, respectively, $1.2 million for the twelve months ended March 31, 2009 and $1.2 million and zero during the three months ended March 31, 2008 and 2009, respectively.

SUMMARY OPERATING AND RESERVE INFORMATION

        The following table sets forth information regarding net production of oil, natural gas and natural gas liquids and certain price and cost information for each of the periods indicated:

	Year Ended December 31,			Twelve Months Ended March 31,	Three Months Ended March 31,
	2006	2007	2008	2009	2008	2009
Production Data:
Natural gas (MMcf)(1)	47,928	57,678	73,623	77,364	17,332	21,073
Oil (MBbls)	696	586	661	686	144	169
Combined volumes (MMcfe)	52,104	61,194	77,589	81,480	18,196	22,087
Daily combined volumes (MMcfe/d)	142.8	167.7	212.0	223.2	200.0	245.4
Average Prices(2):
Natural gas (per Mcf)	$6.40	$5.89	$7.61	$7.54	$8.02	$7.72
Oil (per Bbl)	53.50	59.87	69.55	63.18	69.83	43.95
Combined (per Mcfe)	6.60	6.13	7.81	7.70	8.19	7.70
Average Costs (per Mcfe):
Lease operating expense	$0.57	$0.68	$0.57	$0.57	$0.51	$0.53
Gathering and transportation expense	0.30	0.38	0.51	0.50	0.52	0.50
Production tax expense	0.50	0.37	0.57	0.43	0.56	0.04
Depreciation, depletion and amortization(3)	2.69	2.87	2.66	2.63	2.80	2.66
General and administrative(4)	0.53	0.52	0.52	0.48	0.58	0.43

(1)
Production of natural gas liquids is included in natural gas revenues and production.

(2)
Includes the effects of hedging transactions, which increased average natural gas prices by $0.46, $1.52 and $0.56 per Mcf in 2006, 2007 and 2008, respectively, and by $1.64 per Mcf in the twelve months ended March 31, 2009 and $0.02 and $3.98 per Mcf in the three months ended March 31, 2008 and 2009, respectively, and reduced average oil prices by $5.90, $1.31, and $13.72 per Bbl in 2006, 2007 and 2008, respectively, and and reduced average oil prices by $5.51 in the twelve months ended March 31, 2009 and reduced average oil prices by $14.35 per Bbl and increased average oil prices by $18.95 per Bbl in the three months ended March 31, 2008 and 2009, respectively.

(3)
The depreciation, depletion and amortization, or DD&A, per Mcfe for the years ended December 31, 2006 and 2007 excludes the production associated with our properties held for sale throughout the year in the Uinta, Williston and DJ Basins, as these properties were excluded from amortization during the appropriate periods in which these properties were classified as held for sale.

(4)
General and administrative expense presented herein excludes non-cash stock-based compensation of $6.5 million, $10.2 million and $16.8 million for the years ended December 31, 2006, 2007 and 2008, respectively, which equates to a reduction to general and administrative expense of $0.12 per Mcfe, $0.17 per Mcfe and $0.22 per Mcfe, respectively. Non-cash stock-based compensation of $17.0 million was excluded for the twelve months ended March 31, 2009 and $3.4 million and $3.8 million was excluded for the three months ended March 31, 2008 and 2009, respectively. General and administrative expense excluding non-cash stock-based compensation is a non-GAAP measure. Non-cash stock-based compensation is combined with general and administrative expense for a total of $34.2 million, $42.2 million and $57.2 million for the years ended December 31, 2006, 2007 and 2008, respectively, and $56.4 million for the twelve months ended March 31, 2009 and $14.2 million and $13.4 million for the three months ended March 31, 2008 and 2009, respectively. Management believes the separate presentation of the non-cash component of general and administrative expense is useful because the cash portion provides a better understanding of our required cash for general and administrative expenses. We also believe that this disclosure allows for a more accurate comparison to our peers, which may have higher or lower costs associated with equity grants.

Proved Reserves

        Our proved reserves were determined using constant prices and unescalated costs consistent with SEC guidelines based on the prices received on a field-by-field basis as of December 31, 2006, 2007, and 2008, respectively. Proved reserve estimates do not include any value for probable or possible reserves which may exist. For additional information regarding our proved reserves, please see our annual report on Form 10-K for the year ended December 31, 2008.

        The following table summarizes our historical proved net oil and natural gas reserves as of the dates indicated and the Standardized Measure value of such reserves at such dates. We prepare our proved reserve estimates, and substantially all of the proved reserve estimates are reviewed by independent, third-party reserve engineers.

	As of December 31,
Proved Reserves:	2006	2007	2008
Natural gas (Bcf)	377.7	538.3	784.3
Oil (MMBbls)	8.5	3.2	5.7
Total proved reserves (Bcfe)	428.4	557.6	818.3
Proved developed reserves (Bcfe)	248.9	329.8	435.1
Standardized Measure (in millions)(1)	$529.3	$941.2	$858.1

(1)
The Standardized Measure represents the present value of estimated future cash inflows from proved natural gas and oil reserves, less future development, production and income tax expenses, discounted at 10% per annum to reflect timing of future cash flows. In accordance with SFAS No. 69, our reserves and the future net revenues were determined using market prices for natural gas and oil, without giving effect to hedging transactions, at each of December 31, 2006, 2007 and 2008, which were $4.46 per MMBtu of gas and $61.06 per barrel of oil at December 31, 2006, $6.04 per MMBtu of gas and $92.50 per barrel of oil at December 31, 2007, and $4.61 per MMBtu of gas and $41.00 per barrel of oil at December 31, 2008. These prices were adjusted by lease for quality, transportation fees and regional price differences.

Developed and Undeveloped Acreage

        The following table sets forth information as of December 31, 2008 relating to our leasehold acreage:

	Developed Acreage(1)		Undeveloped Acreage(2)
Basin/Area	Gross	Net	Gross	Net
Uinta	21,520	19,821	276,856	191,885	(3)
Piceance	7,794	6,147	12,540	10,295	(4)
Powder River	79,325	50,026	119,494	77,397
Wind River	9,216	6,372	336,164	226,636
Big Horn	801	374	131,507	64,155
Paradox	560	461	461,227	265,712
Green River	—	—	61,914	54,381
Montana Overthrust	—	—	384,054	174,448
Utah Hingeline	—	—	26,537	18,208
Other	1,241	904	134,548	120,252

Total	120,457	84,105	1,944,841	1,203,369	(3)(4)

(1)
Developed acres are acres spaced or assigned to productive wells.

(2)
Undeveloped acres are acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil or natural gas, regardless of whether such acreage contains proved reserves.

(3)
An additional 105,862 net undeveloped acres that are subject to drill-to-earn agreements are not included.

(4)
Excludes 36,281 net undeveloped acres associated with the Cottonwood Gulch acreage acquired in June 2009 which expire in 2018.

        Many of the leases comprising the undeveloped acreage set forth in the table above will expire at the end of their respective primary terms unless production from the leasehold acreage has been established prior to such date, in which event the lease will remain in effect until the cessation of production. We generally have been able to obtain extensions of the primary terms of our federal leases for the period in which we have been unable to obtain drilling permits due to a pending Environmental Assessment, Environmental Impact Statement or related legal challenge. The following table sets forth, as of December 31, 2008, the expiration periods of the gross and net acres that are subject to leases summarized in the above table of undeveloped acreage:

	Undeveloped Acres Expiring
Twelve Months Ending:	Gross	Net
December 31, 2009	122,187	49,334
December 31, 2010	249,416	118,108
December 31, 2011	250,678	127,880
December 31, 2012	171,513	114,102
December 31, 2013 and later(1)	1,151,047	793,945

Total	1,944,841	1,203,369

(1)
Includes 420,052 gross and 261,636 net undeveloped acres held by production from other leasehold acreage or held by federal units.

Productive Wells

        The following table sets forth information at December 31, 2008 relating to the productive wells in which we owned a working interest as of that date. Productive wells consist of producing wells and wells capable of production, including natural gas wells awaiting pipeline connections to commence deliveries and oil wells awaiting connection to production facilities. Gross wells are the total number of producing wells in which we have an interest, and net wells are the sum of our fractional working interests owned in gross wells.

	Gas		Oil
Basin/Area	Gross Wells	Net Wells	Gross Wells	Net Wells
Uinta	146.0	133.0	15.0	10.4
Piceance	424.0	382.2	—	—
Powder River	666.0	455.1	43.0	8.9
Wind River	165.0	148.4	—	—
Other	4.0	2.1	—	—

Total	1,405.0	1,120.8	58.0	19.3

Drilling Results

        The following table sets forth information about wells completed during the periods indicated. The information should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation between the number of productive wells drilled, quantities of reserves found or economic value. Productive wells are those that produce commercial quantities of hydrocarbons, regardless of whether they produce a reasonable rate of return.

	Year Ended December 31, 2006		Year Ended December 31, 2007		Year Ended December 31, 2008(1)
	Gross	Net	Gross	Net	Gross	Net
Development
Productive	48.0	41.1	54.0	46.6	77.0	67.9
Dry	—	—	1.0	0.5	—	—
Exploratory
Productive	121.0	85.2	177.0	136.4	136.0	120.7
Dry(2)	3.0	1.6	6.0	2.5	—	—

Total
Productive	169.0	126.3	231.0	183.0	213.0	188.6
Dry	3.0	1.6	7.0	3.0	—	—

(1)
The determination of development and exploratory wells shown in the table above is based on an interpretation of the definitions of those terms in Rule 4-10(a) of Regulation S-X, which governs financial disclosures in filings with the SEC, that includes as development wells only those wells drilled on drilling locations to which proved undeveloped reserves have been attributed at the time at which drilling of the wells commenced and in which all other wells are considered exploratory. We also are providing information with respect to drilling results in which development wells include not only wells drilled on PUD locations but also wells drilled in a proved area in which proved reserves have been attributed by our reservoir engineers as of the time of commencement of drilling. On this basis, during 2008, we completed 196 gross (176.6 net) productive and no dry development wells and 17 gross (12.0 net) productive and no dry exploratory wells.

(2)
The exploratory dry hole category for the period ended December 31, 2008 excludes two scientific wells that were drilled for data gathering purposes that are included in exploration expense in the Consolidated Statement of Operations.

RISK FACTORS

        An investment in the notes involves risks. You should consider carefully the risk factors included below as well as those discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2008, together with all of the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, when evaluating an investment in the notes.

Risks Relating to the Notes

We may not be able to generate enough cash flow to meet our debt obligations, including our obligations and commitments under the notes, our existing convertible notes and our revolving credit facility.

        We expect our earnings and cash flow to vary significantly from year to year due to the cyclical nature of our industry. As a result, the amount of debt that we can manage in some periods may not be appropriate for us in other periods. In addition, our future cash flow may be insufficient to meet our debt obligations and commitments, including the notes, our existing convertible notes and our revolving credit facility. Any insufficiency could negatively impact our business. A range of economic, competitive, business, and industry factors will affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to repay our debt, including the notes. Many of these factors, such as oil and gas prices, economic and financial conditions in our industry and the global economy or competitive initiatives of our competitors, are beyond our control.

        As of June 23, 2009, on a pro forma basis after giving effect to the application of the net proceeds from the sale of the notes as set forth under "Use of Proceeds," the total outstanding principal amount of our long term indebtedness would have been approximately $490.1 million, and we would have had approximately $469.9 million in additional borrowing capacity under our revolving credit facility, which, if borrowed, would be secured debt effectively senior to the notes to the extent of the value of the collateral securing that indebtedness. The revolving credit facility has $592.8 million in commitments. The borrowing base is dependent on our proved reserves and was, as of June 23, 2009, $600 million based on our December 31, 2008 proved reserves and hedge position. Upon completion of this offering, the borrowing base will be reduced by $62.5 million, which is equal to 25% of the principal amount of the notes.

        If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

  •
  refinancing or restructuring our debt;

  •
  selling assets;

  •
  reducing or delaying capital investments; or

  •
  seeking to raise additional capital.

        However, any alternative financing plans that we undertake, if necessary, may not allow us to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the notes, or to obtain alternative financing, could materially and adversely affect our business, financial condition, results of operations and prospects.

        Our debt could have important consequences to you. For example, it could:

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  limit our ability to fund future capital expenditures and working capital, to engage in future acquisitions or development activities, or to otherwise realize the value of our assets and opportunities fully because of the need to dedicate a substantial portion of our cash flow from operations to payments of interest and principal on our debt or to comply with any restrictive terms of our debt;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  impair our ability to obtain additional financing in the future; and

  •
  place us at a competitive disadvantage compared to our competitors that have less debt.

        In addition, if we fail to comply with the covenants or other terms of any agreements governing our debt, our lenders and holders of our existing convertible notes may have the right to accelerate the maturity of that debt and foreclose upon the collateral, if any, securing that debt. Realization of any of these factors could adversely affect our financial condition.

In the event of a default, we may have insufficient funds to make any payments due on the notes.

        A default under the indenture pursuant to which the notes are issued could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness.

The notes and the guarantees will be unsecured and effectively subordinated to the rights of our secured indebtedness.

        The notes and the guarantees will be general unsecured senior obligations ranking effectively junior to all our existing and future secured debt and that of any subsidiary guarantor, including obligations under our revolving credit facility, to the extent of the value of the collateral securing the debt. The notes will be effectively subordinate to any indebtedness and other liabilities of any future non-guarantor subsidiaries.

        If we are declared bankrupt, become insolvent or are liquidated or reorganized, any secured debt of ours will be entitled to be paid in full from our assets or the assets of the guarantor, if any, securing that debt before any payment may be made with respect to the notes or the affected guarantees. Holders of the notes will participate ratably in our remaining assets with all holders of our unsecured indebtedness that does not rank junior to the notes, including all of our other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, there may not be sufficient assets to pay amounts due on the notes. As a result, holders of the notes would likely receive less, ratably, than holders of secured indebtedness.

        As of March 31, 2009 and June 23, 2009, we had total secured debt of $276.0 million and $299.0 million, respectively, under our revolving credit facility. As of June 23, 2009, after giving pro forma effect to the application of the net proceeds from this offering, we would have had approximately $67.6 million of secured debt and $469.9 million of availability under our revolving credit facility. We are permitted, subject to certain limitations, to incur additional indebtedness under the indenture relating to the notes, which may be secured.

We may be able to incur substantially more debt. This could increase the risks associated with the notes.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes, subject to certain limitations, do not prohibit us or our subsidiaries from doing so. If new debt is added to our current debt levels, the related risks that we and our subsidiaries face could intensify. As of June 23, 2009, on a pro forma basis after giving effect to this offering and the application of the net proceeds from the sale of the notes as set forth under "Use of Proceeds," we would have had total consolidated long-term debt of approximately

$490.1 million. Our level of indebtedness may prevent us from engaging in certain transactions that might otherwise be beneficial to us by limiting our ability to obtain additional financing, limiting our flexibility in operating our business or otherwise. In addition, we could be at a competitive disadvantage against other less leveraged competitors that have more cash flow to devote to their business. Any of these factors could result in a material adverse effect on our business, financial condition, results of operations, business prospects and ability to satisfy our obligations under the notes.

We may not be able to repurchase the notes upon a change of control.

        Upon the occurrence of certain change of control events, we are required to offer to repurchase all or any part of the notes then outstanding for cash at 101% of the principal amount. Such a change of control event may also constitute a default under our revolving credit facility or require us to repurchase all or a portion of our existing convertible notes. A default, if not waived, could result in acceleration of the debt outstanding under the agreement and in a default with respect to, and acceleration of, the debt outstanding under other debt agreements. The source of funds for any repurchase or repayment of your notes or other debt required as a result of any change of control will be our available cash or cash generated from our operations or other sources, including:

  •
  borrowing under our revolving credit facility or other sources;

  •
  sales of assets; or

  •
  sales of equity.

        We cannot assure you that sufficient funds would be available at the time of any change of control to repurchase your notes, in addition to payment or repurchase of any other indebtedness then due and payable. Moreover, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future, which could negatively impact our ability to conduct our business operations.

Restrictions in our existing and future debt agreements could limit our growth and our ability to respond to changing conditions.

        Our revolving credit facility contains a number of significant covenants in addition to covenants restricting the incurrence of additional debt. Our revolving credit facility requires us, among other things, to maintain certain financial ratios or reduce our debt. These restrictions also limit our ability to obtain future financings to withstand a future downturn in our business or the economy in general, or to otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations that the restrictive covenants under the indenture governing the notes and our revolving credit facility impose on us.

        Our revolving credit facility limits the amounts we can borrow up to a borrowing base amount, which the lenders, in their sole discretion, determine based upon projected revenues from the oil and natural gas properties securing our loan. The lenders can unilaterally adjust the borrowing base and the borrowings permitted to be outstanding under the revolving credit facility. Any increase in the borrowing base requires the consent of the lenders holding 75% of the commitments. If the required lenders do not agree on an increase, then the borrowing base will be the lowest borrowing base acceptable to the required number of lenders. Outstanding borrowings in excess of the borrowing base must be repaid immediately, or we must pledge other oil and natural gas properties as additional collateral. We do not currently have any substantial unpledged properties, and we may not have the financial resources in the future to make mandatory principal prepayments required under the credit facility.

        A breach of any covenant in our revolving credit facility or the agreements and indentures governing our other indebtedness would result in a default under that agreement or indenture after any applicable grace periods. A default, if not waived, could result in acceleration of the debt outstanding under the agreement and in a default with respect to, and an acceleration of, the debt outstanding under other debt agreements. The accelerated debt would become immediately due and payable. If that occurs, we may not be able to make all of the required payments or borrow sufficient funds to refinance such debt. Even if new financing were available at that time, it may not be on terms that are acceptable to us. See "Description of Other Indebtedness" and "Description of the Notes—Events of Default."

A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.

        Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, our subsidiary guarantees can be voided, or claims under the subsidiary guarantees may be subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

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  was insolvent or rendered insolvent by reason of such incurrence;

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  was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

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  intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

        Our subsidiary guarantees may also be voided, without regard to the above factors, if a court found that the subsidiary guarantor entered into the guarantee with the intent to hinder, delay or defraud its creditors.

        A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of the guarantees. If a court were to void a subsidiary guarantee, you would no longer have a claim against the subsidiary guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining subsidiary guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.

        The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

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  the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all its assets;

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  the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

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  it could not pay its debts as they become due.

        The indenture contains a provision intended to limit each subsidiary guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. Such provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

We face risks related to rating agency downgrades.

        If one or more rating agencies rate the notes and such ratings agency either assigns the notes a rating lower than the rating expected by the investors, or reduces its rating in the future, the market price of the notes would be adversely affected. In addition, if any of our other outstanding debt is rated and subsequently downgraded, raising capital will become more difficult, borrowing costs under our credit facilities and other future borrowings may increase and the market price of the notes may decrease.

The notes currently have no established trading or other public market.

        The notes are a new issue of securities for which there is no established trading market. We cannot assure you that an active trading market will develop for the notes. Historically, the market for senior notes has been subject to disruptions that cause substantial volatility in the prices of securities that are similar to the notes. The market, if any, for the notes may not be free from similar disruptions and any such disruptions may adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our operating performance and financial condition, as well as other factors.

The notes will be issued with original issue discount, or OID, which you will be required to accrue into income before you receive cash attributable to the OID. Additionally, in the event we enter into bankruptcy, you may not have a claim for all or a portion of any unamortized amount of the OID on the notes.

        The notes will be issued with OID for U.S. federal income tax purposes. If you are a U.S. holder, you generally will be required to accrue the OID on a current basis as ordinary income before you receive cash attributable to the OID and regardless of your method of accounting for U.S. federal income tax purposes. For further discussion of the computation and reporting of OID, see "Certain United States Federal Income Tax Considerations."

        Additionally, a bankruptcy court may not allow a claim for all or a portion of any unamortized amount of OID on the notes.

Risks Related to the Oil and Natural Gas Industry and Our Business

Oil and natural gas prices are volatile and a decline in oil and natural gas prices can significantly affect our financial results and impede our growth.

        Our revenue, profitability and cash flow depend upon the prices and demand for oil and natural gas. The markets for these commodities are very volatile and even relatively modest drops in prices can significantly affect our financial results and impede our growth. Changes in oil and natural gas prices have a significant impact on the value of our reserves and on our cash flow. Prices for oil and natural gas may fluctuate widely in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond our control, such as:

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  the domestic and foreign supply of oil and natural gas;

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  the price of foreign imports;

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  overall domestic and global economic conditions;

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  political and economic conditions in oil producing countries, including the Middle East and South America;

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  the ability of members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

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  the level of consumer product demand;

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  weather conditions;

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  technological advances affecting energy consumption;

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  domestic and foreign governmental regulations;

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  proximity and capacity of oil and gas pipelines and other transportation facilities;

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  the price and availability of alternative fuels; and

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  variations between product prices at sales points and applicable index prices.

        Lower oil and natural gas prices may not only decrease our revenues on a per unit basis, but also may reduce the amount of oil and natural gas that we can produce economically. This may result in our having to make substantial downward adjustments to our estimated proved reserves. If this occurs or if our estimates of development costs increase, production data factors change or our exploration or development results deteriorate, successful efforts accounting rules may require us to write down, as a non-cash charge to earnings, the carrying value of our oil and natural gas properties for impairments. We are required to perform impairment tests on our assets whenever events or changes in circumstances lead to a reduction of the estimated useful life or estimated future cash flows that would indicate that the carry amount may not be recoverable or whenever management's plans change with respect to those assets. We may incur impairment charges in the future, which could have a material adverse effect on our results of operations in the period taken.

The current U.S. and global economic recession could have a material adverse effect on our business and operations.

        Any or all of the following may occur as a result of the continuing crisis in the U.S. and world financial and securities markets:

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  We may be unable to obtain additional debt or equity financing, which would require us to limit our capital expenditures and other spending. This would lead to lower growth in our production and reserves than if we were able to spend more than our cash flow as we have in the past. Financing costs may significantly increase as lenders may be reluctant to lend without receiving higher fees and spreads.

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  The economic slowdown has led and could continue to lead to lower demand for oil and natural gas by individuals and industries, which in turn has resulted and could continue to result in lower prices for the oil and natural gas sold by us, lower revenues and possibly losses.

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  The lenders under our revolving credit facility may become more restrictive in their lending practices or unable or unwilling to fund their commitments, which would limit our access to capital to fund our capital expenditures and operations. This would limit our ability to generate revenues as well as limit our projected production and reserve growth, leading to losses and declining production.

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  The losses incurred by financial institutions as well as the bankruptcy of some financial institutions heightens the risk that a counterparty to our hedge arrangements could default on its obligations. These losses and the possibility of a counterparty declaring bankruptcy may affect the ability of the counterparties to meet their obligations to us on hedge transactions, which could reduce our revenues from hedges at a time when we are also receiving a lower price for our natural gas and oil sales. As a result, our financial condition could be materially adversely affected.

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  Our credit facility bears floating interest rates based on the London Interbank Offer Rate, or LIBOR. Recently, as banks were reluctant to lend to each other to avoid risk, LIBOR had increased to unprecedented spread levels. This causes higher interest expense for unhedged levels of LIBOR-based borrowings.

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  Our credit facility requires the lenders to redetermine our borrowing base semi-annually. The redeterminations are based on our proved reserves and hedge position based on price assumptions that our lenders require us to calculate reserves pursuant to the credit facility. It is feasible that the lenders could reduce their price deck and our borrowing base could be reduced. This would reduce our funds available to borrow.

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  Pipeline companies may be unable to obtain funding for new pipelines, leading to an increased inability to transport gas out of our operating areas in the Rocky Mountains to markets with higher demand and higher prices. As a result, we could be faced with lower prices in the Rocky Mountain region due to increasing supplies and lower demand in the region compared to more populated and more heavily industrialized areas with higher demand. This would result in lower revenues for us and possibly losses.

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  Bankruptcies of financial institutions or illiquidity of money market funds may limit or delay our access to our cash equivalent deposits, causing us to lose some or all of those funds or to incur additional costs to borrow funds needed on a short-term basis that were previously funded from our money market deposits.

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  Bankruptcies of purchasers of our natural gas and oil could lead to the delay or failure of us to receive the revenues from those sales.

Our development and exploration operations require substantial capital and we may be unable to obtain needed capital or financing on satisfactory terms or at all, which could lead to a loss of properties and a decline in our natural gas and oil reserves.

        The oil and natural gas industry is capital intensive. We make and expect to continue to make substantial capital expenditures in our business and operations for the exploration for and development, production and acquisition of oil and natural gas reserves. To date, we have financed capital expenditures primarily with sales of our equity securities, proceeds from bank borrowings and cash generated by operations. We intend to finance our capital expenditures with cash flow from operations and our existing financing arrangements. Our cash flow from operations and access to capital are subject to a number of variables, including:

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  our proved reserves;

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  the level of oil and natural gas we are able to produce from existing wells;

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  the prices at which oil and natural gas are sold;

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  our ability to acquire, locate and produce new reserves;

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  global credit and securities markets; and

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  the ability and willingness of lenders and investors to provide capital and the cost of that capital.

        If our revenues or the borrowing base under our credit facility decreases as a result of lower oil and natural gas prices, operating difficulties, declines in reserves or for any other reason, we may have limited ability to obtain the capital necessary to sustain our operations at current levels. We may, from time to time, need to seek additional financing. Our credit facility restricts our ability to obtain new financing. There can be no assurance as to the availability or terms of any additional financing.

        If additional capital is needed, we may not be able to obtain debt or equity financing on terms favorable to us, or at all. If cash generated by operations or available under our credit facility is not sufficient to meet our capital requirements, the failure to obtain additional financing could result in a curtailment of our operations relating to exploration and development of our prospects, which in turn could lead to a possible loss of properties and a decline in our natural gas and oil reserves as well as our revenues and results of operations.

        Drilling for and producing oil and natural gas are risky activities with many uncertainties that could adversely affect our business, financial condition or results of operations.

        Our drilling activities are subject to many risks, including the risk that we will not discover commercially productive reservoirs. Drilling for oil and natural gas can be unprofitable, not only from dry holes, but from productive wells that do not produce sufficient revenues to return a profit. In addition, our drilling and producing operations may be curtailed, delayed or canceled as a result of other factors, including:

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  unusual or unexpected geological formations or other features;

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  pressures;

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  fires;

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  blowouts;

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  loss of drilling fluid circulation;

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  title problems;

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  facility or equipment malfunctions;

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  unexpected operational events;

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  shortages or delivery delays of equipment and services;

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  objections from surface owners and nearby surface owners in the areas where we operate;

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  compliance with environmental and other governmental requirements and related lawsuits; and

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  adverse weather conditions.

        The occurrence of these events could also impact third parties, including persons living near our operations, our employees and employees of our contractors, leading to injuries or death or property damage. As a result, we face the possibility of liabilities from these events that could adversely affect our business, financial condition or results of operations.

        Additionally, the coalbeds in the Powder River Basin from which we produce methane gas frequently contain water, which may hamper our ability to produce gas in commercial quantities. The amount of coalbed methane that can be commercially produced depends upon the coal quality, the original gas content of the coal seam, the thickness of the seam, the reservoir pressure, the rate at which gas is released from the coal and the existence of any natural fractures through which the gas can flow to the well bore. Coalbeds, however, frequently contain water that must be removed in order for the gas to detach from the coal and flow to the well bore. The average life of a coalbed well can range from five to 11 years depending on the coal seam compared to up to 30 years for a non-coalbed well. Our ability to remove and economically dispose of sufficient quantities of water from the coal seam will determine whether or not we can produce coalbed methane in commercial quantities.

        Any of these risks can cause substantial losses, including personal injury or loss of life, damage to or destruction of property, natural resources and equipment, pollution, environmental contamination or loss of wells and other regulatory penalties.

        We ordinarily maintain insurance against various losses and liabilities arising from our operations; however, insurance against all operational risks is not available to us. Additionally, we may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the perceived risks presented. Thus, losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could have a material adverse impact on our business activities, financial condition and results of operations.

Our estimated reserves are based on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these assumptions will materially affect the quantities of our reserves.

        Underground accumulations of oil and natural gas can not be measured in an exact way. Oil and natural gas reserve engineering requires estimates of underground accumulations of oil and natural gas and assumptions concerning future oil and natural gas prices, production levels and operating and development costs. As a result, estimated quantities of proved reserves and projections of future production rates and the timing of development expenditures may be incorrect.

        Our estimates of proved reserves are determined at prices and costs at the date of the estimate. Any significant variance from these prices and costs could greatly affect our estimates of reserves. The pricing revision at year-end 2008 at prices of $4.61 per MMBtu of gas and $41.00 per barrel of oil, relative to year-end 2007 prices of $6.04 per MMBtu and $92.50 per barrel of oil, was downward 7.3 Bcfe.

        We prepare our own estimates of proved reserves, which are reviewed by independent petroleum engineers. Over time, our internal engineers may make material changes to reserve estimates taking into account the results of actual drilling, testing and production. For additional information about these risks and their impact on our reserves, see "Notes to Consolidated Financial Statements—16. Supplementary Oil and Gas Information (unaudited)—Analysis of Changes in Proved Reserves" in this prospectus supplement.

Unless we replace our oil and natural gas reserves, our reserves and production will decline, which would adversely affect our business, financial condition and results of operations.

        Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. The rate of decline will change if production from our existing wells declines in a different manner than we have estimated and can change under other circumstances. Thus, our future oil and natural gas reserves and production and, therefore, our cash flow and income are highly dependent upon our success in efficiently developing and exploiting our current reserves and economically finding or acquiring additional recoverable reserves. We may not be able to develop, find or acquire additional reserves to replace our current and future production at acceptable costs.

Prospects that we decide to drill may not yield natural gas or oil in commercially viable quantities.

        A prospect is a property on which we have identified what our geoscientists believe, based on available seismic and geological information, to be indications of natural gas or oil. Our prospects are in various stages of evaluation, ranging from a prospect that is ready to drill to a prospect that will require substantial additional seismic data processing and interpretation. However, the use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling and testing whether natural gas or oil will be present or, if present, whether natural gas or oil will be present in sufficient quantities to recover drilling or completion costs or to be economically viable. If we drill additional wells that we identify as dry holes in our current and future prospects, our drilling success rate may decline and materially harm our business. The cost of drilling, completing and operating any well is often uncertain, and new wells may not be productive. Such uncertainties may harm our business and results of operations.

Certain of our leases in the Powder River Basin are in areas that may have been partially depleted or drained by offset wells or impacted by nearby coal mining activities.

        The Powder River Basin represents a significant part of our drilling program and production. In the Powder River Basin, nearly all of our operations are in coalbed methane plays, and our key project areas are located in areas that have been the most active drilling areas in the Rocky Mountain region. As a result, many of our leases are in areas that may have already been partially depleted or drained by earlier offset drilling. This may inhibit our ability to find economically recoverable quantities of natural gas in these areas. In addition, activities related to the mining of coal near our operations, including core-hole drilling to determine the aerial extent of coal deposits and the mining of coal, may introduce oxygen into our producing wells and compressors, causing production to be shut-in, or allow hydrocarbons to escape before they can be recovered. This would lead to a loss of reserves and revenues.

Our identified drilling location inventories are scheduled out over several years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

        Our management has specifically identified and scheduled drilling locations as an estimation of our future multi-year drilling activities on our existing acreage. These identified drilling locations represent a significant part of our growth strategy. Our ability to drill and develop these locations depends on a number of uncertainties, including the availability of capital, seasonal conditions, regulatory approvals, natural gas and oil prices, costs and drilling results. Because of these uncertainties, we do not know if the numerous potential drilling locations we have identified will ever be drilled or if we will be able to produce natural gas or oil from these or any other potential drilling locations. As such, our actual drilling activities may materially differ from those presently identified, which could adversely affect our business. In 2009, we plan to participate in the drilling of up to 155 gross wells depending on budgetary considerations.

Our use of 2-D and 3-D seismic data is subject to interpretation and may not accurately identify the presence of natural gas and oil, which could adversely affect the results of our drilling operations.

        Even when properly used and interpreted, 2-D and 3-D seismic data and visualization techniques are only tools used to assist geoscientists in identifying subsurface structures and hydrocarbon indicators and do not enable geoscientists to know whether hydrocarbons are, in fact, present in those structures and the amount of hydrocarbons. We are employing 3C 3-D seismic technology to certain of our projects. The implementation and practical use of 3C 3-D seismic technology is relatively new, unproven and unconventional, which can lessen its effectiveness, at least in the near term, and increase our costs. In addition, the use of 3-D seismic and other advanced technologies requires greater predrilling expenditures than traditional drilling strategies, and we could incur greater drilling and testing expenses as a result of such expenditures, which may result in a reduction in our returns or losses. As a result, our drilling activities may not be successful or economical, and our overall drilling success rate or our drilling success rate for activities in a particular area could decline.

        We often gather 3-D seismic data over large areas. Our interpretation of seismic data delineates those portions of an area that we believe are desirable for drilling. Therefore, we may chose not to acquire option or lease rights prior to acquiring seismic data, and, in many cases, we may identify hydrocarbon indicators before seeking option or lease rights in the location. If we are not able to lease those locations on acceptable terms, we will have made substantial expenditures to acquire and analyze 3-D data without having an opportunity to attempt to benefit from those expenditures.

We have incurred losses from operations for various periods since our inception and may do so in the future.

        We incurred net losses of $5.0 million, $4.0 million and $5.3 million in the period from January 7, 2002 (inception) through December 31, 2002 and in the years ended December 31, 2003 and 2004, respectively. Our development of and participation in an increasingly larger number of prospects has required and will continue to require substantial capital expenditures. The uncertainty and factors described throughout this section may impede our ability to economically find, develop, exploit and acquire natural gas and oil reserves. As a result, we may not be able to achieve or sustain profitability or positive cash flows from operating activities in the future.

We are subject to complex federal, state, local and other laws and regulations that could adversely affect the cost, manner or feasibility of doing business.

        Our exploration, development, production and marketing operations are subject to extensive environmental regulation at the federal, state and local levels including those governing emissions to air, wastewater discharge, hazardous and disposable wastes, remediation of soil and groundwater contamination and protection of natural resources. In addition, a portion of our leases in the Uinta Basin are, and some of our future leases may be, regulated by Native American tribes. Under these laws and regulations, we could be held liable for personal injuries, property damage (including site clean-up and restoration costs) and other damages. Failure to comply with these laws and regulations may also result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties, including the assessment of natural resource damages. Environmental and other governmental laws and regulations also increase the costs to plan, design, drill, install, operate and abandon oil and natural gas wells. Moreover, public interest in environmental protection has increased in recent years, and environmental organizations have opposed, with some success, certain drilling projects.

        Our Powder River Basin coalbed methane exploration and production activities result in the discharge of produced groundwater into adjacent lands and waterways. The ratio of methane gas to produced water varies over the life of the well. The environmental soundness of discharging produced groundwater pursuant to water discharge permits has come under increased scrutiny. Moratoriums on the issuance of additional water discharge permits or more costly methods of handling these produced waters, may affect future well development. Compliance with more stringent laws or regulations, more vigorous enforcement policies of the regulatory agencies, difficulties in negotiating required surface use agreements with land owners or receiving other governmental approvals could delay our Powder River Basin exploration and production activities and/or require us to make material expenditures for the installation and operation of systems and equipment for pollution control and/or remediation, all of which could have a material adverse effect on our financial condition or results of operations.

        In August 2004, the Tenth Circuit Court of Appeals in Pennaco Energy, Inc. v. United States Department of the Interior, upheld a decision by the Interior Board of Land Appeals that the Department of the Interior's Bureau of Land Management, or BLM, failed to fully comply with the National Environmental Policy Act, or NEPA, in granting certain federal leases in the Powder River Basin to Pennaco Energy, Inc. for coalbed methane development. Other recent decisions in the federal district court in Montana have also held that BLM failed to comply with NEPA when considering coalbed methane development in the Powder River Basin. While these recent decisions have not had a material direct impact on our current operations or planned exploration and development activities, future litigation and/or agency responses to such litigation could materially impact our ability to obtain required regulatory approvals to conduct operations in the Powder River Basin.

        Part of the regulatory environment in which we operate includes, in some cases, federal requirements for performing or preparing environmental assessments, environmental impact studies and/or plans of development before commencing exploration and production activities. In addition, our activities are subject to the regulation by oil and natural gas-producing states and Native American tribes of conservation practices and protection of correlative rights. These regulations affect our operations and limit the quantity of oil and natural gas we may produce and sell. A major risk inherent in our drilling plans is the need to obtain drilling permits from state, local and Native American tribal authorities. Delays in obtaining regulatory approvals or drilling permits, such as our delayed Environmental Impact Statement, or EIS, in the West Tavaputs area and delays related to the lawsuit seeking to overturn the BLM's issuance of the leases in our Cottonwood Gulch prospect in the Piceance Basin, the failure to obtain a drilling permit for a well or the receipt of a permit with excessive conditions or costs could have a material adverse effect on our ability to explore on or develop our properties. Additionally, the oil and natural gas regulatory environment could change in ways that might substantially increase the financial and managerial costs to comply with the requirements of these laws and regulations and, consequently, adversely affect our profitability. Furthermore, we may be put at a competitive disadvantage to larger companies in our industry that can spread these additional costs over a greater number of wells and larger operating area.

Recent Colorado legislative changes could limit our Colorado operations and adversely affect our cost of doing business.

        Our future Rocky Mountain operations and cost of doing business may be affected by changes in regulations and the ability to obtain drilling permits. Our properties located in Colorado are subject to the authority of the Colorado Oil and Gas Conservation Commission, or COGCC. The COGCC has the authority to regulate oil and gas activities to protect public health, safety and welfare, including the environment and wildlife. In 2007, the Colorado legislature approved legislation changing the composition of the COGCC to reduce industry representation and to add the heads of the Colorado Department of Natural Resources, or CDNR, and the Colorado Department of Public Health and Environment, or CDPHE plus other stakeholders. In addition, the legislation required the COGCC to promulgate rules (1) in consultation with CDPHE, to provide CDPHE an opportunity to provide comments on public health issues during the COGCC's decision-making process and (2) in consultation with the Colorado Division of Wildlife, or CDOW, to establish standards for minimizing adverse impacts to wildlife resources affected by oil and gas operations and to ensure the proper reclamation of wildlife habitat during and following such operations. These rules became effective April 1, 2009 for the majority of our Colorado operations areas. We believe the revised rules will cause additional costs and may cause delay in our operations in Colorado. The rules require consultation with the CDOW and CDPHE prior to drilling and completion operations in our Piceance Basin project area and for the portion of the Paradox Basin located in Colorado. The requirements for this consultation are open-ended and resulting permit restrictions remain subject to appeal by the CDOW, CDPHE and the surface owner. The CDOW may attempt to prohibit drilling and completion operations for some period corresponding to wildlife's use of the habitat. CDPHE may choose to impose costly conditions of approval and limit the areas that can be developed. If we are not able to avoid adverse requirements, our Piceance Basin and, if our Paradox Basin exploratory activities are successful, the Colorado portion of our Paradox Basin production and production growth would be reduced. In addition, the costs of these and the other proposed rules could add substantial increases in incremental well costs in our Colorado operations. The rules also would impact the ability and extend the time necessary to obtain drilling permits, which creates substantial uncertainty about our ability to obtain sufficient permits in a timely fashion in order to meet future drilling plans and thus production and capital expenditure targets. It is also possible that similar rules will be proposed in the other states in which we operate, further impacting our operations.

Substantially all of our producing properties are located in the Rocky Mountains, making us vulnerable to risks associated with operating in one major geographic area.

        Our operations have been focused on the Rocky Mountain region, which means our current producing properties and new drilling opportunities are geographically concentrated in that area. Because our operations are not as diversified geographically as many of our competitors, the success of our operations and our profitability may be disproportionately exposed to the effect of any regional events, including fluctuations in prices of natural gas and oil produced from the wells in the region, natural disasters, restrictive governmental regulations, transportation capacity constraints, curtailment of production or interruption of transportation, and any resulting delays or interruptions of production from existing or planned new wells.

        Natural gas prices in the Rocky Mountain region can fall disproportionately when compared to other markets, due in part to continuing constraints in transporting natural gas from producing properties in the region. Because of the concentration of our operations in the Rocky Mountain region, such price decreases are more likely to have a material adverse effect on our revenue, profitability and cash flow than those of our more geographically diverse competitors.

Seasonal weather conditions and lease stipulations adversely affect our ability to conduct drilling activities in some of the areas where we operate.

        Oil and natural gas operations in the Rocky Mountains are adversely affected by seasonal weather conditions and lease stipulations designed to protect various wildlife. In certain areas on federal lands, drilling and other oil and natural gas activities can only be conducted during limited times of the year. This limits our ability to operate in those areas and can intensify competition during those times for drilling rigs, oil field equipment, services, supplies and qualified personnel, which may lead to periodic shortages. These constraints and the resulting shortages or high costs could delay our operations and materially increase our operating and capital costs. For example, we encountered limitations on our activities in the West Tavaputs area of the Uinta Basin earlier than expected in the fourth quarter of 2004 due to lease stipulations that prevented us from completing wells. In addition, our costs increased due to removal of a drilling rig, incurrence of expenses relating to the reinstallation of that rig and additional mobilization costs when the winter stipulations ended in the spring of 2005.

Properties that we buy may not produce as projected and we may be unable to determine reserve potential, identify liabilities associated with the properties or obtain protection from sellers against them.

        One of our growth strategies is to capitalize on opportunistic acquisitions of oil and natural gas reserves. However, our reviews of acquired properties are inherently incomplete, because it generally is not feasible to review in depth every individual property involved in each acquisition. Ordinarily, we will focus our review efforts on the higher value properties and will sample the remaining properties for reserve potential. However, even a detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and potential. Inspections may not always be performed on every well, and environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken. Even when problems are identified, we often assume certain environmental and other risks and liabilities in connection with acquired properties.

We have limited control over activities on properties we do not operate, which could reduce our production and revenues.

        Substantially all of our business activities are conducted through joint operating agreements under which we own partial interests in oil and natural gas properties. If we do not operate the properties in which we own an interest, we do not have control over normal operating procedures, expenditures or future development of underlying properties. The failure of an operator of our wells to adequately perform operations or an operator's breach of the applicable agreements could reduce our production and revenues. The success and timing of our drilling and development activities on properties operated by others, therefore, depends upon a number of factors outside of our control, including the operator's timing and amount of capital expenditures, expertise and financial resources, inclusion of other participants in drilling wells and use of technology. Because we do not have a majority interest in most wells that we do not operate, we may not be in a position to remove the operator in the event of poor performance.

Market conditions or operational impediments may hinder our access to oil and natural gas markets or delay our production.

        Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of our reserves to pipelines and terminal facilities. Our ability to market our production depends in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties. Our failure to obtain such services on acceptable terms could materially harm our business. We may be required to shut in wells for a lack of a market or because of inadequacy or unavailability of natural gas pipeline, gathering system capacity or processing facilities. If that were to occur, we would be unable to realize revenue from those wells until production arrangements were made to deliver the production to market.

Our hedging activities could result in financial losses or could reduce our income.

        To achieve a more predictable cash flow and to reduce our exposure to adverse fluctuations in the prices of oil and natural gas, we currently, and will likely in the future, enter into hedging arrangements for a portion of our oil and natural gas production. Hedging arrangements for a portion of our oil and natural gas production expose us to the risk of financial loss in some circumstances, including when:

  •
  production is less than expected;

  •
  the counterparty to the hedging contract defaults on its contractual obligations; or

  •
  there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received.

        In addition, these types of hedging arrangements limit the benefit we would receive from increases in the prices for oil and natural gas and may expose us to cash margin requirements.

        Our counterparties are typically financial institutions who are lenders under our credit facility. The risk that a counterparty may default on its obligations is heightened by the recent financial sector crisis and other losses incurred by many banks and other financial institutions, including our counterparties or their affiliates. These losses may affect the ability of the counterparties to meet their obligations to us on hedge transactions, which would reduce our revenues from hedges at a time when we are also receiving a lower price for our natural gas and oil sales, thus triggering the hedge payments. As a result, our financial condition could be materially, adversely affected.

The inability of one or more of our customers to meet their obligations may adversely affect our financial results.

        Substantially all of our accounts receivable result from oil and natural gas sales or joint interest billings to third parties in the energy industry. This concentration of customers and joint interest owners may impact our overall credit risk in that these entities may be similarly affected by changes in economic and other conditions. In addition, our oil and natural gas hedging arrangements expose us to credit risk in the event of nonperformance by counterparties. Current economic circumstances and the increased bankruptcies may further increase these risks.

We depend on a limited number of key personnel who would be difficult to replace.

        We depend on the performance of our executive officers and other key employees. The loss of any member of our senior management or other key employees could negatively impact our ability to execute our strategy. We do not maintain key person life insurance policies on any of our employees.

Competition in the oil and natural gas industry is intense, which may adversely affect our ability to succeed.

        The oil and natural gas industry is intensely competitive, and we compete with other companies that have greater resources. Many of these companies not only explore for and produce oil and natural gas, but also carry on refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay more for productive oil and natural gas properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, these companies may have a greater ability to continue exploration activities during periods of low oil and natural gas market prices. Our larger competitors may be able to absorb the burden of present and future federal, state, local and other laws and regulations more easily than we can, which would adversely affect our competitive position. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, because we have fewer financial and human resources than many companies in our industry, we may be at a disadvantage in bidding for exploratory prospects and producing oil and natural gas properties.

The ability of our lenders to fund their lending obligations under our revolving credit facility may be limited, which would affect our ability to fund our operations.

        Our revolving credit facility has commitments from 17 lenders. With the current turbulent credit markets, the lenders may become more restrictive in their lending practices or unable to fund their commitments, which would limit our access to capital to fund our capital expenditures and operations. This would limit our ability to generate revenues as well as limit our projected production and reserve growth, leading and declining production and potentially losses.

Possible regulation related to global warming and climate change could have an adverse effect on our operations and demand for oil and gas.

        Recent scientific studies have suggested that emissions of certain gases, commonly referred to as "greenhouse gases" including carbon dioxide and methane, may be contributing to warming of the Earth's atmosphere. In response to such studies, the U.S. Congress is actively considering legislation to reduce emissions of greenhouse gases. In addition, several states have already taken legal measures to reduce emissions of greenhouse gases. As a result of the U.S. Supreme Court's decision on April 2, 2007 in Massachusetts, et al. v. EPA, the EPA also may be required to regulate greenhouse gas emissions from mobile sources (e.g., cars and trucks) even if Congress does not adopt new legislation specifically addressing emissions of greenhouse gases. Other nations have already agreed to regulate emissions of greenhouse gases, pursuant to the United Nations Framework Convention on Climate Change, also known as the "Kyoto Protocol," an international treaty pursuant to which participating countries (not including the United States) have agreed to reduce their emissions of greenhouse gases to below 1990 levels by 2012. Passage of state or federal climate control legislation or other regulatory initiatives or the adoption of regulations by the EPA and analogous state agencies that restrict emissions of greenhouse gases in areas in which we conduct business could have an adverse effect on our operations and demand for oil and gas.

Regulatory and legal risks related to the Piceance Basin acreage we acquired in June 2009 may prevent us from realizing on our investment.

        The leases we purchased in June 2009 in the Piceance Basin of Colorado are subject to legal challenges and regulatory burdens that may prevent us from drilling on this acreage. As a result, we may not generate a return on our investment of $60 million for the purchase price plus additional amounts for legal and other expenses incurred in an attempt to obtain necessary approvals to drill this leasehold position prior to its expiration in 2018.

Risks Relating to Taxes

We may incur more taxes and certain of our projects may become uneconomic if certain federal income tax deductions currently available with respect to oil and gas exploration and development are eliminated as a result of future legislation.

        President Obama's proposed budget for fiscal year 2010 contains a proposal to eliminate certain key U.S. federal income tax preferences currently available to oil and gas exploration and production companies. These changes include, but are not limited to (i) the repeal of the percentage depletion allowance for oil and gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, (iii) the elimination of the deduction for certain U.S. production activities, and (iv) an extension of the amortization period for certain geological and geophysical expenditures. The Oil Industry Tax Break Repeal Act of 2009, which was introduced in the Senate on April 23, 2009, includes many of the same proposals.

        It is unclear whether any of the foregoing changes will actually be enacted or how soon any such changes could become effective. The passage of any legislation as a result of the budget proposal, the Senate bill or any other similar change in U.S. federal income tax law could eliminate certain tax deductions that are currently available with respect to oil and gas exploration and development. Any such change could negatively impact our financial condition and results of operations by increasing the costs we incur which would in turn make it uneconomic to drill some prospects if commodity prices are not sufficiently high, resulting in lower revenues and decreases in production and reserves.

USE OF PROCEEDS

        We estimate that the net proceeds we will receive from this offering will be approximately $231.4 million, after deducting the underwriting discount and estimated offering expenses. We intend to use all of the net proceeds from this offering to repay borrowings under our revolving credit facility. Certain of the underwriters and their affiliates are lenders to us under our credit facility and as such are entitled to be repaid with the proceeds that are used to repay our revolving credit facility.

        As of June 23, 2009, the outstanding balance under our revolving credit facility was $299.0 million, and bears interest at floating rates in accordance with our revolving credit facility. The average annual interest rate for this debt for the twelve months ended March 31, 2009 was 3.2%. Our revolving credit facility matures March 17, 2011.

CAPITALIZATION

        The following unaudited table sets forth our capitalization as of March 31, 2009:

  •
  on a consolidated historical basis; and

  •
  on a pro forma basis to reflect the completion of this offering and the use of proceeds therefrom to pay borrowings under our revolving credit facility.

        You should read our historical financial statements and notes that are incorporated by reference into this prospectus supplement.

	March 31, 2009
	Historical	Pro Forma
	(in millions)
Cash and cash equivalents	$71.5	$71.5

Long-term debt
Senior secured revolving credit facility	$276.0	$44.6
New senior notes offered hereby(1)	—	237.9
Convertible senior notes due 2028(2)	154.7	154.7

Total long-term debt	430.7	437.2
Stockholders' equity	1,134.7	1,134.7

Total capitalization	$1,565.4	$1,571.9

(1)
The recorded amount of the notes is reduced by the original issue discount of $12.1 million. The aggregate principal amount outstanding is $250.0 million.

(2)
In March 2008, the Company issued $172.5 million in aggregate principal amount of convertible notes, all of which remained outstanding on March 31, 2009 and June 23, 2009. Pursuant to FSP APB 14-1, these notes were recorded at a discount, which is amortized over the expected life of the notes.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

								Three Months ended March 31, 2009	Pro Forma Three Months ended March 31, 2009(1)
	Years Ended December 31,						Pro Forma Year Ended December 31, 2008(1)
	2004		2005	2006	2007	2008
	($ in thousands)
Pre-tax income (loss) from continuing operations	$(6,141)		$39,027	$101,136	$43,998	$168,434	$149,449	$43,097	$36,961
Fixed charges	10,206		3,465	11,761	14,677	21,853	42,288	6,037	13,055
Amortization of capitalized interest	—		—	7	87	149	291	49	107
Interest capitalized	—		—	(968)	(1,622)	(1,666)	(3,258)	(793)	(1,734)

Total adjusted earnings available for payment of fixed charges	$4,065		$42,492	$111,936	$57,140	$188,770	$188,770	$48,390	$48,390

Fixed Charges
Interest expense	$5,536		$1,999	$9,783	$12,119	$18,128	$36,042	$4,625	$10,471
Interest capitalized	—		—	968	1,622	1,666	3,258	793	1,734
Amortization of debt-related expenses	4,409		1,175	556	482	1,590	2,519	504	736
Rental expense representative of interest factor	261		291	454	454	469	469	115	115

Total fixed charges	$10,206		$3,465	$11,761	$14,677	$21,853	$42,288	$6,037	$13,055

Ratio of earnings to fixed charges	—	(2)	12.3x	9.5x	3.9x	8.6x	4.5x	8.0x	3.7x

(1)
As adjusted for the issuance of notes in this offering and application of net proceeds of the offering to repay borrowings under our credit facility.

(2)
Our earnings were inadequate to cover fixed charges by $6.1 million for the fiscal year ended December 31, 2004.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

        The following table presents our selected consolidated historical financial information at the dates and for the periods indicated. Future results may differ substantially from historical results because of changes in oil and gas prices, production increases or declines and other factors. The consolidated income statement information for the years ended December 31, 2006, 2007 and 2008 and the balance sheet information as of December 31, 2007 and 2008 are derived from our audited financial statements included elsewhere in this prospectus supplement. The financial information for each of the three years ended December 31, 2006, 2007 and 2008 was derived from our audited financial statements, and where indicated below, has been adjusted to give effect to the May 2008 adoption by the Financial Accounting Standards Board of Staff Position ("FSP") APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (including Partial Cash Settlement), that became effective for fiscal years beginning after December 15, 2008. FSP APB 14-1 impacts the accounting for the components of convertible debt that can be settled wholly or partly in cash upon conversion. The new requirements are to be applied retrospectively to our convertible debt instruments issued in 2008.

        The income statement information for the years ended December 31, 2004 and 2005 and the balance sheet information at December 31, 2004, 2005 and 2006 is derived from audited financial statements that are not included in this prospectus supplement. The consolidated income statement information for the three months ended March 31, 2008 and 2009 and the balance sheet information as of March 31, 2009 are unaudited included elsewhere in this prospectus supplement. In the opinion of management, such information contains all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results for such periods. The results of operations for interim periods are not necessarily indicative of the results of operations for the full fiscal year. You should review the following information together with our historical financial statements and accompanying notes included in our Form 10-K for the year ended December 31, 2008, as well as our Form 10-Q for the quarter ended March 31, 2009 and our Current Report on Form 8-K dated June 24, 2009, each of which is incorporated by reference into this prospectus supplement.

	Year Ended December 31,					Three Months Ended March 31,
	2004	2005	2006	2007	2008 (As Adjusted)	2008 (As Adjusted)	2009
	(in thousands, except per share data)
Statement of Operations Data:
Production revenues(1)	$165,843	$284,406	$344,127	$374,956	$605,881	$149,045	$170,176
Commodity derivative gains (losses)	—	—	—	—	7,920	(1,530)	(25,956)
Other revenues	4,137	4,353	31,202	15,314	4,110	1,687	520

Total operating and other revenues	169,980	288,759	375,329	390,270	617,911	149,202	144,740
Operating expenses:
Lease operating expense	14,592	19,585	29,768	41,643	44,318	9,301	11,680
Gathering and transportation expense	5,968	11,950	15,721	23,163	39,342	9,399	11,024
Production tax expense	20,087	33,465	25,886	22,744	44,410	10,259	926
Exploration expense	12,661	10,930	9,390	8,755	8,139	641	760
Impairment, dry hole costs and abandonment expense	24,011	55,353	12,824	25,322	32,065	1,552	185
Depreciation, depletion and amortization	68,202	89,499	138,549	172,054	206,316	50,957	58,757
General and administrative expense	18,061	24,540	27,752	32,074	40,454	10,632	9,586
Non-cash stock-based compensation expense(2)	3,031	3,212	6,491	10,154	16,752	3,583	3,794

Total operating expenses	166,613	248,534	266,381	335,909	431,796	96,324	96,712

	Year Ended December 31,					Three Months Ended March 31,
	2004	2005	2006	2007	2008 (As Adjusted)	2008 (As Adjusted)	2009
	(in thousands, except per share data)
Operating income	3,367	40,225	108,948	54,361	186,115	52,878	48,028
Other income (expense):
Interest and other income	437	1,977	2,527	2,391	2,036	472	198
Interest expense	(9,945)	(3,175)	(10,339)	(12,754)	(19,717)	(3,879)	(5,129)

Total other income and expense	(9,508)	(1,198)	(7,812)	(10,363)	(17,681)	(3,407)	(4,931)

Income (loss) before income taxes	(6,141)	39,027	101,136	43,998	168,434	49,471	43,097
Provision for (benefit from) income taxes	(875)	15,222	39,125	17,244	63,175	18,917	16,684

Net income (loss)	(5,266)	23,805	62,011	26,754	105,259	30,554	26,413
Less deemed dividends on preferred stock	(36,343)	—	—	—	—	—	—
Less cumulative dividends on preferred stock	(18,633)	—	—	—	—	—	—

Net income (loss) attributable to common stockholders	$(60,242)	$23,805	$62,011	$26,754	$105,259	$30,554	$26,413

Income (loss) per common share(3):
Basic	$(15.40)	$0.55	$1.42	$0.61	$2.37	$0.69	$0.59
Diluted	$(15.40)	$0.55	$1.40	$0.60	$2.34	$0.68	$0.59
Weighted average number of common shares outstanding, basic(4)	3,912.3	43,238.3	43,694.8	44,049.7	44,432.4	44,279.0	44,618.1
Weighted average number of common shares outstanding, diluted	3,912.3	43,439.6	44,269.4	44,677.5	45,036.5	45,225.1	44,739.5

	Year Ended December 31,					Three Months Ended March 31,
	2004	2005	2006	2007	2008 (As Adjusted)	2008 (As Adjusted)	2009
	(in thousands)
Selected Cash Flow and Other Financial Data:
Net income (loss)	$(5,266)	$23,805	$62,011	$26,754	$105,259	$30,554	$26,413
Depreciation, depletion, impairment and amortization	68,202	89,499	138,549	172,054	206,316	50,957	58,757
Other non-cash items	26,887	71,168	37,765	40,938	109,376	26,192	48,835
Change in assets and liabilities	(2,941)	(202)	(1,427)	11,707	(18,004)	(22,507)	8,531

Net cash provided by operating activities	$86,882	$184,270	$236,898	$251,453	$402,947	$85,196	$142,536

Capital expenditures(5)(6)	$347,520	$347,427	$501,161	$443,678	$601,115	$109,004	$111,024

(1)
Production revenues are net of effects of cash flow hedging transactions.

(2)
Non-cash stock-based compensation expense is presented herein as a separate line item but is combined with general and administrative expense in the Consolidated Statements of Operations for a total of $21.1 million, $27.8 million, $34.2 million, $34.2 million, $42.2 million and $57.2 million for the years ended December 31, 2004, 2005, 2006, 2007, and 2008, respectively, and of $14.2 million and $13.4 million for the three months ended March 31, 2008 and 2009, respectively. This separate presentation is a non-GAAP measure. Management believes the separate presentation of the non-cash component of general and administrative expense is useful because the cash portion provides a better understanding of our required cash for general and administrative expenses. We also believe that this disclosure allows for a more accurate comparison to our peers, which may have higher or lower costs associated with equity grants.

(3)
All per share information has been adjusted to reflect the 1-for-4.658 reverse common stock split effected upon the completion of our initial public offering in December 2004.

(4)
The weighted average number of common shares outstanding used in the loss per share calculation are computed pursuant to Statement of Financial Accounting Standards, or SFAS, No. 128 Earnings Per Share. The weighted average common shares outstanding for the year ended December 31, 2004 does not include the 6,594,725 Series A or the 51,951,418 Series B preferred shares that were converted into a total of 26,387,679 common shares upon the completion of our initial public offering in December 2004.

(5)
Excludes future reclamation liability accruals of $7.1 million, $10.7 million, $6.3 million, $1.3 million and $8.2 million in 2004, 2005, 2006, 2007 and 2008, respectively, and $0.4 million and $0.1 million for the three months ended March 31, 2008 and 2009, respectively, and includes exploration, dry hole and abandonment costs, which are expensed under successful efforts accounting, of $36.2 million, $23.6 million, $21.0 million, $29.0 and $14.9 million in 2004, 2005, 2006, 2007 and 2008, respectively, and $2.2 million and $0.9 million for the three months ended March 31, 2008 and 2009, respectively. Also includes furniture, fixtures and equipment costs of $2.1 million, $2.6 million, $2.4 million, $4.6 million and $4.9 million in 2004, 2005, 2006, 2007 and 2008, respectively, and $0.9 million and $0.9 million for the three months ended March 31, 2008 and 2009, respectively.

(6)
Not deducted from the amount is $8.8 million, $13.8 million, $92.3 million, $96.5 million and $2.4 million of proceeds received principally from the sale of interests in oil and gas properties during the years ended December 31, 2004, 2005, 2006, 2007 and 2008, respectively, and $1.2 million and zero for the three months ended March 31, 2008 and 2009, respectively.

	As of December 31,
	2004	2005	2006	2007	2008 (As Adjusted)	As of March 31, 2009
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$99,926	$68,282	$41,322	$60,285	$43,063	$71,470
Other current assets	37,964	73,036	97,185	71,142	270,311	273,650
Oil and natural gas properties, net of accumulated depreciation, depletion, amortization and impairment	549,182	737,992	951,132	1,182,664	1,548,633	1,592,626
Other property and equipment, net of depreciation	2,983	7,956	11,967	10,865	13,186	21,557
Oil and natural gas properties held for sale, net of accumulated depreciation, depletion, amortization and impairment	—	—	75,496	2,303	—	—
Other assets	6,103	1,679	10,299	2,428	119,300	93,193

Total assets	$696,158	$888,945	$1,187,401	$1,329,687	$1,994,493	$2,052,496

Current liabilities	$62,106	$132,798	$119,795	$139,568	$225,794	$208,588
Long-term debt	—	86,000	188,000	274,000	407,411	430,660
Other long-term liabilities	14,320	39,364	123,209	142,608	262,055	278,510
Stockholders' equity	619,732	630,783	756,397	773,511	1,099,233	1,134,738

Total liabilities and stockholders' equity	$696,158	$888,945	$1,187,401	$1,329,687	$1,994,493	$2,052,496

BUSINESS

Overview

        Bill Barrett Corporation was formed in January 2002 and is incorporated in the State of Delaware. We explore for and develop natural gas and oil in the Rocky Mountain region of the United States. We began active natural gas and oil operations in March 2002 upon the acquisition of properties in the Wind River Basin of Wyoming. Also in 2002, we completed two additional acquisitions of properties in the Uinta (Utah), Wind River (Wyoming), Powder River (Wyoming) and Williston (North Dakota, South Dakota and Montana) Basins. In early 2003, we completed an acquisition of largely undeveloped coalbed methane properties located in the Powder River Basin. In September 2004, we acquired properties in and around the Gibson Gulch field in the Piceance Basin of Colorado. In December 2004, we completed our initial public offering of 14,950,000 shares of our common stock at a price to the public of $25.00 per share. We received net proceeds of $347.3 million after deducting underwriting fees and other offering costs. We completed an acquisition in May 2006 of coalbed methane properties located in the Powder River Basin. In June 2007, we completed the sale of our Williston Basin properties. In June 2009, we completed the acquisition of a 90% interest in approximately 40,312 gross (36,281 net) undeveloped acres in the Piceance Basin.

        Our acquisitions were financed with a combination of funding from equity investments in our Company, our credit facility, cash flow from operations and, in the case of our initial acquisition of Piceance Basin properties, a bridge loan that we repaid in December 2004 with a portion of the proceeds from our initial public offering.

        As of December 31, 2006, we had 428 Bcfe of estimated net proved reserves with a Standardized Measure of $529.3 million (at $4.46 CIGRM and $61.06 WTI). As of December 31, 2007, we had 558 Bcfe of estimated net proved reserves with a Standardized Measure of $941.2 million (at $6.04 CIGRM and $92.50 WTI), while at December 31, 2008, we had 818 Bcfe of estimated net proved reserves with a Standardized Measure of $858.1 million (at $4.61 CIGRM and $41.00 WTI). As used herein, CIGRM refers to Colorado Interstate Gas Rocky Mountains and WTI refers to West Texas Intermediate price, each as quoted on the New York Mercantile Exchange, or NYMEX.

        The average sales prices received for natural gas, before the effects of hedging contracts, for the years ended December 31, 2006, 2007 and 2008 were $5.94 per Mcf, $4.37 per Mcf and $7.05 per Mcf, respectively, and for oil $59.39 per Bbl, $61.18 per Bbl and $83.27 per Bbl, respectively. After the effects of all hedging contracts, the average sales prices received for natural gas for the years ended December 31, 2006, 2007 and 2008 were $6.40 per Mcf, $5.89 per Mcf and $7.61 per Mcf, respectively, and for oil $53.50 per Bbl, $59.87 per Bbl and $69.55 per Bbl, respectively.

        Oil and natural gas prices, particularly in the Rocky Mountains, are inherently volatile and are influenced by many factors outside of our control. We plan our activities and capital budget using a conservative sales price assumption and our existing hedge position. It is our board-approved strategic objective to hedge at least 50%-70% of our anticipated production on a forward 12-month and beyond basis. We focus our efforts on increasing natural gas reserves and production while controlling costs at a level that is appropriate for long-term operations. Our future earnings and cash flows are dependent on our ability to manage our overall cost structure to a level that allows for profitable production.

        Like all oil and gas exploration and production companies, we face the challenge of natural production declines. As initial reservoir pressures are depleted, oil and gas production from a given well naturally decreases. Thus, an oil and gas exploration and production company depletes part of its asset base with each unit of oil or natural gas it produces. We attempt to overcome this natural decline by drilling to find additional reserves and acquiring more reserves than we produce. Our future growth will depend on our ability to continue to add reserves in excess of production. We will maintain our focus on finding and development costs as well as the operating costs necessary to produce such reserves. Our ability to add reserves through drilling is dependent on our capital resources and can be limited by many factors, including our ability to timely obtain drilling permits and regulatory approvals. The permitting and approval process has been more difficult in recent years than in the past due to more stringent rules, such as those recently enacted by the Colorado Oil and Gas Conservation Commission, increased activism from environmental and other groups, which has extended the time it takes us to receive permits, and other necessary approvals. Because of our relatively small size and concentrated property base, we can be disproportionately disadvantaged by delays in obtaining or failing to obtain drilling approvals compared to companies with larger or more dispersed property bases. As a result, we are less able to shift drilling activities to areas where permitting may be easier and we have fewer properties over which to spread the costs related to complying with these regulations and the costs or foregone opportunities resulting from delays.

Operations

        We develop and explore for natural gas and oil primarily in the Uinta, Piceance, Powder River, Wind River, Paradox, and Big Horn Basins and in the Montana Overthrust, as more fully described below.

Piceance Basin

        The Piceance Basin is located in northwestern Colorado. We began operations in the Gibson Gulch area of the Piceance Basin on September 1, 2004, with the purchase of producing and undeveloped properties from Calpine Corporation and Calpine Natural Gas L.P. for approximately $137.3 million. In June 2009, we acquired a 90% working interest (87.5% NRI) in federal leases covering approximately 40,312 gross (36,281 net) undeveloped acres adjacent to the Rulison Field in an area we refer to as our Cottonwood Gulch prospect for $60 million. The previous issuance of these leases is subject to a pending lawsuit, which we expect to be resolved in 2009 and to be able to begin exploration and development activities in 2010. The leases also are subject to surface occupancy and other restrictions so that phased development over a long period will be required to fully develop this prospect. The Roan Plateau Resource Management Plan, or RMP, and related EIS covering this area were approved in 2007.

        Key Statistics

  •
  Proved reserves: We had 372.1 Bcfe as of December 31, 2008.

  •
  Producing wells: We held interests in 424 gross producing wells as of December 31, 2008.

  •
  2008 net production: 31.5 Bcfe.

  •
  Acreage: We held 10,295 net undeveloped acres as of December 31, 2008.

  •
  Capital budget: Our capital expenditures for 2008 were $249.8 million for participation in the drilling of 135 gross wells and for expansion of our compression and gathering facilities in the Piceance Basin.

        The Gibson Gulch area is a basin-centered gas play along the north side of the Divide Creek anticline at the eastern end of the Piceance Basin's productive Mesaverde (Williams Fork) trend at depths of 7,500 feet. Through 2006, we drilled on a 20-acre well pattern. Beginning in 2007, we commenced drilling 10-acre pilot programs, and our 2007 and 2008 year-end reserves include proved reserves associated with these pilots. Based on results to date, we expect to fully develop Gibson Gulch over the life of the program. In our 2009 capital budget, we intend to drill up to 80 wells at Gibson Gulch on 10-acre density. Our natural gas production in this basin is currently gathered through our own gathering system and EnCana Corporation's and delivered to markets through a variety of pipelines including pipelines owned by Questar Pipeline Company, Northwest Pipeline, Colorado

Interstate Gas Rocky Mountains and Rockies Express Pipeline LLC. Our natural gas is processed at an Enterprise Products Partners L.P. plant in Meeker, Colorado.

Uinta Basin

        The Uinta Basin is located in northeastern Utah. Our development operations are conducted in the West Tavaputs area, and we are currently testing offsets and infill locations to attempt to delineate our Lake Canyon/Blacktail Ridge exploration discoveries. We also have a position in several exploration prospects in the Uinta Basin.

        Key Statistics

  •
  Proved reserves: We had 328.8 Bcfe as of December 31, 2008.

  •
  Producing wells: We held interests in 161 gross producing wells as of December 31, 2008.

  •
  2008 net production: 28.2 Bcfe.

  •
  Acreage: We held 191,885 net undeveloped acres as of December 31, 2008, along with 105,862 net acres that are subject to drill-to-earn agreements.

  •
  Capital budget: In 2008, our capital expenditures were $223.7 million in the Uinta Basin area to drill 75 gross wells and install compression and gathering facilities.

        West Tavaputs.    We serve as operator of our interests in the West Tavaputs area. As of December 31, 2008, we had 753 drilling locations and 320.3 Bcfe of estimated proved reserves with a weighted average working interest of 96%. We are actively drilling our shallow program, which targets the gas-productive sands of the Wasatch and Mesaverde formations at depths down to 8,000 feet. We drilled 60 shallow wells in 2008 and recently finished drilling our 14 shallow well 2009 program. The Wasatch and Mesaverde formations currently are being developed on 40-acre density following testing and analysis of 40-acre pilots in 2007 and 2008. Testing of 20-acre density pilots on the western structure also is underway, having drilled six 20-acre shallow wells in 2008.

        With 3-D seismic, we also have identified two deeper structures targeting the Jurassic Navajo and Entrada and the Cretaceous Dakota formations at depths of nearly 15,000 feet. The eastern deep structure has been productive in 7 of 8 wells drilled thus far.

        Full development of the West Tavaputs area requires the completion of an EIS, which we initiated in February 2005. The Record of Decision, or ROD, on the EIS has been deferred pending the transition of the management of certain positions within the BLM and Department of Interior under President Obama's administration. Due to the transition, we believe it will be several months before the ROD can be obtained.

        We recently entered into precedent agreements with Questar to subscribe for firm transportation arrangements on an expansion project as well as additional processing that we believe will provide adequate capability to move our anticipated gas volumes from West Tavaputs.

  Lake Canyon/Blacktail Ridge

        Lake Canyon.    In 2004, we and an industry partner entered into a drill-to-earn exploration and development agreement with the Ute Indian Tribe of the Uintah and Ouray Reservation, or the Ute Tribe, and Ute Development Corporation to explore for and develop oil and natural gas on approximately 125,000 of their net undeveloped acres that are located in Duchesne and Wasatch Counties, Utah. Pursuant to this agreement, we have the right to earn up to a 75% working interest in the Wasatch formation (targeting oil at approximately 8,000 feet) and deeper horizons, for which we serve as operator, plus up to a 25% interest in the shallower Green River formations. To earn these interests pursuant to this agreement, we and our partner are required to drill 13 deep wells and

21 shallow wells prior to December 31, 2009. The Ute Tribe has an option to participate in a 25% working interest in wells drilled pursuant to the agreement. In 2008, we drilled one gross well in Lake Canyon as we continued to evaluate the results from the six wells drilled in previous years.

        Blacktail Ridge.    In December 2006, we entered into an exploration and development agreement with the Ute Tribe and the Ute Development Corporation to explore for and develop oil and natural gas on approximately 51,000 of their net undeveloped acres that are located in Duchesne County, Utah. Pursuant to this agreement, we serve as operator and have the right to earn a minimum of a 50% working interest in all formations. To earn these interests pursuant to this agreement, we were required to drill a five Wasatch well program that began in 2007 followed by eight Wasatch wells per year thereafter. The Ute Tribe has an option to participate in up to 50% working interest in wells drilled pursuant to the agreement. By the end of 2008, we had commenced the drilling of 14 wells with an average working interest of 60.7%, thus fulfilling both our 2007 and 2008 drilling obligations. Completion results to date indicate we can successfully extend the known limits of the field, as well as increase the well density inside the current field boundaries, as long as product prices support such activity.

        Hook.    Hook is a shale gas prospect in the southwestern portion of the Uinta Basin. In late 2007, we sold a 50% working interest in 29,154 net acres in the deep Manning Canyon area of this prospect. In 2008, we continued to acquire leasehold acreage, drilled a test well to gather data and drilled an exploration well to test this prospect. In 2009, we drilled and are testing our first horizontal well to the Manning Canyon shale, while continuing our evaluation of the shallower Juana Lopez shale with a second vertical core well. Based on results to date, we expect to record approximately $2.4 million in dry hole expenses during the quarter ending June 30, 2009.

Powder River Basin

        The Powder River Basin is primarily located in northeastern Wyoming. Our operations are focused on the development drilling of coalbed methane wells, typically to a depth of 1,200 feet. Future development is primarily located in the Big George Coals.

        Key Statistics

  •
  Proved reserves: We had 66.0 Bcfe as of December 31, 2008.

  •
  Producing wells: We held interests in 666 gross producing wells as of December 31, 2008.

  •
  2008 net production: 8.1 Bcfe.

  •
  Acreage: We held 77,397 net undeveloped acres as of December 31, 2008.

  •
  Capital budget: In 2008, our capital expenditures for the Powder River Basin were $36.9 million, which included participating in drilling 203 wells and acquisitions.

        Coalbed methane wells typically first produce water in a process called dewatering. This process lowers reservoir pressure, allowing the gas to desorb from the coal and flow to the well bore. As the reservoir pressure declines, the wells begin producing methane gas at an increasing rate. As the wells mature, the production peaks, stabilizes and then begins declining. The average life of a coalbed well can range from five to 11 years depending on the coal seam.

        We have dedicated significant resources to managing regulatory and permitting matters in the Powder River Basin to achieve efficient processing of federal permits and resource management plans.

        Our natural gas production in this basin is gathered through our own gathering systems and, for a majority of our gas, delivered to markets through additional gathering and pipeline systems owned by Fort Union Gas Gathering, LLC and Thunder Creek Gas Services.

Wind River Basin

        The Wind River Basin is located in central Wyoming. Our activities are concentrated primarily in the eastern Wind River Basin, along the greater Waltman Arch, where we generally serve as operator. In addition, we have a number of exploration prospects, some of which are in areas of the Wind River Basin where we have no existing development operations. We are seeking industry partners to enter into joint exploration agreements that may involve the sale of a portion of our interests and joint drilling obligations for certain exploration projects in the Wind River Basin.

        Key Statistics

  •
  Proved reserves: We had 50.8 Bcfe as of December 31, 2008.

  •
  Producing wells: We held interests in 165 gross producing wells as of December 31, 2008.

  •
  2008 net production: 9.6 Bcfe.

  •
  Acreage: We held 226,636 net undeveloped acres as of December 31, 2008.

  •
  Capital budget: For 2008, our operations in the Wind River Basin included recompletions and exploration drilling, and capital expenditures were $33.0 million.

        Our natural gas production in this basin is gathered through our own gathering systems and delivered to markets through pipelines owned by Kinder Morgan Interstate and Colorado Interstate Gas.

        Cave Gulch.    The Cave Gulch field is a combination structural play and stratigraphic play along the Owl Creek Thrust at the northern end of the Waltman Arch. Our primary focus is on the productive overpressured deep Frontier, Muddy and Lakota formations at depths of up to 20,000 feet. In addition, we also produce from existing wellbores, owned and operated by us, out of the shallower Lance and Fort Union formations.

        In January 2008, we signed a joint exploration agreement with two industry partners that provided for the drilling of at least two deep wells in 2008 on a partially promoted basis. The Cave Gulch 31-32 was drilled to 18,731 feet and tested approximately 1,000 Mcf/d from the Lakota and Muddy formations. We have temporarily abandoned these formations and moved up the wellbore to the Frontier section but have suspended all operations pending improvements in commodity pricing. The East Bullfrog 23-6 well was recently completed in the Muddy and Lakota formations. Outside this joint exploration area, we are also planning on recompletion of the Frontier formation in the Bullfrog 33-19. This recompletion is expected to take place in the second half of 2009.

Paradox Basin

        The Paradox Basin is located in southwestern Colorado and southeastern Utah, and is adjacent to the San Juan Basin of New Mexico and Colorado.

        Key Statistics

  •
  Acreage: We held 265,712 net undeveloped acres as of December 31, 2008.

  •
  Producing wells: We held interests in 2 gross producing wells as of December 31, 2008.

  •
  Capital budget: Our capital expenditures for 2008 for the Paradox Basin were $30.6 million for participation in the drilling of six gross wells.

        Yellow Jacket.    This prospect targets natural gas from the Gothic shale at depths of 4,500 to 6,500 feet. Through 2008, we had drilled four exploratory vertical wells to gather rock property data, and three horizontal wells. Two of these wells were placed on production in December 2008 with a third well waiting on completion of pipeline facilities. In 2009, we intend to drill approximately seven horizontal exploratory tests in an attempt to further delineate this prospect. We serve as operator in this area and have an average working interest of 55%. We continue to evaluate the commerciality of this prospect. While we have established limited production from the Gothic shale, well results have not been economic due to salt production and other operational issues. We intend to continue to apply different completion and operating techniques through the balance of the year in an attempt to improve well performance and to evaluate reservoir characteristics before determining whether to continue with this prospect. Through May 2009, the cumulative net investment in the Yellow Jacket prospect was $66 million.

        Green Jacket.    This prospect targets natural gas from the Hovenweep shale at depths of 4,500 to 6,500 feet and is directly adjacent to our Yellow Jacket prospect. We drilled one vertical well in 2008, which was immediately converted into a horizontal wellbore, and was recently completed and is testing. We serve as operator in this area where we have a working interest of 100%.

        Salt Flank.    In the Salt Flank exploration prospect, we are targeting gas fields in stratigraphic and structural traps located on the flanks of salt diapirs. After sell down to an 80% working interest level, we drilled our first exploratory test on our Pine Ridge prospect in 2008. The well is currently waiting on the lifting of seasonal restrictions for potential completion operations.

Big Horn Basin

        The Big Horn Basin is located in north central Wyoming. We are in the initial phases of an exploration prospect targeting both structural-stratigraphic and basin-centered tight gas plays. Our working interest in this project is 50%. In 2008, we drilled and ran casing on one well to a depth of 10,705 feet in order to test the Fort Union Formation. We expect to complete and test this well in the third quarter of 2009. Based on the preliminary results of completion operations performed in June 2009, we may incur approximately $2 million in dry hole expenses related to this well in the quarter ending June 30, 2009.

        Key Statistics

  •
  Acreage: We held 64,155 net undeveloped acres at December 31, 2008.

  •
  Capital budget: In 2008, we spent $1.4 million for drilling one exploratory test in the Big Horn Basin.

Montana Overthrust

        We serve as operator and have a 50% working interest in this prospect in southwestern Montana. In 2007, we drilled two exploratory structural wells, which have been deemed dry holes below the Cody shale interval. In 2008, we drilled four Cody shale wells and completed and tested one of those wells. The Pulis 7-15 tested approximately 1,000 Mcf/d with 859 barrels of water per day over a nine day flow period. In 2009, we plan to test the remaining three wells drilled in 2008 and, depending on the results of the vertical wells, drill one horizontal test in the Cody shale. We continue to evaluate the commerciality of this prospect. While we have established limited test production rates, we have encountered water production. We intend to complete up to four tests in the summer 2009 on wells that were drilled in 2008. Through May 2009, the cumulative net investment in the Montana Overthrust prospect was $17 million.

        Key Statistics

  •
  Acreage: We held 174,448 net undeveloped acres as of December 31, 2008.

  •
  Capital budget: Our capital expenditures for 2008 were $7.9 million for participation in the drilling of four gross wells.

Capital Expenditures

        Our capital expenditures are summarized in the following tables:

	Year Ended December 31,			Three Months Ended March 31,
Basin/Area	2006	2007	2008	2008	2009
	(in millions)			(in millions)
Piceance	$138.2	$180.3	$249.8	$37.8	$47.3
Uinta	120.0	166.4	223.7	49.9	43.8
Powder River	148.0	39.3	36.9	8.1	5.8
Wind River	35.3	10.5	33.0	7.4	1.6
Paradox	12.4	18.2	30.6	—	10.1
Other	47.3	29.0	27.1	5.8	2.4

Total	$501.2	$443.7	$601.1	$109.0	$111.0

	Year Ended December 31,				Three Months Ended March 31,
	2006		2007	2008	2008	2009
	(in millions)				(in millions)
Acquisitions of proved and unevaluated properties and other real estate	$159.3	(1)	$23.9	$38.5	$4.7	$1.1
Drilling, development, exploration and exploitation of natural gas and oil properties(2)	318.5		383.4	542.9	101.7	108.1
Geologic and geophysical costs, exploratory dry hole costs and abandonment expense	21.0		31.8	14.8	2.2	0.9
Furniture, fixtures and equipment	2.4		4.6	4.9	0.4	0.9

Total(3)	$501.2		$443.7	$601.1	$109.0	$111.0

(1)
Includes $36.8 million of non-cash deferred tax liability associated with the difference between the tax basis of the properties acquired in 2006 in the CH4 Corporation acquisition and the book basis attributed to the properties under the purchase method of accounting.

(2)
Includes related gathering and facilities, but excludes exploratory dry holes, which are expensed under successful efforts accounting as exploration expense.

(3)
For the years ended December 31, 2006, 2007 and 2008, we received $87.6 million, $96.5 million and $2.4 million, respectively, of proceeds principally from the sale of interests in oil and gas properties, which are not deducted from the capital expenditures presented above.

        Due to current commodity price forecasts and capital markets constraints, we plan to align capital spending with cash flow from operations. Our current estimate is for a capital expenditure budget of up to $350 million (excluding $60 million paid to acquire our Piceance Basin undeveloped acreage in June 2009), which may be adjusted throughout the year as business conditions warrant. We expect that we have sufficient available liquidity through 2009 with the credit facility, our hedge positions and cash flow from operations. Future cash flows are subject to a number of variables, including our level of natural gas and oil production, commodity prices and operating costs. There can be no assurance that operations and other capital resources will provide sufficient amounts of cash flow to maintain planned levels of capital expenditures.

        The amount, timing and allocation of capital expenditures is generally discretionary and within our control. If natural gas and oil prices decline to levels below our acceptable levels or costs increase to levels above our acceptable levels, we could choose to defer a portion of our budgeted capital expenditures until later periods to achieve the desired balance between sources and uses of liquidity by prioritizing capital projects to first focus on those that we believe will have the highest expected financial returns and ability to generate near-term cash flow. We routinely monitor and adjust our capital expenditures, including acquisitions and divestitures, in response to changes in prices, availability of financing, drilling and acquisition costs, industry conditions, the timing of regulatory approvals, the availability of rigs, success or lack of success in drilling activities, contractual obligations, internally generated cash flow and other factors both within and outside our control.

Capital Resources and Liquidity

        Our primary sources of liquidity since our formation in January 2002 have been sales and other issuances of equity and debt securities, net cash provided by operating activities, bank credit facilities, convertible notes, proceeds from joint exploration agreements and sales of interests in properties. Our primary use of capital has been for the development, exploration and acquisition of natural gas and oil properties. As we pursue profitable reserve and production growth, we continually monitor the capital resources, including issuance of equity and debt securities, available to us to meet our future financial obligations, planned capital expenditure activities and liquidity. Our future success in growing proved reserves and production will be highly dependent on capital resources available to us and our success in finding or acquiring additional reserves. Currently, the debt and equity markets are under considerable strain and dislocation making financing transactions difficult and expensive to complete, if they can be completed at all. However, we believe that we have significant liquidity available to us from cash flows from operations, from the proceeds of this offering and from available borrowing capacity under our revolving credit facility for our planned uses of capital. In addition, our strong hedge positions provide relative certainty on a significant portion of our cash flows from operations through 2011 even upon further declines in the price of natural gas and oil resulting from current oversupply and decreased demand. We actively review acquisition opportunities on an ongoing basis. If we were to make significant additional acquisitions for cash, we may need to obtain additional equity or debt financing, which, under current market conditions, we may not be able to obtain on terms acceptable to us. We filed an automatically effective shelf registration statement with the SEC on April 24, 2009 which we amended on June 24, 2009, that is being used for this offering of the notes and that may be used for future securities offerings.

        At March 31, 2009, we had cash and cash equivalents of $71.5 million with a balance of $276.0 million of borrowings outstanding under our revolving credit facility. As of June 23, 2009, pro forma for this offering, we will have $67.6 million in borrowings under our revolving credit facility and $469.9 million available to be borrowed.

Cash Flow from Operating Activities

        Net cash provided by operating activities was $142.5 million and $85.2 million for the three months ended March 31, 2009 and 2008, respectively. The increase in net cash provided by operating activities was primarily due to an increase in oil and gas revenues, along with the change in current assets and liabilities, which were offset by increased expenses. Changes in current assets and liabilities resulted in an increase in cash flow from operations of $8.5 million for the three months ended March 31, 2009 compared to 2008 and a decrease in cash flow from operations of $22.5 million for the three months ended March 31, 2008 compared to 2007.

        Net cash provided by operating activities was $402.9 million, $251.5 million and $236.9 million in 2008, 2007 and 2006, respectively. The increases in net cash provided by operating activities were primarily due to an increase in oil and gas revenues, along with the changes in current assets and liabilities, which were offset by increased expenses. Changes in current assets and liabilities increased cash flow from operations by $18.0 million and $11.7 million in 2008 and 2007, respectively, and reduced cash flow from operations by $1.4 million in 2006.

Commodity Hedging Activities

        Our operating cash flow is sensitive to many variables, the most significant of which is the volatility of prices for natural gas and oil production. Prices for these commodities are determined primarily by prevailing market conditions. Regional and worldwide economic activity, weather, infrastructure capacity to reach markets, supply levels and other variable factors influence market conditions for these products. These factors are beyond our control and are difficult to predict.

        To mitigate some of the potential negative impact on cash flow caused by changes in natural gas and oil prices, we have entered into financial commodity swap and collar contracts to receive fixed prices for a portion of our natural gas and oil production. We typically hedge a fixed price for natural gas at our sales points (NYMEX less basis) to mitigate the risk of differentials to the NYMEX Henry Hub Index. At March 31, 2009, we had in place natural gas and crude oil financial collars and swaps covering portions of our production that (except for our basis-only swaps) qualify for hedge accounting under SFAS No. 133. For further information regarding cash flow hedge accounting treatment, please see our Form 10-K for the year ended December 31, 2008, incorporated herein by reference.

        We have in place the following swap contracts and cashless collars (purchased put options and written call options) as of March 31, 2009 in order to hedge a portion of our natural gas production for the remainder of 2009 and years 2010, 2011 and 2012 and a portion of our oil production for the remainder of 2009 and the year 2010. The cashless collars are used to establish floor and ceiling prices on anticipated future natural gas and oil production. In addition to the swaps and collars, we also have in place basis-only swaps in order to hedge the difference between the NYMEX price and the price received for our natural gas production at the specific delivery location. By removing the price volatility from a portion of our natural gas production for 2009, 2010, 2011 and 2012 and a portion of our oil production for 2009 and 2010, we have mitigated, but not eliminated, the potential effects of changing prices on our operating cash flow for those periods. While mitigating negative effects of falling commodity prices, these derivative contracts also limit the benefits we would receive from increases in commodity prices.

Contract	Total Hedged Volumes	Quantity Type	Weighted Average Floor Price	Weighted Average Ceiling Price	Weighted Average Fixed Price	Basis Differential	Index Price(1)	Fair Market Value
								(in thousands)
Cashless Collars:
2009
Natural gas	4,125,000	MMBtu	$6.75	$9.57	N/A	N/A	CIGRM	$15,514
Natural gas	3,360,000	MMBtu	$6.00	$10.90	N/A	N/A	NWPL	$9,871
Oil	151,250	Bbls	$86.82	$143.51	N/A	N/A	WTI	$4,875
2010
Natural gas	6,080,000	MMBtu	$6.00	$10.41	N/A	N/A	NWPL	$10,532
Natural gas	2,140,000	MMBtu	$7.00	$11.00	N/A	N/A	TCO	$3,408
Oil	109,500	Bbls	$90.00	$163.00	N/A	N/A	WTI	$3,210
Swap Contracts:
2009
Natural gas	33,620,000	MMBtu	N/A	N/A	$6.87	N/A	CIGRM	$134,464
Natural gas	4,615,000	MMBtu	N/A	N/A	$7.91	N/A	PEPL	$21,337
Natural gas	610,000	MMBtu	N/A	N/A	$6.56	N/A	NWPL	$1,719
Oil	103,125	Bbls	N/A	N/A	$74.41	N/A	WTI	$1,970
2010
Natural gas	32,495,000	MMBtu	N/A	N/A	$6.95	N/A	CIGRM	$75,733
Natural gas	3,040,000	MMBtu	N/A	N/A	$6.52	N/A	NWPL	$5,844
Natural gas	1,666,000	MMBtu	N/A	N/A	$7.74	N/A	PEPL	$4,438
Natural gas	2,140,000	MMBtu	N/A	N/A	$9.43	N/A	DA	$7,146
2011
Natural gas	9,440,000	MMBtu	N/A	N/A	$7.02	N/A	CIGRM	$13,515
Natural gas	2,140,000	MMBtu	N/A	N/A	$7.75	N/A	NWPL	$4,957
Basis-Only Swap Contracts(2):
2009
Natural gas	2,750,000	MMBtu	N/A	N/A	N/A	$(2.14)	NWPL	$(2,159)
Natural gas	610,000	MMBtu	N/A	N/A	N/A	$(1.75)	CIGRM	$(103)
2010
Natural gas	6,690,000	MMBtu	N/A	N/A	N/A	$(2.49)	NWPL	$(7,777)
Natural gas	6,250,000	MMBtu	N/A	N/A	N/A	$(2.34)	CIGRM	$(5,861)
2011
Natural gas	7,300,000	MMBtu	N/A	N/A	N/A	$(1.72)	NWPL	$(3,517)
2012
Natural gas	3,660,000	MMBtu	N/A	N/A	N/A	$(1.24)	NWPL	$(390)
Natural gas	3,660,000	MMBtu	N/A	N/A	N/A	$(1.20)	CIGRM	$(247)

(1)
CIGRM refers to Colorado Interstate Gas Rocky Mountains, TCO refers to Columbia Gas Transmission Corporation for Appalachia, NWPL refers to Northwest Pipeline Corporation, DA refers to Dominion Transmission Inc. for Appalachia and PEPL refers to Panhandle Eastern Pipe Line Company price as quoted in Platt's Inside FERC on the first business day of each month. WTI refers to West Texas Intermediate price as quoted on the New York Mercantile Exchange.

(2)
Represents a swap of the basis between the NYMEX price and the spot price of the index listed under Index Price above.

        The following table includes all hedges entered into subsequent to March 31, 2009 through June 15, 2009:

Contract	Total Hedged Volumes	Quantity Type	Weighted Average Floor Price	Weighted Average Ceiling Price	Weighted Average Fixed Price	Index Price(1)
Cashless Collars:
2010
Natural gas	1,982,500	MMBtu	$4.87	$5.66	N/A	CIGRM
Oil	36,500	Bbls	$50.00	$103.50	N/A	WTI
2011
Natural gas	2,140,000	MMBtu	$4.75	$6.00	N/A	CIGRM
Swap Contracts:
2009
Natural gas	2,135,000	MMBtu	N/A	N/A	$4.41	CIGRM
Oil	27,600	Bbls	N/A	N/A	$72.37	WTI
2010
Natural gas	6,200,000	MMBtu	N/A	N/A	$4.98	CIGRM
Natural gas	912,500	MMBtu	N/A	N/A	$5.12	NWPL
Oil	54,750	Bbls	N/A	N/A	$72.50	WTI
2011
Natural gas	12,775,000	MMBtu	N/A	N/A	$5.67	CIGRM
Natural gas	6,702,500	MMBtu	N/A	N/A	$5.50	NWPL

(1)
CIGRM refers to Colorado Interstate Gas Rocky Mountains, NWPL refers to Northwest Pipeline Corporation, and WTI refers to West Texas Intermediate price as quoted on the New York Mercantile Exchange.

        By using derivative instruments that are not traded or settled on an exchange to hedge exposures to changes in commodity prices, we expose ourselves to the credit risk of our counterparties. Credit risk is the potential failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty is expected to owe us, which creates credit risk. To minimize the credit risk in derivative instruments, it is our policy to enter into derivative contracts only with counterparties that are creditworthy financial institutions deemed by management as competent and competitive market makers and who are lenders under our credit facility, affiliates of lenders under our credit facility, or potential lenders under our credit facility. The creditworthiness of our counterparties is subject to continual review. Furthermore, we have ISDA (International Swaps and Derivatives Association) master agreements in place with all but one counterparty. The ISDAs contain set-off provisions that, in the event of counterparty default, allow us to net our receivables with amounts that we owe the counterparties under our revolving credit facility or other general obligations. As of March 31, 2009, JP Morgan Chase & Company, J. Aron & Company (a subsidiary of Goldman, Sachs & Co.) and Bank of Montreal accounted for 43.8%, 26.8% and 18.6%, respectively, of the net fair market value of our derivative asset balance. The counterparty with whom we currently do not have an ISDA in place represents 1.4% of the fair value of the net fair market value of our derivative asset balance. We believe all of these institutions currently are acceptable credit risks. We are not required to provide credit support or collateral to any of our counterparties other than cross collateralization with the properties securing our credit facility, nor are they required to provide credit support to us. As of June 23, 2009, we do not have any past due receivables from any of our counterparties.

DIRECTORS AND EXECUTIVE OFFICERS

        The following sets forth information about our directors and officers as of June 23, 2009.

Name	Age	Position	Year First Elected As Director
Fredrick J. Barrett(1)	48	Chief Executive Officer; and Chairman	2002
Joseph N. Jaggers	55	Chief Operating Officer; President; and Director	2006
Robert W. Howard	54	Chief Financial Officer; and Treasurer	—
Francis B. Barron	47	Executive Vice President—General Counsel; and Secretary	—
Kurt M. Reinecke	50	Executive Vice President—Exploration	—
Terry R. Barrett(1)	49	Senior Vice President—Rockies Exploration	—
Lynn Boone Henry	49	Senior Vice President—Planning and Reserves	—
Wilfred R. Roux	51	Senior Vice President—Geophysics	—
Huntington T. Walker	53	Senior Vice President—Land	—
R. Scot Woodall	47	Senior Vice President—Operations	—
Duane J. Zavadil	49	Senior Vice President—Government and Regulatory Affairs	—
William M. Crawford	41	Vice President—Finance	—
Kevin M. Finnegan	49	Vice President—Information Systems	—
David R. Macosko	48	Vice President—Accounting	—
James M. Fitzgibbons(3)(4)	74	Director	2004
Randy A. Foutch(2)(3)	57	Director	2006
Jim W. Mogg(2)(4)	60	Director	2007
Randy I. Stein(2)(3)	56	Director	2004
Michael E. Wiley(2)(4)	58	Director	2005

(1)
Fredrick J. Barrett and Terry R. Barrett are brothers.

(2)
Member of the Nominating and Corporate Governance Committee.

(3)
Member of the Audit Committee.

(4)
Member of the Compensation Committee.

Officers

        Fredrick J. Barrett.    Mr. Barrett has served as Chief Executive Officer and Chairman of the Board since March 2006, as a director since our inception in January 2002, and as our President from January 2002 until July 2006. Mr. Barrett served as our Chief Operating Officer from June 2005 through February 2006. Mr. Barrett served as senior geologist of Barrett Resources Corporation, a publicly traded exploration and production company ("Barrett Resources"), and its successor, The Williams Companies, in the Rocky Mountain Region from 1997 through 2001, and as a geologist from 1989 to 1996. From 1987 to 1989, Mr. Barrett was a partner in Terred Oil Company, a private oil and gas partnership providing geologic services for the Rocky Mountain region. From 1983 to 1987, Mr. Barrett worked as a project and field geologist for Barrett Resources.

        Joseph N. Jaggers.    Mr. Jaggers has served as Chief Operating Officer and President since July 2006 and as a director since December 2006. From April 2006 to June 2006, Mr. Jaggers served as Chief Operating Officer of Terralliance Technologies, Inc., a private oil and gas exploration and production company. He was Regional Vice President, Exploration and Production, for The Williams Companies from August 2001 to April 2006. Previously, Mr. Jaggers served as Chief Operating Officer and President at Barrett Resources Corporation from 2000 until its sale to The Williams Companies in August 2001. From 1981 through 2000, Mr. Jaggers worked for Amoco and BP Plc in various domestic and international assignments. From 2006 through 2007, Mr. Jaggers served as a director of Milagro

Exploration, a privately held oil and gas company, and Mr. Jaggers served as a director of Mission Resources from November 2003 until Mission's sale in July 2005.

        Robert W. Howard.    Mr. Howard has served as Chief Financial Officer and Treasurer since March 2007. He served as Chief Financial Officer for Quantum Resources, a private oil and gas company headquartered in Denver, Colorado, from May 2006 until March 2007. From January 2002 through May 2006, Mr. Howard served in various executive positions for us, including Executive Vice President—Finance and Investor Relations and Treasurer from February 2003 to May 2006, and as Chief Financial Officer from January 2002 to February 2003. From August 2001 to December 2001, Mr. Howard served as Vice President—Finance and Administration and as a director of AEC Oil & Gas (USA), Inc., an indirect subsidiary of Alberta Energy Company, Ltd., an oil and gas exploration and development company that subsequently was merged into PanCanadian Energy Corporation and then later renamed EnCana Corporation. From 1984 through its sale in 2001, Mr. Howard served in various positions at Barrett Resources Corporation, including as Senior Vice President—Investor Relations and Corporate Development and Senior Vice President—Accounting and Finance and Treasurer.

        Francis B. Barron.    Mr. Barron has served as Executive Vice President—General Counsel since February 2009 and as Secretary since March 2004. He served as our Senior Vice President—General Counsel from March 2004 until February 2009. He served as our Chief Financial Officer from November 2006 until March 2007. Mr. Barron was a partner at the Denver, Colorado office of Patton Boggs LLP from February 1999 until February 2004, where he practiced corporate, securities, and general business law. Prior to February 1999, Mr. Barron was a partner at Bearman Talesnick & Clowdus Professional Corporation, a Denver, Colorado law firm. Mr. Barron's clients included publicly traded oil and gas companies.

        Kurt M. Reinecke.    Mr. Reinecke has served as Executive Vice President—Exploration since February 2009. He served as our Senior Vice President—Exploration, Southern Division from March 2006 until February 2009 and previously served as Vice President—Exploration, Southern Division from our inception in January 2002 through February 2006. From 1985 to 2001, Mr. Reinecke served as a Senior Exploration Geologist or Operations Geologist in numerous Rocky Mountain and Mid-Continent basins for Barrett Resources Corporation and its successor, The Williams Companies.

        Terry R. Barrett.    Mr. Barrett has served as Senior Vice President—Rockies Exploration since February 2009. He served as Senior Vice President—Exploration, Northern Division from March 2006 until February 2009 and previously served as Vice President—Exploration, Northern Division from our inception in January 2002 through February 2006. From 1989 to 2001, Mr. Barrett served as Senior Geologist or Project Geologist in numerous Rocky Mountain basins for Barrett Resources Corporation and its successor, The Williams Companies. From 1987 to 1989, Mr. Barrett was a general partner in Terred Oil Company, a private oil and gas partnership providing geologic services for the Rocky Mountain region. From 1983 to 1987, Mr. Barrett worked as a contract project and field geologist for Barrett Resources.

        Lynn Boone Henry.    Ms. Henry has served as Senior Vice President—Planning and Reserves since February 2009. She served as Vice President for us from January 2005 until February 2009. From October 2003 until January 2005, Ms. Henry served as our Reservoir Engineering Manager. From January 2003 until October 2003, Ms. Henry served as the Senior Reservoir Engineer for our Wind River Basin team. From January 2002 until January 2003, Ms. Henry was an independent consultant on reservoir engineering projects for various Rocky Mountain exploration and production companies. From 1998 until 2002, Ms. Henry served as a Reserves Manager and Project Manager for Cody Energy, LLC in Denver, Colorado.

        Wilfred R. (Roy) Roux.    Mr. Roux has served as Senior Vice President—Geophysics since March 2006 and previously served as Vice President—Geophysics from February 2002 through February 2006. Mr. Roux was employed by Barrett Resources and its successor, The Williams Companies, from July 1995 until January 2002, where he served as Senior Geoscientist and Senior Geophysicist.

        Huntington T. Walker.    Mr. Walker has served as Senior Vice President—Land since March 2006 and previously served as Vice President—Land from our inception in January 2002 through February 2006. From June 1981 through December 2001, Mr. Walker was self employed in the oil and gas industry as an independent landman performing consulting work for various clients, including Barrett Resources Corporation, and investing in oil and gas properties for his own account. From May 1979 through June 1981, Mr. Walker was employed by Hunt Energy Corporation's Denver, Colorado office, where he served as a landman.

        R. Scot Woodall.    Mr. Woodall has served as Senior Vice President—Operations since April 2007. Mr. Woodall previously served as Senior Vice President—Western U.S. for Forest Oil Corporation from 2004 to April 2007 and as Drilling and Production Manager for Forest Oil Corporation from 2000 until 2004.

        Duane J. Zavadil.    Mr. Zavadil has served as Senior Vice President—Government and Regulatory Affairs since February 2009. He served as Vice President for us from January 2005 until February 2009. From the time that he joined us in July 2002 until January 2005, Mr. Zavadil served as our Government and Regulatory Affairs Manager. From 1994 until July 2002, Mr. Zavadil served as the Environmental, Health and Safety Manager with Barrett Resources Corporation and its successor, The Williams Companies. Mr. Zavadil was a consultant providing environmental and regulatory services to the oil and gas industry from 1984 through 1994.

        William M. Crawford.    Mr. Crawford has served as Vice President—Finance since February 2009. He previously served as Director—Finance, financial analyst and in other functions in the finance department since joining the Company in 2004. From 1994 through 2003, Mr. Crawford held various domestic and international positions in accounting and finance with various subsidiaries of Schlumberger Limited, a U.S. and international oilfield services company.

        Kevin M. Finnegan.    Mr. Finnegan has served as Vice President—Information Systems since March 2006. He previously served as our Director of Information Systems from July 2002 through February 2006. Mr. Finnegan served as IT Project Manager and IT Network Manager for AT&T Wireless Services Corporation from September 1996 until July 2002, and previously served as the IT Network and Telecommunications Administrator for Barrett Resources and as Electronic System—Test Engineer and Technician for Martin Marietta Corporation.

        David R. Macosko.    Mr. Macosko has served as Vice President—Accounting since May 2006 and previously served as our Controller beginning in June 2005 and as Manager Operations Accounting from 2003 until May 2005. From 2000 until 2002, Mr. Macosko owned and operated his own franchise business and served in various accounting capacities and officer positions at other oil and gas companies.

Independent Directors

        James M. Fitzgibbons.    Mr. Fitzgibbons has served as a director since July 2004. Mr. Fitzgibbons also has served as a Director/Trustee of Dreyfus Laurel Funds, a series of mutual funds, since 1994. From January 1998 until 2001, Mr. Fitzgibbons served as Chairman of the Board of Davidson Cotton Company. From July 1987 until October 1992 and from January 1994 until its sale in 2001, Mr. Fitzgibbons served as a director of Barrett Resources. From October 1990 through December 1997,

Mr. Fitzgibbons was Chairman of the Board and Chief Executive Officer of Fieldcrest Cannon, Inc., a publicly traded diversified textile company.

        Randy A. Foutch.    Mr. Foutch has served as a director since July 2006. Since March 2007, Mr. Foutch has been serving as a director of Helmerich & Payne, a publicly traded contract drilling company. In 2007, Mr. Foutch founded Laredo Petroleum, a Mid-Continent focused exploration and production company, where he serves as Chairman and Chief Executive Officer. He also founded Latigo Petroleum, Inc. in 2002 and served as its President and Chief Executive Officer until its sale to Pogo Producing Company in May 2006. In 1996, Mr. Foutch founded Lariat Petroleum, Inc. and served as its President until January 2001, when it was sold to Newfield Exploration, Inc. Prior to founding Colt Resources in 1991, Mr. Foutch was Rocky Mountain Regional Manager for Anschutz Company and Vice President of Exploration for Dyco Petroleum. Mr. Foutch also serves on several nonprofit and private industry boards.

        Jim W. Mogg.    Mr. Mogg has served as a director since May 2007. Mr. Mogg also has served as a director for ONEOK, a publicly traded diversified energy and natural gas distribution company, since July 2007. From 2005 until 2007, Mr. Mogg served as Chairman of DCP Midstream Partners, a publicly traded midstream master limited partnership. From 2004 through 2006, Mr. Mogg was Group Vice President and Chief Development Officer for Duke Energy Corporation. From 2000 through 2003, Mr. Mogg was Chairman, President, and CEO of Duke Energy Field Services and, as a member of TEPPCO's board (a publicly traded master limited partnership that owns and operates pipelines), served as Vice Chairman/Chairman. Previously, Mr. Mogg held various executive and senior management positions at Duke Energy and Pan Energy over a 27-year period. Mr. Mogg has also served on several nonprofit and industry boards, including as a past President of the Gas Processors Association.

        Randy I. Stein.    Mr. Stein has served as a director and the chair of our Audit Committee since July 2004. Mr. Stein is a self-employed tax, accounting and general business consultant. Since January 2005, Mr. Stein has served as a director and chairman of the audit committee of Denbury Resources Inc., a publicly traded exploration and production company. From 2001 through 2005, Mr. Stein served as a director of Koala Corporation, a publicly traded company engaged in the design, production and marketing of family convenience products, where he served on the audit and compensation committees. From July 2000 until its sale in June 2004, Mr. Stein was a director and chair of the audit committee of Westport Resources Corporation, a publicly traded exploration and production company. He was also a principal at PricewaterhouseCoopers LLP, formerly Coopers & Lybrand LLP, from November 1986 to June 30, 2000.

        Michael E. Wiley.    Mr. Wiley has served as a director since January 2005. Since 2005, Mr. Wiley has served as a director of Tesoro Corporation, a publicly traded independent oil refiner and marketer, and, since 2004, as a director of Post Oak Bank, NA, a privately held bank. Since 2007, Mr. Wiley has served as a Trustee of Fidelity Funds, which manages mutual funds. Mr. Wiley served as Chairman of the Board and Chief Executive Officer of Baker Hughes Incorporated, a publicly traded oilfield services company, from August 2000 until October 2004. He also served as President of Baker Hughes Incorporated from August 2000 to February 2004. From 2001 until its sale in 2005, Mr. Wiley served as a director of Spinnaker Exploration Company, a publicly traded exploration and production company. Mr. Wiley was President and Chief Operating Officer of Atlantic Richfield Company, a publicly traded integrated energy company, from 1998 through May 2000. Prior to 1998, he served as Chairman, President and Chief Executive Officer of Vastar Resources, Inc., a publicly traded exploration and production company.

 DESCRIPTION OF OTHER INDEBTEDNESS

Senior Revolving Credit Facility

        Our senior revolving credit facility currently has commitments of $592.8 million and is expandable up to $600 million. The facility matures on March 17, 2011 and is secured by natural gas and oil properties representing at least 80% of the value of our proved reserves and the pledge of all of the stock of our subsidiaries. Effective April 15, 2009, the conforming borrowing base was $600 million based on our year-end 2008 proved natural gas and oil reserves and hedge position. Future borrowing bases will be computed based on proved natural gas and oil reserves and estimated future cash flows from those reserves. The borrowing base will be reduced by 25% of the outstanding amount of the notes, or $62.5 million. Our obligations under our revolving credit facility are currently guaranteed by our subsidiaries who will guarantee the notes.

        Our revolving credit facility limits the amounts we can borrow up to a borrowing base amount, determined by the lenders in their sole discretion, based upon projected revenues from the oil and natural gas properties securing our loan. The lenders can unilaterally adjust the borrowing base and the borrowings permitted to be outstanding under the revolving credit facility. Any increase in the borrowing base requires the consent of the lenders holding 75% of the commitments. If the required lenders do not agree on an increase, then the borrowing base will be the lowest borrowing base acceptable to the required number of lenders. Outstanding borrowings in excess of the borrowing base must be repaid immediately, or we must pledge other oil and natural gas properties as additional collateral. We do not currently have any substantial unpledged properties with proved reserves, and we may not have the financial resources in the future to make any mandatory principal prepayments required under the credit facility.

        Our revolving credit facility contains covenants that limit our ability, as well as the ability of our restricted subsidiaries to, among other things, incur additional debt, pay dividends on stock, make distributions of cash or property, change the nature of our business or operations, redeem stock or redeem subordinated debt, make investments, create liens, enter into leases, sell assets, sell capital stock of subsidiaries, guarantee other indebtedness, enter into agreements that restrict dividends from subsidiaries, enter into certain types of swap agreements, enter into gas imbalance or take-or-pay arrangements, merge or consolidate and enter into transactions with affiliates. In addition, we are required to maintain an adjusted current ratio of 1.0 to 1.0 and a ratio of total debt to EBITDAX (as defined in our credit facility) of no greater than 4.5x to 1.0x. We have been in compliance with all financial covenants for all prior periods.

Convertible Notes

        On March 12, 2008, we issued $172.5 million aggregate principal amount of senior convertible notes. The entire $172.5 million principal amount of the convertible notes is currently outstanding. The convertible notes mature on March 15, 2028, unless earlier converted, redeemed or purchased by us. The conversion price is approximately $66.33 per share of our common stock, equal to the applicable conversion rate of 15.0761 shares of our common stock per $1,000 principal amount of convertible notes, subject to adjustment upon certain events. Upon conversion of the convertible notes, holders will receive, at our election, cash, shares of common stock or a combination of cash and shares of common stock. The convertible notes bear interest at a rate of 5% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, beginning September 15, 2008. There is no established market for the convertible notes. The convertible notes are not traded on a public exchange. Therefore, based on market-based parameters of the various components of the convertible notes, the estimated fair value was approximately $136.2 million as of March 31, 2009. Concurrently with the issuance of the notes, the guarantors of the notes will become guarantors of our convertible notes pursuant to a supplemental indenture.

        On or after March 26, 2012, at our option, we may redeem for cash all or a portion of the convertible notes at a redemption price equal to 100% of the principal amount of the convertible notes to be redeemed plus accrued and unpaid interest, if any, up to, but excluding, the applicable redemption date. In satisfaction of our obligation upon conversion of the convertible notes, we may elect to deliver, at our option, cash, shares of our common stock or a combination of cash and shares of our common stock. We currently intend to net cash settle the convertible notes. However, we have not made a formal legal irrevocable election to net cash settle and reserve the right to settle the convertible notes in any manner allowed under the indenture for the convertible notes as business conditions warrant.

        Holders of the convertible notes may require us to purchase all or a portion of their convertible notes for cash on each of March 20, 2012, March 20, 2015, March 20, 2018 and March 20, 2023 at a purchase price equal to 100% of the principal amount of the convertible notes to be repurchased plus accrued and unpaid interest, if any, up to but excluding the applicable purchase date.

        Holders may convert their convertible notes into cash, shares of our common stock or a combination of cash and shares of our common stock, as elected by us, at any time prior to the close of business on September 20, 2027 if any of the following conditions are satisfied: (1) if the closing price of our common stock reaches specified thresholds or the trading price of the convertible notes falls below specified thresholds; (2) if the convertible notes have been called for redemption; (3) if we make certain significant distributions to holders of our common stock, or (4) we enter into specified corporate transactions, none of which occurred during the three months ended March 31, 2009. After September 20, 2027, holders may surrender their convertible notes for conversion at any time prior to the close of business on the business day immediately preceding the maturity date regardless of whether any of the foregoing conditions have been satisfied.

        In addition, following certain corporate transactions that constitute a qualifying fundamental change, we are required to increase the applicable conversion rate for a holder who elects to convert its convertible notes in connection with such corporate transactions in certain circumstances.

        Effective January 1, 2009, we adopted FSP APB 14-1, which required retrospective application. FSP APB 14-1 requires that certain convertible debt instruments that may be settled in cash, shares of common stock or any portion thereof at the election of the issuing company be accounted for utilizing a bifurcation model under which the value of the debt instrument is determined without regard to the conversion feature. The difference between the issuance amount of the debt instrument and the value determined pursuant to FSP APB 14-1 is recorded as a debt discount and an equity contribution. Please review our Current Report on Form 8-K dated June 24, 2009, which includes our financial statements for the year ended December 31, 2008 as adjusted for the application of FSP APB 14-1. Upon adoption, we recorded a debt discount of $23.1 million as of the date of the issuance of the convertible notes. The debt discount is amortized as additional non-cash interest expense over the expected term of the convertible notes through March 2012. Total non-cash interest expense related to the convertible notes was $1.5 million and $0.4 million for the three months ended March 31, 2009 and 2008, respectively. The amount of the interest expense recognized for the three months ended March 31, 2009 and 2008 related to the 5% contractual interest coupon that is paid in cash was $2.2 million and $0.4 million, respectively. Including the non-cash interest expense, the effective interest rate on our convertible notes is 9.7%.

        As of March 31, 2009, the net carrying amount of the convertible notes was as follows (amounts in millions):

Principal amount of the convertible notes	$172,500
Unamortized debt discount	(17,840)

Carrying amount of the convertible notes	$154,660

DESCRIPTION OF THE NOTES

        The following description of the particular terms of the notes (the "Notes") supplements the general description of the debt securities included in the accompanying prospectus. You should review this description together with the description of the debt securities included in the accompanying prospectus. To the extent this description is inconsistent with the description in the accompanying prospectus, this description will control and replace the inconsistent description in the accompanying prospectus.

        Bill Barrett Corporation (the "Issuer") intends to enter into an indenture (the "Base Indenture") to be dated as of the Issue Date by and among the Issuer, the Subsidiary Guarantors (as defined below) and Deutsche Bank Trust Company Americas, as trustee (the "Trustee") pursuant to which the Issuer may issue multiple series of debt securities from time to time. The Issuer will issue the Notes under the Base Indenture, as amended and supplemented by a first supplemental indenture thereto to be dated the Issue Date (the "First Supplemental Indenture"), among the Issuer, the Subsidiary Guarantors and the Trustee, setting forth the specific terms of the Notes. In this description, references to the "Indenture" means the Base Indenture as so amended and supplemented by the First Supplemental Indenture.

        The following summary of certain provisions of the Indenture does not purport to be complete and (except to the extent inconsistent with the following summary) is supplemented by the description of debt securities contained in the accompanying prospectus and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the form of Indenture may be obtained from the Issuer. The definitions of certain capitalized terms used in the following summary are set forth below under "—Definitions." For purposes of this "Description of the Notes" section, references to the "Issuer" do not include its subsidiaries.

Brief Description of the Notes

        The Notes will be senior unsecured obligations of the Issuer ranking pari passu in right of payment to all existing and future unsubordinated indebtedness of the Issuer and will rank senior in right of payment to all existing and future subordinated indebtedness of the Issuer. The Subsidiary Guarantees (as defined below) will be senior unsecured obligations of the Subsidiary Guarantors and will rank pari passu in right of payment to all existing and future unsubordinated indebtedness of the Subsidiary Guarantors, and will rank senior in right of payment to all existing and future subordinated indebtedness of the Subsidiary Guarantors. However, the Notes will be effectively subordinated to secured indebtedness of the Issuer and the Subsidiary Guarantors, including indebtedness under the Issuer's Senior Credit Facility to the extent of the value of the assets securing such indebtedness. The Issuer's Senior Credit Facility is secured by its oil and natural gas properties, the equity in each of its existing Subsidiaries and certain other assets. For a further description of the Senior Credit Facility and the properties securing the Issuer's obligations thereunder, see "Description of Other Indebtedness—Senior Revolving Credit Facility." As of June 23, 2009, after giving pro forma effect to the transactions contemplated in this prospectus supplement, and the application of net proceeds from this offering as described in "Use of Proceeds," as if each had occurred on that date, the Issuer would have had approximately $67.6 million of secured indebtedness outstanding, all of which would be indebtedness outstanding under the Senior Credit Facility, and would have an additional $469.9 million available for borrowing under the Senior Credit Facility, with $172.5 million in aggregate principal amount of other indebtedness (other than the Notes) outstanding on such date.

        The Notes will be issued in fully registered form only, without coupons, in denominations of at least $2,000 and integral multiples of $1,000 thereafter. Initially, the Trustee will act as paying agent and registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Issuer may change any paying agent and registrar without notice to holders of the Notes (the "Holders"). The registered Holder of any note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture. The Issuer will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At the Issuer's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered addresses of the Holders.

Subsidiary Guarantees

        The Issuer's obligations under the Notes and the Indenture will be jointly and severally guaranteed (the "Subsidiary Guarantees") by each Restricted Subsidiary (other than any Foreign Subsidiary) that incurs or guarantees any Indebtedness, which when combined with any other Indebtedness for which such Restricted Subsidiary is an obligor or guarantor, is at least $10 million in aggregate principal amount.

        Initially, all of the Subsidiaries of the Issuer will be Subsidiary Guarantors but in the future the Indenture will not require all of our Subsidiaries to guarantee the Notes. Unrestricted Subsidiaries and Foreign Subsidiaries and Subsidiaries not obligated on Indebtedness aggregating in excess of $10 million in aggregate principal amount will not be Subsidiary Guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, these non-guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us.

        As of the date of the Indenture, all of our Subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "—Certain Covenants—Limitation on Restricted and Unrestricted Subsidiaries," the Issuer will be permitted to designate any of its Subsidiaries as "Unrestricted Subsidiaries." The effect of designating a Subsidiary as an "Unrestricted Subsidiary" will be that:

  •
  an Unrestricted Subsidiary will not be subject to many of the restrictive covenants in the Indenture;

  •
  a Subsidiary that has previously been a Subsidiary Guarantor and that is designated an Unrestricted Subsidiary will be released from its Subsidiary Guarantee and its obligations under the Indenture; and

  •
  the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Issuer for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

        The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any borrowings or guarantees under any Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment for distribution under its Subsidiary Guarantee is entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on adjusted net assets of each Subsidiary Guarantor.

        Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Issuer or another Restricted Subsidiary that is a Subsidiary Guarantor without limitation, or with or to other

Persons upon the terms and conditions set forth in the Indenture. See "—Certain Covenants—Merger, Consolidation and Sale of Assets."

        A Subsidiary Guarantor shall be released from its obligations under its Subsidiary Guarantee and its obligations under the Indenture:

          (1)   in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of such Subsidiary Guarantor then held by the Issuer and the Restricted Subsidiaries; or

          (2)   if such Subsidiary Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of the Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively; or

          (3)   if such Subsidiary Guarantor shall not incur or guarantee or otherwise be obligated under Indebtedness aggregating in excess of $10.0 million in aggregate principal amount (other than if such Subsidiary Guarantor no longer guarantees or otherwise is obligated under Indebtedness aggregating in excess of $10.0 million in aggregate principal amount as a result of payment under any guarantee of any such Indebtedness by any Subsidiary Guarantor); provided that a Subsidiary Guarantor shall not be permitted to be released from its Subsidiary Guarantee pursuant to this clause (3) if it is an obligor with respect to Indebtedness that would not, under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock," be permitted to be incurred by a Restricted Subsidiary that is not a Guarantor; or

          (4)   upon Covenant Defeasance, Legal Defeasance or satisfaction and discharge of the indenture as provided pursuant to the defeasance or satisfaction and discharge provisions of the Indenture; or

          (5)   upon the liquidation or dissolution of such Subsidiary Guarantor provided no Default or Event of Default has occurred or is continuing; or

          (6)   at such time as, after giving effect to such release, the Indebtedness for which such Subsidiary Guarantor is an obligor or guarantor does not exceed $10.0 million in aggregate principal amount.

Principal, Maturity and Interest

        The Notes will mature on July 15, 2016. $250 million in aggregate principal amount of the Notes will be issued on the Issue Date. The Indenture will provide for the issuance of additional Notes having identical terms and conditions to the Notes offered in the offering (the "Additional Notes"). The issuance of Additional Notes will be subject to the limitations set forth under the subheading "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock." The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Interest on the Notes will accrue at the rate of 9.875% per annum and will be payable semiannually in cash in arrears on each January 15 and July 15, commencing on January 15, 2010, to the Persons who are registered Holders at the close of business on January 1 and July 1, respectively, immediately preceding the applicable interest payment date. Interest on the Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest on overdue principal and interest, if any, will accrue at the rate of 0.5% per annum. Interest will be computed on the basis of a 360-day year comprised of 12 30-day months.

        If an interest payment date falls on a day that is not a Business Day, the interest payment to be made on such interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on such interest payment date, and no additional interest will accrue solely as a result of such delayed payment.

Optional Redemption

        Optional Redemption.    Except as described under "—Optional Redemption upon Equity Offerings" or "—Make-Whole Optional Redemption" below, the Issuer will not be entitled to redeem the Notes at its option prior to July 15, 2013. The Notes will be redeemable, at the Issuer's option, in whole at any time or in part from time to time, on and after July 15, 2013, upon not less than 30, nor more than 60, days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing on July 15 of the years set forth below, plus, in each case, unpaid accrued interest, if any, thereon to the date of redemption:

Year	Percentage
2013	104.938%
2014	102.469%
2015 and thereafter	100.000%

        Optional Redemption upon Equity Offerings.    At any time, or from time to time, on or prior to July 15, 2012, the Issuer may, at its option, use all or a portion of the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture (including any Additional Notes) at a redemption price equal to 109.875% of the aggregate principal amount of the Notes to be redeemed, plus unpaid accrued interest, if any, thereon to the date of redemption; provided that:

          (1)   at least 65% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) remains outstanding immediately after giving effect to any such redemption; and

          (2)   the Issuer makes such redemption not more than 180 days after the consummation of any such Equity Offering.

        Notice of any redemption upon an Equity Offering may be given prior to the completion of the related Equity Offering, and any such redemption or notice may at the Issuer's discretion, be subject to one or more conditions precedent, including, without limitation, completion of the related Equity Offering.

        Make-Whole Optional Redemption.    The Notes will also be redeemable, in whole or in part, at the Issuer's option at any time or from time to time, prior to July 15, 2013, at the applicable Make-Whole Price (as defined below), in accordance with the provisions of the Indenture.

        "Make-Whole Price" with respect to any Notes to be redeemed, means an amount equal to the greater of:

          (1)   100% of the principal amount of such Notes; and

          (2)   the sum of the present values of (a) the redemption price of such Notes at July 15, 2013 (as set forth above) and (b) the remaining scheduled payments of interest from the redemption date to July 15, 2013 (not including any portion of such payments of interest accrued as of the redemption date) discounted back to the redemption date on a semi-annual basis (assuming a 360-day year consisting of 12 30-day months) at the Treasury Rate (as defined below) plus 50 basis points;

plus, in the case of both (1) and (2), accrued and unpaid interest on such Notes to the redemption date. Unless the Issuer defaults in payment of the Make-Whole Price, on and after the applicable redemption date, interest will cease to accrue on the Notes to be redeemed.

        "Comparable Treasury Issue" means, with respect to Notes to be redeemed, the U.S. Treasury security selected by an Independent Investment Banker as having a maturity most nearly equal to the period from the redemption date to July 15, 2013, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities; provided if such period is less than one year, then the U.S. Treasury security having a maturity of one year shall be used.

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

        "Independent Investment Banker" means any one of Banc of America Securities LLC, Deutsche Bank Securities Inc. or J.P. Morgan Securities Inc. and their respective successors, at the Issuer's option, or, if such firms or the successors, if any, to such firms, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Issuer.

        "Reference Treasury Dealer" means Banc of America Securities LLC and three additional primary U.S. government securities dealers in New York City (each a "Primary Treasury Dealer") selected by the Issuer, and its, in each case, successors (provided, however, that if any such firm or any such successor, as the case may be, shall cease to be a primary U.S. government securities dealer in New York City, the Issuer shall substitute therefor another Primary Treasury Dealer).

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

        "Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(159)" or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the stated maturity, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

        The notice of redemption with respect to the foregoing redemption need not set forth the Make-Whole Price but only the manner of calculation thereof. The Issuer will notify the Trustee of the Make-Whole Price with respect to any redemption promptly after the calculation, and the Trustee shall not be responsible for such calculation.

Selection and Notice of Redemption

        If less than all of the Notes are to be redeemed at any time, selection of such Notes, or portions thereof, for redemption will be made by the Trustee either:

          (1)   in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

          (2)   if the Notes are not then listed or admitted to trading on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate.

        No Notes of a principal amount of $1,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of an Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of DTC), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30, but not more than 60, days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. Notes called for redemption become due on the date fixed for redemption. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the applicable redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Issuer has previously deposited with the paying agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture. Any redemption or notice of redemption may, at the Issuer's discretion, be subject to one or more conditions precedent and, in the case of redemption with the net cash proceeds of an Equity Offering, be given prior to the completion of the related Equity Offering.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the captions "—Change of Control" and "—Certain Covenants—Limitation on Asset Sales." The Issuer may, at any time and from time to time, purchase Notes in the open market or otherwise.

Change of Control

        The Indenture will provide that upon the occurrence of a Change of Control, each Holder will have the right to require that the Issuer purchase all or any portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof, plus unpaid accrued interest, if any, thereon to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date).

        Within 30 days following the date upon which the Change of Control occurred, the Issuer must send, by first class mail, postage prepaid, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the following:

          (1)   that a Change of Control has occurred and that such Holder has the right to require the Issuer to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus unpaid accrued interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

          (2)   the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed; such purchase date, the "Change of Control Payment Date"); and

          (3)   the instructions, as determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

        Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent for the Notes at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date. If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on the record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

        The Issuer will not be required to make a Change of Control Offer following a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) notice of redemption of all Notes has been given pursuant to the Indenture as described above under the caption "—Optional Redemption," unless there is a default in payment of the applicable redemption price.

        A Change of Control Offer may be made in advance of a Change in Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in effect for the Change of Control at the time of making the Change of Control Offer.

        If a Change of Control Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. If the Issuer is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Issuer expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, the Issuer cannot assure any Holder that the Issuer would be able to obtain such financing. In addition, the Issuer may be required to obtain a waiver or amendment under the Senior Credit Facility to permit the repurchase of the Notes. The Issuer cannot assure you that it could obtain such a waiver or amendment. Additionally, the occurrence of certain change of control events identified in the Senior Credit Facility would constitute an event of default under the existing Senior Credit Facility which would permit the lenders thereunder to accelerate all indebtedness under the existing Senior Credit Facility. The failure of the Issuer to make or consummate the Change of Control Offer or pay the required amount for any Notes tendered and not withdrawn when due will constitute a Default under the Indenture and will otherwise give the trustee and the holders of Notes the rights described under "—Events of Default." See "Risk Factors—Risks Relating to the Notes—We may not be able to repurchase the notes upon a change of control."

        Neither the Board of Directors of the Issuer nor the Trustee may waive the covenant relating to the obligation to make a Change of Control Offer. Restrictions in the Indenture described herein on the ability of the Issuer and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on their property, to make Restricted Payments, to engage in mergers or similar transactions and to make Asset Sales may also make more difficult or discourage a takeover of the Issuer, whether favored or opposed by the management of the Issuer. Consummation of any such transaction in certain circumstances may require repurchase of the Notes, and there can be no assurance that the Issuer or the acquiring party will have sufficient financial resources to effect such repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Issuer by the management of the Issuer. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction. In addition, holders of Notes may not be entitled to require us to purchase their Notes in certain circumstances involving a significant change in the composition of our Board of Directors, including in connection with a proxy contest where our Board of Directors does not endorse or recommend a dissident slate of directors but approves them as directors for purposes of the Change of Control definition in the indenture.

        The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuer and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Issuer and the underwriters. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future.

        A Change of Control Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

        The definition of Change of Control includes a phrase relating to the sale, lease, exchange or other transfer of "all or substantially all" of the properties or assets of the Issuer. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require the Issuer to repurchase its Notes as a result of a sale, lease, exchange or other transfer of less than all of the assets of the issuer to another Person or group may be uncertain.

Certain Covenants

  Covenant Suspension

        During any period of time that (a) the Notes have an Investment Grade Rating and (b) no Event of Default has occurred and is continuing under the Indenture, the Issuer and its Restricted Subsidiaries will not be subject to the provisions of the Indenture described under:

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  "—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock";

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  "—Limitation on Restricted Payments";

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  "—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries";

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  "—Limitation on Transactions with Affiliates";

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  "—Limitation on Asset Sales";

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  "—Subsidiary Guarantors"; and

  •
  Clauses (2) and (3) of the first paragraph and clause (3) of the last paragraph of "Merger, Consolidation and Sale of Assets".

        If the Issuer and its Restricted Subsidiaries are not subject to these covenants for any period of time as a result of the previous sentence (a "Fall-Away Period") and, subsequently, the ratings assigned to the notes are withdrawn or downgraded so the notes no longer have an Investment Grade Rating or an Event of Default (other than with respect to a suspended covenant) occurs and is continuing, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to these covenants. The ability of the Issuer and its Restricted Subsidiaries to make Restricted Payments after the time of such withdrawal, downgrade or Event of Default will be calculated as if the covenant governing Restricted Payments had been in effect during the entire period of time from the Issue Date. Notwithstanding the foregoing, the continued existence after the end of the Fall-Away Period of facts and circumstances or obligations arising from transactions which occurred during a Fall-Away Period shall not constitute a breach of any covenant set forth in the Indenture or cause an Event of Default thereunder.

        The Indenture will contain, among others, the following covenants:

        Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock.    Other than Permitted Indebtedness, the Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (including, without limitation, Acquired Indebtedness) and the Issuer will not permit any of its Restricted Subsidiaries to issue any Preferred Stock; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness or issuance of Preferred Stock, then the Issuer and the Restricted Subsidiaries or any of them may incur Indebtedness and any Restricted Subsidiary may issue Preferred Stock, in each case, if on the date of the incurrence of such Indebtedness or issuance of Preferred Stock, after giving pro forma effect to the incurrence thereof and the receipt and application of the proceeds therefrom, the Issuer's Consolidated EBITDAX Coverage Ratio would have been greater than 2.25 to 1.0.

        For purposes of determining any particular amount of Indebtedness under this covenant, (i) guarantees of, or obligations in respect of letters of credit relating to, Indebtedness otherwise included in the determination of such amount shall not also be included and (ii) if obligations in respect of letters of credit are incurred pursuant to a Credit Facility and are being treated as incurred pursuant to clause (1) of the definition of "Permitted Indebtedness" and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included.

        Indebtedness or Preferred Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition of Capital Stock or otherwise) or is merged with or into the Issuer or any Restricted Subsidiary or which is secured by a Lien on an asset acquired by the Issuer or a Restricted Subsidiary (whether or not such Indebtedness is assumed by the acquiring Person) shall be deemed incurred at the time the Person becomes a Restricted Subsidiary or at the time of the asset acquisition, as the case may be.

        The Issuer will not, and will not permit any Subsidiary Guarantor to, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated in right of payment to any Indebtedness of the Issuer or such Subsidiary Guarantor, as the case may be, other than the Notes and the Subsidiary Guarantees, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as the case may be, pursuant to subordination provisions that are at least as favorable to the holders of the Notes or such Subsidiary Guarantee as the subordination provisions of such Indebtedness (or agreement).

        For purposes of the Indenture, no Indebtedness will be deemed to be subordinate or junior in right of payment to other Indebtedness solely by virtue of not being the benefit of a Lien on assets, or guarantee of a Person, that benefits the other Indebtedness or having the benefit of such a Lien or guarantee ranking subordinate or junior to a Lien or guarantee benefiting the other Indebtedness.

        Limitation on Restricted Payments.    The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend or make any distribution (other than dividends or distributions made to the Issuer or any Restricted Subsidiary and other than any dividends or distributions payable solely in Qualified Capital Stock of the Issuer) on or in respect of shares of the Capital Stock of the Issuer or any Restricted Subsidiary to holders of such Capital Stock;

          (2)   purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Issuer or any Restricted Subsidiary (or make any other payment on account of, or set apart money for a sinking fund or other analogous fund for the purchase, redemption or other acquisition or retirement for value of, any Capital Stock of the Issuer or any Restricted Subsidiary) other than through the exchange therefor solely of Qualified Capital Stock of the Issuer and other than any acquisition or retirement for value from, or payment to, the Issuer or any Restricted Subsidiary;

          (3)   make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value before twelve months prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Issuer or a Subsidiary Guarantor that is subordinate or junior in right of payment to the Notes or such Subsidiary Guarantor's Subsidiary Guarantee, as the case may be (other than a purchase, repurchase or other acquisition of any such subordinated or junior Indebtedness that is so purchased, repurchased or otherwise acquired in anticipation of satisfying a sinking fund obligation, principal installment or payment at final maturity, in each case due within 120 days of the date of such purchase, repurchase or other acquisition); or

          (4)   make any Investment (other than a Permitted Investment) in any Person;

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment," provided, however, that no Permitted Investment shall be deemed to be a Restricted Payment), if at the time of such Restricted Payment or immediately after giving effect thereto:

            (i)  a Default or an Event of Default shall have occurred and be continuing;

           (ii)  the Issuer is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the first paragraph of the covenant "—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" above; or

          (iii)  the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made after the Issue Date (the amount expended for such purposes, if other than in cash, being the Fair Market Value of such property as determined in good faith by the Board of Directors of the Issuer) shall exceed the sum (without duplication) of:

            (a)   50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Issuer earned after July 1, 2009 and on or prior to the last date of the Issuer's fiscal quarter immediately preceding such Restricted Payment (the "Reference Date") (treating such period as a single accounting period); plus

            (b)   100% of the aggregate net cash proceeds, or the Fair Market Value of Property (including any Property received in any Asset Acquisition or other acquisition other than cash, received by the Issuer from any Person (other than a Restricted Subsidiary of the Issuer) from the issuance and sale of Qualified Capital Stock of the Issuer after the Issue Date (excluding any net cash proceeds from an Equity Offering used to redeem the Notes); plus

            (c)   100% of the aggregate net cash proceeds, or the Fair Market Value of Property (including any Property received in any Asset Acquisition or other acquisition) other than cash, of any equity contribution received by the Issuer from a holder of the Issuer's Capital

    Stock after the Issue Date (excluding any net cash proceeds from an Equity Offering to the extent used to redeem the Notes); plus

            (d)   an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, interest payments, distributions, redemptions or repurchases, sales or other dispositions thereof, repayments of loans or advances, or other transfers of cash or Properties (including transfers as a result of merger or liquidation), in each case to the Issuer or to any Restricted Subsidiary of the Issuer from Unrestricted Subsidiaries (but without duplication of any such amount included in calculating cumulative Consolidated Net Income of the Issuer), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (in each case valued as provided in "—Limitation on Restricted and Unrestricted Subsidiaries" below), not to exceed, in the case of any such redesignation, the amount of Investments previously made by the Issuer or any Restricted Subsidiary in such Unrestricted Subsidiary and which was treated as a Restricted Payment under the Indenture; plus

            (e)   the amount by which Indebtedness of the Issuer is reduced on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Issuer or its Restricted Subsidiaries that is convertible or exchangeable for Qualified Capital Stock of the Issuer (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Issuer to the holder of such Indebtedness upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds, or the Fair Market Value of Property (including any Property received in any Asset Acquisition or other acquisition) other than cash, received by the Issuer or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Restricted Subsidiary of the Issuer); plus

            (f)    an amount equal to the net reduction in Investments (other than Permitted Investments) resulting from dividends, distributions, redemptions or repurchases, proceeds of sales or other dispositions thereof, interest payments, repayments of loans or advances, or other transfers of cash or Properties (including transfers as a result of merger or liquidation), in each case to the Issuer or to any Restricted Subsidiary of the Issuer from any Person (other than the Issuer or a Restricted Subsidiary), not to exceed the amount in respect of such Investment which had been treated as a Restricted Payment (but without duplication of any such amount included in calculating cumulative Consolidated Net Income of the Issuer).

        Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph shall not prohibit:

          (1)   the payment of any dividend or redemption payment or the making of any distribution within 60 days after the date of declaration thereof if the dividend, redemption or distribution payment, as the case may be, would have been permitted on the date of declaration;

          (2)   the acquisition of any Capital Stock of the Issuer or any Restricted Subsidiary, either (i) solely in exchange for shares of Qualified Capital Stock of the Issuer or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Issuer) of Qualified Capital Stock of the Issuer;

          (3)   the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of the Issuer or any Subsidiary Guarantor that is subordinate or junior in right of payment to the Notes or such Subsidiary Guarantor's Subsidiary Guarantee, as the case may be, either (i) solely in exchange for Qualified Capital Stock of the Issuer, (ii) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a

  Restricted Subsidiary of the Issuer) of (a) Qualified Capital Stock of the Issuer or (b) Refinancing Indebtedness or (iii) solely in exchange for Indebtedness constituting Refinancing Indebtedness;

          (4)   the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Disqualified Stock of the Issuer or any Subsidiary Guarantor either (i) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Issuer) of Refinancing Indebtedness or (ii) solely in exchange for Indebtedness constituting Refinancing Indebtedness;

          (5)   if no Default or Event of Default shall have occurred and be continuing, the redemption or repurchase of equity interests in the Issuer held by then present or former officers, directors or employees of the Issuer; provided, that the aggregate cash consideration paid for all such redemptions or repurchases in any calendar year shall not exceed $2.0 million plus (A) the cash proceeds received during such calendar year by the Issuer or any of its Restricted Subsidiaries from the sale of the Issuer's Qualified Capital Stock to any such officers, directors or employees (provided that the amount of such cash proceeds utilized for any such redemption or repurchase will not increase the amount available for Restricted Payments under clause (iii)(b) of the immediately preceding paragraph) plus (B) the cash proceeds of key man life insurance policies received during such calendar year by the Issuer and its Restricted Subsidiaries (with unused amounts in any calendar year being carried forward to succeeding calendar years);

          (6)   if no Default or Event of Default shall have occurred and be continuing, repurchases of Indebtedness that is subordinated or junior in right of payment to the Notes or a Subsidiary Guarantee at a purchase price not greater than (i) 101% of the principal amount of such subordinated or junior Indebtedness and accrued and unpaid interest thereon in the event of a Change of Control or (ii) 100% of the principal amount of such subordinated or junior Indebtedness and accrued and unpaid interest thereon in the event of an Asset Sale, in each case plus accrued interest, in connection with any change of control offer or asset sale offer required by the terms of such Indebtedness, but only if:

            (a)   in the case of a Change of Control, the Issuer has first complied with and fully satisfied its obligations under the provisions described under "—Change of Control"; or

            (b)   in the case of an Asset Sale, the Issuer has complied with and fully satisfied its obligations in accordance with the covenant under the heading, "—Limitation on Asset Sales";

          (7)   the repurchase, redemption or other acquisition for value of Capital Stock of the Issuer or any Restricted Subsidiary representing fractional shares of such Capital Stock in connection with a merger or consolidation involving the Issuer or Restricted Subsidiary or any other transaction permitted by the Indenture;

          (8)   repurchases of Capital Stock deemed to occur upon the exercise or conversion of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise or conversion price thereof;

          (9)   the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Issuer or any Preferred Stock of any Restricted Subsidiary of the Issuer issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described below under the caption "—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock";

          (10) the payment of any dividend or any similar distribution by a Restricted Subsidiary to the holders (other than the Issuer or any Restricted Subsidiary) of Qualified Capital Stock of such Restricted Subsidiary; provided that such dividend or similar distribution is paid to all holders of such Qualified Capital Stock on a pro rata basis based on their respective holdings of such Qualified Capital Stock;

          (11) the defeasance, repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Issuer or any Restricted Subsidiary held by any current or former officers, directors or employees of the Issuer or any of its Restricted Subsidiaries in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock and phantom stock) in order to satisfy any tax withholding obligation with respect to such exercise or vesting;

          (12) any payments to dissenting stockholders not to exceed $5.0 million in the aggregate after the Issue Date (x) pursuant to applicable law or (y) in connection with the settlement or other satisfaction of claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by the Indenture;

          (13) any redemption of share purchase rights at a redemption price not to exceed $0.01 per right;

          (14) the purchase or redemption of any Acquired Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor, by application of (i) cash provided from operations in the ordinary course of business or (ii) proceeds from borrowings under the revolving portion of the Senior Credit Facility (so long as within 30 days prior to such purchase or redemption, a corresponding amount of borrowings under the revolving portion of the Senior Credit Facility was repaid from cash provided from operations in the ordinary course of business); provided, in any such case, that the Issuer is able to incur an additional $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under the caption "—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" after giving effect to such purchase or redemption; provided, further, that this clause (14) shall not permit the application of any proceeds from any other borrowings under any Credit Facility to effect any such purchase or redemption; or

          (15) any other Restricted Payments, which when combined with any other outstanding Restricted Payments made pursuant to this clause (15), does not exceed the greater of (a) $30.0 million and (b) 2.0% of Adjusted Consolidated Net Tangible Assets determined at the time of such Restricted Payment.

In determining the aggregate amount of Restricted Payments after the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2), (3)(i), (3)(ii)(a), (7), (12) and (13) of this paragraph shall be included in such calculation, and amounts expended pursuant to clauses (3)(ii)(b), (3)(iii), (4), (5), (6), (8), (9), (10), (11), (14) and (15) of this paragraph shall be excluded from such calculation. In determining the aggregate net cash proceeds or Fair Market Value of Property other than cash received by the Issuer from the issuance and sale of Qualified Capital Stock in accordance with clause (b) of the immediately preceding paragraph, amounts of cash received by the Issuer pursuant to clauses (2)(ii) or (3)(ii)(a), or the Fair Market Value of Capital Stock of the Issuer or any Restricted Subsidiary or Indebtedness of the Issuer or any Subsidiary Guarantor acquired or retired for value pursuant to clauses (2)(i) or (3)(i), of this paragraph shall be included in such calculation. For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (1) through (15) above or is entitled to be made pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify such Restricted Payment, or later classify, reclassify or re-divide all or a portion of such Restricted Payment, in any manner that complies with this covenant.

        Limitation on Asset Sales.    The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)   the Issuer or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of (as determined in good faith by the Issuer's Board of Directors);

          (2)   either (a) at least 75% of the consideration received by the Issuer or such Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition or (b) the Fair Market Value (determined at the time of receipt) of all forms of consideration other than cash and Cash Equivalents received for all Asset Sales since the Issue Date does not exceed in the aggregate 15% of the Adjusted Consolidated Net Tangible Assets of the Issuer at the time such determination is made; and

          (3)   the Issuer shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

            (a)   to repay or prepay Indebtedness outstanding under the Senior Credit Facility (or, if the Senior Credit Facility is no longer in existence, any of the Credit Facilities);

            (b)   to repay or prepay any Indebtedness of the Issuer that is secured by a Lien permitted to be incurred pursuant to "—Limitation on Liens" below;

            (c)   to make an investment (including, without limitation, capital expenditures) in (i) properties or assets that replace the properties or assets that were the subject of such Asset Sale or (ii) properties or assets that will be used in the Crude Oil and Natural Gas Business of the Issuer and its Restricted Subsidiaries or in businesses reasonably related thereto (collectively, "Replacement Assets");

            (d)   to make a Permitted Industry Investment or to acquire or make an investment in Crude Oil and Natural Gas Related Assets;

            (e)   to the extent not included in (c) or (d) above, any investment in (i) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or a Restricted Subsidiary, (ii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary, and (iii) Capital Stock of any Subsidiary of Issuer, provided that all the Capital Stock of such Subsidiary held by the Issuer or any of its Restricted Subsidiaries shall entitle the Issuer or such Restricted Subsidiary to not less than a pro rata share of all dividends or other distributions made by such Subsidiary upon any of such Capital Stock; or

            (f)    to make a combination of prepayment and investment permitted by the foregoing clauses (3)(a) through (3)(f).

        On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Issuer determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a) through (3)(f) of the immediately preceding paragraph (each a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have been received by the Issuer or such Restricted Subsidiary but which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a) through (3)(f) of the immediately preceding paragraph (each a "Net Proceeds Offer Amount") shall be applied by the Issuer or such Restricted Subsidiary, as the case may be, to make an offer to purchase (a "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30, nor more than 45, days following the applicable Net Proceeds Offer Trigger Date, from all Holders and, to the extent required by the terms of any Pari Passu Indebtedness, the holders of such Pari Passu Indebtedness, on a pro rata basis, that principal amount of Notes (and Pari Passu Indebtedness) purchasable with the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes (and Pari Passu Indebtedness) to be purchased (or, in the event such other Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus unpaid accrued interest, if any, thereon to the date of purchase; provided, however, that if at any time consideration other than cash or Cash Equivalents was received by the Issuer or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash or Cash Equivalents (other than interest received with respect to any such non-cash or non-Cash Equivalents consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

        The Issuer may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $40.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $40.0 million shall be applied as required pursuant to this covenant). Pending application of Net Cash Proceeds pursuant to this covenant, such Net Cash Proceeds may be temporarily invested in Cash Equivalents or applied to temporarily reduce revolving credit indebtedness.

        If the Note Proceeds Offer Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender Notes pursuant to the Net Proceeds Offer.

        Notwithstanding the first two paragraphs of this covenant, the Issuer and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent that:

          (1)   the consideration for such Asset Sale constitutes Replacement Assets and/or Crude Oil and Natural Gas Related Assets and/or the assumption of obligations secured by Liens that burden some or all of the assets being sold and/or cash or Cash Equivalents; provided that, in the case of any such assumption, (a) the Person assuming such obligations shall have no recourse with respect to such obligations to the Issuer or any of its Restricted Subsidiaries and (b) no assets of the Issuer or any of its Restricted Subsidiaries (other than those assets being sold) are subject to such Liens; and

          (2)   such Asset Sale is for Fair Market Value; provided that at least 75% of the total consideration received by the Issuer or any of its Restricted Subsidiaries in connection with any such Asset Sale shall be in the form of Replacement Assets and Crude Oil and Natural Gas Related Assets, the assumption of obligations secured by Liens described in (1) above, cash or Cash Equivalents, or any combination of the foregoing, and that any Net Cash Proceeds so received shall be subject to the provisions of clause (3) of the first paragraph and to the provisions of the second paragraph of this covenant.

        For the purposes of clause (2) of both the first and immediately preceding paragraphs of this covenant and for the purposes of clause (1) of the immediately preceding paragraph, the following are deemed to be cash or Cash Equivalents:

          (1)   the assumption of Indebtedness or other liabilities shown on the balance sheet of the Issuer (other than obligations in respect of Disqualified Stock of the Issuer) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock or Preferred Stock of a Subsidiary Guarantor) and the release of the Issuer or such Restricted Subsidiary from all liability on such Indebtedness or liabilities in connection with such Asset Sale (or in lieu of such a release, the agreement of the acquiror or its parent company to indemnify and hold the Issuer or such Restricted Subsidiary harmless from and against any loss, liability or cost in respect of such assumed Indebtedness or liabilities accompanied by the posting of a letter of credit (issued by a commercial bank that has an Investment Grade Rating) in favor of the Issuer or such Restricted Subsidiary for the full amount of the liability and for so long as the liability remains outstanding; provided, however, that such indemnifying party (or its long term debt securities) shall have an Investment Grade Rating (with no indication of a negative outlook or credit watch with negative implications, in any case, that contemplates such indemnifying party (or its long term debt securities) failing to have an Investment Grade Rating) at the time the indemnity is entered into); and

          (2)   securities received by the Issuer or any Restricted Subsidiary from the transferee that are converted by the Issuer or such Restricted Subsidiary into cash within 180 days of the Asset Sale, to the extent of cash received in that conversion.

        The requirement of clause 3(c), 3(d) or 3(e) above shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or investment referred to therein is entered into by the Issuer or any Restricted Subsidiary within the time period specified in clause (3) and such Net Cash Proceeds are subsequently applied in accordance with such agreement within six months following such agreement.

        Notice of each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in exchange for cash. To the extent Holders properly tender Notes and holders of Pari Passu Indebtedness properly tender such Indebtedness with an aggregate principal amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders and Pari Passu Indebtedness will be purchased on a pro rata basis (based on principal amounts of Notes and Pari Passu Indebtedness (or, in the case of Pari Passu Indebtedness issued with significant original issue discount based on the accreted value thereof) tendered). A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.

        The Issuer's ability to repurchase Notes in a Net Proceeds Offer may be restricted by the terms of the Senior Credit Facility and may be prohibited or otherwise limited by the terms of any then existing borrowing arrangements and the Issuer's financial resources. The exercise by the holders of Notes of their right to require the Issuer to repurchase the Notes upon a Net Proceeds Offer or a Change of Control Triggering Event could cause a default under these other agreements, even if the Change of Control Triggering Event or Asset Sale itself does not, due to the financial effect of such repurchases on the Issuer or otherwise. In the event a Change of Control or Asset Sale occurs at a time when the Issuer is prohibited from purchasing Notes, the Issuer could seek the consent of the applicable lenders to the purchase of Notes or could attempt to refinance the Indebtedness that contain such prohibitions. If the Issuer does not obtain a consent or repay the Indebtedness, the Issuer will remain prohibited from purchasing Notes. In that case, the Issuer's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which could, in turn, constitute a default under other Indebtedness.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

        If all or any portion of any Net Proceeds Offer Amount remains after consummation of a Net Proceeds Offer, the Issuer may use such remaining portion of such Net Proceeds Offer Amount for any purpose not otherwise prohibited by the Indenture.

        Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.    The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1)   pay dividends or make any other distributions on or in respect of its Capital Stock;

          (2)   make loans or advances, or to pay any Indebtedness or other obligation owed, to the Issuer or any other Restricted Subsidiary;

          (3)   guarantee any Indebtedness or any other obligation of the Issuer or any Restricted Subsidiary; or

          (4)   transfer any of its property or assets to the Issuer or any other Restricted Subsidiary,

except for such encumbrances or restrictions existing under or by reason of:

          (1)   With respect to clauses (1)-(4) above:

            (a)   applicable law;

            (b)   any encumbrance or restriction pursuant to or by reason of an agreement in effect at the Issue Date;

            (c)   (i) the Indenture or any other indentures governing Pari Passu Indebtedness; provided, however, that the provisions relating to such encumbrances or restriction contained in any such other indenture are no less favorable to the Holders in any material respect as determined by the Board of Directors of the Issuer in their reasonable and good faith judgment than the provisions relating to such encumbrances or restrictions contained in the Indenture or (ii) instruments governing other Indebtedness of the Issuer or any of its Restricted Subsidiaries permitted to be incurred pursuant to an agreement entered into subsequent to the Issue Date in accordance with the covenant described under the caption "—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock"; provided that the provisions relating to such encumbrance or restriction contained in such instruments are not materially less favorable to the Issuer and its Restricted Subsidiaries taken as a whole, as determined by the Issuer in good faith, than the provisions contained in the Senior Credit Facility and in the Indenture as in effect on the Issue Date;

            (d)   the Senior Credit Facility;

            (e)   customary encumbrances and restrictions contained in agreements of the types described in the definition of "Permitted Industry Investments";

            (f)    customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary;

            (g)   any encumbrance or restriction pursuant to or by reason of an instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to such Restricted Subsidiary, or the properties or assets of such Restricted Subsidiary, other than the Person or the properties or assets of the Person so acquired;

            (h)   customary restrictions with respect to a Restricted Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary to be consummated in accordance with the terms of the Indenture solely in respect of the assets or Capital Stock to be sold or disposed of;

            (i)    any instrument governing a Permitted Lien, to the extent and only to the extent such instrument restricts the transfer or other disposition of assets subject to such Permitted Lien;

            (j)    encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of, or from the ability of the Issuer and the Restricted Subsidiaries to realize the value of, property or assets of the Issuer or any Restricted Subsidiary in any manner material to the Issuer or any Restricted Subsidiary;

            (k)   an agreement governing Refinancing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (c), (d) or (g) above or this clause (k), or contained in any amendment to an agreement referred to in clause (b), (c), (d) or (g) above or this clause (k); provided, however, that the provisions relating to such encumbrance or restriction contained in any such agreement governing Refinancing Indebtedness or amended agreement are, taken as a whole, no less favorable to the Holders in any material respect as determined by the Board of Directors of the Issuer in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in the applicable agreement referred to in such clause (b), (c), (d) or (g) or this clause (k);

            (l)    Commodity Agreements, Currency Agreements or Interest Rate Agreements permitted from time to time under the Indenture;

            (m)  the issuance of Preferred Stock by a Restricted Subsidiary or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such Preferred Stock is permitted pursuant to the covenant described under "—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and the terms of such Preferred Stock do not expressly restrict the ability of a Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such Preferred Stock prior to paying any dividends or making any other distributions on such other Capital Stock); and

            (n)   restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

          (2)   with respect to clause (4) above only:

            (a)   any encumbrance or restriction contained in security agreements, mortgages, purchase money agreements, Capital Lease Obligations or similar instruments securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements, mortgages, purchase money agreements or similar instruments;

            (b)   restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

            (c)   provisions with respect to the disposition or distribution of assets or property in operating agreements, joint venture agreements, development agreements, area of mutual interest agreements, unitization agreements and other agreements that are customary in the Crude Oil and Natural Gas Business and entered into in the ordinary course of business; and

            (d)   provisions limiting the disposition or distribution of assets or property in, or transfer of Capital Stock of, joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into (i) in the ordinary course of business, consistent with past practice or (ii) with the approval of the Issuer's Board of Directors, which limitations are applicable only to the assets, property or Capital Stock that are the subject of such agreements.

        Limitation on Liens.    The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind, which Liens secure Indebtedness, against or upon any property or assets of the Issuer or any of its Restricted Subsidiaries (whether owned on the Issue Date or acquired after the Issue Date), other than Permitted Liens, unless:

          (1)   in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes or any Subsidiary Guarantee, the Notes or such Subsidiary Guarantee, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens at least to the same extent as the Notes are senior in priority to such Indebtedness for so long as such Indebtedness is so secured; and

          (2)   in all other cases, the Notes and the Subsidiary Guarantees are equally and ratably secured with the Indebtedness so secured for so long as such Indebtedness is so secured.

        Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien.

        Merger, Consolidation and Sale of Assets.    The Issuer will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Issuer's assets (determined on a consolidated basis for the Issuer and its Restricted Subsidiaries), unless:

          (1)   either:

            (a)   (i) the Issuer shall be the surviving or continuing entity or (ii) the sale or other disposition is by one or more Restricted Subsidiaries to one or more other Restricted Subsidiaries; or

            (b)   the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition all or substantially all of the Issuer's assets (as so determined) (the "Surviving Entity"):

              (x)   shall be an entity organized and validly existing under the laws of the United States or any state thereof or the District of Columbia; and

              (y)   shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and the Indenture on the part of the Issuer to be performed or observed;

          (2)   immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness incurred or anticipated to be incurred or repaid in connection with or in respect of such transaction as if the same had occurred at the beginning of the applicable Four Quarter Period) and the application of any net proceeds therefrom, the Issuer or such Surviving Entity, as the case may be, either (x) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant entitled "—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" above, or (y) would have a Consolidated EBITDAX Coverage Ratio that is equal to or greater than the Consolidated EBITDAX Coverage Ratio of the Issuer immediately prior to such transaction; provided, however, that this clause (2) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Issuer or one or more other Restricted Subsidiaries or (B) the Issuer merging with an Affiliate of the Issuer solely for the purpose and with the sole effect of reincorporating the Issuer in another jurisdiction, converting to an entity taxable for federal income tax purposes as a corporation or a combination of the foregoing;

          (3)   immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness incurred or anticipated to be incurred or repaid and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; provided, however, that this clause (3) will not be applicable to a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Issuer or one or more other Restricted Subsidiaries; and

          (4)   the Issuer or the Surviving Entity, as the case may be, shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Issuer, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

        Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer is not the Surviving Entity, the Surviving Entity formed by such consolidation or into which the Issuer is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture and the Notes with the same effect as if such Surviving Entity had been named as such, and thereafter (except in the case of a lease of all or substantially all of the Issuer's assets) the Issuer will be relieved of all obligations and covenants under the Indenture and the Notes.

        Each Subsidiary Guarantor (other than any Subsidiary Guarantor whose Subsidiary Guarantee is to be released in accordance with the terms of the Subsidiary Guarantee and the Indenture in connection with any transaction complying with the provisions of the Indenture described under "—Limitation on Asset Sales") will not, and the Issuer will not cause or permit any such Subsidiary Guarantor to, consolidate with or merge with or into any Person other than the Issuer or another Restricted Subsidiary that is a Subsidiary Guarantor unless:

          (1)   the entity formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is an entity organized and existing under the laws of the United States or any state thereof or the District of Columbia;

          (2)   such entity (if other than the Subsidiary Guarantor) assumes by execution of a supplemental indenture all of the obligations of the Subsidiary Guarantor under its Subsidiary Guarantee; and

          (3)   immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

        Any merger or consolidation of a Subsidiary Guarantor with and into the Issuer (with the Issuer being the surviving entity) or another Restricted Subsidiary that is a Subsidiary Guarantor need only comply with clause (4) of the first paragraph of this covenant.

        The covenant described under "Mergers and Similar Transactions" in the accompanying prospectus will not apply to the Notes except as and to the extent of the covenant described above.

        Limitation on Transactions with Affiliates.    The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, amend or conduct any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property, the guaranteeing of any Indebtedness or the rendering of any service) with, or for the benefit of, any of their respective Affiliates (each an "Affiliate Transaction"), other than Affiliate Transactions that are on terms that, taken as a whole, are fair and reasonable to the Issuer or the applicable Restricted Subsidiary and are no less favorable to the Issuer or the applicable Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Issuer or such Restricted Subsidiary.

        Any Affiliate Transaction (and each series of related Affiliate Transactions which are part of a common plan) that involves aggregate payments or other property with a Fair Market Value in excess of $10.0 million shall be approved by a majority of the disinterested members of the Board of Directors of the Issuer, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Issuer or any Restricted Subsidiary enters into an Affiliate Transaction (or a series of related Affiliate Transactions which are part of a common plan) that involves an aggregate Fair Market Value of more than $25.0 million, the Issuer shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Issuer or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Advisor and file the same with the Trustee.

        The restrictions set forth in the second paragraph of this covenant shall not apply to:

          (1)   reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary as determined in good faith by the disinterested members of the Board of Directors of the Issuer or such Restricted Subsidiary, as the case may be;

          (2)   transactions exclusively between or among the Issuer and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries; provided, however, that such transactions are not otherwise prohibited by the Indenture;

          (3)   any Investment or other Restricted Payments permitted by the Indenture;

          (4)   any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment or severance arrangements, stock options and stock ownership, phantom stock or other incentive compensation plans approved by the Board of Directors of the Issuer;

          (5)   (a) loans or advances to officers, directors or employees in the ordinary course of business in accordance with the past practices of the Issuer or its Restricted Subsidiaries, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time; and (b) advances to or reimbursements of officers, directors or employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

          (6)   the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Issuer to, or the receipt by the Issuer of any capital contribution from, the holders of its Capital Stock;

          (7)   transactions and arrangements in effect, or effected in accordance with agreements or arrangements in effect, on the Issue Date, including any modifications, extensions or renewals thereof that do not adversely affect the Issuer and its Restricted Subsidiaries, considered as a single enterprise in any material respect as compared to the kinds of transactions, arrangements or agreements in effect on the Issue Date;

          (8)   transactions with a Person that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Subsidiary, an equity interest in, or controls, such Person;

          (9)   transactions with any joint venture or similar entity, which joint venture or similar entity is an Affiliate of the Issuer solely because an Affiliate of the Issuer is a general partner in such joint venture or similar entity; provided that Affiliates (all such Affiliates taken together) of the Issuer (other than the Issuer and its Restricted Subsidiaries) do not in the aggregate beneficially own or hold, directly or indirectly, 10% or more of any class of voting interests in such joint venture or similar entity;

          (10) (a) guarantees by the Issuer or any of its Restricted Subsidiaries of performance of obligations of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (b) pledges by the Issuer or any Restricted Subsidiary of Capital Stock in Unrestricted Subsidiaries for the benefit of lenders or other creditors of Unrestricted Subsidiaries; and

          (11) any transaction in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of the first paragraph of this covenant.

        Limitation on Restricted and Unrestricted Subsidiaries.    At the time the Notes are originally issued, all of the Subsidiaries of the Issuer (Circle B Land Company LLC, Bill Barrett CBM Corporation and Bill Barrett CBM, LLC) will be Restricted Subsidiaries. As the Issuer or any of its Subsidiaries forms or acquires Subsidiaries, each newly formed or acquired Subsidiary shall be designated by the Issuer's Board of Directors as a Restricted Subsidiary or an Unrestricted Subsidiary, provided that (1) any Subsidiary of any already existing Unrestricted Subsidiary shall be (and shall be deemed designated as) an Unrestricted Subsidiary (without necessity for any Board of Directors resolution), (2) subject to the foregoing clause (1), any designation of an Unrestricted Subsidiary (other than during any Fall-Away Period) shall be effective only if the Investment in that Subsidiary is made in compliance with the covenant described above under "—Limitation on Restricted Payments," and (3) subject to the foregoing clause (1), any failure by the Issuer's Board of Directors to affirmatively make such a designation of a Subsidiary shall be deemed a designation (in compliance with the Indenture) of such Subsidiary as a Restricted Subsidiary. After a Subsidiary of the Issuer has been designated as an Unrestricted Subsidiary, the Board of Directors of the Issuer may, if no Default or Event of Default would arise therefrom, redesignate such Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

          (1)   any such redesignation shall be deemed to be an incurrence as of the date of such redesignation (other than during any Fall-Away Period) by the Issuer and its Restricted Subsidiaries of the Indebtedness (if any) of such redesignated Subsidiary for purposes of the covenant under "—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" above;

          (2)   unless such redesignated Subsidiary shall not have any Indebtedness outstanding, other than Indebtedness which would be Permitted Indebtedness, no such designation shall be permitted (other than during any Fall-Away Period) if immediately after giving effect to such redesignation and the incurrence of any such additional Indebtedness the Issuer could not incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to "—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" above; and

          (3)   other than during any Fall-Away Period, such Subsidiary assumes by execution of a supplemental indenture all of the obligations of a Subsidiary Guarantor under a Subsidiary Guarantee if the aggregate Indebtedness for which such Subsidiary is an obligor or guarantor is at least $10.0 million in aggregate principal amount.

        After a Subsidiary of the Issuer has been designated as a Restricted Subsidiary, the Board of Directors of the Issuer also may, if no Default or Event of Default would arise therefrom, redesignate any Restricted Subsidiary to be an Unrestricted Subsidiary if such redesignation is at that time permitted under "—Limitation on Restricted Payments" above. Upon such permitted redesignation, such former Restricted Subsidiary's Subsidiary Guarantee will be released.

        Any such designation or redesignation (other than any deemed designation referred to in clause (1) of the proviso to the first paragraph of this covenant) of an Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Board of Directors giving effect to such designation or redesignation and an Officers' Certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth in reasonable detail the underlying calculations.

        For purposes of the covenant described under "—Limitation on Restricted Payments" above:

          (1)   an "Investment" shall be deemed to have been made at the time any Restricted Subsidiary is designated as an Unrestricted Subsidiary in an amount (proportionate to the Issuer's equity interest in such Subsidiary) equal to the net worth of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated as an Unrestricted Subsidiary ("net worth" to be calculated based upon the Fair Market Value of the assets of such Subsidiary as of any such date of designation as such Fair Market Value is determined in good faith by the Issuer's Board of Directors); and

          (2)   any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer as such Fair Market Value is determined in good faith by the Issuer's Board of Directors.

        Notwithstanding the foregoing, the Board of Directors may not designate any Subsidiary of the Issuer to be an Unrestricted Subsidiary (other than during any Fall-Away Period) if, after such designation or redesignation:

          (1)   the Issuer or any Restricted Subsidiary:

            (a)   provides credit support for, or a guarantee of, any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness); or

            (b)   is otherwise directly or indirectly liable for any Indebtedness of such Subsidiary; or

          (2)   such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any Restricted Subsidiary which (a) is not a Subsidiary of the Subsidiary to be so designated and (b) is not also then being designated as an Unrestricted Subsidiary.

        During any Fall-Away Period, a Subsidiary may be redesignated an Unrestricted Subsidiary only if such Restricted Subsidiary does not own, at that time, Restricted Property, unless such Restricted Subsidiary constitutes, at the time of redesignation, less than 15% of the Issuer's Adjusted Consolidated Net Tangible Assets.

        Subsidiary Guarantors.    If, after the Issue Date, any Restricted Subsidiary (including any newly formed, newly acquired or newly redesignated Restricted Subsidiary but excluding any Foreign Subsidiary) incurs or guarantees any Indebtedness, which when combined with any other such

Indebtedness for which such Restricted Subsidiary is an obligor or guarantor, is at least $10.0 million in aggregate principal amount, the Issuer shall cause such Restricted Subsidiary to:

          (1)   execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer's obligations under the Notes and the Indenture on the terms set forth in the Indenture; and

          (2)   deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary in accordance with its terms.

        Thereafter, such Restricted Subsidiary shall be a Subsidiary Guarantor for all purposes of the Indenture, subject to such Restricted Subsidiary ceasing to be a Subsidiary Guarantor when its Subsidiary Guarantee is released in accordance with the terms of the Indenture.

        Reports to Holders.    The Indenture will provide that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Issuer will file with the SEC for public availability (unless the SEC will not accept such a filing, in which case the Issuer will, or will cause the Trustee to, furnish the Holders of Notes and securities analysts and prospective investors (upon request)):

          (1)   all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Issuer and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer, if any) and, with respect to the annual information only, a report thereon by the Issuer's certified independent accountants; and

          (2)   all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations.

        In the event that any direct or indirect parent company of the Issuer becomes a guarantor of the Notes, the Issuer may satisfy its obligations under this covenant by furnishing financial information relating to such parent; provided that (a) such financial statements are accompanied by consolidating financial information for such parent, the Issuer, the Subsidiary Guarantors and the Subsidiaries of the Issuer that are not Subsidiary Guarantors in the manner prescribed by the SEC and (b) such parent is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Capital Stock of the Issuer.

No Personal Liability of Directors, Officers and Employees

        No director, officer, employee, incorporator, partner, member or stockholder of the Issuer or any Subsidiary Guarantor, as such, shall have any liability for any of the Issuer's or any Subsidiary Guarantor's obligations under the Notes or the Indenture or any Subsidiary Guaranty or any claim based on, in respect of, by reason of, these obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Events of Default

        The following events will be defined in the Indenture as "Events of Default":

          (1)   the failure to pay interest on any Notes when the same becomes due and payable and the failure continues for a period of 30 days;

          (2)   the failure by the Issuer to (a) pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise, or (b) consummate a purchase of Notes when required pursuant to the covenants described above under "—Change of Control" and "—Certain Covenants—Limitation on Asset Sales";

          (3)   the failure to comply with any other covenant contained in the Indenture and described above under the caption "—Certain Covenants," which failure continues for a period of 30 days after the Issuer receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (including any Additional Notes) (except in the case of a failure to comply with any of the terms or provisions of (i) the first paragraph of "—Certain Covenants—Merger, Consolidation and Sale of Assets" which will constitute an Event of Default with such notice requirement but without such passage of time requirement or (ii) "—Certain Covenants—Reports to Holders," which will constitute an Event of Default only after a period of 90 days after such notice);

          (4)   the failure of the Issuer or any Subsidiary Guarantor to comply with its other agreements contained in the Indenture for 60 days after the Issuer receives written notice from the Trustee or the Holders of 25% in principal amount of the outstanding Notes (including any Additional Notes) specifying the failure (and demanding that such failure be remedied);

          (5)   a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Issuer or of any Restricted Subsidiary (or the payment of which is guaranteed by the Issuer or any Restricted Subsidiary), whether such Indebtedness exists on the Issue Date or is created thereafter, which default (i) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness after any applicable grace period provided in such Indebtedness on the date of such default (a "payment default") or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates at least $50.0 million;

          (6)   one or more judgments for the payment of money in an aggregate amount in excess of $50.0 million (unless covered by insurance by a reputable insurer as to which the insurer has not disclaimed coverage) shall have been rendered against the Issuer or any of its Restricted Subsidiaries and such judgment(s) remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

          (7)   certain events of bankruptcy affecting the Issuer or any of its Significant Subsidiaries; or

          (8)   any of the Subsidiary Guarantees cease to be in full force and effect or any of the Subsidiary Guarantees are declared to be null and void or invalid and unenforceable or any of the Subsidiary Guarantors denies or disaffirms its liability under its Subsidiary Guarantees (other than by reason of release of a Subsidiary Guarantor in accordance with the terms of the Indenture).

        The Indenture will provide that, if an Event of Default (other than an Event of Default specified in clause (7) above relating to the Issuer) shall occur and be continuing, the Holders of at least 25% in principal amount of outstanding Notes (including any Additional Notes) may, or the Trustee may, in the event that the Trustee is deemed to have notice of such Event of Default, declare the principal of, premium, if any, and accrued and unpaid interest on all the Notes to be due and payable by notice in writing to the Issuer and the Trustee specifying the Event of Default and that it is a "notice of acceleration," and the same shall become immediately due and payable. If an Event of Default specified in clause (7) above relating to the Issuer occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The effect of such provision may be limited by applicable law. Notwithstanding the foregoing, if an Event of Default specified in clause (5) above shall have occurred and be continuing, such Event of Default and any acceleration resulting therefrom shall be automatically rescinded if (i) the Indebtedness that is the subject of such Event of Default has been repaid, or (ii) the default relating to such Indebtedness has been waived or cured and, if such Indebtedness has been accelerated, the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness.

        The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes (including any Additional Notes) may rescind and cancel such declaration and its consequences:

          (1)   if the rescission would not conflict with any judgment or decree;

          (2)   if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of such acceleration;

          (3)   to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

          (4)   if the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and (5) in the event of the cure or waiver of an Event of Default of the type described in clause (7) of the description of Events of Default above, the Trustee shall have received an officers' certificate that such Event of Default has been cured or waived; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The Indenture will provide that, at any time prior to the declaration of acceleration of the Notes, the Holders of a majority in principal amount of the Notes (including any Additional Notes) may waive (including by any waivers obtained in connection with a purchase of, or tender or exchange offer for, Notes) any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

        The Indenture will provide that, Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, whether or not an Event of Default shall occur and be continuing, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes (including any Additional Notes) have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee reasonably determines is unduly prejudicial to the rights of any other Holder of a Note or that would in the opinion of its counsel involve the Trustee in personal liability.

        The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuer is required within five Business Days to deliver to the Trustee a statement specifying such Default or Event of Default.

        The matters described under "Events of Default" in the accompanying prospectus will not apply to the Notes except as and to the extent described above.

Legal Defeasance and Covenant Defeasance

        The Issuer may, at its option and at any time, elect to have their obligations and the corresponding obligations of the Subsidiary Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, and satisfied all of its obligations with respect to the Notes, except for:

          (1)   the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

          (2)   the Issuer's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

          (3)   the rights, powers, trust, duties and immunities of the Trustee and the Issuer's obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the Indenture.

        In addition, the Issuer may, at its option and at any time, elect to terminate its obligations under "—Change of Control" and under all of the covenants that are described in the "—Certain Covenants" (other than the covenant described in the first paragraph under "—Merger, Consolidation and Sale of Assets," except to the extent described below) and the operation of clause (2)(b), clauses (3) through (6) and clause (8) under "—Events of Default" and the limitations described in clause (2) of the first paragraph under the covenant "—Merger, Consolidation and Sale of Assets" and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes ("Covenant Defeasance"). In the event of Legal Defeasance, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. In the event Covenant Defeasance occurs, certain events (other than nonpayment, bankruptcy, receivership, reorganization and insolvency events) described under "—Events of Default" will no longer constitute an Event of Default with respect to the Notes. If the Issuer exercises either its Legal Defeasance or Covenant Defeasance option, each Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in United States dollars, non-callable United States government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

          (2)   in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

            (a)   the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling; or

            (b)   since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default, of which the Trustee is deemed to have notice, shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

          (5)   such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other Indebtedness incurred under clause (1) of the definition of "Permitted Indebtedness";

          (6)   the Issuer shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over any other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or others;

          (7)   the Issuer shall have delivered to the Trustee an officers' certificate stating that all conditions precedent relating to such Legal Defeasance or Covenant Defeasance, as applicable, have been complied with; and

          (8)   the Issuer shall have delivered to the Trustee an opinion of counsel (which opinion of counsel may be subject to customary assumptions, qualifications and exclusions), stating that all conditions precedent relating to such Legal Defeasance or Covenant Defeasance, as applicable, have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.

        The matters described under "Defeasance, Covenant Defeasance and Satisfaction and Discharge" in the accompanying prospectus will not apply to the Notes except as and to the extent of the matters described above.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

          (1)   either:

            (a)   all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or

            (b)   all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds (constituting cash in U.S. dollars, non-callable Cash Equivalents within the meaning of clauses (1) or (2) of the definition thereof or a combination of cash in U.S. dollars and such non-callable Cash Equivalents) in an amount sufficient (without consideration or any reinvestment of interest) to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

          (2)   the Issuer has paid all other sums payable under the Indenture by the Issuer; and

          (3)   the Issuer has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.

        The matters described under "Defeasance, Covenant Defeasance and Satisfaction and Discharge" in the accompanying prospectus will not apply to the Notes except as and to the extent of the matters described above.

Modification of the Indenture

        From time to time, the Issuer, the Subsidiary Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, to comply with any requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA, to make any change that would provide any additional benefit or rights to the Holders or that does not adversely affect the rights of any Holder, to conform the Indenture to the Description of the Notes herein or to, in certain circumstances, comply with the Indenture. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel; provided, however, that in delivering such opinion of counsel, such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including any Additional Notes) issued under the Indenture (including consents obtained in connection with a purchase of, or tender or exchange offer for, Notes), except that, without the consent of each Holder affected thereby, no amendment may (with respect to Notes held by any non-consenting Holder):

          (1)   reduce the amount of Notes whose Holders must consent to an amendment;

          (2)   reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

          (3)   reduce the principal of or change or have the effect of changing the fixed maturity of any Notes;

          (4)   reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "—Optional Redemption" above; provided,

  however, that solely for the avoidance of doubt and without any other implication, redemption shall not be deemed to include any purchase or repurchase of Notes;

          (5)   make any Notes payable in money other than that stated in the Notes;

          (6)   make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

          (7)   amend, change or modify in any material respect the obligation of the Issuer (A) to make and consummate a Change of Control Offer in the event a Change of Control Triggering Event has occurred or (B) to make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions applicable to any such Change of Control Triggering Event or Asset Sale that has occurred or been consummated;

          (8)   modify or change any provision of the Indenture or the related definitions affecting the ranking in right of payment of the Notes or any Subsidiary Guarantee as senior unsecured indebtedness of the Issuer or the relevant Subsidiary Guarantors, as the case may be, in a manner which adversely affects the Holders; or

          (9)   release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

        The matters described under "Modifications and Waivers" in the accompanying prospectus will not apply to the Notes except as and to the extent of the matters described above.

Governing Law

        The Indenture will provide that the Indenture, the Notes and the Subsidiary Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

        The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise thereof as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

        A successor Trustee may be appointed in accordance with the terms of the Indenture.

        The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Issuer or a Subsidiary Guarantor, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided, however, that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Definitions

        Set forth below is a summary of certain of the defined terms to be used in the Indenture. Reference is made to the form of Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness or Preferred Stock of a Person or any of its Subsidiaries (1) existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Issuer or any of its Restricted Subsidiaries or (2) which becomes Indebtedness or Preferred Stock of the Issuer or a Restricted Subsidiary in connection with the acquisition of assets from such Person, in each case not incurred in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation.

        "Acquired Subordinated Indebtedness" means Indebtedness of the Issuer or any Subsidiary Guarantor that (i) is subordinated or junior in right of payment to the Notes or such Subsidiary Guarantor's Subsidiary Guarantee, as the case may be, (ii) constitutes Acquired Indebtedness and (iii) was not incurred in connection with, or in contemplation of, another Person merging with or into, or becoming a Restricted Subsidiary of, the Issuer or any of its Subsidiaries.

        "Additional Assets" means:

          (1)   any property, plant, equipment or other asset (excluding current assets) to be used by the Issuer or a Restricted Subsidiary in the Crude Oil and Natural Gas Business;

          (2)   capital expenditures by the Issuer or a Restricted Subsidiary in the Crude Oil and Natural Gas Business;

          (3)   the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or a Restricted Subsidiary; or

          (4)   Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (3) and (4), such Restricted Subsidiary is primarily engaged in the Crude Oil and Natural Gas Business.

        "Adjusted Consolidated Net Tangible Assets" or "ACNTA" of a Person means (without duplication), as of the date of determination:

          (1)   the sum of:

            (a)   discounted future net revenues from proved oil and gas reserves of the Issuer and its Restricted Subsidiaries, calculated in accordance with Commission guidelines (before any state or federal or other income tax), as estimated by a nationally recognized firm of independent petroleum engineers or the Issuer in a reserve report prepared by the Issuer's petroleum engineers as of a date no earlier than the date of the Issuer's latest annual consolidated financial statements, as increased by, as of the date of determination, the estimated discounted future net revenues from:

                (i)  estimated proved oil and gas reserves acquired by the Issuer and its Restricted Subsidiaries since the date of such year-end reserve report; and

               (ii)  estimated oil and gas reserves attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to exploration, development or exploitation, production and other activities, which reserves were not reflected in such reserve report which would, in accordance with standard industry practice, result in such determinations, in each of cases (i) and (ii) calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from:

              (iii)  estimated proved oil and gas reserves produced or disposed of since the date of such year-end reserve report; and

              (iv)  estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to changes in geological conditions, exploration, development or exploitation, production or other activities conducted since the date of such reserve report or other factors which would, in accordance with standard industry practice, cause such revisions, in each of cases (iii) and (iv) calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report) and, in the case of each of clauses (i), (ii), (iii) and (iv), as estimated by the Issuer's petroleum engineers or any independent petroleum engineers engaged by the Issuer for that purpose; plus

            (b)   the capitalized costs that are attributable to oil and gas properties of the Issuer and its Subsidiaries to which no proved oil and gas reserves are attributable, based on the Issuer's books and records as of a date no earlier than the date of the Issuer's most recent annual or quarterly financial statements; plus

            (c)   the Net Working Capital on a date no earlier than the date of the Issuer's most recent consolidated annual or quarterly financial statements; plus

            (d)   with respect to each other tangible asset of the Issuer or its consolidated Restricted Subsidiaries specifically including, but not to the exclusion of any other qualifying tangible assets, the Issuer's or its consolidated Restricted Subsidiaries' gas gathering and processing facilities, land, equipment, leasehold improvements, investments carried on the equity method, restricted cash and the carrying value of marketable securities, the greater of (i) the net book value of such other tangible asset on a date no earlier than the date of the Issuer's most recent consolidated annual or quarterly financial statements and (ii) the appraised value, as estimated by independent appraisers, of such other tangible assets of the Issuer and its Restricted Subsidiaries (provided that the Issuer may rely on subclause (i) of this clause (d) if no appraisal is available or has been obtained), as of a date no earlier than the date of the Issuer's latest audited financial statements; minus

          (2)   minority interests and, to the extent not otherwise taken into account in determining Adjusted Consolidated Net Tangible Assets, any net natural gas balancing liabilities of the Issuer and its consolidated Restricted Subsidiaries reflected in the Issuer's latest audited financial statements.

        In addition to, but without duplication of, the foregoing, for purposes of this definition, "Adjusted Consolidated Net Tangible Assets" shall be calculated after giving effect, on a pro forma basis, to (A) any Investment not prohibited by the Indenture, to and including the date of the transaction giving rise to the need to calculate Adjusted Consolidated Net Tangible Assets (the "Assets Transaction Date"), in any other Person that, as a result of such Investment, becomes a Restricted Subsidiary of the Issuer, (B) the acquisition, to and including the Assets Transaction Date (by merger, consolidation or purchase of stock or assets), of any business or assets, including, without limitation, Permitted Industry Investments, and (C) any sales or other dispositions of assets permitted by the Indenture (other than sales of Hydrocarbons or other mineral products in the ordinary course of business) occurring on or prior to the Assets Transaction Date. If the Issuer changes its method of accounting from the successful efforts method to the full costs method or a similar method of accounting, "ACNTA" will continue to be calculated as if the Issuer were still using the successful efforts method of accounting.

        "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

        "Affiliate Transaction" has the meaning set forth under "—Certain Covenants—Limitation on Transactions with Affiliates."

        "Asset Acquisition" means (1) an Investment by the Issuer or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Issuer or any Restricted Subsidiary, or (2) the acquisition by the Issuer or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, exchange, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Issuer or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Issuer or a Restricted Subsidiary of:

          (1)   any Capital Stock of any Restricted Subsidiary; or

          (2)   any other property or assets (including any interests therein) (other than cash or Cash Equivalents) of the Issuer or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction; provided, however, that Asset Sales shall not include:

            (a)   the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Issuer in a transaction which is (i) made in compliance with the provisions of "—Certain Covenants—Merger, Consolidation and Sale of Assets" or (ii) subject to the provisions of "—Change of Control";

            (b)   any Investment in an Unrestricted Subsidiary which is made in compliance with the provisions of "—Certain Covenants—Limitation on Restricted Payments" above;

            (c)   disposals, abandonments or replacements of damaged, unserviceable, worn-out or other obsolete equipment or other assets or assets that are no longer useful in the conduct of the Crude Oil and Natural Gas Business of the Issuer and its Restrict Subsidiaries;

            (d)   the sale, lease, conveyance, disposition or other transfer (each, a "Transfer") by the Issuer or any Restricted Subsidiary of assets or property, or the issuance or sale of Capital Stock by a Restricted Subsidiary, to the Issuer or one or more Restricted Subsidiaries;

            (e)   any disposition or other Transfer of Hydrocarbons or other mineral products in the ordinary course of business or the Transfer of equipment, inventory, products, services, accounts receivable or other assets in the ordinary course of business;

            (f)    any Transfer of an interest in an oil, gas or mineral property, pursuant to a farm-out, farm-in, joint operating, overriding royalty interest, area of mutual interest or unitization agreement, or other similar or customary arrangement or agreement that the Issuer or any Restricted Subsidiary determines in good faith to be necessary or appropriate for the economic development of such Property other than Production Payments and Reserve Sales;

            (g)   surrender or waiver of contract rights, oil and gas leases or property related thereto, abandonment of any oil or gas property or interests therein or the settlement, release or surrender of contract, tort or other claims of any kind;

            (h)   any disposition of defaulted receivables that have been written-off as uncollectible that arose in the ordinary course of business for collection;

            (i)    any Asset Swap;

            (j)    the Transfer by the Issuer or any Restricted Subsidiary of assets or property in any single transaction or series of related transactions that involve assets or properties having a Fair Market Value (valued at the Fair Market Value of such assets or property at the time of such Transfer) not to exceed $20.0 million;

            (k)   a Restricted Payment that does not violate the covenant described above under the caption "—Certain Covenants—Limitation on Restricted Payments" or a Permitted Investment (including, without limitation, unwinding any Commodity Agreements, Interest Rate Agreements or Currency Agreements);

            (l)    any Production Payments and Reserve Sales, provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Crude Oil and Natural Gas Business for geologists, geophysicists and other providers of technical services to the Issuer or a Restricted Subsidiary, shall have been created, incurred, issued, assumed or Guaranteed in connection with the acquisition or financing of, and within 60 days after the acquisition of, the property that is subject thereto;

            (m)  the disposition (whether or not in the ordinary course of the Crude Oil and Natural Gas Business) of oil or gas properties or direct or indirect interests in real property; provided that at the time of such sale or transfer such properties do not have associated with them any proved reserves;

            (n)   the farm-out, lease or sublease of developed or undeveloped crude oil or natural gas properties owned or held by the Issuer or such Restricted Subsidiary in exchange for crude oil and natural gas properties owned or held by another Person;

            (o)   the creation or perfection of a Lien (but not, except to the extent contemplated in clause (p) below, the sale or other disposition of the properties or assets subject to such Lien);

            (p)   the creation or perfection of a Permitted Lien and the exercise by any Person in whose favor a Permitted Lien is granted of any of its rights in respect of that Permitted Lien;

            (q)   the licensing or sublicensing of intellectual property, including, without limitation, licenses for seismic data, in the ordinary course of business and which do not materially interfere with the business of the Issuer and its Restricted Subsidiaries; and

            (r)   the disposition of oil and natural gas properties in connection with tax credit transactions complying with Section 29 of the Internal Revenue Code or any successor or analogous provisions of the Internal Revenue Code.

        "Asset Swap" means any trade or exchange by the Issuer or any Restricted Subsidiary of oil and gas properties or other properties or assets for oil and gas properties or other properties or assets owned or held by another Person; provided that the Fair Market Value of the properties or assets traded or exchanged by the Issuer or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the Fair Market Value of the properties or assets (together with any cash) to be received by the Issuer or such Restricted Subsidiary, and provided, further, that any Net Cash Proceeds received must be applied in accordance with "—Certain Covenants—Limitation on Asset Sales."

        "Board of Directors" means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof including, in the case of a limited partnership, the board of directors of the managing general partner thereof.

        "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Business Day" means any day other than a Saturday, Sunday or any other day on which commercial banking institutions in the City of New York are required or authorized by law or other governmental action to be closed.

        "Capital Stock" means:

          (1)   with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and including any warrants, options or rights to acquire any of the foregoing and instruments convertible into any of the foregoing;

          (2)   with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person; and

          (3)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing clauses (1), (2) and (3) any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

        "Capitalized Lease Obligation" means, as to any Person, an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP (other than any obligation that is required to be classified and accounted for as an operating lease for financial reporting purposes in accordance with GAAP as in effect on the Issue Date), and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under "—Certain Covenants—Limitation on Liens," a Capitalized Lease Obligation will be deemed to be secured by a Lien on the property being leased.

        "Cash Equivalents" means:

          (1)   marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

          (2)   marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the three highest ratings obtainable from either S&P or Moody's;

          (3)   commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having one of the two highest ratings obtainable from Moody's or S&P;

          (4)   certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof or demand deposit accounts and Eurodollar time deposits and overnight bank deposits issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $100 million;

          (5)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1) or (2) above entered into with any bank meeting the qualifications specified in clause (4) above;

          (6)   deposits in money market funds investing in instruments of the type specified in clauses (1) through (5) above; and

          (7)   money market mutual or similar funds having assets in excess of $100 million.

        "Change of Control" means the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Issuer to any Person or Group other than the Permitted Holders (each, a "Transferee") as such terms are used in Section 13(d) and 14(d) of the Exchange Act (whether or not otherwise in compliance with the provisions of the Indenture), but excluding any such sale, lease, exchange or other transfer as part of a transaction in compliance with "—Certain Covenants—Merger, Consolidation and Sale of Assets" if the owners of the Capital Stock of the Issuer immediately prior to such transaction own at least a majority of the Capital Stock of such Transferee immediately after such transaction by economic or voting interest; (b) the approval by the Issuer of any plan or proposal for the liquidation or dissolution of the Issuer (whether or not otherwise in compliance with the provisions of the Indenture); (c) any Person or Group, other than Permitted Holders, shall become the beneficial owner (as defined in Rule 13d-3 of the Exchange Act, except that a Person or Group shall be deemed to be a beneficial owner of all securities such Person or Group shall have the right to acquire or vote within one year), directly or indirectly, of Capital Stock representing more than 50% of the aggregate total ordinary voting power represented by the issued and outstanding Capital Stock of the Issuer; or (d) the replacement of a majority of the Board of Directors of the Issuer over a two-year period from the directors who constituted the Board of Directors of the Issuer at the beginning of such period with directors who shall not have been approved by a vote of at least a majority of the Board of Directors of the Issuer then still in office who either were members of such Board of Directors at the Issue Date or whose election as a member of such Board of Directors was previously so approved.

        "Change of Control Offer" has the meaning set forth under "—Change of Control."

        "Change of Control Payment Date" has the meaning set forth under "—Change of Control."

        "Commission" means the Securities and Exchange Commission.

        "Commodity Agreements" means, with respect to any Person, any futures contract, forward contract, commodity swap agreement, commodity option agreement, hedging agreements and other agreements or arrangements or any combination thereof entered into by such Person in respect of Hydrocarbons purchased, used, produced, processed or sold by such Person or its Subsidiaries that are customary in the Crude Oil and Natural Gas Business and that are designed to manage the risks of Hydrocarbon price fluctuations.

        "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

        "Company Properties" means all Properties, and equity, partnership or other ownership interests therein, that are related or incidental to, or used or useful in connection with, the conduct or operation of any business activities of the Issuer or the Subsidiaries, which business activities are not prohibited by the terms of the Indenture.

        "Consolidated EBITDAX" means, for any period, the sum (without duplication) of:

          (1)   Consolidated Net Income; and

          (2)   to the extent Consolidated Net Income has been reduced thereby:

            (a)   all income taxes of the Issuer and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

            (b)   Consolidated Interest Expense;

            (c)   the amount of any Preferred Stock dividends paid by the Issuer and its Restricted Subsidiaries; and

            (d)   Consolidated Non-cash Charges or consolidated exploration expense,

less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for the Issuer and its Restricted Subsidiaries in accordance with GAAP.

        "Consolidated EBITDAX Coverage Ratio" means, with respect to the Issuer, the ratio of (i) Consolidated EBITDAX of the Issuer during the four full fiscal quarters for which financial information in respect thereof is available (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated EBITDAX Coverage Ratio (the "Transaction Date") to (ii) Consolidated Fixed Charges of the Issuer for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDAX" and "Consolidated Fixed Charges" shall be calculated after giving effect (without duplication) on a pro forma basis for the period of such calculation to:

          (1)   the incurrence or repayment of any Indebtedness or issuance of Preferred Stock of the Issuer or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or issuance of other Preferred Stock (and the application of the proceeds thereof), other than the incurrence or repayment of indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

          (2)   any Asset Sales (and the application of the proceeds thereof) or Asset Acquisitions by the Issuer or any Restricted Subsidiary (or by any Person acquired by the Issuer or any Restricted Subsidiary) (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring Acquired Indebtedness, and also including, without limitation, any Consolidated EBITDAX attributable to the assets which are the subject of the Asset Acquisition or Asset Sale (and the application of the proceeds thereof) during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale (and the application of the proceeds thereof) or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

        For purposes of this definition, (a) any Person that is a Restricted Subsidiary on the Transaction Date will be deemed to have been a Restricted Subsidiary at all times during the Four Quarter Period; and (b) any Person that is not a Restricted Subsidiary on the Transaction Date will be deemed not to have been a Restricted Subsidiary at any time during the Four Quarter Period. If the Issuer or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding paragraph shall give effect to the incurrence of such guaranteed Indebtedness as if the Issuer or the Restricted Subsidiary, as the case may be, had directly incurred or otherwise assumed such guaranteed Indebtedness.

        For purposes of this definition, whenever pro forma effect is to be given to an acquisition or disposition of assets or any other event in connection with any calculation, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Issuer (including pro forma expense and cost reductions and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer of the Issuer (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any regulation or policy of the Commission related thereto)).

        Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated EBITDAX Coverage Ratio":

          (1)   interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

          (2)   if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

          (3)   notwithstanding clauses (1) and (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

        "Consolidated Fixed Charges" means, with respect to the Issuer for any period, the sum, without duplication, of:

          (1)   Consolidated Interest Expense (including any premium or penalty paid in connection with redeeming or retiring Indebtedness of the Issuer and its Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness), plus

          (2)   the amount of all dividend payments on any series of Preferred Stock of the Issuer or any Restricted Subsidiary (other than dividends paid in Qualified Capital Stock and other than to the Issuer or any Restricted Subsidiary) paid, accrued or scheduled to be paid or accrued during such period.

        "Consolidated Interest Expense" means, with respect to the Issuer for any period, the sum of, without duplication:

          (1)   the aggregate of the interest expense of the Issuer and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (a) any amortization of original issue discount and debt issuance cost, (b) the net costs, losses or gains under Interest Rate Agreements, (c) all capitalized interest, and (d) the interest portion of any deferred payment obligation, plus

          (2)   the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Issuer and its Restricted Subsidiaries during such period, as determined on a consolidated basis in accordance with GAAP, minus

          (3)   to the extent included above, write-off of deferred financing costs and interest attributable to Dollar-Denominated Production Payments.

        "Consolidated Net Income" means, with respect to the Issuer for any period, the aggregate net income (or loss) of the Issuer and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom:

          (1)   any net after-tax gains (or losses) from Asset Sales or abandonments or reserves relating thereto;

          (2)   any net after-tax extraordinary or nonrecurring gains (or losses) and any net after-tax gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

          (3)   the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by charter, contract, operation of law or otherwise;

          (4)   the net income of any Person in which the Issuer has an interest, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions actually paid to the Issuer or to a Restricted Subsidiary by such Person (and provided that the Issuer's equity in a net loss of any such Person for such period shall not be included in determining such Consolidated Net Income, except to the extent of the aggregate cash actually contributed to such Person by the Issuer or a Restricted Subsidiary during such period);

          (5)   (a) any net after-tax income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) and (b) any income or loss attributable to any Person acquired in any pooling-of-interests transaction for any period prior to the date of such acquisition;

          (6)   in the case of a successor to the Issuer by consolidation or merger or as a transferee of the Issuer's assets, any net income (or loss) of the successor corporation prior to such consolidation, merger or transfer of assets;

          (7)   any non-cash charges related to a ceiling test write-down under GAAP;

          (8)   any unrealized non-cash gains or losses or charges in respect of Interest Rate Agreements, Currency Agreements or Commodity Agreements (including those resulting from the application of SFAS 133);

          (9)   any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards, in accordance with GAAP;

          (10) any consolidated non-cash gains or losses arising from changes in GAAP standards or principles after the Issue Date or the cumulative effect thereof;

          (11) all net income or loss of Unrestricted Subsidiaries;

          (12) any asset (including goodwill) impairment or writedown on or related to Crude Oil and Natural Gas Properties or other non-current assets under applicable GAAP or Commission guidelines; and

          (13) any non-cash or nonrecurring charges associated with any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to maturity.

        "Consolidated Net Worth" means, with respect to any specified Person as of any date, the sum of:

          (1)   the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

          (2)   the respective amounts reported on such Person's balance sheet as of such date with respect to any series of Preferred Stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such Preferred Stock.

        "Consolidated Non-cash Charges" means, with respect to the Issuer, for any period, the aggregate depreciation, depletion, amortization, impairment and other non-cash charges or expenses of the Issuer and its Restricted Subsidiaries reducing Consolidated Net Income of the Issuer for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge which requires an accrual of or a reserve for cash charges for any future period).

        "consolidation" means, with respect to any Person, the consolidation of the accounts of the Restricted Subsidiaries of such Person with those of such Person, all in accordance with GAAP; provided, however, that "consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary of such Person with the accounts of such Person. The term "consolidated" has a correlative meaning to the foregoing.

        "Covenant Defeasance" has the meaning set forth under "—Legal Defeasance and Covenant Defeasance."

        "Credit Facilities" means, with respect to the Issuer or any Restricted Subsidiary, one or more debt facilities (including the Senior Credit Facility) or debt issuances or letters of credit or any successor or replacement agreement, in each case, as amended, restated, modified, renewed or refinanced in whole or in part from time to time.

        "Crude Oil and Natural Gas Business" means:

          (1)   the acquisition, exploration, exploitation, development, operation, production, hedging, swapping and disposition of interests in oil, natural gas and other Hydrocarbon properties and assets;

          (2)   the gathering, marketing, treating, processing, storage, refining, hedging, swapping, selling and transporting of any production from such interests, properties or assets (or interests, properties or assets of others) and products produced in association therewith; and

          (3)   activities arising from, relating to or necessary, appropriate, ancillary, complementary or incidental to the foregoing.

        "Crude Oil and Natural Gas Properties" means all Properties, including equity or other ownership interests therein, owned by any Person which contain or have been assigned "proved oil and gas reserves," as defined in Rule 4-10 of Regulation S-X of the Securities Act.

        "Crude Oil and Natural Gas Related Assets" means any Investment or capital expenditure (but not including additions to working capital or repayments of any revolving credit or working capital borrowings) by the Issuer or any Subsidiary of the Issuer which is related to the business of the Issuer and its Subsidiaries as it is conducted on the date of the Asset Sale giving rise to the Net Cash Proceeds to be reinvested.

        "Currency Agreement" means, with respect to any Person, any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract or other similar agreement or arrangement to which such Person is a party or beneficiary.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person that is not itself Disqualified Stock) or is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock, pursuant to a sinking fund obligation or otherwise, or is mandatorily redeemable at the sole option of the holder thereof (other than redeemable only for Capital Stock of such Person that is not itself Disqualified Stock) or is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock, in whole or in part, in either case, on or prior to the final stated maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the final stated maturity of the Notes shall not constitute Disqualified Stock if:

          (1)   the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under "—Certain Covenants—Limitation on Asset Sales" and "—Change of Control"; and

          (2)   any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto (or concurrently therewith, provided that all of the Notes validly tendered for purchase and not withdrawn pursuant to the requirements described under "—Change of Control" or "—Certain Covenants—Limitation on Asset Sales" are so purchased).

        The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

        "Dollar-Denominated Production Payment" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

        "Equity Investor" means each of (i) Warburg Pincus Private Equity VIII, L.P., and (ii) Warburg Pincus Private Equity X, L.P.

        "Equity Offering" means an offering of Qualified Capital Stock of the Issuer, including any Public Equity Offerings and any non-public, unregistered offering or private placement of such Qualified Capital Stock, or any contribution to capital of the Issuer in respect of Qualified Capital Stock of the Issuer.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "Fair Market Value" means, with respect to any asset or property, the price which would be paid in an arm's-length, free market transaction, for cash, between an informed and willing seller and an informed and willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction, determined in good faith by the Board of Directors of the Issuer (unless otherwise provided in the Indenture), which determination will be conclusive for all purposes under the Indenture.

        "Foreign Subsidiary" means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof and any direct or indirect subsidiary of such Restricted Subsidiary, and in each such case, as of its most recently available balance sheet date, at least 50% of the tangible assets of which were not located in the United States of America or any state or territory thereof.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in:

          (1)   the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

          (2)   statements and pronouncements of the Financial Accounting Standards Board;

          (3)   such other statements by such other entity as approved by a significant segment of the accounting profession; and

          (4)   the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

        "guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

          (2)   entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.

        "Holder" means any Person that is the registered holder of a Note.

        "Hydrocarbons" means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and all products, by-products and all other substances (whether or not hydrocarbon in nature) produced in connection therewith or refined, separated, settled or derived therefrom or the processing thereof, and all other minerals and substances related to the foregoing, including, but not limited to, liquified petroleum gas, natural gas, kerosene, sulphur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium, and any and all other minerals, ores, or substances of value, and the products and proceeds therefrom, including, without limitation, all gas resulting from the in-situ combustion of coal or lignite.

        "incur" has the meaning set forth under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock." Notwithstanding the foregoing, solely for purposes of determining compliance with "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock," the following will not be deemed to be incurrences of Indebtedness or issuances of Preferred Stock:

          (1)   amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

          (2)   the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms;

          (3)   the obligation to pay a premium in respect of Indebtedness or Preferred Stock arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness or Preferred Stock; and

          (4)   unrealized losses or charges in respect of hedging obligations (including those resulting from the application of SFAS 133).

        "Indebtedness" means with respect to any Person, without duplication:

          (1)   the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

          (2)   all Capitalized Lease Obligations of such Person;

          (3)   all obligations of such Person representing the deferred purchase price of property, all conditional sale obligations of such Person and all obligations under any title retention agreement (but excluding trade accounts payable), to the extent such obligations would appear as a liability upon the balance sheet of such Person in accordance with GAAP;

          (4)   all obligations for the reimbursement of any obligor on any outstanding letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

          (5)   guarantees and other contingent obligations in respect of Indebtedness referred to in this definition;

          (6)   all obligations of any other Person of the type referred to in clauses (1) through (5) above which are secured by any Lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or asset and the amount of the obligation so secured;

          (7)   all net payment obligations under Commodity Agreements, Currency Agreements and Interest Rate Agreements;

          (8)   all Disqualified Stock issued by such Person with the "amount" or "principal amount" of Indebtedness represented by such Disqualified Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed redemption price or repurchase price; and

          (9)   any guarantee by such Person of production or payment with respect to (A) a Production Payment or (B) Production Payments and Reserve Sales;

provided, however, that any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness, shall not constitute "Indebtedness."

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the Issuer. Notwithstanding the foregoing, (i) accrued expenses and trade accounts payable arising in the ordinary course of business shall not constitute "Indebtedness" and (ii) except as expressly provided in clause (9) above, Production Payments and Reserve Sales shall not constitute "Indebtedness".

        Any obligation of a Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligations, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property shall not constitute Indebtedness.

        Notwithstanding the foregoing, in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary or the Issuer, "Indebtedness" will exclude any obligations arising from agreements of the Issuer or any of its Restricted Subsidiaries providing for indemnification, guarantees (other than guarantees of Indebtedness), adjustment of purchase price, holdbacks, contingent payment obligations based on a final financial statement or performance of acquired or disposed of assets or similar obligations, in each case, incurred or assumed in connection with such acquisition or disposition.

        The "amount" or "principal amount" of Indebtedness at any time of determination as used herein shall, except as set forth below, be determined in accordance with GAAP:

          (1)   the "amount" or "principal amount" of any Indebtedness issued at a price that is less than the principal amount at maturity thereof shall be the accreted value thereof;

          (2)   the "amount" or "principal amount" of any Capitalized Lease Obligation shall be the amount determined in accordance with the definition thereof;

          (3)   the "amount" or "principal amount" of any Preferred Stock shall be the greater of its voluntary or involuntary liquidation preference and its maximum fixed redemption price or repurchase price;

          (4)   the "amount" or "principal amount" of any Interest Rate Agreements included in the definition of Permitted Indebtedness shall be zero;

          (5)   the "amount" or "principal amount" of all other unconditional obligations shall be the amount of the liability thereof determined in accordance with GAAP; and

          (6)   the "amount" or "principal amount" of all other contingent obligations shall be the maximum liability at such date of such Person.

        "Independent Advisor" means a reputable accounting, appraisal or nationally recognized investment banking, engineering or consulting firm (a) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect material financial interest in the Issuer and (b) which, in the judgment of the Board of Directors of the Issuer, is otherwise disinterested, independent and qualified to perform the task for which it is to be engaged.

        "Interest Rate Agreements" means, with respect to any Person, (i) any agreements of such Person with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and (ii) any interest rate protection agreements, interest rate future agreements, interest rate option agreements, agreements providing for interest rate swaps, caps, floors or collars and similar agreements or arrangements to which such Person is a party or beneficiary.

        "Investment" means, with respect to any Person, any direct or indirect:

          (1)   loan, advance or other extension of credit (including, without limitation, a guarantee) or capital contribution (by means of any transfer of cash or other property valued at the Fair Market Value thereof as of the date of transfer) to others or any payment for property or services for the account or use of others;

          (2)   purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities (excluding any interest in a crude oil or natural gas leasehold to the extent constituting a security under applicable law) or evidences of Indebtedness issued by any Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness);

          (3)   guarantee or assumption of the Indebtedness of any other Person (other than the guarantee or assumption of Indebtedness of such Person or a Restricted Subsidiary of such Person which guarantee or assumption is made in compliance with the provisions of "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" above); and

          (4)   other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.

        Notwithstanding the foregoing, "Investment" shall exclude extensions of trade credit by the Issuer and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Issuer or such Restricted Subsidiary, as the case may be. The amount of any Investment shall be its Fair Market Value at the time the investment is made and shall not be adjusted for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, it ceases to be a Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Restricted Subsidiary not sold or disposed of.

        "Investment Grade Rating" means a Moody's rating of Baa3 or higher and an S&P rating of BBB- or higher or, if either such Rating Agency ceases to rate the Notes for reasons outside of the Issuer's control, the equivalent investment grade credit rating from any other Rating Agency.

        "Issue Date" means the date of original issuance of the Notes (excluding, for such purpose any Additional Notes).

        "Legal Defeasance" has the meaning set forth under "—Legal Defeasance and Covenant Defeasance."

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

        "Moody's" means Moody's Investors Service, Inc.

        "Net Cash Proceeds" means, with respect to any Asset Sale, the aggregate proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries from such Asset Sale net of (a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting, reservoir engineering and investment banking fees and sales commissions and title expenses), (b) taxes (including secondary tax expenses) paid or payable or taxes required to be accrued as a liability under GAAP after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness or Preferred Stock that is required to be repaid in connection with such Asset Sale or that is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, (d) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any post closing adjustments or liabilities associated with such Asset Sale and retained by the Issuer or any Restricted

Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, and (e) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale.

        "Net Proceeds Offer" has the meaning set forth under "—Certain Covenants—Limitation on Asset Sales."

        "Net Proceeds Offer Amount" has the meaning set forth under "—Certain Covenants—Limitation on Asset Sales."

        "Net Proceeds Offer Payment Date" has the meaning set forth under "—Certain Covenants—Limitation on Asset Sales."

        "Net Proceeds Offer Trigger Date" has the meaning set forth under "—Certain Covenants—Limitation on Asset Sales."

        "Net Working Capital" means all current assets (other than current assets from Commodity Agreements) of the Issuer and its consolidated Subsidiaries, minus all current liabilities of the Issuer and its consolidated Subsidiaries, except current liabilities included in Indebtedness and any current liabilities from Commodity Agreements, in each case as set forth in financial statements of the Issuer prepared in accordance with GAAP (excluding any adjustments made pursuant to FAS 133), provided that current assets and current liabilities shall exclude Consolidated Non-Cash Charges.

        "Pari Passu Indebtedness" means any Indebtedness of the Issuer or any Subsidiary Guarantor that ranks pari passu in right of payment with the Notes or such Subsidiary Guarantees, as applicable.

        "Permitted Acquisition Indebtedness" means Indebtedness or Preferred Stock of the Issuer or any of its Restricted Subsidiaries to the extent such Indebtedness or Preferred Stock was Indebtedness of:

          (1)   a Subsidiary prior to the date on which such Subsidiary became a Restricted Subsidiary; or

          (2)   a person that was merged or consolidated into the Issuer or a Restricted Subsidiary,

provided that on the date such Subsidiary became a Restricted Subsidiary or the date such Person was merged or consolidated into the Issuer or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto,

          (a)   the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated EBITDAX Coverage Ratio test described under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock,"

          (b)   the Consolidated EBITDAX Coverage Ratio for the Issuer would be equal to or greater than the Consolidated EBITDAX Coverage Ratio for the Issuer immediately prior to such transaction, or

          (c)   the Consolidated Net Worth of the Issuer would be equal to or greater than the Consolidated Net Worth of the Issuer immediately prior to such transaction.

        "Permitted Holders" means the Equity Investors and Related Parties. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is (or pursuant to the fourth paragraph under "—Change of Control" is not required to be) made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

        "Permitted Indebtedness" means, without duplication, each of the following:

          (1)   (A) the Notes issued on the Issue Date or (B) any Subsidiary Guarantees of any Notes referred to in clause (A);

          (2)   Indebtedness of the Issuer or any Restricted Subsidiary incurred pursuant to the Credit Facilities; provided, however, that immediately after giving effect to the incurrence of Indebtedness under the Credit Facilities, the aggregate principal amount of all Indebtedness incurred under this clause (2) and then outstanding does not exceed the greater of (i) $600 million and (ii) an amount equal to the sum of (A) $200.0 million plus (B) 30% of Adjusted Consolidated Net Tangible Assets determined as of the date of the incurrence of such Indebtedness;

          (3)   Indebtedness of a Restricted Subsidiary to, or Preferred Stock of a Restricted Subsidiary held by, the Issuer or to a Restricted Subsidiary for so long as such Indebtedness or Preferred Stock is held by the Issuer or a Restricted Subsidiary, in each case subject to no Lien held by a Person other than the Issuer or a Restricted Subsidiary; provided, however, that if as of any date any Person other than the Issuer or a Restricted Subsidiary owns or holds any such Indebtedness or Preferred Stock or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of the Indebtedness or issuance of the Preferred Stock so held by a Person other than the Issuer or a Restricted Subsidiary not constituting Permitted Indebtedness under this clause (3) by the issuer of such Indebtedness or Preferred Stock;

          (4)   Indebtedness (including the $172.5 million aggregate principal amount of the Issuer's 5% Convertible Senior Notes due 2028) or Preferred Stock outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3));

          (5)   the guarantee by the Issuer or any Restricted Subsidiary of any Indebtedness that is (x) referred to in clause (4) or (y) permitted by the Indenture to be incurred by the Issuer or any Restricted Subsidiary;

          (6)   Interest Rate Agreements of the Issuer or a Restricted Subsidiary covering Indebtedness of the Issuer or any of its Restricted Subsidiaries; provided, however, that such Interest Rate Agreements are entered into to manage the exposure of the Issuer and its Restricted Subsidiaries to fluctuations in interest rates with respect to Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Rate Agreements does not exceed the principal amount of the Indebtedness to which such Interest Rate Agreements relate;

          (7)   Indebtedness of the Issuer to a Restricted Subsidiary for so long as such Indebtedness is held by a Restricted Subsidiary, in each case subject to no Lien; provided, however, that (i) any Indebtedness of the Issuer to any Restricted Subsidiary that is not a Subsidiary Guarantor is unsecured and (ii) if as of any date any Person other than a Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of the Indebtedness so held by a Person other than the Issuer not constituting Permitted Indebtedness under this clause (7) by the Issuer;

          (8)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

          (9)   Indebtedness of the Issuer or any of its Restricted Subsidiaries represented by (a) payment obligations in connection with self-insurance, or bid, performance, appeal or surety bonds or similar bonds or for completion or performance guarantees or obligations or for similar requirements in the ordinary course of business and any guarantees or letters of credit functioning as or supporting any of the foregoing bonds or (b) obligations represented by letters of credit for the account of the Issuer or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims;

          (10) Refinancing Indebtedness issued to Refinance Indebtedness incurred in accordance with "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" above (other than pursuant to clauses (2), (3), (5), (6), (7), (8), (9), (11), (12), (13), (14), (17) or (19) of this definition);

          (11) Capitalized Lease Obligations and Purchase Money Indebtedness of the Issuer or any of its Restricted Subsidiaries incurred after the Issue Date at any one time outstanding not to exceed the greater of (a) 2.0% of Adjusted Consolidated Net Tangible Assets determined at the date of incurrence after giving pro forma effect to such incurrence and the application of proceeds thereof; and (b) $30.0 million;

          (12) obligations arising in connection with Commodity Agreements of the Issuer or a Restricted Subsidiary;

          (13) Indebtedness under Currency Agreements; provided, however, that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Issuer and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (14) Indebtedness relating to Hydrocarbon balancing positions arising in the ordinary course of business;

          (15) Indebtedness of any of the Issuer and the Restricted Subsidiaries to the extent the net proceeds thereof are promptly (a) used to redeem all of the Notes or (b) deposited to effect Covenant Defeasance or Legal Defeasance or satisfy and discharge the Indenture as described below under "—Legal Defeasance and Covenant Defeasance" or "—Satisfaction and Discharge";

          (16) Permitted Acquisition Indebtedness;

          (17) Indebtedness of Issuer or any Restricted Subsidiary arising from Guarantees of Indebtedness of joint ventures at any time outstanding not to exceed the greater of (a) $15.0 million and (b) 1.0% of Adjusted Consolidated Net Tangible Assets determined as of the date of incurrence of such Indebtedness after giving pro forma effect to such incurrence and the application of proceeds thereof;

          (18) Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Issuer and the Restricted Subsidiaries; and

          (19) additional Indebtedness of the Issuer or any of its Restricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the greater of (a) 2.5% of Adjusted Consolidated Net Tangible Assets determined at the date of incurrence of such Indebtedness after giving pro forma effect to such incurrence and the application of proceeds thereof; and (b) $35.0 million.

        In the event that an item of Indebtedness or Preferred Stock or proposed Indebtedness or Preferred Stock (including without limitation Acquired Indebtedness) meets the criteria of more than one of the categories of Permitted Indebtedness described in clause (1) through (19) above, or is entitled to be incurred under the above covenant entitled "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" even if not Permitted Indebtedness, the Issuer will be permitted to classify or later reclassify (in whole or in part in its sole discretion) such item of Indebtedness or Preferred Stock in any manner (including by dividing and classifying such item of Indebtedness or Preferred Stock in more than one type of Indebtedness or

Preferred Stock permitted under such covenant) that complies with that covenant. The dollar equivalent principal amount of any Indebtedness denominated in a foreign currency and incurred pursuant to any dollar-denominated restriction on the incurrence of Indebtedness shall be calculated based on the relevant currency.

        "Permitted Industry Investments" means any Investment made in the ordinary course of the business of the Issuer or any Restricted Subsidiary or that is of a nature that is or shall have become of a kind or character that is customarily made in the Crude Oil and Natural Gas Business, including, without limitation, investments or expenditures for exploiting, exploring for, acquiring, developing, producing, processing, refining, gathering, marketing or transporting Hydrocarbons through agreements, transactions, properties, interests or arrangements which permit one to share or transfer risks or costs, comply with regulatory requirements regarding local ownership or otherwise or satisfy other objectives customarily achieved through the conduct of the Crude Oil and Natural Gas Business jointly with third parties, including, without limitation:

          (1)   capital expenditures, including, without limitation, acquisitions of Company Properties and interests therein;

          (2)   entry into, and Investments in the form of or pursuant to, operating agreements, joint ventures, working interests, royalty interests, mineral leases, unitization agreements, processing agreements, farm-in agreements, farm-out agreements, pooling arrangements, contracts for the sale, transportation, storage or exchange of hydrocarbons and minerals production sharing agreements, production sales and marketing agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), limited liability company agreements, subscription agreements, stock purchase agreements, stockholder agreements, oil or gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs on terms that are reasonably customary in the Crude Oil and Natural Gas Business for geologists, geophysicists and other providers of technical services to the Issuer or any Restricted Subsidiary, operating agreements, division orders, participation agreements, master limited partnership agreements, contracts for the sale, purchase, exchange, transportation, gathering, processing, marketing or storage of Hydrocarbons, communitizations, declarations, orders and agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, development agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures (including, without limitation, capital expenditures) in connection therewith or pursuant thereto, Asset Swaps, and exchanges of Company Properties for other Company Properties that, together with any Cash and Cash Equivalents in connection therewith, are of at least equivalent value as determined in good faith by the Board of Directors of the Issuer;

          (3)   ownership interests in oil, gas or other Hydrocarbon or mineral properties and interests therein, liquid natural gas facilities, drilling operations, processing facilities, refineries, gathering systems, pipelines, storage facilities, related systems or facilities, ancillary real property interests and interests therein; and

          (4)   Investments of operating funds on behalf of co-owners of Crude Oil and Natural Gas Properties of the Issuer or the Subsidiaries pursuant to joint operating agreements.

        "Permitted Investments" means:

          (1)   Investments by the Issuer or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Issuer or a Restricted Subsidiary;

          (2)   Investments in the Issuer by any Restricted Subsidiary; provided, however, that any Indebtedness evidencing any such Investment held by a Restricted Subsidiary that is not a Subsidiary Guarantor is unsecured;

          (3)   Investments in cash and Cash Equivalents;

          (4)   Investments made by the Issuer or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with "—Certain Covenants Limitation on Asset Sales" above;

          (5)   Permitted Industry Investments, including prepayments, advances and deposits paid with respect thereto;

          (6)   Investments to the extent that Qualified Capital Stock of the Issuer is the consideration paid or provided by the Issuer;

          (7)   receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

          (8)   payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (9)   loans or advances to officers, directors or employees made in the ordinary course of business consistent with past practices of the Issuer or such Restricted Subsidiary and otherwise in compliance with the covenant "—Certain Covenants—Limitation on Transactions with Affiliates";

          (10) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments or in settlement of litigation, arbitration or other disputes with Persons who are not Affiliates;

          (11) any Person where such Investment was acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

          (12) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by the Issuer or any Restricted Subsidiary;

          (13) any Person to the extent such Investments consist of Commodity Agreements, Interest Rate Agreements or Currency Agreements otherwise permitted under the covenant described under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock";

          (14) Investments that are in existence on the Issue Date, and any extension, modification or renewal of any such Investments, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases of such Investments (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the Issue Date);

          (15) guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Crude Oil and Natural Gas Business, including obligations under oil and natural gas exploration, development, joint operating, and related agreements and licenses or concessions related to the Crude Oil and Natural Gas Business;

          (16) Investments of a Restricted Subsidiary acquired after the Issue Date or of any entity merged into or consolidated with the Issuer or a Restricted Subsidiary in accordance with the covenants described under "—Certain Covenants—Merger, Consolidation and Sale of Assets" to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

          (17) repurchases of or other Investments in the Notes;

          (18) Investments in any units of any oil and gas royalty trust;

          (19) Guarantees of Indebtedness permitted under the covenant described under "—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock";

          (20) guarantees by the Issuer or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

          (21) advances and prepayments for asset purchases in the ordinary course of business in the Crude Oil and Natural Gas Business of the Issuer or any of its Restricted Subsidiaries; and

          (22) additional Investments made after the Issue Date having, when taken together with all other Investments made pursuant to this clause (22) that are outstanding at the time of such additional Investment, an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) not to exceed the greater of (a) $15.0 million and (b) 1.0% of Adjusted Consolidated Net Tangible Assets determined at the time of such additional Investment.

        "Permitted Liens" means each of the following types of Liens:

          (1)   Liens existing as of the Issue Date (and any extensions, replacements or renewals thereof covering property or assets secured by such Liens on the Issue Date);

          (2)   Liens securing Indebtedness outstanding under the Credit Facilities;

          (3)   Liens securing the Notes and the Subsidiary Guarantees and other obligations arising under the Indenture;

          (4)   Liens of the Issuer or a Subsidiary Guarantor on assets of any Restricted Subsidiary;

          (5)   Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens do not extend to or cover any property or assets of the Issuer or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

          (6)   Liens for taxes, assessments or governmental charges or claims either not delinquent or contested in good faith by appropriate proceedings and as to which the Issuer or a Restricted Subsidiary, as the case may be, shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (7)   statutory and contractual Liens of landlords to secure rent arising in the ordinary course of business and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith or other Liens arising solely by virtue of any statutory or common law provision relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Issuer in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Issuer or any Restricted Subsidiary to provide collateral to the depository institution;

          (8)   Liens incurred or deposits made in the ordinary course of business (i) in connection with workers' compensation, unemployment insurance, social security or old age pension laws or other similar law, rule or regulation, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, (ii) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (including letters of credit in connection therewith but exclusive of obligations for the payment of borrowed money), (iii) to secure public or statutory obligations of such Person including letters of credit and bank guarantees required or requested by the United States, any State thereof or any foreign government or any subdivision, department, agency, organization or instrumentality of any of the foregoing in connection with any contract or statute (including lessee or operator obligations under statutes, governmental regulations, contracts or instruments related to the ownership, exploration and production of oil, natural gas, other hydrocarbons and minerals on State, Federal or foreign lands or waters) or (iv) deposits of cash or United States government bonds to secure surety, stay, appeal, indemnity performance or other similar bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

          (9)   judgment and attachment Liens not giving rise to an Event of Default;

          (10) easements, rights-of-way, licenses, zoning restrictions, restrictive covenants, minor imperfections in title and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

          (11) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

          (12) Liens securing Purchase Money Indebtedness of the Issuer or any Restricted Subsidiary; provided, however, that (i) the Purchase Money Indebtedness shall not be secured by any property or assets of the Issuer or any Restricted Subsidiary other than the property and assets so acquired or constructed (except for proceeds, improvements, rents and similar items relating to the property or assets so acquired or constructed) and (ii) the Lien securing such Indebtedness shall be created within 120 days of such acquisition or construction;

          (13) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof and Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit or surety bonds do not constitute Indebtedness;

          (14) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Issuer or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (15) Liens securing Interest Rate Agreements which Interest Rate Agreements relate to Indebtedness that is otherwise permitted under the Indenture and Liens securing Commodity Agreements or Currency Agreements;

          (16) Liens securing Acquired Indebtedness incurred in accordance with "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" above; provided, however, that (i) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary and (ii) such Liens do not extend to or cover any property or assets of the Issuer or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Issuer or a Restricted Subsidiary (except for proceeds, improvements, rents and similar items relating to the property or assets so secured) and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary;

          (17) Liens on, or related to, properties and assets of the Issuer and its Subsidiaries to secure all or a part of the costs incurred in the ordinary course of business of exploration, drilling, development, production, processing, gas gathering, transportation, marketing, refining or storage, abandonment or operation thereof;

          (18) Liens securing Indebtedness incurred to finance, or Capitalized Lease Obligations with respect to, the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

          (19) Liens on pipeline or pipeline facilities, Hydrocarbons or properties and assets of the Issuer and its Subsidiaries which arise out of operation of law;

          (20) royalties, overriding royalties, revenue interests, net revenue interests, net profit interests, reversionary interests, production payments, production sales contracts, preferential rights of purchase, operating agreements, working interests and other similar interests, participation agreements, properties, arrangements and agreements, all as ordinarily exist with respect to Properties and assets of the Issuer and its Subsidiaries or otherwise as are customary in the oil and gas business;

          (21) with respect to any Properties and assets of the Issuer and its Subsidiaries, Liens arising under, or in connection with, or related to, farm-out agreements, farm-in agreements, joint operating agreements, area of mutual interest agreements, partnership agreements, oil, gas, other hydrocarbons and minerals leases, licenses or sublicenses, assignments, purchase and sale agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of crude oil, natural gas or other Hydrocarbons, unitization and pooling declarations, joint interest billing arrangements and agreements, development agreements, any other agreements, transactions, properties, interests or arrangements referred to in clause (2) of the definition of "Permitted Industry Investments," and/or other similar or customary arrangements, agreements or interests that the Issuer or any Subsidiary determines in good faith to be necessary or appropriate for the economic development of such Property or asset or which are customary in the Crude Oil and Natural Gas Business;

          (22) any (a) interest or title of a lessor or sublessor under any lease, liens reserved in oil, gas or other hydrocarbons, minerals, leases for bonus, royalty or rental payments and for compliance with the terms of such leases, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics' liens, tax liens, and easements), or (c) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (b);

          (23) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property, minor defects in title or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred or created to secure the payment of borrowed money which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (24) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

          (25) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Issuer or any Restricted Subsidiary on deposit with or in possession of such bank;

          (26) Liens arising under the Indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the Indenture, provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

          (27) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under the covenant described under "—Certain Covenants—Limitation on Restricted Payments";

          (28) Liens to secure Production Payments or Production Payments and Reserve Sales; provided, however, that the Liens may not extend to any assets other than those that are the subject of such Production Payments or Production Payments and Reserve Sales, as applicable;

          (29) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clause, (1), (11), (12), (16), (17), (18), (24) or (30); provided, however, that:

            (a)   such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

            (b)   the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (1), (11), (12), (16), (17), (18), (24) or (30) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

          (30) Liens on property of an Unrestricted Subsidiary at the time that it is designated as a Restricted Subsidiary pursuant to the definition of "Unrestricted Subsidiary"; provided that such Liens were not incurred in connection with, or contemplation of, such designation;

          (31) to the extent not included in any other clause of this definition, leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole;

          (32) Liens arising from Uniform Commercial Code financial statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

          (33) to the extent not included in any other clause of this definition, Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by the Issuer or any Restricted Subsidiary to the extent securing Indebtedness that is non-recourse to the Issuer or to any Restricted Subsidiary;

          (34) Liens incurred in the ordinary course of business with respect to outstanding obligations in the aggregate not exceeding the greater of (x) $50.0 million or (y) 5% of Adjusted Consolidated Net Tangible Assets determined at the date of incurrence after giving pro forma effect to such incurrence and the application of the proceeds thereof; and

          (35) solely during any Fall-Away Period, any Liens on any properties or assets not constituting a Restricted Property.

        In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including dividends, distributions and increases in respect thereof).

        "Person" means an individual, partnership, corporation, unincorporated organization, limited liability company, trust, estate, or joint venture, or a governmental agency or political subdivision thereof.

        "Preferred Stock" of any Person means any Capital Stock of any class or classes (however designated) of such Person that has preferential rights to any other Capital Stock of any class of such Person with respect to dividends or redemptions or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person.

        "Production Payments" means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

        "Production Payments and Reserve Sales" means the grant or transfer to any Person of a Dollar-Denominated Production Payment, Volumetric Production Payment, royalty, overriding royalty, revenue interest, net revenue interest, reversionary interest, net profits interest, master limited or other partnership interest or other interest in oil and natural gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, including, without limitation, any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Crude Oil and Natural Gas Business for geologists, geophysicists or other providers of technical services to the Issuer or a Restricted Subsidiary.

        "Property" means, with respect to any Person, any interests of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock, partnership interests and other equity or ownership interests in any other Person.

        "Public Equity Offering" means an underwritten public Equity Offering by the Issuer.

        "Purchase Money Indebtedness" means Indebtedness the net proceeds of which are used to finance the cost (including the cost of construction) of property or assets acquired in the normal course of business by the Person incurring such Indebtedness.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Stock.

        "Rating Agency" means each of S&P and Moody's, or if S&P or Moody's or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for S&P or Moody's, or both, as the case may be.

        "Reference Date" has the meaning set forth under "—Certain Covenants—Limitation on Restricted Payments."

        "Refinance" means, in respect of any security or Indebtedness or Preferred Stock, to refinance, extend, renew, refund, repay, prepay, redeem, effect a change by amendment or modification, defease or retire, or to issue a security or Indebtedness or Preferred Stock in exchange or replacement for (or the net proceeds of which are used to Refinance), such security or Indebtedness or Preferred Stock in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Indebtedness or Preferred Stock issued in or resulting from a Refinancing by the Issuer or any Restricted Subsidiary of the Issuer of Indebtedness or Preferred Stock, in each case that:

          (1)   does not have an aggregate principal amount that is greater than the aggregate principal amount of the Indebtedness or Preferred Stock being Refinanced as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness or Preferred Stock, as applicable, being Refinanced and plus the amount of reasonable fees and expenses incurred by the Issuer and its Restricted Subsidiaries in connection with such Refinancing); or

          (2)   does not have (x) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness or Preferred Stock, as applicable, being Refinanced or (y) a final maturity date or redemption date, as applicable, earlier than the final maturity date or redemption date, as applicable, of the Indebtedness or Preferred Stock, as applicable, being Refinanced; provided, however, that (a) if such Indebtedness being Refinanced is Indebtedness of the Issuer or one or more Subsidiary Guarantors, then such Refinancing Indebtedness shall be Indebtedness solely of the Issuer and/or such Subsidiary Guarantors which were obligors or guarantors of such Indebtedness being Refinanced; (b) if such Indebtedness being Refinanced is subordinate or junior in right of payment to the Notes or a Subsidiary Guarantee, then such

  Refinancing Indebtedness shall be subordinate or junior in right of payment to the Notes or such Subsidiary Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced or shall be Preferred Stock of the obligor on the Indebtedness being refinanced; (c) if any Preferred Stock being Refinanced was Disqualified Stock of the Issuer, the Refinancing Indebtedness shall be Disqualified Stock of the Issuer and (d) if any Preferred Stock being refinanced was Preferred Stock of a Restricted Subsidiary, the Refinancing Indebtedness shall be Preferred Stock of such Restricted Subsidiary.

        "Related Party" means:

          (1)   any controlling stockholder, partner, member, 51% (or more) owned Subsidiary or immediate family member (in the case of an individual) of any Equity Investor; or

          (2)   any trust, corporation, partnership, limited liability company or other Person (other than any individual), the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding (directly or through one or more Subsidiaries) a 51% or more controlling interest of which consist of any one or more Equity Investors or such other Persons referred to in the immediately preceding clause (1) or this clause (2).

        "Replacement Assets" has the meaning set forth under "—Certain Covenants—Limitation on Asset Sales."

        "Restricted Payment" has the meaning set forth under "—Certain Covenants—Limitation on Restricted Payments."

        "Restricted Property" means, with respect to any Fall-Away Period, any Crude Oil and Natural Gas Property having a Fair Market Value in excess of $10.0 million and any facilities directly related to the production of Hydrocarbons from a Restricted Property and includes Capital Stock of a corporation or other Person which owns such property or facilities, but does not include (i) any property or facilities used in connection with or necessarily incidental to the purchase, sale, storage, transportation or distribution of Hydrocarbons, (ii) any property which, in the opinion of the Issuer's Board of Directors, is not materially important to the total business conducted by the Issuer or its Subsidiaries as an entirety or (iii) any portion of a particular property which, in the opinion of the Issuer's Board of Directors, is not materially important to the use or operation of such property.

        "Restricted Subsidiary" means any Subsidiary of the Issuer that has not been designated by the Board of Directors of the Issuer (or deemed designated) as an Unrestricted Subsidiary pursuant to and in compliance with "—Certain Covenants—Limitation on Restricted and Unrestricted Subsidiaries" above. Any such designation may be revoked by a Board Resolution of the Issuer delivered to the Trustee, subject to the provisions of such covenant.

        "S&P" means Standard and Poor's Ratings Group.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Issuer or a Restricted Subsidiary of any Property, whether owned by the Issuer or any Restricted Subsidiary at the Issue Date or later acquired which has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Senior Credit Facility" means the debt facility provided for under the Second Amended And Restated Credit Agreement dated as of March 17, 2006 among Bill Barrett Corporation, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, Deutsche Bank Securities Inc., as syndication agent, Bank of America, N.A., Harris Nesbitt Financing, Inc., and U.S. Bank National Association, as

co-documentation agents and the lenders party thereto, or any successor or replacement agreements and whether by the same or any other agent, lender or group of lenders, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreements extending the maturity of, Refinancing, replacing, increasing or otherwise restructuring all or any portion of the Indebtedness under such agreements.

        "Significant Subsidiary" means a Restricted Subsidiary of a Person that is also a "significant subsidiary" as defined in Rule 1.02(w) of Regulation S-X under the Securities Act.

        "Subsidiary," with respect to any Person, means any (i) corporation, association or other business entity of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors, managers or trustees of such entity under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or any other Person of which at least a majority of the voting interests under ordinary circumstances is at the time, directly or indirectly, owned by such Person or (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Subsidiary Guarantee" shall have the meaning assigned to such term under "—Subsidiary Guarantees."

        "Subsidiary Guarantor" means each of the Issuer's Restricted Subsidiaries on the Issue Date, and each other Person that is required to become a Guarantor by the terms of the Indenture after the Issue Date; provided, however, that any Person constituting a Subsidiary Guarantor as described above shall cease to constitute a Subsidiary Guarantor when its Subsidiary Guarantee is released in accordance with the terms of the Indenture.

        "Surviving Entity" has the meaning set forth under "—Certain Covenants—Merger, Consolidation and Sale of Assets."

        "Unrestricted Subsidiary" means any Subsidiary of the Issuer designated (or deemed designated) as such pursuant to and in compliance with "—Certain Covenants—Limitation on Restricted and Unrestricted Subsidiaries" above. Any such designation may be revoked by a Board Resolution of the Issuer delivered to the Trustee, subject to the provisions of such covenant.

        "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness or Preferred Stock at any date, the number of years obtained by dividing (1) the then outstanding aggregate principal amount of such Indebtedness or Preferred Stock into (2) the sum of the total of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal or (with respect to Preferred Stock) redemption or similar payment, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following general discussion summarizes certain U.S. federal income tax considerations of the purchase, ownership and disposition of the notes by holders who purchase notes for cash at their original issuance at their "issue price" (i.e. the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters). This discussion is based upon the Internal Revenue Code of 1986, as amended ("Code"), regulations of the Treasury Department ("Treasury Regulations"), Internal Revenue Service ("IRS") rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). We have not and will not seek any rulings or opinions from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes which are different from those discussed below.

        This discussion is a summary for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership and disposition of the notes. In addition, this discussion is limited to the U.S. federal income tax consequences to initial holders who hold the notes as capital assets (generally, property held for investment). It does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, any estate or gift tax consequences, or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as:

  •
  dealers in securities or foreign currency;

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  tax-exempt entities;

  •
  banks;

  •
  thrifts;

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  regulated investment companies;

  •
  real estate investment trusts;

  •
  traders in securities that have elected the mark-to-market method of accounting for their securities;

  •
  insurance companies;

  •
  persons that hold notes as part of a "straddle," a "hedge" or a "conversion transaction" or other risk reduction transaction;

  •
  persons liable for alternative minimum tax;

  •
  expatriates;

  •
  U.S. holders (defined below) that have a "functional currency" other than the U.S. dollar;

  •
  pass-through entities (e.g., partnerships) or investors who hold the notes through pass-through entities;

  •
  passive foreign investment companies; and

  •
  controlled foreign corporations.

        If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is a beneficial owner of notes, the treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that is considering purchasing notes, you should consult with your tax advisor.

        Certain debt instruments that provide for one or more contingent payments are subject to Treasury regulations governing contingent payment debt instruments. A payment is not treated as a contingent payment under these regulations if, as of the issue date of the debt instrument, the likelihood that such payment will be made is remote or such contingency is considered incidental. In certain circumstances (see, the discussion of "—Optional Redemption" and "—Change of Control" under "Description of the Notes"), we may pay amounts on the notes that are in excess of the stated interest and principal of the notes. We intend to take the position that the possibility that any such payment will be made is remote or incidental so that such possibility will not cause the notes to be treated as contingent payment debt instruments. Our determination that these contingencies are remote is binding on you unless you disclose your contrary position to the IRS in the manner that is required by applicable Treasury regulations. Our determination is not, however, binding on the IRS. It is possible that the IRS might take a different position from that described above, in which case the timing, character and amount of taxable income in respect of the notes may be materially different from that described in this section.

U.S. holders

        As used in this discussion, a "U.S. holder" is a beneficial owner of notes that, for U.S. federal income tax purposes, is:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate if its income is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or if the trust has validly elected to continue to be treated as a domestic trust.

        This discussion assumes you have not made the election to treat stated interest as OID (as discussed below).

Taxation of interest—stated interest and original issue discount

        Stated interest on the notes is generally taxable to you as ordinary income:

  •
  when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes; or

  •
  when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes.

        The notes are being issued with original issue discount ("OID") for U.S. federal income tax purposes. The amount of OID will be equal to the excess of a note's stated principal amount over its issue price (as defined above). If you acquire notes with OID, then regardless of your method of accounting, you will be required to accrue OID on a constant yield basis and include such accruals in gross income (as ordinary income) in advance of the receipt of cash attributable to that income. The amount of OID allocable to an accrual period is equal to the difference between (1) the product of the "adjusted issue price" of the note at the beginning of the accrual period and its yield to maturity (determined on the basis of a compounding assumption that reflects the length of the accrual period) and (2) the amount of any stated interest allocable to the accrual period. The "adjusted issue price" of a note at the beginning of any accrual period is the sum of the issue price of the note plus the amount of OID allocable to all prior accrual periods. The "yield to maturity" of a note is the interest rate that, when used to compute the present value of all payments to be made on the note, produces an amount equal to the issue price of the note.

        Under these rules, you will generally have to include in income increasingly greater amounts of OID in successive accrual periods. Your adjusted tax basis in the note generally will be your original cost increased by the amount of OID included in your gross income with respect to such note under the rules discussed above.

        You may elect, subject to certain limitations, to include all interest that accrues on a note in gross income on a constant yield basis. For purposes of this election, interest includes stated interest and OID. When applying the constant yield method to a note for which this election has been made, the issue price of a note will equal your basis in the note immediately after its acquisition and the issue date of the note will be the date of its acquisition by you. This election generally will apply only to the note with respect to which it is made and may not be revoked without IRS consent.

Sale or other disposition of notes

        Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you will generally recognize capital gain or loss equal to the difference between:

  •
  the amount of cash proceeds and the fair market value of any property received on such disposition (less any amount attributable to accrued and unpaid stated interest, which will generally be taxable as ordinary income to the extent not previously included in income); and

  •
  your adjusted tax basis in the note.

        Your adjusted tax basis in a note generally will equal the cost of the note to you, increased by the amount of OID you previously included in income. Any capital gain or loss that is recognized on the disposition of the notes will be long-term capital gain or loss if you have held the notes for more than one year. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

        Information reporting will generally apply to payments of interest (including OID) on, or the proceeds of the sale or other disposition (including a retirement or redemption) of, notes held by you, unless you are an exempt recipient such as a corporation. Backup withholding generally will apply to such payments unless you provide us or the appropriate intermediary with a taxpayer identification number, and comply with certain certification procedures, or you otherwise establish an exemption from backup withholding. U.S. backup withholding tax is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Non-U.S. holders

        You are a non-U.S. holder for purposes of this discussion if you are a beneficial owner of notes that is for U.S. federal income tax purposes an individual, corporation, estate or trust that is not a U.S. holder.

Income and withholding tax on payments on the notes

        Subject to the discussion of backup withholding below, you will generally not be subject to U.S. federal income or withholding tax on payments of interest and OID on a note, provided that:

  •
  you are not:

  •
  an actual or constructive owner of 10% or more of the total voting power of all class of our voting stock; or

  •
  a controlled foreign corporation related (directly or indirectly) to us;

  •
  such interest or OID payments are not effectively connected with the conduct by you of a trade or business within the United States; and

  •
  we or our paying agent receives:

  •
  from you, a properly completed Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) signed under penalties of perjury, which provides your name and address and certifies that you are a non-U.S. holder; or

  •
  from a security clearing organization, bank or other financial institution that holds the notes in the ordinary course of its trade or business (a "financial institution") on your behalf, certification under penalties of perjury that such a Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) has been received by it, or by another such financial institution, from you, with a copy of the Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) attached to such certification.

        Special rules may apply to holders who hold notes through "qualified intermediaries" within the meaning of U.S. federal income tax laws.

        If interest (including OID) on a note is effectively connected with your conduct of a trade or business in the United States and, if you are entitled to benefits under an applicable tax treaty, is attributable to a permanent establishment or a fixed base maintained by you in the United States, then such income generally will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if you are a corporate holder, may also be subject to a 30% branch profits tax or such lower rate as may be available under an applicable income tax treaty). If interest (including OID) is effectively connected income, payments of such interest (including OID) will not be subject to U.S. withholding tax so long as you provide us or our paying agent with a properly completed Form W-8ECI or other applicable form, signed under penalties of perjury.

        A non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax at the rate of 30% (or lower applicable treaty rate) on payments of interest (including OID) on the notes.

        NON-U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS ABOUT ANY APPLICABLE INCOME TAX TREATIES, WHICH MAY PROVIDE FOR AN EXEMPTION FROM OR A REDUCTION OF WITHHOLDING TAX, EXEMPTION FROM OR REDUCTION OF BRANCH PROFITS TAX, OR OTHER RULES DIFFERENT FROM THOSE DESCRIBED ABOVE.

Sale or other disposition of notes

        Subject to the discussion of backup withholding below, any gain realized by you on the sale, exchange, redemption, retirement or other disposition of a note generally will not be subject to U.S. federal income or withholding tax, unless:

  •
  such gain is effectively connected with your conduct of a trade or business in the United States and, if you are entitled to benefits under an applicable tax treaty, is attributable to a permanent establishment or a fixed base maintained by you in the United States; or

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

        If the first bullet point applies, you generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. holders, as described above, unless an applicable income tax treaty provides otherwise. In addition, if you are a corporation,, you may also be subject to the branch profits tax described above. If the second bullet point applies, you generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which your capital gains from U.S. sources exceed capital losses allocable to U.S. sources.

Information reporting and backup withholding

        Payments to you of interest (including OID) on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. U.S. backup withholding tax generally will not apply to payments of interest (including OID) on a note if you duly provide a certification as to your foreign status, or you otherwise establish an exemption, provided that we do not have actual knowledge or reason to know that you are a United States person.

        Payment of the proceeds on the sale or other disposition (including a retirement or redemption) of a note by you effected by the U.S. office of a United States or foreign broker generally will be subject to information reporting requirements and backup withholding (at a current rate of 28%) unless you properly certify under penalties of perjury as to your foreign status (and neither we nor any of our paying agents know or have reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption. Payment of the proceeds of a disposition effected by a non-U.S. office of a broker may be subject to information reporting if the broker is a U.S. person or a foreign person with specified connections to the United States, unless you properly certify under penalties of perjury as to your foreign status (and neither we nor any of our paying agents know or have reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

        U.S. backup withholding tax is not an additional tax. Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability and any excess may be refundable if the proper information is provided in a timely manner to the IRS.

        THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

        Subject to the terms and conditions stated in the underwriting agreement between us, on the one hand, and Banc of America Securities LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. as representatives of the underwriters named below, on the other hand, each of the underwriters has severally agreed to purchase, and we have agreed to sell to each such underwriter, the aggregate principal amount of notes set forth opposite such underwriter's name below.

Underwriters	Principal Amount of Notes
Banc of America Securities LLC	$95,625,000
Deutsche Bank Securities Inc.	36,250,000
J.P. Morgan Securities Inc.	36,250,000
Barclays Capital Inc.	10,000,000
BMO Capital Markets Corp.	10,000,000
Credit Suisse Securities (USA) LLC	10,000,000
Morgan Stanley & Co. Incorporated	10,000,000
SunTrust Robinson Humphrey, Inc.	10,000,000
Wachovia Capital Markets, LLC	10,000,000
BBVA Securities Inc.	3,125,000
Comerica Securities, Inc.	3,125,000
Fortis Securities LLC	3,125,000
Goldman, Sachs & Co.	3,125,000
Howard Weil Incorporated	3,125,000
Mitsubishi UFJ Securities (USA), Inc.	3,125,000
U.S. Bancorp Investments, Inc.	3,125,000

Total	$250,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

        The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement. The underwriters do not intend to offer the notes at a price that represents a concession or allowance to other brokers or dealers. After the initial offering of the notes to the public, the underwriters may change the public offering price.

        The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange. We have been advised by the underwriters that they intend to make a market in the notes, but the underwriters are not obligated to do so and may discontinue market making at any time without notice. We can give no assurance as to the liquidity of, or the trading market for, the notes.

        The following table shows the underwriting discounts and commissions that the Company is to pay to the underwriters in connection with this offering.

Paid by Company
Per Note	2.25%
Total	$5,625,000

        In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the aggregate principal amount of notes to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while this offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when an underwriter, in covering syndicate short positions or making stabilization purchases, repurchases notes originally sold by that syndicate member.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        We estimate that our total expenses for this offering (excluding underwriting expenses) will be approximately $0.9 million.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

        The underwriters and certain of their affiliates have provided and may in the future provide financial advisory, investment banking and commercial and private banking services in the ordinary course of business to us, one or more of our directors or officers and/or one or more of our affiliates, for which they receive customary fees and expense reimbursement. Affiliates of Banc of America Securities LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., BMO Capital Markets Corp., Barclays Capital Inc., Credit Suisse Securities (USA) LLC, SunTrust Robinson Humphrey, Inc., Wachovia Capital Markets, LLC, BBVA Securities Inc., Comerica Securities, Inc., Fortis Securities LLC, Goldman, Sachs & Co., Mitsubishi UFJ Securities (USA), Inc. and U.S. Bancorp Investments, Inc. are lenders and/or agents under our revolving credit facility and as such are entitled to be repaid with the net proceeds of the offering that are used to repay the revolving credit facility. In addition, Deutsche Bank Securities Inc., Banc of America Securities LLC, J.P. Morgan Securities Inc., Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated or their affiliates acted as underwriters in the offering of our 5% Convertible Senior Notes due 2028. Affiliates of Barclays Capital Inc., one of the underwriters, own approximately 7.5% of the shares of our common stock.

        Because we expect that more than 10% of the net proceeds of this offering will be used to reduce outstanding indebtedness under our revolving credit facility, and the Underwriters or affiliates of the Underwriters are lenders under our revolving credit facility, this offering is being conducted in accordance with the applicable requirements of Rule 5110(h)(1) and Conduct Rule 2720 of the Financial Industry Regulatory Authority, Inc. regarding the underwriting of securities of a company with a member that has a conflict of interest within the meaning of those rules. Conduct Rule 2720(c)(3) requires that the initial yield at which a debt issue is to be distributed to the public can be no lower than that recommended by a qualified independent underwriter which has participated in the preparation of the registration statement and performed its usual standard of due diligence in connection with that preparation. Morgan Stanley & Co. Incorporated ("Morgan Stanley") has agreed to act as the qualified independent underwriter with respect to this offering. We have agreed to indemnify Morgan Stanley in its capacity as qualified independent underwriter against certain liabilities under the Securities Act.

        We expect that delivery of the notes will be made against payment therefor on or about July 8, 2009, which will be the fifth business day following the date of pricing of the notes (this settlement cycle being referred to as "T+ 5"). Under Rule 15c6-1 under the Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+ 5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

LEGAL MATTERS

        Francis B. Barron, our Executive Vice President—General Counsel and Secretary will pass upon the validity of the notes offered hereby. Akin Gump Strauss Hauer & Feld LLP, Houston, Texas will pass upon other legal matters related to the Company and the notes in connection with the offering for us. Certain matters will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York. As of June 23, 2009, Mr. Barron beneficially owned 51,133 shares of common stock, 6,425 of which are subject to forfeiture and vesting requirements, and held options to purchase 149,580 shares of our common stock, of which options to purchase 55,845 were currently exercisable.

EXPERTS

        The financial statements as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008 incorporated in this prospectus supplement by reference from the Company's Current Report on Form 8-K dated June 24, 2009, and the effectiveness of Bill Barrett Corporation's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and include an explanatory paragraph regarding the retrospective application of FSP APB 14-1 as described in Notes 2 and 5 and the inclusion of condensed consolidating financial information of the Company and its subsidiaries in Note 15 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        Certain information regarding our estimates of the oil and gas reserves associated with our oil and gas prospects incorporated by reference in this prospectus supplement is reviewed by Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm. The description of the review of such estimates is included and incorporated by reference into this prospectus supplement, upon the authority of said firm as an expert in these matters.

GLOSSARY OF OIL AND NATURAL GAS TERMS

        The following are abbreviations and definitions of certain terms commonly used in the oil and gas industry and this document:

        Bbl.    Stock tank barrel, or 42 U.S. gallons liquid volume.

        Bcf.    Billion cubic feet of natural gas.

        Bcfe.    Billion cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

        CIGRM.    The Colorado Interstate Gas Rocky Mountains price quoted on the New York Mercantile Exchange.

        Coalbed methane (CBM).    Natural gas formed as a byproduct of the coal formation process, which is trapped in coal seams and produced by nontraditional means.

        Condensate.    Liquid hydrocarbons associated with the production of a primarily natural gas reserve.

        Drill-to-earn.    The process of earning an interest in leasehold acreage by drilling a well pursuant to a farm-in, exploration, or other agreement.

        Dry hole.    A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

        Exploratory well.    A well drilled to find and produce natural gas or oil reserves not classified as proved, to find a new reservoir in a field previously found to be productive of natural gas or oil in another reservoir, or to extend a known reservoir.

        Farm-in or farm-out.    An agreement under which the owner of a working interest in a natural gas and oil lease assigns the working interest or a portion of the working interest to another party who desires to drill on the leased acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary interest in the lease. The interest received by an assignee is a "farm-in" while the interest transferred by the assignor is a "farm-out."

        Field.    An area consisting of either a single reservoir or multiple reservoirs, all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

        Gross acres or gross wells.    The total acres or wells, as the case may be, in which a working interest is owned.

        Identified drilling locations.    Total gross locations specifically identified and scheduled by management as an estimation of our multi-year drilling activities on existing acreage. Our actual drilling activities may change depending on the availability of capital, regulatory approvals, seasonal restrictions, natural gas and oil prices, costs, drilling results and other factors.

        MBbls.    Thousand barrels of crude oil or other liquid hydrocarbons.

        Mcf.    Thousand cubic feet of natural gas.

        Mcfe.    Thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

        MMBbls.    Million barrels of crude oil or other liquid hydrocarbons.

G-1

        MMBtu.    Million British thermal units.

        MMcf.    Million cubic feet of natural gas.

        MMcfe.    Million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

        MMcfe/d.    MMcfe per day.

        Net acres or net wells.    The sum of the fractional working interest owned in gross acres or gross wells, as the case may be.

        Productive well.    A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes.

        Prospect.    A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.

        Proved developed reserves (PDP).    Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

        Proved reserves.    The estimated quantities of oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be commercially recoverable in future years from known reservoirs under existing economic and operating conditions.

        Proved undeveloped reserves (PUD).    Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

        Recompletion.    The process of re-entering an existing wellbore that is either producing or not producing and completing new reservoirs in an attempt to establish or increase existing production.

        Reservoir.    A porous and permeable underground formation containing a natural accumulation of producible natural gas and/or oil that is confined by impermeable rock or water barriers and is separate from other reservoirs.

        Standardized Measure.    The present value of estimated future cash inflows from proved natural gas and oil reserves, less future development and production costs and future income tax expenses, using prices and costs as of the date of estimation without future escalation, without giving effect to hedging activities, non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization, and discounted using an annual discount rate of 10% to reflect timing of future cash flows.

        Tcf.    Trillion cubic feet of natural gas.

        Undeveloped acreage.    Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of natural gas and oil regardless of whether such acreage contains proved reserves.

        Working interest.    The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and receive a share of production and requires the owner to pay a share of the costs of drilling and production operations.

        WTI.    The West Texas Intermediate price quoted on the New York Mercantile Exchange.

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INDEX TO FINANCIAL STATEMENTS

Bill Barrett Corporation
Report of Independent Registered Public Accounting Firm	F-2
Unaudited Financial Statements
Condensed Consolidated Balance Sheets, December 31, 2008 and March 31, 2009	F-3
Condensed Consolidated Statements of Operations, for the three months ended March 31, 2008 and 2009	F-4
Condensed Consolidated Statements of Stockholders' Equity and Comprehensive Income, for the three months ended March 31, 2009 and the year ended December 31, 2008	F-5
Condensed Consolidated Statements of Cash Flows, for the three months ended March 31, 2008 and 2009	F-6
Notes to Condensed Consolidated Financial Statements	F-7
Audited Financial Statements
Consolidated Balance Sheets, December 31, 2007 and 2008	F-32
Consolidated Statements of Operations, for the years ended December 31, 2006, 2007 and 2008	F-33
Consolidated Statements of Stockholders' Equity and Comprehensive Income, for the years ended December 31, 2006, 2007 and 2008	F-34
Consolidated Statements of Cash Flows, for the years ended December 31, 2006, 2007 and 2008	F-35
Notes to Consolidated Financial Statements	F-36

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Bill Barrett Corporation
Denver, Colorado

        We have audited the accompanying consolidated balance sheets of Bill Barrett Corporation and subsidiaries (the "Company") as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Bill Barrett Corporation and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

        We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 24, 2009 expressed an unqualified opinion on the Company's internal control over financial reporting.

        As discussed in Notes 2 and 5 to the consolidated financial statements, the accompanying 2008 financial statements have been retrospectively adjusted for the adoption of FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Settlement). Also, as discussed in Note 15 to the consolidated financial statements, the Company has included condensed consolidating financial information of the Company and its subsidiaries.

/s/ Deloitte & Touche LLP
Denver, Colorado
February 24, 2009
(June 23, 2009 as to Notes 2 and 5 related to the effects of the retrospective application of FSP APB 14-1 and Note 15)

BILL BARRETT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31, 2009	December 31, 2008
		(As Adjusted)
	(in thousands, except share and per share data)
Assets:
Current Assets:
Cash and cash equivalents	$71,470	$43,063
Accounts receivable, net of allowance for doubtful accounts of $790 for March 31, 2009 and $840 for December 31, 2008	53,518	66,427
Prepayments and other current assets	6,339	3,924
Derivative assets	213,793	199,960

Total current assets	345,120	313,374
Property and Equipment—At cost, successful efforts method for oil and gas properties:
Proved oil and gas properties	2,123,277	1,977,535
Unevaluated oil and gas properties, excluded from amortization	278,545	315,239
Furniture, equipment and other	22,131	20,971

	2,423,953	2,313,745
Accumulated depreciation, depletion, amortization and impairment	(809,770)	(751,926)

Total property and equipment, net	1,614,183	1,561,819
Derivative Assets	88,195	113,815
Deferred Financing Costs and Other Noncurrent Assets	4,998	5,485

Total	$2,052,496	$1,994,493

Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts payable and accrued liabilities	$82,666	$100,552
Amounts payable to oil and gas property owners	11,730	17,067
Production taxes payable	33,031	36,236
Derivative liability and other current liabilities	1,269	511
Deferred income taxes	79,892	71,428

Total current liabilities	208,588	225,794
Note Payable to Bank	276,000	254,000
Convertible Senior Notes	154,660	153,411
Asset Retirement Obligations	47,694	46,687
Deferred Income Taxes	226,499	214,481
Derivatives and Other Noncurrent Liabilities	4,317	887
Stockholders' Equity:
Common stock, $0.001 par value; authorized 150,000,000 shares; 45,445,245 and 45,128,431 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively, with 731,709 and 590,098 shares subject to restrictions, respectively	45	45
Additional paid-in capital	778,093	775,652
Retained earnings	157,877	131,464
Treasury stock, at cost: zero shares at March 31, 2009 and December 31, 2008	—	—
Accumulated other comprehensive income	198,723	192,072

Total stockholders' equity	1,134,738	1,099,233

Total	$2,052,496	$1,994,493

See notes to unaudited condensed consolidated financial statements.

BILL BARRETT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
	2009	2008
		(As Adjusted)
	(in thousands, except share and per share amounts)
Operating and Other Revenues:
Oil and gas production	$170,176	$149,045
Commodity derivative loss	(25,956)	(1,530)
Other	520	1,687

Total operating and other revenues	144,740	149,202
Operating Expenses:
Lease operating expense	11,680	9,301
Gathering and transportation expense	11,024	9,399
Production tax expense	926	10,259
Exploration expense	760	641
Impairment, dry hole costs and abandonment expense	185	1,552
Depreciation, depletion and amortization	58,757	50,957
General and administrative expense	13,380	14,215

Total operating expenses	96,712	96,324

Operating Income	48,028	52,878
Other Income and Expense:
Interest and other income	198	472
Interest expense	(5,129)	(3,879)

Total other income and expense	(4,931)	(3,407)

Income before Income Taxes	43,097	49,471
Provision for Income Taxes	16,684	18,917

Net Income	$26,413	$30,554

Net Income Per Common Share, Basic	$0.59	$0.69

Net Income Per Common Share, Diluted	$0.59	$0.68

Weighted Average Common Shares Outstanding, Basic	44,618,161	44,279,033
Weighted Average Common Shares Outstanding, Diluted	44,739,504	45,225,160

See notes to unaudited condensed consolidated financial statements.

BILL BARRETT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
(UNAUDITED)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income	Total Stockholders' Equity	Comprehensive Income
	(in thousands)
Balance—December 31, 2007	$44	$742,492	$26,205	$—	$4,770	$773,511
Exercise of options, vesting of restricted stock and shares exchanged for exercise and tax withholding	1	4,615	—	(3,051)	—	1,565	$—
Stock-based compensation	—	17,773	—	—	—	17,773	—
Retirement of treasury stock	—	(3,051)	—	3,051	—	—	—
Conversion option of the Convertible Senior Notes (net of $8,578 of taxes) (See Note 5)	—	13,823	—	—	—	13,823	—
Comprehensive income:
Net income (as adjusted)	—	—	105,259	—	—	105,259	$105,259
Effect of derivative financial instruments, net of $110,505 of taxes	—	—	—	—	187,302	187,302	187,302

Total comprehensive income							$292,561

Balance—December 31, 2008 (As Adjusted)	$45	$775,652	$131,464	$—	$192,072	$1,099,233
Exercise of options, vesting of restricted stock and shares exchanged for exercise and tax withholding	—	—	—	(1,874)	—	(1,874)
Stock-based compensation	—	4,315	—	—	—	4,315
Retirement of treasury stock	—	(1,874)	—	1,874	—	—
Comprehensive income:
Net income	—	—	26,413	—	—	26,413	$26,413
Effect of derivative financial instruments, net of $3,923 of taxes	—	—	—	—	6,651	6,651	6,651

Total comprehensive income							$33,064

Balance—March 31, 2009	$45	$778,093	$157,877	$—	$198,723	$1,134,738

See notes to unaudited condensed consolidated financial statements.

BILL BARRETT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
	2009	2008
		(As Adjusted)
	(in thousands)
Operating Activities:
Net Income	$26,413	$30,554
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	58,757	50,957
Deferred income taxes	16,628	18,807
Impairment, dry hole costs and abandonment expense	185	1,552
Unrealized derivative loss	25,956	1,530
Stock compensation and other non-cash charges	4,314	3,974
Amortization of deferred financing costs	1,751	501
Gain (loss) on sale of properties	1	(172)
Change in operating assets and liabilities:
Accounts receivable	12,909	(19,532)
Prepayments and other assets	(2,504)	(3,114)
Accounts payable, accrued and other liabilities	6,668	(3,082)
Amounts payable to oil and gas property owners	(5,337)	(1,145)
Production taxes payable	(3,205)	4,366

Net cash provided by operating activities	142,536	85,196
Investing Activities:
Additions to oil and gas properties, including acquisitions	(134,901)	(114,992)
Additions of furniture, equipment and other	(1,226)	(605)
Proceeds from sale of properties	—	1,212

Net cash used in investing activities	(136,127)	(114,385)
Financing Activities:
Proceeds from debt	42,000	199,800
Principal payments on debt	(20,000)	(167,014)
Proceeds from sale of common stock	—	1,629
Deferred financing costs and other	(2)	(4,588)

Net cash provided by financing activities	21,998	29,827

Increase in Cash and Cash Equivalents	28,407	638
Beginning Cash and Cash Equivalents	43,063	60,285

Ending Cash and Cash Equivalents	$71,470	$60,923

See notes to unaudited condensed consolidated financial statements.

BILL BARRETT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

March 31, 2009

1. Organization

        Bill Barrett Corporation (the "Company"), a Delaware corporation, is an independent oil and gas company engaged in the exploration, development and production of natural gas and crude oil. Since its inception in January 2002, the Company has conducted its activities principally in the Rocky Mountain region of the United States.

2. Summary of Significant Accounting Policies

        Basis of Presentation.    The accompanying Unaudited Condensed Consolidated Financial Statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") for interim financial information. Pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"), they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the accompanying Unaudited Condensed Consolidated Financial Statements include all adjustments (consisting of normal and recurring accruals) considered necessary to present fairly the Company's financial position as of March 31, 2009, the Company's results of operations for the three months ended March 31, 2009 and 2008 and cash flows for the three months ended March 31, 2009 and 2008. Operating results for the three months ended March 31, 2009 are not necessarily indicative of the results that may be expected for the full year because of the impact of fluctuations in prices received for natural gas and oil, natural production declines, the uncertainty of exploration and development drilling results and other factors. For a more complete understanding of the Company's operations, financial position and accounting policies, the Unaudited Condensed Consolidated Financial Statements and the notes thereto should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 2008 previously filed with the SEC.

        In the course of preparing the Unaudited Condensed Consolidated Financial Statements, management makes various assumptions, judgments and estimates to determine the reported amount of assets, liabilities, revenue and expenses and in the disclosures of commitments and contingencies. Changes in these assumptions, judgments and estimates will occur as a result of the passage of time and the occurrence of future events and, accordingly, actual results could differ from amounts initially established.

        The most significant areas requiring the use of assumptions, judgments and estimates relate to the intended cash settlement of our Convertible Senior Notes in computing dilutive earnings per share, volumes of natural gas and oil reserves used in calculating depletion, the amount of expected future cash flows used in determining possible impairments of oil and gas properties and the amount of future capital costs used in these calculations. Assumptions, judgments and estimates also are required in determining future abandonment obligations, impairments of undeveloped properties, valuing deferred tax assets and estimating fair values of derivative instruments.

        Oil and Gas Properties.    The Company's oil and gas exploration and production activities are accounted for using the successful efforts method. Under this method, all property acquisition costs and costs of exploratory and development wells are capitalized when incurred, pending determination of whether the well has found proved reserves. If an exploratory well does not find proved reserves, the costs of drilling the well are charged to expense and included within cash flows from investing activities in the Unaudited Condensed Consolidated Statements of Cash Flows pursuant to Statement of

BILL BARRETT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

March 31, 2009

2. Summary of Significant Accounting Policies (Continued)

Financial Accounting Standards ("SFAS") No. 19, Financial Accounting and Reporting by Oil and Gas Producing Companies. The costs of development wells are capitalized whether productive or nonproductive. Oil and gas lease acquisition costs are also capitalized. Interest cost is capitalized as a component of property cost for significant exploration and development projects that require greater than six months to be readied for their intended use. The weighted average interest rates used to capitalize interest for the three months ended March 31, 2009 and 2008 were 5.6% and 6.0%, respectively, which include interest on both the Company's 5% Convertible Senior Notes due 2028 ("Convertible Notes") and its credit facility, amortization of the Convertible Note discount, commitment fees paid on the unused portion of its credit facility, amortization of deferred financing and debt issuance costs and the effects of interest rate hedges. The Company capitalized interest costs of $0.8 million and $0.4 million for the three months ended March 31, 2009 and 2008, respectively.

        Other exploration costs, including certain geological and geophysical expenses and delay rentals for oil and gas leases, are charged to expense as incurred. The sale of a partial interest in a proved property is accounted for as a cost recovery and no gain or loss is recognized as long as this treatment does not significantly affect the unit-of-production amortization rate. Again or loss is recognized for all other sales of proved properties and is classified in other operating revenues. Maintenance and repairs are charged to expense, and renewals and betterments are capitalized to the appropriate property and equipment accounts.

        Unevaluated oil and gas property costs are transferred to proved oil and gas properties if the properties are subsequently determined to be productive. Proceeds from sales of partial interests in unproved leases are accounted for as a recovery of cost without recognizing any gain until all costs are recovered. Unevaluated oil and gas properties are assessed periodically for impairment on a property-by-property basis based on remaining lease terms, drilling results, reservoir performance, commodity price outlooks or future plans to develop acreage. During the three months ended March 31, 2009 and 2008, the Company did not recognize any non-cash impairment charges.

        Materials and supplies consist primarily of tubular goods and well equipment to be used in future drilling operations or repair operations and are carried at the lower of cost or market value, on a first-in, first-out basis.

BILL BARRETT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

March 31, 2009

2. Summary of Significant Accounting Policies (Continued)

        The following table sets forth the net capitalized costs and associated accumulated depreciation, depletion and amortization, and non-cash impairments relating to the Company's natural gas and oil producing activities:

	As of March 31, 2009	As of December 31, 2008
	(in thousands)
Proved properties	$418,387	$415,641
Wells and related equipment and facilities	1,512,505	1,381,861
Support equipment and facilities	180,948	170,058
Materials and supplies	11,437	9,975

Total proved oil and gas properties	2,123,277	1,977,535
Accumulated depreciation, depletion, amortization and impairment	(801,410)	(744,139)

Total proved oil and gas properties, net	$1,321,867	$1,233,396

Unevaluated properties	$104,605	$105,665
Wells and facilities in progress	173,940	209,574

Total unevaluated oil and gas properties, excluded from amortization	$278,545	$315,239

        Net changes in capitalized exploratory well costs for the three months ended March 31, 2009 are reflected in the following table (in thousands):

Beginning of period	$120,091
Additions to capitalized exploratory well costs pending the determination of proved reserves	114,152
Reclassifications of wells, facilities and equipment based on the determination of proved reserves	(125,528)
Exploratory well costs charged to dry hole costs and abandonment expense(1)	(92)

End of period	$108,623

(1)
Excludes expired leasehold abandonment expense of $0.1 million.

BILL BARRETT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

March 31, 2009

2. Summary of Significant Accounting Policies (Continued)

        The following table provides an aging of capitalized exploratory well costs based on the date the drilling was completed and the number of gross wells for which exploratory well costs have been capitalized for a period greater than one year since the completion of drilling:

March 31, 2009
(in thousands)
Capitalized exploratory well costs that have been capitalized for a period of one year or less	$77,705
Capitalized exploratory well costs that have been capitalized for a period greater than one year	30,918

End of period balance	$108,623

Number of exploratory wells that have costs capitalized for a period greater than one year	119

        As of March 31, 2009, exploratory well costs that have been capitalized for a period greater than one year since the completion of drilling were $30.9 million, of which $15.8 million was related to exploratory wells located in the Powder River Basin. In this basin, the Company drills wells into various coal seams. In order to produce gas from the coal seams, a period of dewatering lasting up to 24 months, or in some cases longer, is required prior to obtaining sufficient gas production to justify capital expenditures for compression and gathering and to classify the reserves as proved.

        In addition to its wells in the Powder River Basin, the Company has six exploratory wells for a total of $15.1 million that have been capitalized for greater than one year located in the Montana Overthrust area and in the Paradox, Big Horn and Uinta Basins. The two wells located in the Montana Overthrust area are under economic evaluation for possible development as the Company is assessing and conducting appraisal operations to determine whether economic reserves can be attributed to this area. In the Paradox Basin, the Company has one well that will be re-entered and converted to a horizontal well, and completion work is planned for the second well during the second quarter of 2009. The well located in the Big Horn Basin is pending upgrades of production, gathering and processing facilities. The well located in the Uinta Basin is pending the development of a gas gathering infrastructure.

        The Company reviews its proved oil and gas properties for impairment whenever events and circumstances indicate that a decline in the recoverability of their carrying value may have occurred. The Company estimates the expected undiscounted future cash flows of its oil and gas properties and compares such undiscounted future cash flows to the carrying amount of the oil and gas properties to determine if the carrying amount is recoverable. If the carrying amount exceeds the estimated undiscounted future cash flows, the Company will adjust the carrying amount of the oil and gas properties to fair value. The factors used to determine fair value include, but are not limited to, recent sales prices of comparable properties, the present value of future cash flows, net of estimated operating and development costs using estimates of reserves, future commodity pricing, future production estimates, anticipated capital expenditures and various discount rates commensurate with the risk and current market conditions associated with realizing the expected cash flows projected. During the three

BILL BARRETT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

March 31, 2009

2. Summary of Significant Accounting Policies (Continued)

months ended March 31, 2009 and 2008, the Company did not recognize any non-cash impairment charges.

        The provision for depreciation, depletion and amortization ("DD&A") of oil and gas properties is calculated on a field-by-field basis using the unit-of-production method. Oil is converted to natural gas equivalents, Mcfe, at the rate of one barrel to six Mcf. Estimated future dismantlement, restoration and abandonment costs, which are net of estimated salvage values, are taken into consideration.

        Stock-Based Compensation.    The Company accounts for stock-based compensation in accordance with SFAS No. 123 (revised 2004), Share-Based Payment ("SFAS No. 123R").

        On May 9, 2007, the Compensation Committee of the Board of Directors of the Company approved a performance share program pursuant to the Company's 2004 Stock Incentive Plan (the "2004 Incentive Plan") for the Company's officers and other senior employees, pursuant to which vesting of awards is contingent upon meeting various Company-wide performance goals. Upon commencement of the program and during each subsequent year of the program, the Compensation Committee will meet to approve target and stretch goals for certain operational or financial metrics that are selected by the Compensation Committee for the upcoming year and to determine whether metrics for the prior year have been met. These performance-based awards contingently vest over a period of up to four years, depending on the level at which the performance goals are achieved. Each year for four years, it is possible for up to 50% of the shares to vest based on the achievement of the performance goals. Twenty-five percent of the total grant will vest for metrics met at the target level, and an additional 25% of the total grant will vest for performance met at the stretch level. If the actual results for a metric are between the target levels and the stretch levels, the vested number of shares will be adjusted on a prorated basis of the actual results compared to the target and stretch goals. If the target level metrics are not met, no shares will vest. In any event, the total number of common shares that could vest will not exceed the original number of performance shares granted. At the end of four years, any shares that have not vested will be forfeited. A total of 250,000 shares under the 2004 Incentive Plan were set aside for this program.

        Based upon Company performance in 2007, 30% of the performance shares vested in February 2008, and the Company recognized $0.5 million of compensation costs related to these awards for the quarter ended March 31, 2008. Based upon the Company's performance in 2008, 50% of the performance shares vested in February 2009, and the Company recognized $0.4 million of compensation costs related to these awards for the quarter ended March 31, 2009. After the February 2009 vesting, 20% of the initial grant remained available for future performance vesting. On February 26, 2009, the Compensation Committee approved a supplemental grant to each participant remaining in the performance share program equal to 30% of the initial grant received by that participant (a total of 72,479 shares) in order to provide sufficient shares so that up to 50% of the performance shares initially granted to each participant are available for vesting if all stretch goals for 2009 are met. These supplemental grants expire on February 16, 2010 if they have not vested by that time.

        As new goals are established each year, a new grant date and a new fair value are created for financial reporting purposes for those shares that could potentially vest in the upcoming year.

BILL BARRETT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

March 31, 2009

2. Summary of Significant Accounting Policies (Continued)

Compensation cost is recognized based upon the probability that the performance goals will be met. If such goals are not met, no compensation cost is recognized and any previously recognized compensation cost is reversed.

        In February 2009, the Compensation Committee approved the performance metrics for vesting of the performance shares based on 2009 performance. For the year ending December 31, 2009, the performance goals consist of finding and development costs per Mcfe (weighted at 40%), adjusted debt per Mcfe of proved reserves (weighted at 30%), lease operating expenses per Mcfe (weighted at 15%), and general and administrative expenses (weighted at 15%). In February 2009, a total of 124,339 performance-based nonvested equity shares of common stock (including the supplemental grant) were subject to the new grant date, and the fair value was remeasured at a weighted-average price of $19.58 per share. Based upon the number of shares expected to vest through February 2010, the Company recognized $0.1 million of non-cash stock-based compensation cost associated with these shares for the three months ended March 31, 2009.

        During the three months ended March 31, 2009, the Company granted 756,190 options to purchase shares of common stock with a weighted average exercise price of $23.27 per share, 339,560 nonvested equity shares of common stock and 73,679 performance-based nonvested equity shares of common stock. The Company recorded non-cash stock-based compensation cost of $4.0 million and $3.5 million for the three months ended March 31, 2009 and 2008, respectively, including $0.1 million and $0.8 million associated with the performance-based nonvested equity shares, respectively. As of March 31, 2009, there were $35.4 million of total compensation costs related to grants of nonvested stock options and nonvested equity shares of common stock grants that are expected to be recognized over a weighted-average period of 2.9 years. This amount includes $0.5 million related to the performance-based nonvested equity shares that is expected to be recognized ratably over the next 10 months based on current expectations for 2009 performance.

        The Company's directors may elect to receive their annual retainer and meeting fees in the form of the Company's common stock issued pursuant to the Company's 2004 Incentive Plan. After each quarter, shares with a value equal to the fees payable for that quarter, calculated using the closing price on the last trading day before the end of the quarter, will be delivered to each outside director who elected before that quarter to receive shares of the Company's common stock for payment of the director's fees. For the three months ended March 31, 2009, the Company issued 3,036 shares of common stock for payment of directors' fees and recognized $0.1 million of non-cash stock-based compensation cost associated with the issuance of those shares.

        New Accounting Pronouncements.    In September 2006, the Financial Accounting Standards Board ("FASB") issued SFAS No. 157, Fair Value Measurements ("SFAS No. 157"). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements regarding fair value measurement. The Company partially adopted SFAS No. 157 as of January 1, 2008, pursuant to FASB Staff Position ("FSP") No. FAS 157-2, Effective Date of FASB Statement No. 157, which delayed the effective date of SFAS No. 157 for all nonrecurring fair value measurements of nonfinancial assets and nonfinancial liabilities until fiscal years beginning after November 15, 2008. With partial adoption, the Company applied SFAS No. 157 to recurring fair value measurements of financial and nonfinancial instruments, which affected the fair value disclosures of the Company's

BILL BARRETT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

March 31, 2009

2. Summary of Significant Accounting Policies (Continued)

financial derivatives within the scope of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. See Note 7 for fair value disclosures.

        As of January 1, 2009, the Company fully adopted SFAS No. 157, requiring fair value measurements of nonfinancial assets and nonfinancial liabilities, including nonfinancial long-lived assets measured at fair value for an impairment assessment under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and asset retirement obligations initially measured at fair value under SFAS No. 143, Accounting for Asset Retirement Obligations. The full adoption of SFAS No. 157 related to nonfinancial assets and liabilities did not have a material impact on the Company's financial statements.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations ("SFAS No. 141R"), which replaces FASB Statement No. 141, Business Combinations. This statement requires an acquirer to recognize the assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. This includes the measurement of the acquirer's shares issued in consideration for a business combination, the recognition of contingent consideration, the accounting for pre-acquisition gain and loss contingencies, the recognition of capitalized in-process research and development, the accounting for acquisition-related restructuring cost accruals, the treatment of acquisition related transaction costs and the recognition of changes in the acquirer's income tax valuation allowance and deferred taxes. This statement applies prospectively and was effective for the Company beginning January 1, 2009. SFAS No. 141R will only impact the Company if and when the Company becomes party to a business combination.

        In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities ("SFAS No. 161"). This statement is intended to improve financial reporting about derivative instruments and hedging activities by requiring companies to enhance disclosure about how these instruments and activities affect their financial position, performance and cash flows. SFAS No. 161 seeks to achieve these improvements by requiring disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also seeks to improve the transparency of the location and amounts of derivative instruments in a company's financial statements and how they are accounted for under SFAS No. 133. This statement was effective for the Company beginning January 1, 2009. See Note 8 for the applicable disclosures.

        In May 2008, the FASB adopted FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (including Partial Cash Settlement). FSP APB 14-1 states that the accounting treatment for certain convertible debt instruments that may be settled in cash, shares of common stock or any portion thereof at the election of the issuing company be accounted for utilizing a bifurcation model under which the value of the debt instrument is determined without regard to the conversion feature. The difference between the issuance amount of the debt instrument and the value determined pursuant to FSP APB 14-1 is recorded as an equity contribution. The resulting debt discount is amortized over the period the convertible debt is expected to be outstanding as additional non-cash interest expense. FSP APB 14-1 was effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company adopted FSP APB 14-1 effective January 1, 2009 as early adoption was not permitted. FSP APB 14-1 changed the accounting treatment for the Company's

BILL BARRETT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

March 31, 2009

2. Summary of Significant Accounting Policies (Continued)

Convertible Notes that were issued in March 2008. See Note 5 for additional disclosures associated with adoption of this standard.

        FSP APB 14-1 was required to be applied retrospectively for any instrument within the scope of FSP APB 14-1 that was outstanding during any of the periods presented. As a result of the retrospective application, certain amounts in the Company's consolidated financial statements for the year ended December 31, 2008 have been adjusted. A summary of the changes are presented below (amounts in thousands):

	As of December 31, 2008
	As previously reported	After adoption of FSP APB 14-1
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
Deferred Financing Costs and Other Noncurrent Assets	$6,055	$5,485
Convertible Senior Notes	172,500	153,411
Deferred Income Taxes	207,397	214,481
Additional paid-in capital	761,829	775,652
Retained earnings	133,852	131,464

	For the Three Months Ended March 31, 2008
	As previously reported	After adoption of FSP APB 14-1
CONDENSED CONSOLITATED STATEMENTS OF OPERATIONS (UNAUDITED)
Interest expense	$(3,626)	$(3,879)
Provision for Income Taxes	19,016	18,917
Net Income	30,708	30,554

	For the Three Months Ended March 31, 2008
	As previously reported	After adoption of FSP APB 14-1
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
Net Income	$30,708	$30,554
Deferred income taxes	18,906	18,807
Amortization of deferred financing costs	248	501

        On December 31, 2008, the SEC adopted the final rules and interpretations updating its oil and gas reserve reporting requirements. Many of the revisions are updates to definitions in the existing oil

BILL BARRETT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

March 31, 2009

2. Summary of Significant Accounting Policies (Continued)

and gas rules to make them consistent with the Petroleum Resource Management System, which is a widely accepted set of evaluation guidelines that are designed to support assessment processes throughout the resource asset lifecycle. These guidelines were prepared by the Society of Petroleum Engineers ("SPE") Oil and Gas Reserves Committee with cooperation from many industry organizations. One of the key changes to the previous SEC rules relates to using a 12-month average commodity price to calculate the value of proved reserves versus the current method of using year-end prices. Other key revisions include the ability to include nontraditional resources in reserves, the use of new technology for determining reserves, the opportunity to establish proved undeveloped reserves without the requirement of an adjacent producing well and permitting disclosure of probable and possible reserves. The SEC will require companies to comply with the amended disclosure requirements for registration statements filed after January 1, 2010, and for annual reports for fiscal years ending on or after December 15, 2009. Early adoption is not permitted. The Company is currently assessing the impact that the adoption will have on the Company's disclosures and financial statements.

        In April 2009, the FASB issued staff positions intended to provide additional application guidance and enhance disclosures regarding fair value measurements. FSP SFAS No. 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly, intends to provide guidelines for making fair value measurements more consistent with the principles presented in SFAS No. 157. FSP SFAS No. 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments, attempts to enhance consistency in financial reporting by increasing the frequency of fair value disclosures. These FSPs are effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The adoption of these FSPs is not expected to have a material impact on the Company's financial statements.

3. Earnings Per Share

        Basic net income per share of common stock is calculated by dividing net income attributable to common stock by the weighted average of common shares outstanding during each period. Diluted net income attributable to common stockholders is calculated by dividing net income attributable to common stockholders by the weighted average of common shares outstanding and other dilutive securities. Potentially dilutive securities for the diluted earnings per share calculations consist of nonvested equity shares of common stock, in-the-money outstanding stock options to purchase the Company's common stock and shares into which the Convertible Notes are convertible.

        In satisfaction of its obligation upon conversion of the Convertible Notes, the Company may elect to deliver, at its option, cash, shares of its common stock or a combination of cash and shares of its common stock. The Company currently intends to settle the Convertible Notes in cash at or near the initial redemption date of March 26, 2012; therefore, the treasury stock method was used to measure the potentially dilutive impact of shares associated with that conversion feature. The Convertible Notes have not been dilutive since their issuance in March 2008, and therefore, do not impact the diluted earnings per share calculation for the three months ended March 31, 2009.

BILL BARRETT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

March 31, 2009

3. Earnings Per Share (Continued)

        The following table sets forth the calculation of basic and diluted earnings per share (in thousands, except per share amounts):

	Three Months Ended March 31,
	2009	2008
Net income	$26,413	$30,554

Basic weighted-average common shares outstanding in period	44,618	44,279
Add dilutive effects of stock options and nonvested equity shares of common stock	122	946

Diluted weighted-average common shares outstanding in period	44,740	45,225

Basic net income per common share	$0.59	$0.69

Diluted net income per common share	$0.59	$0.68

4. Supplemental Disclosures of Cash Flow Information

        Supplemental cash flow information is as follows (in thousands):

	For Three Months Ended March 31,
	2009	2008
Cash paid for interest, net of amount capitalized	$6,736	$3,597
Cash paid for income taxes, net of refunds received	56	253
Supplemental disclosures of non-cash investing and financing activities:
Current liabilities that are reflected in investing activities	59,288	58,116
Current liabilities that are reflected in financing activities	38	645
Net change in asset retirement obligations	(239)	(1,013)
Treasury stock acquired from employee stock option exercises and collection of employee payroll taxes on vesting of restricted stock	1,874	2,295
Retirement of treasury stock	(1,874)	(2,295)
Equity from issuance of Convertible Notes under FSP APB 14-1 (net of deferred taxes of $8.6 million)	—	14,539

5. Long-Term Debt

  Revolving Credit Facility

        On April 15, 2009, the Company amended its credit facility (the "Amended Credit Facility"). The Amended Credit Facility, which matures on March 17, 2011, has commitments of $592.8 million and, based on year-end 2008 reserves and hedge positions, a borrowing base of $600.0 million (after a reduction related to the Company's Convertible Notes outstanding). Future borrowing bases will be

BILL BARRETT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

March 31, 2009

5. Long-Term Debt (Continued)

computed based on proved natural gas and oil reserves, hedge positions and estimated future cash flows from those reserves, as well as any other outstanding debt of the Company. The borrowing base is required to be redetermined twice per year. The Amended Credit Facility bears interest, based on the borrowing base usage, at the applicable London Interbank Offered Rate ("LIBOR") plus applicable margins ranging from 1.75% to 2.50% (an increase from 1.25% to 2.00% previously) or an alternate base rate, based upon the greater of the prime rate, the federal funds effective rate plus 0.5% or the adjusted one month LIBOR plus 1.00%, plus applicable margins ranging from 0.75% to 1.50% (an increase from 0.25% to 1.00% previously). The average annual interest rates incurred on the Amended Credit Facility were 2.3% and 6.0% for the three months ended March 31, 2009 and 2008, respectively. The Company pays annual commitment fees ranging from 0.35% to 0.50% of the unused borrowing base. The Amended Credit Facility is secured by natural gas and oil properties representing at least 80% of the value of the Company's proved reserves and the pledge of all of the stock of the Company's subsidiaries. The Amended Credit Facility also contains certain financial covenants. The Company is currently in compliance with all financial covenants and has complied with all financial covenants for all prior periods.

        As of March 31, 2009, borrowings outstanding under the Amended Credit Facility totaled $276.0 million.

  5% Convertible Senior Notes Due 2028

        On March 12, 2008, the Company issued $172.5 million aggregate principal amount of Convertible Notes. The full $172.5 million principal amount of the Convertible Notes is currently outstanding. The Convertible Notes mature on March 15, 2028, unless earlier converted, redeemed or purchased by the Company. The Convertible Notes are senior unsecured obligations and rank equal in right of payment to all of the Company's existing and future senior indebtedness; senior in right of payment to all of the Company's future subordinated indebtedness; and effectively subordinated to all of the Company's secured indebtedness, with respect to the collateral securing such indebtedness. The Convertible Notes will be structurally subordinated to all present and future secured and unsecured debt and other obligations of the Company's subsidiaries that do not guarantee the Convertible Notes. As of March 31, 2009, the Convertible Notes are not guaranteed by any of the Company's subsidiaries.

        The conversion price is approximately $66.33 per share of the Company's common stock, equal to the applicable conversion rate of 15.0761 shares of common stock, subject to adjustment, for each $1,000 of the principal amount of the Convertible Notes. Upon conversion of the Convertible Notes, holders will receive, at the Company's election, cash, shares of common stock or a combination of cash and shares of common stock. If the conversion value exceeds $1,000, the Company will also deliver, at its election, cash, shares of common stock or a combination of cash and shares of common stock with respect to the remaining value deliverable upon conversion. Currently, it is the Company's intention to net cash settle the Convertible Notes. However, the Company has not made a formal legal irrevocable election to net cash settle and reserves the right to settle the Convertible Notes in any manner allowed under the indenture for the Convertible Notes as business conditions warrant.

        The Convertible Notes bear interest at a rate of 5% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, beginning September 15, 2008.

BILL BARRETT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

March 31, 2009

5. Long-Term Debt (Continued)

        On or after March 26, 2012, the Company may redeem for cash all or a portion of the Convertible Notes at a redemption price equal to 100% of the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest, if any, up to, but excluding, the applicable redemption date.

        Holders of the Convertible Notes may require the Company to purchase all or a portion of their Convertible Notes for cash on each of March 20, 2012, March 20, 2015, March 20, 2018 and March 20, 2023 at a purchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest, if any, up to but excluding the applicable purchase date.

        Holders may convert their Convertible Notes into cash, shares of the Company's common stock or a combination of cash and shares of common stock, as elected by the Company, at any time prior to the close of business on September 20, 2027, if any of the following conditions are satisfied: (1) if the closing price of the Company's common stock reaches specified thresholds or the trading price of the Convertible Notes falls below specified thresholds; (2) if the Convertible Notes have been called for redemption; (3) if the Company makes certain significant distributions to holders of the Company's common stock; or (4) the Company enters into specified corporate transactions, none of which occurred during the three months ended March 31, 2009. After September 20, 2027, holders may surrender their Convertible Notes for conversion at any time prior to the close of business on the business day immediately preceding the maturity date regardless of whether any of the foregoing conditions have been satisfied.

        In addition, following certain corporate transactions that constitute a qualifying fundamental change, the Company is required to increase the applicable conversion rate for a holder who elects to convert its Convertible Notes.

        As a result of the adoption of FSP APB 14-1 and its retrospective application (previously discussed in Note 2), the Company recorded a debt discount of $23.1 million, which represented the fair value of the equity conversion feature as of the date of the issuance of the Convertible Notes. The value of the equity conversion feature was also recorded as additional paid-in capital, net of $8.6 million of deferred taxes. In addition, the transaction costs incurred directly related to the issuance of the Convertible Notes were allocated proportionately to the equity conversion feature and recorded as additional paid-in capital. The equity component is not subsequently re-valued as long as it continues to qualify for equity treatment.

        The debt discount is amortized as additional non-cash interest expense over the expected term of the Convertible Notes through March 2012. As of March 31, 2009, the net carrying amount of the Convertible Notes is as follows (amounts in thousands):

Principal amount of the Convertible Notes	$172,500
Unamortized debt discount	(17,840)

Carrying amount of the Convertible Notes	$154,660

        As a result of the amortization of the debt discount through non-cash interest expense, the effective interest rate on the Company's Convertible Notes is 9.7%. The amount of the cash interest

BILL BARRETT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

March 31, 2009

5. Long-Term Debt (Continued)

expense recognized for the three months ended March 31, 2009 and 2008 related to the 5% contractual interest coupon was $2.2 million and $0.4 million, respectively. The amount of non-cash interest expense for the three month period ended March 31, 2009 and 2008 related to the amortization of the debt discount and amortization of the transaction costs was $1.5 million and $0.4 million, respectively.

        There is no active, public market for the Convertible Notes. Therefore, based on market-based parameters of the various components of the Convertible Notes, the aggregate estimated fair value of the Convertible Notes was approximately $136.2 million as of March 31, 2009.

6. Asset Retirement Obligations

        The Company accounts for its asset retirement obligations in accordance with SFAS No. 143 and estimates the initial fair value measurement of the asset retirement obligations in accordance with SFAS No. 157. This statement generally applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset.

        A reconciliation of the Company's asset retirement obligations for the three months ended March 31, 2009 is as follows (in thousands):

Beginning of period	$47,193
Liabilities incurred	239
Liabilities settled	(112)
Accretion expense	798
Revisions to estimate	—

End of period	$48,118
Less: current asset retirement obligations	424

Long-term asset retirement obligations	$47,694

7. Fair Value Measurements

        The Company's financial instruments, including cash and cash equivalents, accounts and notes receivable and accounts payable, are carried at cost, which approximates fair value due to the short-term maturity of these instruments. The recorded value of the Amended Credit Facility, as discussed in Note 5, approximates its fair value due to its floating rate structure.

        The Company adopted SFAS No. 157, Fair Value Measurements, effective January 1, 2008 for financial assets and liabilities measured on a recurring basis. SFAS No. 157 applies to all financial assets and liabilities that are being measured and reported on a fair value basis. Beginning January 1, 2009, the Company also applied SFAS No. 157 to non-financial assets and liabilities.

        As defined in SFAS No. 157, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes a mid-market pricing convention (the mid-point price between bid and ask prices) for valuation as a practical expedient for assigning fair value. The Company uses

BILL BARRETT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

March 31, 2009

7. Fair Value Measurements (Continued)

market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk. These inputs can be readily observable, market corroborated or generally unobservable. The Company primarily applies the market and income approaches for recurring fair value measurements and utilizes the best available information. Given the Company's historical market transactions, its markets and instruments are fairly liquid. Therefore, the Company has been able to classify fair value balances based on the observability of those inputs. SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).

  Level 1—Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, listed securities and U.S. government treasury securities.

  Level 2—Pricing inputs are other than quoted prices in active markets included in level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category include non-exchange-traded derivatives such as over-the-counter forwards and options.

  Level 3—Pricing inputs include significant inputs that are generally less observable than objective sources. These inputs may be used with internally developed methodologies that result in management's best estimate of fair value. At each balance sheet date, the Company performs an analysis of all instruments subject to SFAS No. 157 and includes in level 3 all of those whose fair value is based on significant unobservable inputs.

        The following table sets forth by level within the fair value hierarchy the Company's financial assets and financial liabilities that were accounted for at fair value on a recurring basis as of March 31, 2009. As required by SFAS No. 157, financial assets and financial liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company's assessment of the significance of a particular input to the fair value measurement requires

BILL BARRETT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

March 31, 2009

7. Fair Value Measurements (Continued)

judgment and may affect the valuation of assets and liabilities and their placement within the fair value hierarchy levels.

	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets
Commodity Derivatives	$—	$301,988	$—	$301,988
Liabilities
Commodity Derivatives	$—	$(3,510)	$—	$(3,510)
Interest Rate Derivatives	—	(593)	—	(593)

        As required under SFAS No. 157, all fair values reflected in the table above and on the Unaudited Condensed Consolidated Balance Sheets have been adjusted for non-performance risk. For applicable financial assets carried at fair value, the credit standing of the counterparties is analyzed and factored into the fair value measurement of those assets. SFAS No. 157 also states that the fair value measurement of a liability must reflect the nonperformance risk of the Company. The following methods and assumptions were used to estimate the fair values of the assets and liabilities in the table above.

  Level 1 Fair Value Measurements

    As of March 31, 2009, and for the three months ended March 31, 2009, the Company did not have assets or liabilities measured under a level 1 fair value hierarchy.

  Level 2 Fair Value Measurements

    Natural Gas and Crude Oil Forwards and Options—The fair value of the natural gas and crude oil forwards and options are estimated using a combined income and market valuation methodology based upon forward commodity price and volatility curves. The curves are obtained from independent pricing services reflecting broker market quotes.

    Interest Rate Forwards and Options—The fair value of the interest rate forwards and options are estimated using a combined income and market valuation methodology based upon forward interest-rate yield curves and credit. The curves are obtained from independent pricing services reflecting broker market quotes.

  Level 3 Fair Value Measurements

    As of March 31, 2009, and for the three months ended March 31, 2009, the Company did not have assets or liabilities measured under a level 3 fair value hierarchy.

8. Derivative Instruments

        The Company uses financial derivative instruments as part of its price risk management program to achieve a more predictable, economic cash flow from its natural gas and oil production by reducing its exposure to price fluctuations. The Company has entered into financial commodity swap and collar

BILL BARRETT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

March 31, 2009

8. Derivative Instruments (Continued)

contracts to fix the floor and ceiling prices received for a portion of the Company's natural gas and oil production. The Company does not enter into derivative instruments for speculative trading purposes. The Company's natural gas and oil derivative financial instruments are accounted for in accordance with SFAS No. 133. As of March 31, 2009, the Company had hedges in place for a portion of its anticipated production through 2011 for a total of 363,875 Bbls of crude oil and 105,471,000 MMBtu of natural gas.

        In addition to financial transactions, the Company may at times be party to various physical commodity contracts for the sale of natural gas that cover varying periods of time and have varying pricing provisions. Under SFAS No. 133, these physical commodity contracts qualify for the normal purchase and normal sale exception and, therefore, are not subject to hedge accounting or mark-to-market accounting. The financial impact of physical commodity contracts is included in oil and gas production revenues at the time of settlement.

        The Company also has two interest rate derivative contracts to manage the Company's exposure to changes in interest rates. The first contract is a floating-to-fixed interest rate swap for a notional amount of $10.0 million, and the second is a floating-to-fixed interest rate collar for a notional amount of $10.0 million, both to terminate on December 12, 2009. The Company's interest rate derivative instruments have been designated as cash flow hedges in accordance with SFAS No. 133. Under the swap, the Company will make payments to, or receive payments from, the contract counterparty when the variable rate of one-month LIBOR falls below, or exceeds, the fixed rate of 4.70%. Under the collar, the Company will make payments to, or receive payments from, the contract counterparty when the variable LIBOR rate falls below the floor rate of 4.50% or exceeds the ceiling rate of 4.95%. The payment dates of both the swap and the collar match exactly with the interest payment dates of the corresponding portion of the Company's Amended Credit Facility.

        All derivative instruments, other than those that meet the normal purchase and normal sale exception as mentioned above, are recorded at fair market value in accordance with SFAS No. 157 and included in the Unaudited Condensed Consolidated Balance Sheets as assets or liabilities. The

BILL BARRETT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

March 31, 2009

8. Derivative Instruments (Continued)

following table summarizes the location and fair value of all derivative instruments in the Unaudited Consolidated Balance Sheets as of March 31, 2009:

	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
	(in thousands)
Derivatives Designated as Cash Flow Hedges Under SFAS No. 133
Current
Interest Rate Contracts	N/A	$—	Derivative Liability and Other Current Liabilities	$593
Commodity Contracts	Derivative Assets	218,204	N/A	—
Long Term
Commodity Contracts	Derivative Assets	100,481	Derivative Assets(2)	536
Commodity Contracts	Derivatives and Other Noncurrent Liabilities(1)	645	N/A	—

Total derivatives designated as hedging instruments under SFAS No. 133		$319,330		$1,129

Derivatives Not Designated as Cash Flow Hedges Under SFAS No. 133
Current
Commodity Contracts	N/A	$—	Derivative Assets(2)	$4,412
Long Term
Commodity Contracts	Derivative Assets	2,243	Derivative Assets(2)	13,992
Commodity Contracts	N/A	—	Derivatives and Other Noncurrent Liabilities	4,155

Total derivates not designated as hedging instruments under SFAS No. 133		$2,243		$22,559

Total Derivatives		$321,573		$23,688

(1)
Amounts are netted against derivative liability balances from the same counterparty, and, therefore, are presented as a net liability on the Company's Unaudited Condensed Consolidated Balance Sheets.

(2)
Amounts are netted against derivative asset balances from the same counterparty, and, therefore, are presented as a net asset on the Company's Unaudited Condensed Consolidated Balance Sheets.

        For derivative instruments that qualify and are designated as cash flow hedges, changes in fair value, to the extent the hedge is effective, are recognized in other comprehensive income ("OCI") until the forecasted transaction occurs. The Company will reclassify the appropriate cash flow hedge

BILL BARRETT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

March 31, 2009

8. Derivative Instruments (Continued)

amounts from OCI to gains or losses in the Unaudited Consolidated Statements of Operations as the hedged production quantity is produced or the interest rate derivative is settled. Based on projected market prices as of March 31, 2009, the amount to be reclassified from OCI to net income in the next 12 months would be an after-tax net gain of approximately $136.0 million. Any actual increase or decrease in revenues will depend upon market conditions over the period during which the forecasted transactions occur. The Company anticipates that all originally forecasted transactions related to the Company's derivatives that continue to be accounted for as cash flow hedges will occur by the end of the originally specified time periods.

        The commodity hedge instruments designated as cash flow hedges are at highly liquid trading locations but may contain slight differences compared to the delivery location of the forecasted sale, which may result in ineffectiveness in accordance with SFAS No. 133. Although those derivatives may not achieve 100% effectiveness for accounting purposes, the Company believes that its derivative instruments continue to be highly effective in achieving its risk management objectives. The ineffective portion of commodity hedge derivatives is reported in commodity derivative gain or loss in the Unaudited Consolidated Statements of Operations. Ineffectiveness on interest rate derivatives was de minimis for the three months ended March 31, 2009. The following table summarizes the cash flow hedge gains and losses and their locations on the Unaudited Consolidated Balance Sheets and Unaudited Consolidated Statements of Operations for the three months ended March 31, 2009:

Derivatives in SFAS No. 133 Cash Flow Hedging Relationships	Amount of Gain (Loss) Recognized in OCI (net of tax)	Location of Gain (Loss) Reclassified from Accumulated OCI into Income	Amount of Gain (Loss) Reclassified from Accumulated OCI into Income (before tax)	Location of Loss on Ineffective Hedges	Amount of Loss Recognized in Income on Ineffective Hedges (before tax)
	(in thousands)
Interest Rate Contracts	$(52)	Interest and Other Income	$(195)	N/A	N/A
Commodity Contracts	6,703	Oil and Gas Production	87,119	Commodity Derivative Loss	(5,863)

Total	$6,651		$86,924		$(5,863)

        If the forecasted transaction to which the hedging instrument had been designated is no longer probable of occurring within the specified time period, the hedging instrument loses cash flow hedge accounting treatment in accordance with SFAS No. 133. All current mark-to-market gains and losses are recorded in earnings and all accumulated gains or losses recorded in OCI related to the hedging instrument are also reclassified to earnings.

        Some of the Company's commodity derivatives do not qualify for hedge accounting under SFAS No. 133 but are, to a degree, an economic offset to the Company's commodity price exposure. If a commodity derivative instrument does not qualify as a cash flow hedge or is not designated as a cash flow hedge, the change in the fair value of the derivative is recognized in commodity derivative gain or loss in the Unaudited Consolidated Statements of Operations. These mark-to-market adjustments produce a degree of earnings volatility but have no cash flow impact relative to changes in market prices. The Company's cash flow is only impacted when the underlying physical sales transaction takes place in the future and when the associated derivative instrument contract is settled by making or

BILL BARRETT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

March 31, 2009

8. Derivative Instruments (Continued)

receiving a payment to or from the counterparty. Realized gains and losses of commodity derivative instruments that do not qualify as cash flow hedges are recognized in commodity derivative gain or loss in the Unaudited Consolidated Statements of Operations and are reflected in cash flows from operations on the Unaudited Consolidated Statements of Cash Flows.

        In addition to the swaps and collars discussed above, the Company has entered into basis only swaps. Basis only swaps hedge the difference between the New York Mercantile Exchange ("NYMEX") price and the price received for the Company's natural gas production at a specific delivery location. Although the Company believes that this represents a sound risk mitigation strategy, the basis only swaps do not qualify for hedge accounting under SFAS No. 133 because the total future cash flow has not been fixed. As a result, the changes in fair value of these derivative instruments are recorded in earnings and recognized in commodity derivative gain or loss in the Unaudited Consolidated Statements of Operations. As of March 31, 2009, the Company had basis only swaps in place for a portion of the Company's anticipated natural gas production in 2009, 2010, 2011 and 2012 for a total of 30,920,000 MMbtu.

        The following table summarizes the location and amounts of gains and losses on derivative instruments that do not qualify for hedge accounting under SFAS No. 133 for the three months ended March 31, 2009:

Derivatives Not Designated as Hedging Instruments under SFAS No. 133	Location of Loss Recognized in Income on Derivatives	Amount of Loss Recognized in Income on Derivatives
		(in thousands)
Commodity Contracts	Commodity Derivative Loss	$(20,093)

Total		$(20,093)

        The Company was a party to various swap and collar contracts for natural gas based on the Colorado Interstate Gas Rocky Mountains ("CIGRM"), Panhandle Eastern Pipe Line Co. ("PEPL") and Northwest Pipeline Corporation ("NWPL") indices that settled during the three months ended March 31, 2009 and based on the CIGRM and PEPL indices that settled during the three months ended March 31, 2008. As a result, the Company recognized an increase of natural gas production revenues related to these contracts of $83.9 million and $0.3 million in the three months ended March 31, 2009 and 2008, respectively. The Company was also a party to various swap and collar contracts for oil based on a West Texas Intermediate ("WTI") index, recognizing an increase to oil production revenues related to these contracts of $3.2 million and a reduction of $2.1 million in the three months ended March 31, 2009 and 2008, respectively.

BILL BARRETT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

March 31, 2009

8. Derivative Instruments (Continued)

        The table below summarizes the realized and unrealized gains and losses the Company recognized related to its oil and natural gas derivative instruments for the periods indicated:

	Three Months Ended March 31,
	2009	2008
Realized gains (losses) on derivatives designated as cash flow hedges(1)	$87,119	$(1,732)

Realized losses on derivatives not designated as cash flow hedges	$—	$—
Unrealized ineffectiveness recognized on derivatives designated as cash flow hedges(2)	(5,863)	(1,530)
Unrealized losses on derivatives not designated as cash flow hedges(2)	(20,093)	—

Total commodity derivative loss	$(25,956)	$(1,530)

    (1)
    Included in "Oil and gas production" revenues in the Unaudited Condensed Consolidated Statements of Operations.

    (2)
    Included in "Commodity derivative loss" in the Unaudited Condensed Consolidated Statements of Operations.

        Derivative financial instruments that hedge the price of oil and gas and interest rate levels are generally executed with major financial or commodities trading institutions that expose the Company to market and credit risks and may, at times, be concentrated with certain counterparties or groups of counterparties. The Company has hedges in place with eight different counterparties, of which all but one are lenders in the Amended Credit Facility. As of March 31, 2009, JP Morgan Chase & Company, J. Aron & Company (a subsidiary of Goldman, Sachs & Co.) and Bank of Montreal accounted for 43.8%, 26.8% and 18.6%, respectively, of the net fair market value of the Company's net derivative asset. Although notional amounts are used to express the volume of these contracts, the amounts potentially subject to credit risk, in the event of non-performance by the counterparties, are substantially smaller. The credit worthiness of counterparties is subject to continual review, and the Company believes all of these institutions currently are acceptable credit risks. Full performance is anticipated, and the Company has no past due receivables from any of its counterparties.

        It is the Company's policy to enter into derivative contracts with counterparties who are lenders in the Amended Credit Facility, affiliates of lenders in the Amended Credit Facility, or potential lenders in the Amended Credit Facility. With the exception of one counterparty, the Company's derivative contracts are documented with industry standard contracts known as a Schedule to the Master Agreement and International Swaps and Derivative Association, Inc. Master Agreement ("ISDA"). The counterparty with whom the Company currently does not have an ISDA in place represents 1.4% of the fair value of the net derivative asset balance. Typical terms for the ISDAs include credit support requirements, cross default provisions, termination events, and set-off provisions. The Company is not required to provide any credit support to its counterparties other than cross collateralization with the properties securing the Amended Credit Facility. The Company has set-off provisions with its lenders

BILL BARRETT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

March 31, 2009

8. Derivative Instruments (Continued)

(or affiliates of lenders) that, in the event of counterparty default, allow the Company to set-off amounts owed under the Amended Credit Facility or other general obligations against monies owed for derivative contracts. Accordingly, the maximum amount of loss in the event of all counterparties defaulting is $224.8 million as of March 31, 2009, after netting any amounts owed by the Company to its counterparties.

9. Income Taxes

        The Company accounts for its uncertain tax positions in accordance with the provisions of FASB Interpretation ("FIN") No. 48, Accounting for Uncertainty in Income Taxes. As of March 31, 2009, there has been no change to the Company's FIN No. 48 liability.

        The Company's policy is to classify accrued penalties and interest related to unrecognized tax benefits in the Company's income tax provision. As of March 31, 2009, the Company did not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the three months ended March 31, 2009.

        At March 31, 2009, the Company's Unaudited Condensed Consolidated Balance Sheets reflected a net deferred tax liability of $306.4 million, of which $117.3 million pertains to the tax effects of derivative instruments reflected in OCI.

        Income tax expense for the three months ended March 31, 2009 and 2008 differs from the amounts that would be provided by applying the U.S. federal income tax rate to income before income taxes principally due to state income taxes, stock-based compensation and other operating expenses not deductible for income tax purposes.

10. Stockholders' Equity

        The Company's authorized capital structure consists of 75,000,000 shares of $0.001 per share par value preferred stock and 150,000,000 shares of $0.001 per share par value common stock. In October 2004, 150,000 shares of $0.001 per share par value preferred stock were designated as Series A Junior Participating Preferred Stock, none of which are outstanding. The remainder of the authorized preferred stock is undesignated. There are no issued and outstanding shares of preferred stock.

        Holders of all classes of stock are entitled to vote on matters submitted to stockholders, except that, when issued, each share of Series A Junior Participating Preferred Stock will entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the Company's stockholders.

        The Company may occasionally acquire treasury stock, which is recorded at cost, in connection with the vesting and exercise of share-based awards or for other reasons. As of March 31, 2009, all treasury stock held by the Company was retired.

11. Accumulated Other Comprehensive Income

        The Company follows the provisions of SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting comprehensive income. The components of accumulated other

BILL BARRETT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

March 31, 2009

11. Accumulated Other Comprehensive Income (Continued)

comprehensive income and related tax effects for the three months ended March 31, 2009 were as follows:

	Gross	Tax Effect	Net of Tax
	(in thousands)
Accumulated other comprehensive income—December 31, 2008	$305,410	$(113,338)	$192,072
Unrealized change in fair value of cash flow hedges	97,498	(36,181)	61,317
Reclassification adjustment for realized gains on hedges included in net income	(86,924)	32,258	(54,666)

Accumulated other comprehensive income—March 31, 2009	$315,984	$(117,261)	$198,723

12. Guarantor Subsidiaries

        The Company (the "Parent Issuer") contemplates that if it offers guaranteed debt securities pursuant to the shelf registration statement, the debt will be jointly and severally guaranteed on a full and unconditional basis by the Company's wholly-owned subsidiaries ("Guarantor Subsidiaries"). Presented below are the Company's condensed consolidating balance sheets, statements of income and statements of cash flows, as required by Rule 3-10 of Regulation S-X of the Securities Exchange Act of 1934, as amended.

        The following condensed consolidating financial statements have been prepared from the Company's financial information on the same basis of accounting as the consolidated financial statements. Investments in our subsidiaries are accounted for under the equity method. Accordingly, the entries necessary to consolidate the Parent Issuer and the Guarantor Subsidiaries are reflected in the Intercompany Eliminations column.

BILL BARRETT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

March 31, 2009

12. Guarantor Subsidiaries (Continued)

Condensed Consolidating Balance Sheets

	March 31, 2009
	Parent Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
	(in thousands)
Assets:
Current assets	$344,741	$379	$—	$345,120
Property and equipment, net	1,520,990	93,193	—	1,614,183
Intercompany receivable	66,805	(66,805)	—	—
Investment in subsidiaries	(137)	—	137	—
Noncurrent assets	93,193	—	—	93,193

Total assets	$2,025,592	$26,767	$137	$2,052,496

Liabilities and Stockholders' Equity:
Current liabilities	$207,860	$728	$—	$208,588
Long-term debt	276,000	—	—	276,000
Deferred income taxes	200,877	25,622	—	226,499
Other long-term liabilities	206,117	554	—	206,671
Stockholders' equity	1,134,738	(137)	137	1,134,738

Total liabilities and stockholders' equity	$2,025,592	$26,767	$137	$2,052,496

	December 31, 2008
	Parent Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
	(in thousands)
Assets:
Current assets	$312,554	$820	$—	$313,374
Property and equipment, net	1,468,989	92,830	—	1,561,819
Intercompany receivable	66,009	(66,009)	—	—
Investment in subsidiaries	552	—	(552)	—
Noncurrent assets	119,300	—	—	119,300

Total assets	$1,967,404	$27,641	$(552)	$1,994,493

Liabilities and Stockholders' Equity:
Current liabilities	$224,891	$903	$—	$225,794
Long-term debt	254,000	—	—	254,000
Deferred income taxes	188,859	25,622	—	214,481
Other long-term liabilities	200,421	564	—	200,985
Stockholders' equity	1,099,233	552	(552)	1,099,233

Total liabilities and stockholders' equity	$1,967,404	$27,641	$(552)	$1,994,493

BILL BARRETT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

March 31, 2009

12. Guarantor Subsidiaries (Continued)

Condensed Consolidating Statements of Income

	Three Months Ended March 31, 2009
	Parent Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
	(in thousands)
Operating and other revenues	$143,077	$1,663	$—	$144,740
Operating costs and expenses	80,980	2,352	—	83,332
General and administrative	13,380	—	—	13,380
Interest and other income (expense)	(4,931)	—	—	(4,931)
Equity in earnings (loss) of subsidiaries	(689)	—	689	—

Income (loss) before income taxes	43,097	(689)	689	43,097
Income tax expense	16,684	—	—	16,684

Net income (loss)	$26,413	$(689)	$689	$26,413

	Three Months Ended March 31, 2008
	Parent Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
	(in thousands)
Operating and other revenues	$147,686	$1,516	$—	$149,202
Operating costs and expenses	80,871	1,238	—	82,109
General and administrative	14,215	—	—	14,215
Interest and other income (expense)	(3,370)	(37)	—	(3,407)
Equity in earnings (loss) of subsidiaries	241	—	(241)	—

Income (loss) before income taxes	49,471	241	(241)	49,471
Income tax expense	18,917	—	—	18,917

Net income (loss)	$30,554	$241	$(241)	$30,554

BILL BARRETT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

March 31, 2009

12. Guarantor Subsidiaries (Continued)

Condensed Consolidating Statements of Cash Flows

	Three Months Ended March 31, 2009
	Parent Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
	(in thousands)
Cash flows from operating activities	$141,879	$657	$—	$142,536
Cash flows from investing activities:
Additions to oil and gas properties, including acquisitions	(133,650)	(1,251)	—	(134,901)
Additions to furniture, fixtures and other	(1,024)	(202)	—	(1,226)
Proceeds from sale of properties	—	—	—	—
Cash flows from financing activities:
Proceeds from debt	42,000	—	—	42,000
Principal payments on debt	(20,000)	—	—	(20,000)
Intercompany receivable (payable)	(796)	796	—	—
Other financing activities	(2)	—	—	(2)

Change in cash and cash equivalents	28,407	—	—	28,407
Beginning cash and cash equivalents	43,063	—	—	43,063

Ending cash and cash equivalents	$71,470	$—	$—	$71,470

	Three Months Ended March 31, 2008
	Parent Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
	(in thousands)
Cash flows from operating activities	$84,589	$607	$—	$85,196
Cash flows from investing activities:
Additions to oil and gas properties, including acquisitions	(112,235)	(2,757)	—	(114,992)
Additions to furniture, fixtures and other	(605)	—	—	(605)
Proceeds from sale of properties	1,212	—	—	1,212
Cash flows from financing activities:
Proceeds from debt	199,800	—	—	199,800
Principal payments on debt	(167,014)	—	—	(167,014)
Intercompany receivable (payable)	(2,150)	2,150	—	—
Other financing activities	(2,959)	—	—	(2,959)

Change in cash and cash equivalents	638	—	—	638
Beginning cash and cash equivalents	60,285	—	—	60,285

Ending cash and cash equivalents	$60,923	$—	$—	$60,923

BILL BARRETT CORPORATION

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2008	2007
	(As Adjusted)
	(in thousands, except share and per share data)
Assets:
Current Assets:
Cash and cash equivalents	$43,063	$60,285
Accounts receivable, net of allowance for doubtful accounts of $840 and $303 as of December 31, 2008 and 2007, respectively	66,427	50,380
Prepayments and other current assets	3,924	3,425
Derivative assets	199,960	17,337

Total current assets	313,374	131,427
Property and Equipment—At cost, successful efforts method for oil and gas properties:
Proved oil and gas properties	1,977,535	1,472,834
Unevaluated oil and gas properties, excluded from amortization	315,239	231,521
Oil and gas properties held for sale, net, excluded from amortization	—	2,303
Furniture, equipment and other	20,971	16,113

	2,313,745	1,722,771
Accumulated depreciation, depletion, amortization and impairment	(751,926)	(526,939)

Total property and equipment, net	1,561,819	1,195,832
Derivative Assets	113,815	—
Deferred Financing Costs and Other Noncurrent Assets	5,485	2,428

Total	$1,994,493	$1,329,687

Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts payable and accrued liabilities	$100,552	$84,773
Amounts payable to oil and gas property owners	17,067	22,209
Production taxes payable	36,236	24,819
Derivative liability and other current liabilities	511	2,414
Deferred income taxes	71,428	5,353

Total current liabilities	225,794	139,568
Note Payable to Bank	254,000	274,000
Convertible Senior Notes	153,411	—
Asset Retirement Obligations	46,687	35,003
Liabilities Associated with Assets Held for Sale	—	45
Deferred Income Taxes	214,481	99,149
Derivatives and Other Noncurrent Liabilities	887	8,411
Stockholders' Equity:
Common stock, $0.001 par value; authorized 150,000,000 shares; 45,128,431 and 44,760,955 shares issued and outstanding at December 31, 2008 and 2007, respectively, with 590,098 and 564,100 shares subject to restrictions, respectively	45	44
Additional paid-in capital	775,652	742,492
Retained earnings	131,464	26,205
Treasury stock, at cost: zero shares at December 31, 2008 and December 31, 2007	—	—
Accumulated other comprehensive income	192,072	4,770

Total stockholders' equity	1,099,233	773,511

Total	$1,994,493	$1,329,687

See notes to consolidated financial statements.

BILL BARRETT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008	2007	2006
	(As Adjusted)
	(in thousands, except share and per share amounts)
Operating and Other Revenues:
Oil and gas production	$605,881	$374,956	$344,127
Commodity derivative gain	7,920	—	—
Other	4,110	15,314	31,202

Total operating and other revenues	617,911	390,270	375,329
Operating Expenses:
Lease operating expense	44,318	41,643	29,768
Gathering and transportation expense	39,342	23,163	15,721
Production tax expense	44,410	22,744	25,886
Exploration expense	8,139	8,755	9,390
Impairment, dry hole costs and abandonment expense	32,065	25,322	12,824
Depreciation, depletion and amortization	206,316	172,054	138,549
General and administrative expense	57,206	42,228	34,243

Total operating expenses	431,796	335,909	266,381

Operating income	186,115	54,361	108,948
Other Income and Expense:
Interest and other income	2,036	2,391	2,527
Interest expense	(19,717)	(12,754)	(10,339)

Total other income and expense	(17,681)	(10,363)	(7,812)

Income before Income Taxes	168,434	43,998	101,136
Provision for Income Taxes	63,175	17,244	39,125

Net Income	$105,259	$26,754	$62,011

Net Income Per Common Share, Basic	$2.37	$0.61	$1.42

Net Income Per Common Share, Diluted	$2.34	$0.60	$1.40

Weighted Average Common Shares Outstanding, Basic	44,432,383	44,049,662	43,694,781

Weighted Average Common Shares Outstanding, Diluted	45,036,545	44,677,467	44,269,445

See notes to consolidated financial statements.

BILL BARRETT CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME

For the years ended December 31, 2006, 2007, and 2008

	Convertible Preferred Stock	Common Stock	Additional Paid-In Capital	(Accumulated Deficit) Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity	Compre- hensive Income
	(in thousands)
Balance—December 31, 2005	$—	$44	$721,145	$(62,515)	$(5,180)	$(22,711)	$630,783
Exercise of options	—	—	9,644	—	(5,059)	—	4,585	$—
Tax benefit from option exercises	—	—	6,944	—	—	—	6,944	—
Stock-based compensation	—	—	(10,239)	—	10,239	—	—	—
Other	—	—	(8)	—	—	—	(8)	—
Comprehensive income:
Net income	—	—	—	62,011	—	—	62,011	62,011
Effect of derivative financial instruments, net of $30,775 of taxes	—	—	—	—	—	52,082	52,082	52,082

Total comprehensive income								$114,093

Balance—December 31, 2006	$—	$44	$727,486	$(504)	$—	$29,371	$756,397
Cumulative effect of adoption of Financial Accounting Standards Board Interpretation No. (FIN) 48	—	—	—	(45)	—	—	(45)	$—
Exercise of options, vesting of restricted stock and shares exchanged for exercise and tax withholding	—	—	7,602	—	(3,319)	—	4,283	—
Stock-based compensation	—	—	10,723	—	—	—	10,723	—
Retirement of treasury stock	—	—	(3,319)	—	3,319	—	—	—
Comprehensive income:
Net income	—	—	—	26,754	—	—	26,754	26,754
Effect of derivative financial instruments, net of $14,604 of taxes	—	—	—	—	—	(24,601)	(24,601)	(24,601)

Total comprehensive income								$2,153

Balance—December 31, 2007	$—	$44	$742,492	$26,205	$—	$4,770	$773,511

Exercise of options, vesting of restricted stock and shares exchanged for exercise and tax withholding	—	1	4,615	—	(3,051)	—	1,565	$—
Stock-based compensation	—	—	17,773	—	—	—	17,773	—
Retirement of treasury stock	—	—	(3,051)	—	3,051	—	—	—
Conversion option of the Convertible Senior Notes (net of $8,578 of taxes) (See Notes 2 and 5)	—	—	13,823	—	—	—	13,823	—
Comprehensive income:
Net income (as adjusted)	—	—	—	105,259	—	—	105,259	105,259
Effect of derivative financial instruments, net of $110,505 of taxes	—	—	—	—	—	187,302	187,302	187,302

Total comprehensive income								$292,561

Balance—December 31, 2008 (As Adjusted)	$—	$45	$775,652	$131,464	$—	$192,072	$1,099,233

See notes to consolidated financial statements.

BILL BARRETT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006
	(As Adjusted)
	(in thousands)
Operating Activities:
Net Income	$105,259	$26,754	$62,011
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	206,316	172,054	138,549
Deferred income taxes	62,565	17,270	38,631
Impairments, dry hole costs and abandonment expense	32,065	25,322	12,824
Unrealized derivative gain	(7,858)	—	—
Stock compensation and other non-cash charges	18,117	11,284	7,089
Amortization of deferred financing costs	5,619	482	556
Gain on sale of properties	(1,132)	(13,420)	(21,335)
Change in operating assets and liabilities:
Accounts receivable	(16,047)	5,900	(320)
Prepayments and other assets	(324)	(875)	4,335
Accounts payable, accrued and other liabilities	(7,908)	(4,065)	3,904
Amounts payable to oil and gas property owners	(5,142)	8,276	(5,764)
Production taxes payable	11,417	2,471	(3,582)

Net cash provided by operating activities	402,947	251,453	236,898
Investing Activities:
Additions to oil and gas properties, including acquisitions	(568,445)	(414,925)	(438,476)
Additions of furniture, equipment and other	(4,752)	(4,640)	(3,177)
Proceeds from sale of properties	2,405	96,450	78,339

Net cash used in investing activities	(570,792)	(323,115)	(363,314)
Financing Activities:
Proceeds from debt	319,800	164,000	151,000
Principal payments on debt	(167,300)	(78,000)	(55,495)
Proceeds from sale of common stock	4,082	5,098	4,929
Deferred financing costs and other	(5,959)	(473)	(978)

Net cash provided by financing activities	150,623	90,625	99,456

(Decrease) Increase in Cash and Cash Equivalents	(17,222)	18,963	(26,960)
Beginning Cash and Cash Equivalents	60,285	41,322	68,282

Ending Cash and Cash Equivalents	$43,063	$60,285	$41,322

See notes to consolidated financial statements.

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2008, 2007 and 2006

1. Organization

        Bill Barrett Corporation, a Delaware corporation, is an independent oil and gas company engaged in the exploration, development and production of natural gas and crude oil. Since its inception on January 7, 2002, the Company has conducted its activities principally in the Rocky Mountain region of the United States.

2. Summary of Significant Accounting Policies

        Basis of Presentation.    The accompanying consolidated financial statements include the accounts of Bill Barrett Corporation and its wholly-owned subsidiaries (collectively, the "Company"). These statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). All intercompany accounts and transactions have been eliminated in consolidation.

        Use of Estimates.    Preparation of the Company's financial statements in accordance with GAAP requires management to make various assumptions, judgments and estimates that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Changes in these assumptions, judgments and estimates will occur as a result of the passage of time and the occurrence of future events and, accordingly, actual results could differ from amounts initially established.

        The most significant areas requiring the use of assumptions, judgments and estimates relate to volumes of natural gas and oil reserves used in calculating depletion, the amount of expected future cash flows used in determining possible impairments of oil and gas properties and the amount of future capital costs used in these calculations. Assumptions, judgments and estimates also are required in determining future abandonment obligations, impairments of undeveloped properties, income taxes and estimating fair values of derivative instruments.

        Cash Equivalents.    The Company considers all highly liquid investments with a remaining maturity of three months or less when purchased to be cash equivalents.

        Oil and Gas Properties.    The Company's oil and gas exploration and production activities are accounted for using the successful efforts method. Under this method, all property acquisition costs and costs of exploratory and development wells are capitalized when incurred, pending determination of whether the well has found proved reserves. If an exploratory well does not find proved reserves, the costs of drilling the well are charged to expense and included within cash flows from investing activities in the Consolidated Statements of Cash Flows pursuant to Statement of Financial Accounting Standards ("SFAS") No. 19, Financial Accounting and Reporting by Oil and Gas Producing Companies. The costs of development wells are capitalized whether productive or nonproductive. Oil and gas lease acquisition costs are also capitalized. Interest cost is capitalized as a component of property cost for significant exploration and development projects that require greater than six months to be readied for their intended use. The weighted average interest rates used to capitalize interest for the years ended December 31, 2008 and 2007 were 5.9% and 7.1%, respectively, which include interest on both the Company's 5% Convertible Senior Notes due 2028 ("Convertible Notes") and its credit facility, commitment fees paid on the unused portion of its credit facility, amortization of deferred financing

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

2. Summary of Significant Accounting Policies (Continued)

and debt issuance costs and the effects of interest rate hedges. The Company capitalized interest costs of $2.0 million and $1.6 million for the years ended December 31, 2008 and 2007, respectively.

        Other exploration costs, including certain geological and geophysical expenses and delay rentals for oil and gas leases, are charged to expense as incurred. The sale of a partial interest in a proved property is accounted for as a cost recovery and no gain or loss is recognized as long as this treatment does not significantly affect the unit-of-production amortization rate. A gain or loss is recognized for all other sales of proved properties and is classified in other operating revenues. Maintenance and repairs are charged to expense, and renewals and betterments are capitalized to the appropriate property and equipment accounts.

        Unevaluated oil and gas property costs are transferred to proved oil and gas properties if the properties are subsequently determined to be productive. Proceeds from sales of partial interests in unproved leases are accounted for as a recovery of cost without recognizing any gain until all costs are recovered. Unevaluated oil and gas properties are assessed periodically for impairment on a property-by-property basis based on remaining lease terms, drilling results, reservoir performance, commodity price outlooks or future plans to develop acreage. During the year ended December 31, 2008, the Company recognized a non-cash impairment charge of $4.3 million primarily on the carrying value of unevaluated oil and gas properties in the Talon field located in the Wind River Basin.

        Materials and supplies consist primarily of tubular goods and well equipment to be used in future drilling operations or repair operations and are carried at the lower of cost or market value, on a first-in, first-out basis.

        The following table sets forth the net capitalized costs and associated accumulated depreciation, depletion and amortization, and non-cash impairments relating to the Company's natural gas and oil producing activities, including net capitalized costs associated with properties that were held for sale at December 31, 2007 of $0.3 million in total proved properties and $2.0 million in total unevaluated properties, both of which were net of $2.2 million of accumulated depreciation, depletion, amortization

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

2. Summary of Significant Accounting Policies (Continued)

and non-cash impairment (see Note 4 for further information on properties held for sale). There were no properties held for sale as of December 31, 2008.

	As of December 31,
	2008	2007
	(in thousands)
Proved properties	$415,641	$369,976
Wells and related equipment and facilities	1,381,861	974,005
Support equipment and facilities	170,058	123,020
Materials and supplies	9,975	6,132

Total proved oil and gas properties	1,977,535	1,473,133
Accumulated depreciation, depletion, amortization and impairment	(744,139)	(521,691)

Total proved oil and gas properties, net	$1,233,396	$951,442

Unevaluated properties	$105,665	$106,996
Wells and equipment in progress	209,574	126,529

Total unevaluated oil and gas properties, excluded from amortization	$315,239	$233,525

        Net changes in capitalized exploratory well costs for the years ended December 31, 2008, 2007 and 2006 are reflected in the following table:

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Beginning of period	$82,214	$69,596	$61,530
Additions to capitalized exploratory well costs pending the determination of proved reserves	332,270	227,290	211,290
Reclassifications to wells, facilities and equipment based on the determination of proved reserves	(288,512)	(193,618)	(192,337)
Exploratory well costs charged to dry hole costs and abandonment expense (1)	(5,881)	(21,054)	(10,887)

End of period	$120,091	$82,214	$69,596

(1)
Excludes expired leasehold abandonment expense of $0.9 million, $2.0 million and $0.7 million, along with non-cash impairment expense of $25.3 million, $2.3 million and $1.2 million for the years ended December 31, 2008, 2007 and 2006, respectively.

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

2. Summary of Significant Accounting Policies (Continued)

        The following table provides an aging of capitalized exploratory well costs based on the date the drilling was completed and the number of gross wells for which exploratory well costs have been capitalized for a period greater than one year since the completion of drilling:

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Capitalized exploratory well costs that have been capitalized for a period of one year or less	$80,954	$69,793	$48,417
Capitalized exploratory well costs that have been capitalized for a period greater than one year	39,137	12,421	21,179

End of period balance	$120,091	$82,214	$69,596

Number of exploratory wells that have costs capitalized for a period greater than one year	163	75	173

        As of December 31, 2008, exploratory well costs that have been capitalized for a period greater than one year since the completion of drilling were $39.1 million, of which $24.2 million was related to exploratory wells located in the Powder River Basin. In this basin, the Company drills wells into various coal seams. In order to produce gas from the coal seams, a period of dewatering lasting up to 24 months, or in some cases longer, is required prior to obtaining sufficient gas production to justify capital expenditures for compression and gathering and to classify the reserves as proved.

        In addition to its wells in the Powder River Basin, the Company has six wells for a total of $14.9 million that have been capitalized for greater than one year located in the Montana Overthrust area and in the Paradox, Big Horn and Uinta Basins. The two wells located in the Montana Overthrust area are under economic evaluation for possible development as we are assessing and conducting appraisal operations to determine whether economic reserves can be attributed to this area. In the Paradox Basin, the Company has one well that will be re-entered and converted to a horizontal well, and completion work is planned for the second well during the second quarter of 2009. The well located in the Big Horn Basin is pending upgrades of production gathering and processing facilities. The well located in the Uinta Basin is pending the development of a gas gathering infrastructure.

        The Company reviews its proved oil and gas properties for impairment whenever events and circumstances indicate that a decline in the recoverability of their carrying value may have occurred. The Company estimates the expected undiscounted future cash flows of its oil and gas properties and compares such undiscounted future cash flows to the carrying amount of the oil and gas properties to determine if the carrying amount is recoverable. If the carrying amount exceeds the estimated undiscounted future cash flows, the Company will adjust the carrying amount of the oil and gas properties to fair value. The factors used to determine fair value include, but are not limited to, recent sales prices of comparable properties, the present value of future cash flows, net of estimated operating and development costs using estimates of reserves, future commodity pricing, future production estimates, anticipated capital expenditures and various discount rates commensurate with the risk and current market conditions associated with realizing the expected cash flows projected.

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

2. Summary of Significant Accounting Policies (Continued)

        During the years ended December 31, 2008, 2007 and 2006, the Company recognized non-cash impairment charges of $25.3 million, $2.3 million and $1.2 million, respectively, included within impairment, dry hole costs and abandonment expense. During the year ended December 31, 2008, the Company's impairment testing required it to take a $21.0 million non-cash impairment charge on proved oil and gas properties in the Cooper Reservoir field, located in the Wind River Basin, primarily as the result of geologic and engineering reevaluations, as well as lower oil and gas prices at December 31, 2008. During the year ended December 31, 2007, the Company recognized a $2.3 million non-cash impairment charge based on its fair value analysis of the Tri-State exploration project in the DJ Basin. These properties were subsequently sold in early 2008 for an immaterial gain. The non-cash impairment expense during 2006 was a $1.2 million non-cash impairment charge to the Company's Cedar Camp and Tumbleweed properties within the Uinta Basin, which were subsequently sold during the fourth quarter of 2006.

        The provision for depreciation, depletion and amortization ("DD&A") of oil and gas properties is calculated on a field-by-field basis using the unit-of-production method. Oil is converted to natural gas equivalents, Mcfe, at the rate of one barrel to six Mcf. Estimated future dismantlement, restoration and abandonment costs, which are net of estimated salvage values, are taken into consideration.

        Furniture, Equipment and Other.    Land and other office and field equipment are recorded at cost. Costs of renewals and improvements that substantially extend the useful lives of the assets are capitalized. Leasehold improvements are amortized over the lesser of five years or the life of the lease. Maintenance and repairs are expensed when incurred. Depreciation of other property and equipment is computed using the straight-line method over their estimated useful lives of three to 20 years. Upon retirement or disposition of assets, the costs and related accumulated depreciation are removed from the accounts with the resulting gains or losses, if any, reflected in results of operations.

        Accounts Payable and Accrued Liabilities.    Accounts payable and accrued expenses are comprised of the following:

	As of December 31,
	2008	2007
	(in thousands)
Accrued drilling and facility costs	$79,823	$58,005
Accrued lease operating and gathering and transportation expenses	10,485	6,036
Accrued general and administrative expenses	9,744	7,358
Trade payables and other	500	13,374

Total accounts payable and accrued liabilities	$100,552	$84,773

        Environmental Liabilities.    Environmental expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue generation are expensed. Liabilities are accrued when environmental assessments and/or clean-ups are probable, and the costs can be reasonably estimated. As of December 31, 2008 and 2007, the Company has not accrued for nor

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

2. Summary of Significant Accounting Policies (Continued)

been fined or cited for any environmental violations that would have a material adverse effect upon capital expenditures, operating results or the competitive position of the Company.

        Revenue Recognition.    The Company records revenues from the sales of natural gas and crude oil when delivery to the customer has occurred and title has transferred. This occurs when oil or gas has been delivered to a pipeline or a tank lifting has occurred.

        The Company uses the sales method to account for gas imbalances. Under this method, revenue is recorded on the basis of gas actually sold by the Company. In addition, the Company records revenue for its share of gas sold by other owners that cannot be volumetrically balanced in the future due to insufficient remaining reserves. The Company also reduces revenue for other owners' gas sold by the Company that cannot be volumetrically balanced in the future due to insufficient remaining reserves. The Company's remaining over- and under-produced gas balancing positions are considered in the Company's proved oil and gas reserves. Gas imbalances at December 31, 2008 and 2007 were not material.

        Comprehensive Income.    Comprehensive income consists of net income and the effective component of derivative instruments classified as cash flow hedges. Comprehensive income is presented net of income taxes in the Consolidated Statements of Stockholders' Equity and Comprehensive Income.

        Derivative Instruments and Hedging Activities.    The Company periodically uses derivative financial instruments to achieve a more predictable cash flow from its gas and oil production by reducing its exposure to price fluctuations. The Company also enters into derivative contracts to mitigate the risk of interest rate fluctuations.

        The Company accounts for such activities pursuant to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. This statement establishes accounting and reporting standards requiring that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded at fair market value and included in the Consolidated Balance Sheets as assets or liabilities.

        The accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative and the resulting designation, which is established at the inception of a derivative. SFAS No. 133 requires that a company formally document, at the inception of a hedge, the hedging relationship and the entity's risk management objective and strategy for undertaking the hedge, including identification of the hedging instrument, the hedged item or transaction, the nature of the risk being hedged, the method that will be used to assess effectiveness and the method that will be used to measure hedge ineffectiveness of derivative instruments that receive hedge accounting treatment.

        For derivative instruments designated as cash flow hedges, changes in fair value, to the extent the hedge is effective, are recognized in other comprehensive income until the hedged item is recognized in earnings. Hedge effectiveness is assessed quarterly based on total changes in the derivative's fair value. Any ineffective portion of the derivative instrument's change in fair value is recognized immediately in earnings.

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

2. Summary of Significant Accounting Policies (Continued)

        The Company utilizes derivative financial instruments which have not been designated as cash flow hedges under SFAS No. 133 because they still protect the Company from changes in commodity prices or interest rate fluctuations. These instruments are marked to market with the resulting changes in fair value recorded in earnings. For additional discussion of derivatives, please see Note 8.

        Deferred Financing Costs.    Costs incurred in connection with the execution or modification of the Company's credit facility and Convertible Notes are capitalized and amortized over the life, or expected life, of the debt using the straight-line method, which approximates the effective interest method.

        Income Taxes.    Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently payable plus deferred income taxes related to certain income and expenses recognized in different periods for financial and income tax reporting purposes. Deferred income tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when assets are recovered or liabilities are settled. Deferred income taxes are also recognized for tax credits that are available to offset future income taxes. Deferred income taxes are measured by applying currently enacted tax rates.

        On January 1, 2007, the Company adopted Financial Accounting Standards Board ("FASB") Interpretation No. 48 ("FIN No. 48"), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 ("SFAS No. 109"), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109. FIN No. 48 also prescribes a recognition threshold and measurement standard for the financial statement recognition and measurement of an income tax position taken or expected to be taken in a tax return. Only tax positions that meet the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized upon adoption. In addition, FIN No. 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

        Asset Retirement Obligations.    The Company accounts for its asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations. The estimated fair value of the future costs associated with dismantlement, abandonment and restoration of oil and gas properties is recorded generally upon acquisition or completion of a well. The net estimated costs are discounted to present values using a credit-adjusted risk-free rate over the estimated economic life of the oil and gas properties. Such costs are capitalized as part of the related asset. The asset is depleted on the units-of-production method on a field-by-field basis. The associated liability is classified in current and long-term liabilities in the accompanying Consolidated Balance Sheets. The liability is periodically adjusted to reflect (1) new liabilities incurred, (2) liabilities settled during the period, (3) accretion expense, and (4) revisions to estimated future cash flow requirements. The accretion expense is recorded as a component of depreciation, depletion and amortization expense in the accompanying Consolidated Statements of Operations.

        Repurchases and Retirements of Capital Stock.    The Company records treasury stock acquisitions at cost. Upon retirement of treasury shares, the excess of purchase or contribution cost over associated common stock par value is allocated to additional paid-in capital. The allocation to additional paid-in capital is based on the per-share amount of capital in excess of par value for all shares.

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

2. Summary of Significant Accounting Policies (Continued)

        Stock-Based Compensation.    The Company accounts for stock-based compensation in accordance with SFAS No. 123 (revised 2004), Share-Based Payment ("SFAS No. 123R"), which revised SFAS No. 123, Accounting for Stock-Based Compensation, and superseded Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods and services, focusing primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R also addresses transactions in which an entity incurs liabilities in exchange for goods and services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments.

        For awards granted before the Company became a public company (i.e. those granted prior to April 16, 2004, which is defined by SFAS No. 123R as the date the Company became a public company as a result of the filing of the Company's Form S-1 registration statement with the Securities and Exchange Commission ("SEC")), the Company continues to use the minimum value method described under APB Opinion No. 25. For awards granted subsequent to April 16, 2004 and for new, modified, repurchased or cancelled awards on or subsequent to the Company's adoption of SFAS No. 123R on October 1, 2004, the Company recognizes share-based employee compensation cost based on the fair value as computed under SFAS No. 123R. The Company continues to account for certain stock options under the original provisions of APB Opinion No. 25 because those options were issued prior to April 16, 2004, when the Company was considered a nonpublic entity as defined by SFAS No. 123R.

        Earnings Per Share.    Basic net income per share of common stock is calculated by dividing net income attributable to common stock by the weighted average of common shares outstanding during each period. Diluted net income attributable to common stockholders is calculated by dividing net income attributable to common stockholders by the weighted average of common shares outstanding and other dilutive securities. Potentially dilutive securities for the diluted earnings per share calculations consist of nonvested equity shares of common stock, in-the-money outstanding stock options to purchase the Company's common stock and shares into which the Convertible Notes are convertible.

        In satisfaction of its obligation upon conversion of the Convertible Notes, the Company may elect to deliver, at its option, cash, shares of its common stock or a combination of cash and shares of its common stock. The Company currently intends to settle the Convertible Notes in cash at or near the initial redemption date of March 26, 2012; therefore, the treasury stock method was used to measure the potentially dilutive impact of shares associated with that conversion feature. The Convertible Notes issued March 12, 2008 have not been dilutive since their issuance, and therefore, do not impact the diluted earnings per share calculation for the year ended December 31, 2008.

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

2. Summary of Significant Accounting Policies (Continued)

        The following table sets forth the calculation of basic and diluted earnings per share:

	Year Ended December 31,
	2008	2007	2006
	(As Adjusted)
	(in thousands, except per share amounts)
Net income	$105,259	$26,754	$62,011
Basic weighted-average common shares outstanding in period	44,432.4	44,049.7	43,694.8
Add dilutive effects of stock options and nonvested equity shares of common stock	604.1	627.8	574.6

Diluted weighted-average common shares outstanding in period	45,036.5	44,677.5	44,269.4

Basic income per common share	$2.37	$0.61	$1.42

Diluted income per common share	$2.34	$0.60	$1.40

        Industry Segment and Geographic Information.    The Company operates in one industry segment, which is the exploration, development and production of natural gas and crude oil, and all of the Company's operations are conducted in the continental United States. Consequently, the Company currently reports as a single industry segment.

        New Accounting Pronouncements.    In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements regarding fair value measurement. The Company partially adopted SFAS No. 157 as of January 1, 2008, pursuant to FASB Staff Position ("FSP") No. FAS 157-2, Effective Date of FASB Statement No. 157, which delayed the effective date of SFAS No. 157 for all nonrecurring fair value measurements of nonfinancial assets and nonfinancial liabilities until fiscal years beginning after November 15, 2008. With partial adoption, the Company applied SFAS No. 157 to recurring fair value measurements of financial and non-financial instruments, which affected the fair value disclosures of the Company's financial derivatives within the scope of SFAS No. 133. See Note 7 for fair value disclosures.

        As of January 1, 2009, the Company fully adopted SFAS No. 157, requiring fair value measurements of nonfinancial assets and nonfinancial liabilities, including nonfinancial long-lived assets measured at fair value for an impairment assessment under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and asset retirement obligations initially measured at fair value under SFAS No. 143, Accounting for Asset Retirement Obligations. The full adoption of SFAS No. 157 is not expected to have a material impact on the Company's financial statements.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure many financial instruments and certain other items at fair value. This statement expands the use of fair value measurement and applies to entities that elect the fair value option. The Company adopted this statement as of January 1, 2008; however, the Company did not elect the fair value option for any eligible financial instruments or other items. Therefore, the adoption of this statement did not impact the Company's financial statements.

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

2. Summary of Significant Accounting Policies (Continued)

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations ("SFAS No. 141R"), which replaces FASB Statement No. 141, Business Combinations. This statement requires an acquirer to recognize the assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. This includes the measurement of the acquirer shares issued in consideration for a business combination, the recognition of contingent consideration, the accounting for pre-acquisition gain and loss contingencies, the recognition of capitalized in-process research and development, the accounting for acquisition-related restructuring cost accruals, the treatment of acquisition related transaction costs and the recognition of changes in the acquirer's income tax valuation allowance and deferred taxes. This statement applies prospectively and was effective for the Company beginning January 1, 2009. SFAS No. 141R will only impact the Company if and when the Company becomes party to a business combination.

        In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities. This statement is intended to improve financial reporting about derivative instruments and hedging activities by requiring companies to enhance disclosure about how these instruments and activities affect their financial position, performance and cash flows. SFAS No. 161 seeks to achieve these improvements by requiring disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also seeks to improve the transparency of the location and amounts of derivative instruments in a company's financial statements and how they are accounted for under SFAS No. 133. This statement was effective for the Company beginning January 1, 2009. The adoption of SFAS No. 161 is not expected to have a material impact on the Company's financial statements.

        In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. This statement is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with GAAP for nongovernmental entities. Prior to the issuance of SFAS No. 162, GAAP hierarchy was defined in the American Institute of Certified Public Accountants ("AICPA") Statement on Auditing Standards ("SAS") No. 69, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. SFAS No. 162 was adopted by the Company effective November 15, 2008. The adoption of SFAS No. 162 did not have a material impact on the Company's financial statements.

        In May 2008, the FASB adopted FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (including Partial Cash Settlement). FSP APB 14-1 states that the accounting treatment for certain convertible debt instruments that may be settled in cash, shares of common stock or any portion thereof at the election of the issuing company be accounted for utilizing a bifurcation model under which the value of the debt instrument is determined without regard to the conversion feature. The difference between the issuance amount of the debt instrument and the value determined pursuant to FSP APB 14-1 is recorded as an equity contribution. The resulting debt discount is amortized over the period the convertible debt is expected to be outstanding as additional non-cash interest expense. FSP APB 14-1 changed the accounting treatment for the Company's Convertible Notes that were issued in March 2008. See Note 5 for additional disclosures associated with adoption of this standard.

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

2. Summary of Significant Accounting Policies (Continued)

        The Company adopted FSP APB 14-1 effective January 1, 2009. FSP APB 14-1 was required to be applied retrospectively for any instrument within the scope of FSP APB 14-1 that was outstanding during any of the periods presented. As a result of the retrospective application, certain amounts in the Company's consolidated financial statements for the year ended December 31, 2008 have been adjusted. A summary of the changes are presented below (amounts in thousands):

	As of December 31, 2008
	As previously reported	After adoption of FSP APB 14-1
CONDENSED CONSOLIDATED BALANCE SHEETS
Deferred Financing Costs and Other Noncurrent Assets	$6,055	$5,485
Convertible Senior Notes	172,500	153,411
Deferred Income Taxes	207,397	214,481
Additional paid-in capital	761,829	775,652
Retained earnings	133,852	131,464

	For the Year Ended December 31, 2008
	As previously reported	After adoption of FSP APB 14-1
CONDENSED CONSOLITATED STATEMENTS OF OPERATIONS
Interest expense	$(15,834)	$(19,717)
Provision for Income Taxes	64,670	63,175
Net Income	107,647	105,259

	For the Year Ended December 31, 2008
	As previously reported	After adoption of FSP APB 14-1
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Net Income	$107,647	$105,259
Deferred income taxes	64,060	62,565
Amortization of deferred financing costs	1,736	5,619

        In October 2008, the FASB issued FSP No. FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active. FSP No. FAS 157-3 clarifies the application of SFAS No. 157 as it relates to the valuation of financial assets in a market that is not active for those financial assets. This FSP was effective immediately and includes those periods for which financial statements have not been issued. The Company currently does not have any financial assets that are valued using inactive markets, and as a result, the Company was not impacted by the issuance of FSP No. FAS 157-3.

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

2. Summary of Significant Accounting Policies (Continued)

        On December 31, 2008, the SEC published the final rules and interpretations updating its oil and gas reserves reporting requirements. Many of the revisions are updates to definitions in the existing oil and gas rules to make them consistent with the Petroleum Resource Management System, which is a widely accepted set of evaluation guidelines that are designed to support assessment processes throughout the resource asset lifecycle. These guidelines were prepared by the Society of Petroleum Engineers ("SPE") Oil and Gas Reserves Committee with cooperation from many industry organizations. One of the key changes to the previous SEC rules relates to using a 12-month average commodity price to calculate the value of proved reserves versus the current method of using year-end prices. Other key revisions include the ability to include nontraditional resources in reserves, the use of new technology for determining reserves, the opportunity to establish proved undeveloped reserves without the requirement of an adjacent producing well and permitting disclosure of probable and possible reserves. The SEC will require companies to comply with the amended disclosure requirements for registration statements filed after January 1, 2010, and for annual reports for fiscal years ending on or after December 15, 2009. Early adoption is not permitted. The Company is currently assessing the impact that the adoption will have on the Company's disclosures and financial statements.

3. Supplemental Disclosures of Cash Flow Information:

        Supplemental cash flow information is as follows:

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Cash paid for interest, net of amount capitalized	$12,057	$11,260	$9,625
Cash paid for income taxes, net of refunds received	1,068	22	500
Supplemental disclosures of non-cash investing and financing activities:
Exchange of oil and gas properties for equipment and other properties	—	—	9,304
Assumption of debt and deferred tax liability—Powder River Basin properties acquisition purchase price allocation	—	—	43,298
Reduction of deferred tax liability—Powder River Basin properties acquisition purchase price allocation	—	1,635	—
Current liabilities that are reflected in investing activities	85,145	65,340	6,818
Current liabilities that are reflected in financing activities	34	—	—
Net change in asset retirement obligations	(9,491)	(340)	6,612
Treasury stock acquired for employee stock option exercises and collection of employee payroll taxes on vesting of restricted stock	3,051	3,319	5,059
Retirement of treasury stock	3,051	3,319	10,239

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

4. Acquisitions, Disposition, and Property Held for Sale

  Acquisitions

        On May 8, 2006, the Company acquired 100% of the outstanding stock of CH4 Corporation ("CH4") for $74.2 million in cash and agreed to pay $6.5 million of indebtedness of CH4. The acquisition was funded with borrowings under the Company's credit facility. The primary assets of CH4 consisted of approximately 84,300 gross (52,000 net) acres of oil and gas leasehold interests in coal bed methane properties in the Powder River Basin of Wyoming and an estimated 11.0 Bcfe of proved reserves.

        The CH4 acquisition was recorded using the purchase method of accounting, and the results of operations from the CH4 properties acquired are included with the results of the Company from the May 6, 2006 date of closing. The total purchase price of the transaction was allocated to the assets acquired and the liabilities assumed based on fair values at the acquisition date. The Company finalized the purchase price allocation during the quarter ended June 30, 2007 when all amounts related to receivables and payables were determined with certainty. The table below summarizes the final allocation (in thousands):

Purchase Price:
Cash paid, net of cash received	$72,547
Debt assumed	6,495

Total	$79,042

Allocation of Purchase Price:
Working capital	$(327)
Proved oil and gas properties	40,164
Unevaluated oil and gas properties	74,888
Other non-current assets	122
Deferred income taxes	(35,168)
Asset retirement obligation	(637)

Total	$79,042

        Pro forma financial information is not provided because the CH4 acquisition was not considered a material business combination to the Company, and the results of operations from those properties are insignificant.

  Dispositions

        During 2006, the Company completed the sale of approximately 17,000 net acres of certain coalbed methane properties that were acquired with the CH4 acquisition. Proceeds from the sale were $30.7 million and a loss of $0.1 million was recorded due to various purchase price adjustments incurred in the normal course of business. The Company also completed the sale of the Cedar Camp and Tumbleweed properties within the Uinta Basin. Total proceeds from the sale were $3.8 million, which resulted in a gain of $0.1 million.

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

4. Acquisitions, Disposition, and Property Held for Sale (Continued)

        In addition, the Company entered into joint exploration agreements and completed other property sales in the Powder River, Paradox, Williston, Wind River, Big Horn, Montana Overthrust, DJ and Uinta Basins resulting in gains recognized of $30.5 million for the year ended December 31, 2006.

        During 2007, the Company completed the sale of its oil and gas properties in the Williston Basin. The Company received approximately $81.4 million in cash proceeds and recognized a $10.0 million pre-tax gain after various purchase price adjustments incurred in the normal course of business. Through the closing date of the sale on June 22, 2007, total production volumes associated with the Williston Basin properties of 1.2 Bcfe were included in the Company's financial statements. In addition, the Company completed the sale of a portion of its unevaluated properties in the DJ Basin. The Company received approximately $0.5 million in cash proceeds and recognized a $0.2 million pre-tax gain.

        The Company also entered into joint exploration agreements and completed other property sales in the Powder River, Paradox, Big Horn and Wind River Basins resulting in gains recognized of $3.1 million for the year ended December 31, 2007.

        During 2008, the Company completed the sale of all of its remaining properties in the DJ Basin. The Company received approximately $1.4 million in cash proceeds and recognized a $0.3 million pre-tax gain.

        Under EITF 03-13, Applying the Conditions in Paragraph 42 of FASB Statement No. 144 in Determining Whether to Report Discontinued Operations, the Company determined that all of these sales did not qualify for discontinued operations reporting. All gains and losses recognized from property sales and joint exploration agreements are included in other operating revenues in the Consolidated Statements of Operations.

  Property Held for Sale

        Assets are classified as held for sale when the Company commits to a plan to sell the assets and completion of the sale is probable and expected to occur within one year. Upon classification as held-for-sale, long-lived assets are no longer depreciated or depleted and a loss is recognized, if any, based upon the excess of carrying value over fair value less costs to sell. Previous losses may be reversed up to the original carrying value as estimates are revised; however, gains are recognized only upon disposition.

        At December 31, 2007, the Company had properties held for sale in its Tri-State exploration project in the DJ Basin and its Hingeline Prospect in the Uinta Basin. In accordance with SFAS No. 144 these properties were carried at the lower of historical cost or fair value, less cost to sell, and were reclassified to oil and gas properties held for sale on the Consolidated Balance Sheets. Any liabilities related to those properties were also reclassified to liabilities associated with assets held for sale on the Consolidated Balance Sheets. Under EITF 03-13, the Company determined that these sales did not qualify for discontinued operations reporting.

        During the year ended December 31, 2008, all remaining properties held for sale in the DJ Basin were sold for an immaterial gain. However, given the current market conditions, the Company was unable to sell its unevaluated oil and gas properties in the Hingeline Prospect. Accordingly, the properties that were previously classified as held for sale were reclassified into unevaluated oil and gas

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

4. Acquisitions, Disposition, and Property Held for Sale (Continued)

properties on the Consolidated Balance Sheets. Based upon its analysis, the Company believes that the carrying value of $1.1 million remains less than the estimated fair value and no impairment was determined necessary.

5. Long-Term Debt

  Revolving Credit Facility

        On October 20, 2008, the Company amended its credit facility (the "Amended Credit Facility"). The Amended Credit Facility, which matures on March 17, 2011, has commitments of $592.8 million and, based on mid-year 2008 reserves and hedge positions, a borrowing base of $600.0 million (after a reduction related to the Company's Convertible Notes outstanding). Future borrowing bases will be computed based on proved natural gas and oil reserves, hedge positions and estimated future cash flows from those reserves, as well as any other outstanding debt of the Company. The borrowing base is required to be redetermined at least twice per year. The Amended Credit Facility bears interest, based on the borrowing base usage, at the applicable London Interbank Offered Rate ("LIBOR") plus applicable margins ranging from 1.25% to 2.00% or an alternate base rate, based upon the greater of the prime rate, the federal funds effective rate plus 0.5% or the adjusted one month LIBOR plus 1.00%, plus applicable margins ranging from 0.25% to 1.00%. The average annual interest rates incurred on the Amended Credit Facility were 5.5% and 6.3% for the years ended December 31, 2008 and 2007, respectively. The Company pays annual commitment fees ranging from 0.35% to 0.50% of the unused borrowing base. The Amended Credit Facility is secured by natural gas and oil properties representing at least 80% of the value of the Company's proved reserves and the pledge of all of the stock of the Company's subsidiaries. The Amended Credit Facility also contains certain financial covenants. The Company is currently in compliance with all financial covenants and has complied with all financial covenants for all prior periods.

        As of December 31, 2008, borrowings outstanding under the Amended Credit Facility totaled $254.0 million.

  5% Convertible Senior Notes Due 2028

        On March 12, 2008, the Company issued $172.5 million aggregate principal amount of Convertible Notes. The Convertible Notes mature on March 15, 2028, unless earlier converted, redeemed or purchased by the Company. The Convertible Notes are senior unsecured obligations and rank equal in right of payment to all of the Company's existing and future senior indebtedness; senior in right of payment to all of the Company's future subordinated indebtedness; and effectively subordinated to all of the Company's secured indebtedness, with respect to the collateral securing such indebtedness. The Convertible Notes will be structurally subordinated to all present and future secured and unsecured debt and other obligations of the Company's subsidiaries that do not guarantee the Convertible Notes. As of December 31, 2008, the Convertible Notes are not guaranteed by any of the Company's subsidiaries.

        The conversion price is approximately $66.33 per share of the Company's common stock, equal to the applicable conversion rate of 15.0761 shares of common stock, subject to adjustment, for each $1,000 face amount of Convertible Note. Upon conversion of the Convertible Notes, holders will receive, at the Company's election, cash, shares of common stock or a combination of cash and shares

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

5. Long-Term Debt (Continued)

of common stock. If the conversion value exceeds $1,000, the Company will also deliver, at its election, cash, shares of common stock or a combination of cash and shares of common stock with respect to the remaining value deliverable upon conversion. Currently, it is the Company's intention to net cash settle the Convertible Notes. However, the Company has not made a formal legal irrevocable election to net cash settle and reserves the right to settle the Convertible Notes in any manner allowed under the indenture for the Convertible Notes as business conditions warrant.

        The Convertible Notes bear interest at a rate of 5% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, beginning September 15, 2008.

        On or after March 26, 2012, the Company may redeem for cash all or a portion of the Convertible Notes at a redemption price equal to 100% of the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest, if any, up to, but excluding, the applicable redemption date.

        Holders of the Convertible Notes may require the Company to purchase all or a portion of their Convertible Notes for cash on each of March 20, 2012, March 20, 2015, March 20, 2018 and March 20, 2023 at a purchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest, if any, up to but excluding the applicable purchase date.

        Holders may convert their Convertible Notes into cash, shares of the Company's common stock or a combination of cash and shares of common stock, as elected by the Company, at any time prior to the close of business on September 20, 2027, if any of the following conditions are satisfied: (1) if the closing price of the Company's common stock reaches specified thresholds or the trading price of the Convertible Notes falls below specified thresholds; (2) if the Convertible Notes have been called for redemption; (3) if the Company makes certain significant distributions to holders of the Company's common stock; or (4) the Company enters into specified corporate transactions, none of which occurred during 2008. After September 20, 2027, holders may surrender their Convertible Notes for conversion at any time prior to the close of business on the business day immediately preceding the maturity date regardless of whether any of the foregoing conditions have been satisfied.

        In addition, following certain corporate transactions that constitute a qualifying fundamental change, the Company is required to increase the applicable conversion rate for a holder who elects to convert its Convertible Notes.

        As a result of the adoption of FSP APB 14-1 and its retrospective application (previously discussed in Note 2), the Company recorded a debt discount of $23.1 million, which represented the fair value of the equity conversion feature as of the date of the issuance of the Convertible Notes. The value of the equity conversion feature was also recorded as additional paid-in capital, net of $8.6 million of deferred taxes. In addition, the transaction costs incurred directly related to the issuance of the Convertible Notes were allocated proportionately to the equity conversion feature and recorded as additional paid-in capital. The equity component is not subsequently re-valued as long as it continues to qualify for equity treatment.

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

5. Long-Term Debt (Continued)

        The debt discount is amortized as additional non-cash interest expense over the expected term of the Convertible Notes through March 2012. As of December 31, 2008, the net carrying amount of the Convertible Notes is as follows (amounts in thousands):

Principal amount of the Convertible Notes	$172,500
Unamortized debt discount	(19,089)

Carrying amount of the Convertible Notes	$153,411

        As a result of the amortization of the debt discount through non-cash interest expense, the effective interest rate on the Company's Convertible Notes is 9.7%. The amount of the cash interest expense recognized for the year ended December 31, 2008 related to the 5% contractual interest coupon was $6.9 million. The amount of non-cash interest expense for the year ended December 31, 2008 related to the amortization of the debt discount and amortization of the transaction costs was $4.9 million.

        There is no active, public market for the Convertible Notes. Therefore, based on market-based parameters of the various components of the Convertible Notes, the aggregate estimated fair value of the Convertible Notes was approximately $120.4 million as of December 31, 2008.

6. Asset Retirement Obligations

        The Company accounts for its asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations. This statement generally applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset.

        A reconciliation of the Company's asset retirement obligations for the years ended December 31, 2008, 2007 and 2006, which includes $0.05 million associated with assets that were held for sale in 2007, are as follows (in thousands):

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Beginning of period	$35,849	$32,598	$23,733
Liabilities incurred	2,654	3,829	3,433
Liabilities settled	(1,392)	(3,599)	(1,586)
Accretion expense	3,162	2,999	2,593
Revisions to estimate	6,920	22	4,425

End of period	$47,193	$35,849	$32,598

Less: current asset retirement obligations	506	801	—

Long-term asset retirement obligations	$46,687	$35,048	$32,598

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

7. Fair Value Measurements

        The Company's financial instruments, including cash and cash equivalents, accounts and notes receivable and accounts payable are carried at cost, which approximates fair value due to the short-term maturity of these instruments. The recorded value of the Amended Credit Facility, as discussed in Note 5, approximates its fair value due to its floating rate structure. The Convertible Notes are recorded at cost, and the estimated fair value is disclosed in Note 5.

        Effective January 1, 2008, the Company partially adopted SFAS No. 157 pursuant to FSP No. FAS 157-2, which delayed the effective date of SFAS No. 157 for all nonrecurring fair value measurements of nonfinancial assets and nonfinancial liabilities until fiscal years beginning after November 15, 2008. As of January 1, 2009, SFAS No. 157 was fully effective for the Company. Therefore, the Company applied SFAS No. 157 to recurring fair value measurements of its financial derivatives as of January 1, 2008. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements regarding fair value measurement.

        As defined in SFAS No. 157, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes a mid-market pricing convention (the mid-point price between bid and ask prices) for valuation as a practical expedient for assigning fair value. The Company uses market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk. These inputs can be readily observable, market corroborated or generally unobservable. The Company primarily applies the market and income approaches for recurring fair value measurements and utilizes the best available information. Given the Company's historical market transactions, its markets and instruments are fairly liquid. Therefore, the Company has been able to classify fair value balances based on the observability of those inputs. SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).

  Level 1—Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, listed equities and U.S. government treasury securities.

  Level 2—Pricing inputs are other than quoted prices in active markets included in level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category include non-exchange-traded derivatives such as over-the-counter forwards and options.

  Level 3—Pricing inputs include significant inputs that are generally less observable than objective sources. These inputs may be used with internally developed methodologies that result in

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

7. Fair Value Measurements (Continued)

  management's best estimate of fair value. At each balance sheet date, the Company performs an analysis of all instruments subject to SFAS No. 157 and includes in level 3 all of those whose fair value is based on significant unobservable inputs.

        The following table sets forth by level within the fair value hierarchy the Company's financial assets and financial liabilities that were accounted for at fair value on a recurring basis as of December 31, 2008. As required by SFAS No. 157, financial assets and financial liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company's assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of assets and liabilities and their placement within the fair value hierarchy levels.

	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets
Commodity Derivatives	$—	$313,775	$—	$313,775
Liabilities
Interest Rate Derivatives	—	(509)	—	(509)

        As required under SFAS No. 157, all fair values reflected in the table above and on the Consolidated Balance Sheets have been adjusted for non-performance risk. For applicable financial assets carried at fair value, the credit standing of the counterparties is analyzed and factored into the fair value measurement of those assets. SFAS No. 157 also states that the fair value measurement of a liability must reflect the nonperformance risk of the Company. The following methods and assumptions were used to estimate the fair values of the assets and liabilities in the table above.

  Level 1 Fair Value Measurements

    As of December 31, 2008, and for the year ended December 31, 2008, the Company did not have assets or liabilities measured under a level 1 fair value hierarchy.

  Level 2 Fair Value Measurements

    Natural Gas and Crude Oil Forwards and Options—The fair value of the natural gas and crude oil forwards and options are estimated using a combined income and market valuation methodology based upon forward commodity price and volatility curves. The curves are obtained from independent pricing services reflecting broker market quotes.

    Interest Rate Forwards and Options—The fair value of the interest rate forwards and options are estimated using a combined income and market valuation methodology based upon forward interest-rate yield curves and credit. The curves are obtained from independent pricing services reflecting broker market quotes.

  Level 3 Fair Value Measurements

    As of December 31, 2008, and for the year ended December 31, 2008, the Company did not have assets or liabilities measured under a level 3 fair value hierarchy.

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

8. Derivative Instruments

        The Company uses financial derivative instruments as part of its price risk management program to achieve a more predictable, economic cash flow from its natural gas and oil production by reducing its exposure to price fluctuations. The Company has entered into financial commodity swap and collar contracts to fix the floor and ceiling prices received for a portion of the Company's natural gas and oil production. The Company does not enter into derivative instruments for speculative or trading purposes. The Company's natural gas and oil derivative financial instruments are accounted for in accordance with SFAS No. 133. As of December 31, 2008, the Company had hedges in place for a portion of its anticipated production through 2011 for a total of 447,125 Bbls of crude oil and 121,691,000 MMBtu of natural gas.

        In addition to financial transactions, the Company is a party to various physical commodity contracts for the sale of natural gas that cover varying periods of time and have varying pricing provisions. Under SFAS No. 133, these physical commodity contracts qualify for the normal purchase and normal sale exception and, therefore, are not subject to hedge accounting or mark-to-market accounting. The financial impact of physical commodity contracts is included in oil and gas production revenues at the time of settlement.

        The Company also has two interest rate derivative contracts to manage the Company's exposure to changes in interest rates. The first contract is a floating-to-fixed interest rate swap for a notional amount of $10.0 million, and the second is a floating-to-fixed interest rate collar for a notional amount of $10.0 million, both to terminate on December 12, 2009. The Company's interest rate derivative instruments have been designated as cash flow hedges in accordance with SFAS No. 133. Under the swap, the Company will make payments to, or receive payments from, the contract counterparty when the variable rate of one-month LIBOR falls below, or exceeds, the fixed rate of 4.70%. Under the collar, the Company will make payments to, or receive payments from, the contract counterparty when the variable LIBOR rate falls below the floor rate of 4.50% or exceeds the ceiling rate of 4.95%. The payment dates of both the swap and the collar match exactly with the interest payment dates of the corresponding portion of the Company's Amended Credit Facility.

        All derivative instruments, other than those that meet the normal purchase and normal sale exception, as mentioned above, are recorded at fair market value in accordance with SFAS No. 157 and included in the Consolidated Balance Sheets as assets or liabilities. The following table summarizes the

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

8. Derivative Instruments (Continued)

location and fair value amounts of all derivative instruments in the Consolidated Balance Sheets as of December 31, 2008:

	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
	(in thousands)
Derivatives Designated as Cash Flow Hedges Under SFAS No. 133
Current
Interest Rate Contracts	N/A	$—	Derivative Liability and Other Current Liabilities	$509
Commodity Contracts	Derivative Assets	198,982	N/A	—
Long Term
Commodity Contracts	Derivative Assets	115,016	N/A	—

Total derivatives designated as hedging instruments under SFAS No. 133		$313,998		$509

Derivatives Not Designated as Cash Flow Hedges Under SFAS No. 133
Current
Commodity Contracts	Derivative Assets	$978	Derivative Assets	$659
Long Term
Commodity Contracts	Derivative Assets	5,587	Derivative Assets	6,129

Total derivates not designated as hedging instruments under SFAS No. 133		$6,565		$6,788

Total Derivatives		$320,563		$7,297

        For derivative instruments that qualify and are designated as cash flow hedges, changes in fair value, to the extent the hedge is effective, are recognized in other comprehensive income until the forecasted transaction occurs. The Company will reclassify the appropriate cash flow hedge amounts from other comprehensive income to gains or losses in the Consolidated Statements of Operations as the hedged production quantity is produced or the interest rate derivative is settled. Based on projected market prices as of December 31, 2008, the amount to be reclassified from other comprehensive income to net income in the next 12 months would be an after-tax net gain of approximately $121.7 million. Any actual increase or decrease in revenues will depend upon market conditions over the period during which the forecasted transactions occur. The Company anticipates that all originally forecasted transactions related to the Company's derivatives that continue to be accounted for as cash flow hedges will occur by the end of the originally specified time periods.

        The commodity hedge instruments designated as cash flow hedges are at highly liquid trading locations but may contain slight differences compared to the delivery location of the forecasted sale,

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

8. Derivative Instruments (Continued)

which may result in ineffectiveness in accordance with SFAS No. 133. Although those derivatives may not achieve 100% effectiveness for accounting purposes, the Company believes that its derivative instruments continue to be highly effective in achieving its risk management objectives. The ineffective portion of commodity hedge derivatives is reported in commodity derivative gain or loss in the Consolidated Statements of Operations. Ineffectiveness on interest rate derivatives was de minimis for the year ended December 31, 2008. The following table summarizes the cash flow hedge gains and losses and their locations on the Consolidated Balance Sheets and Consolidated Statements of Operations for the year ended December 31, 2008:

Derivatives in SFAS No. 133 Cash Flow Hedging Relationships	Amount of Gain (Loss) Recognized in OCI	Location of Gain Reclassified from Accumulated OCI into Income	Amount of Gain Reclassified from Accumulated OCI into Income	Location of Gain on Ineffective Hedges	Amount of Gain Recognized in Income on Ineffective Hedges
	(in thousands)
Interest Rate Contracts	$(109)	Interest and Other Income	$(333)	N/A	N/A
Commodity Contracts	187,411	Oil and Gas Production	31,900	Commodity Derivative Gain	6,803

Total	$187,302		$31,567		$6,803

        If the forecasted transaction to which the hedging instrument had been designated is no longer probable of occurring within the specified time period, the hedging instrument loses cash flow hedge accounting treatment in accordance with SFAS No. 133. All current mark-to-market gains and losses are recorded in earnings and all accumulated gains or losses recorded in other comprehensive income related to the hedging instrument are also reclassified to earnings. Due to the Company's limited ability to sell its natural gas out of the Rocky Mountain region to the Mid-continent region at index prices, and due to an unexpected pipeline curtailment on Rockies Express that restricted the Company's ability to transport to the Mid-continent, a portion of its Mid-continent gas derivatives no longer qualified for hedge accounting during the year ended December 31, 2008. The Company, therefore, discontinued hedge accounting for certain hedges during the year ended December 31, 2008. While such derivative contracts no longer qualify for hedge accounting, the Company believes that these contracts remain a valuable component of its commodity price risk management program.

        Some of the Company's commodity derivatives do not qualify for hedge accounting under SFAS No. 133 but are, to a degree, an economic offset to the Company's commodity price exposure. If a commodity derivative instrument does not qualify as a cash flow hedge or is not designated as a cash flow hedge, the change in the fair value of the derivative is recognized in commodity derivative gain or loss in the Consolidated Statements of Operations. These mark-to-market adjustments produce a degree of earnings volatility but have no cash flow impact relative to changes in market prices. The Company's cash flow is only impacted when the underlying physical sales transaction takes place in the future and when the associated derivative instrument contract is settled by making or receiving a payment to or from the counterparty. Realized gains and losses of commodity derivative instruments that do not qualify as cash flow hedges are recognized in commodity derivative gain or loss in the Consolidated Statements of Operations and are reflected in cash flows from operations on the Consolidated Statements of Cash Flows.

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

8. Derivative Instruments (Continued)

        During the year ended December 31, 2008, in addition to the swaps and collars discussed above, the Company entered into basis only swaps. With basis only swaps, the Company has hedged the difference between the New York Mercantile Exchange ("NYMEX") price and the price received for the Company's natural gas production at a specific delivery location. Although the Company believes that this represents a sound economic business hedging strategy, the basis only swaps do not qualify for hedge accounting under SFAS No. 133 because the total future cash flow has not been fixed. As a result, the changes in fair value of these derivative instruments are recorded in earnings and recognized in commodity derivative gain in the Consolidated Statements of Operations. As of December 31, 2008, the Company had basis only swaps in place for a portion of the Company's anticipated natural gas production in 2009, 2010 and 2011 for a total of 23,600,000 MMbtu.

        The following table summarizes the location and amounts of gains and losses on derivative instruments that do not qualify for hedge accounting under SFAS No. 133 for the year ended December 31, 2008:

Derivatives Not Designated as Hedging Instruments under SFAS No. 133	Location of Gain Recognized in Income on Derivatives	Amount of Gain Recognized in Income on Derivatives
		(in thousands)
Commodity Contracts	Commodity Derivative Gain	$1,117

Total		$1,117

        The Company was a party to various swap and collar contracts for natural gas based on the Colorado Interstate Gas Rocky Mountains ("CIGRM"), Panhandle Eastern Pipe Line Co. ("PEPL") and Northwest Pipeline Corporation ("NWPL") indices that settled during the year ended December 31, 2008 and based on the CIGRM index that settled during the year ended December 31, 2007. As a result, the Company recognized an increase of natural gas production revenues related to these contracts of $41.0 million and $87.7 million in 2008 and 2007, respectively. The Company was also a party to various swap and collar contracts for oil based on a West Texas Intermediate ("WTI") index, recognizing a reduction to oil production revenues related to these contracts of $9.1 million and $0.8 million in 2008 and 2007, respectively.

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

8. Derivative Instruments (Continued)

        The table below summarizes the realized and unrealized gains and losses the Company recognized related to its oil and natural gas derivative instruments for the periods indicated:

	Year Ended December 31,
	2008	2007
	(in thousands)
Realized gains on derivatives designated as cash flow hedges(1)	$31,900	$86,917

Realized gains on derivatives not designated as cash flow hedges	$62	$—
Unrealized ineffectiveness recognized on derivatives designated as cash flow hedges	6,803	—
Unrealized gains on derivatives not designated as cash flow hedges	1,055	—

Total commodity derivative gain(2)	$7,920	$—

    (1)
    Included in "Oil and gas production" revenues in the Consolidated Statements of Operations.

    (2)
    Included in "Commodity derivative gain" in the Consolidated Statements of Operations.

9. Income Taxes

        The expense for income taxes consists of the following:

	Year Ended December 31,
	2008 (As Adjusted)	2007	2006
	(in thousands)
Current:
Federal	$857	$432	$460
State	(3)	7	34
Deferred:
Federal	58,774	15,804	36,353
State	3,547	1,001	2,278

Total	$63,175	$17,244	$39,125

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

9. Income Taxes (Continued)

        Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 35% to pretax income from continuing operations as a result of the following:

	Year Ended December 31,
	2008 (As Adjusted)	2007	2006
	(in thousands)
Income tax expense at the federal statutory rate	$58,881	$15,400	$35,392
State income taxes, net of federal tax effect	3,554	978	2,278
Non-deductible permanent items	1,080	344	942
Other, net	(340)	522	513

Income tax expense	$63,175	$17,244	$39,125

        The tax effects of temporary differences that give rise to significant components of the deferred tax assets and deferred tax liabilities at December 31, 2008 and 2007 are presented below:

	As of December 31,
	2008 (As Adjusted)	2007
	(in thousands)
Current:
Deferred tax assets (liabilities):
Derivative instruments	$(72,053)	$(5,561)
Accrued expenses	352	167
Bad debt expense	312	113
Prepaid expenses	(329)	(286)
Other	290	214

Total current deferred tax assets (liabilities)	$(71,428)	$(5,353)

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

9. Income Taxes (Continued)

	As of December 31,
	2008 (As Adjusted)	2007
	(in thousands)
Long-term:
Deferred tax assets:
Net operating loss carryforward	$22,689	$21,496
Deferred offering costs	322	—
Long-term derivative instruments	—	2,730
Stock-based compensation	6,030	3,208
Deferred rent	329	403
Minimum tax credit carryforward	1,617	721
Other	165	106
Less valuation allowance	—	—

Total long-term deferred tax assets	31,152	28,664
Deferred tax liabilities:
Oil and gas properties	(197,069)	(127,618)
Long-term derivative instruments	(41,285)	—
Other	(7,279)	(195)

Total long-term deferred tax liabilities	(245,633)	(127,813)

Net long-term deferred tax liabilities	$(214,481)	$(99,149)

        At December 31, 2008, the Company had approximately $68.0 million of federal tax net operating loss carryforwards, which expire through 2027. The Company has a federal alternative minimum tax ("AMT") credit carryforward of $1.6 million, which has no expiration date.

        At December 31, 2008, the Company's balance sheet reflected a net deferred tax liability of $285.9 million, of which $113.3 million pertains to the tax effects of derivative instruments reflected in other comprehensive income.

        The Company adopted the provisions of FIN No. 48 on January 1, 2007 and has commenced analyzing filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions. As a result of the implementation of FIN No. 48, the Company recognized a $0.2 million liability for unrecognized tax benefits. There was a cumulative adjustment of $0.05 million to the beginning balance of retained earnings and a corresponding increase to deferred income tax liabilities of $0.15 million. Subsequent to the implementation of FIN No. 48, the Company has not recorded a change to the above balance of unrecognized tax benefits. Of the $0.2 million balance of unrecognized tax benefits at December 31, 2008 and 2007, $0.05 million represents the amount of unrecognized tax benefits that, if recognized, would unfavorably affect the effective income tax rate.

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

9. Income Taxes (Continued)

        A rollforward of changes in the Company's unrecognized tax benefits is shown below (in thousands):

Balance at December 31, 2006	$195
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	—
Settlements	—

Balance at December 31, 2007	195

Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	—
Settlements	—

Balance at December 31, 2008	$195

        The Company anticipates that no uncertain tax positions will be recognized within the next 12-month period.

        The Company's policy is to classify accrued penalties and interest related to unrecognized tax benefits in the Company's income tax provision. As of December 31, 2008, the Company did not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the current year.

        The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and in various states. With few exceptions, the Company is subject to U.S. federal tax examination for years 2005 through 2008 and is subject to state tax examination for years 2004 through 2008.

10. Stockholders' Equity

        Common and Preferred Stock.    The Company's authorized capital stock consists of 75,000,000 shares of $0.001 per share par value preferred stock and 150,000,000 shares of $0.001 per share par value common stock. In October 2004, 150,000 shares of $0.001 per share par value preferred stock were designated as Series A Junior Participating Preferred Stock, none of which are outstanding. At December 31, 2008, the Series A Junior Participating Preferred Stock was the Company's only designated preferred stock, and the remainder of the authorized preferred stock is undesignated. There are no issued and outstanding shares of preferred stock.

        Holders of all classes of stock are entitled to vote on matters submitted to stockholders, except that, when issued, each share of Series A Junior Participating Preferred Stock will entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the Company's stockholders.

        Treasury Stock.    The Company may occasionally acquire treasury stock, which is recorded at cost, in connection with the vesting and exercise of share-based awards or for other reasons. As of December 31, 2008, all treasury stock held by the Company was retired.

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

10. Stockholders' Equity (Continued)

        The following table reflects the activity in the Company's common and treasury stock:

	Year Ended December 31,
	2008	2007	2006
Common Stock Outstanding:
Shares at beginning of period	44,760,955	44,141,453	43,695,286
Exercise of common stock options	210,775	329,307	462,227
Shares issued for 401(k) plan	20,780	18,341	16,883
Shares issued directors' fees	6,671	4,126	—
Shares issued for nonvested equity shares of common stock	243,080	403,800	252,817
Shares retired or forfeited	(113,830)	(136,072)	(285,760)

Shares at end of period	45,128,431	44,760,955	44,141,453

Treasury Stock:
Shares at beginning of period	—	—	124,024
Treasury stock acquired	63,542	107,391	161,736
Treasury stock retired	(63,542)	(107,391)	(285,760)

Shares at end of period	—	—	—

        Accumulated Other Comprehensive Income.    The Company follows the provisions of SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting comprehensive income. The components of accumulated other comprehensive income and related tax effects for the years ended December 31, 2006, 2007 and 2008 were as follows:

	Gross	Tax Effect	Net of Tax
	(in thousands)
Accumulated other comprehensive income—December 31, 2006	$46,807	$(17,436)	$29,371
Unrealized change in fair value of hedges	(126,223)	47,018	(79,205)
Reclassification adjustment for realized gains on hedges included in net income	87,018	(32,414)	54,604

Accumulated other comprehensive income—December 31, 2007	$7,602	$(2,832)	$4,770

Unrealized change in fair value of hedges	330,715	(122,724)	207,991
Reclassification adjustment for realized gains on hedges included in net income	(31,567)	11,719	(19,848)
Reclassification adjustment for discontinued cash flow hedges included in net income	(1,340)	499	(841)

Accumulated other comprehensive income—December 31, 2008	$305,410	$(113,338)	$192,072

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

11. Equity Incentive Compensation Plans and Other Employee Benefits

        The Company maintains various stock-based compensation plans as discussed below. Under the fair value recognition provisions of SFAS 123R, stock-based compensation is measured at the grant date based on the value of the awards, and the value is recognized on a straight-line basis over the requisite service period (usually the vesting period).

        Stock Options and Nonvested Equity Shares.    In January 2002, the Company adopted a stock option plan to benefit key employees, directors and non-employees. This plan was amended and restated in its entirety by the Amended and Restated 2002 Stock Option Plan (the "2002 Option Plan"). The aggregate number of shares that the Company may issue under the 2002 Option Plan may not exceed 1,642,395 shares of the Company's common stock. Options granted under the 2002 Option Plan expire up to ten years from the grant date. The options vest 40% on the first anniversary of the date of grant and 20% on each of the following three subsequent anniversaries of the date of grant.

        In December 2003, the Company adopted its 2003 Stock Option Plan (the "2003 Option Plan") to benefit key employees, directors and non-employees. In April 2004, the 2003 Option Plan was approved by the Company's stockholders. The aggregate number of shares that the Company may issue under the 2003 Option Plan may not exceed 42,936 shares of the Company's common stock. Options granted under the 2003 Option Plan expire up to ten years from the date of grant with an exercise price not less than 100% of the fair market value, as defined in the 2003 Option Plan, of the underlying common shares on the date of grant. Options granted under the 2003 Option Plan vest 25% on each of the first four anniversaries of the date of grant.

        On December 1, 2004, the Company's stockholders approved the 2004 Stock Incentive Plan (the "2004 Incentive Plan") for the purpose of enhancing the Company's ability to attract and retain officers, employees, directors and consultants and to provide such persons with an interest in the Company parallel to its stockholders. The 2004 Incentive Plan provides for the grant of stock options (including incentive stock options and non-qualified stock options) and other awards (including performance units, performance shares, share awards, restricted stock, restricted stock units, and stock appreciation rights, or SARs). The maximum number of shares of common stock that may be granted under the 2004 Incentive Plan is 4,900,000. In addition, the maximum number of shares of common stock that may be granted to a participant in any one year is 1,225,000. Options granted thus far under the 2004 Incentive Plan generally expire seven years from the date of grant and vest 25% on each of the first four anniversaries of the date of grant. Unless terminated earlier by the Board of Directors of the Company, the 2004 Incentive Plan will terminate on June 30, 2014. Upon an event constituting a "change in control" (as defined in the 2004 Incentive Plan) of the Company, all options will become immediately exercisable in full. In addition, in such an event, performance units will become immediately vested, and restrictions on restricted stock awards will lapse.

        The Company's Compensation Committee may grant awards on such terms, including vesting and payment forms, as it deems appropriate in its discretion; however, no award may be exercised more than 10 years after its grant (five years in the case of an incentive stock option granted to an eligible individual who possesses more than 10% of the total combined voting power of all classes of stock of the Company). The purchase price or the manner in which the exercise price is to be determined for shares under each award will be determined by the Compensation Committee and set forth in the agreement. However, the exercise price per share under each award may not be less than 100% of the fair market value of a share on the date the award is granted (110% in the case of an incentive stock

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

11. Equity Incentive Compensation Plans and Other Employee Benefits (Continued)

option granted to an eligible individual who possesses more than 10% of the total combined voting power of all classes of stock of the Company).

        Currently, the Company's practice is to issue new shares upon stock option exercise. The Company does not expect to repurchase any shares in the open market or issue treasury shares to settle any such exercises. For the years ended December 31, 2008, 2007 and 2006, the Company did not pay cash to repurchase any stock option exercises.

        In accordance with SFAS No. 123R, the fair value of each share-based option award under all of the Company's plans is estimated on the date of grant using a Black-Scholes pricing model that incorporates the assumptions noted in the following table. Where the Company did not have enough historical data relating to its own common stock to compute volatilities associated with certain expected terms, expected volatilities were estimated based on an average of volatilities of similar sized Rocky Mountain oil and gas companies whose common stock is or has been publicly traded for a minimum of five years and other similar sized oil and gas companies who recently became publicly traded. For expected terms for which the Company had adequate historical data relating to its own common stock, estimated expected volatilities were based upon historical volatility of the Company's common stock. For options granted when the Company was a nonpublic company, it adopted the minimum value method under SFAS No. 123, which uses 0% volatility. Given the Company's stage of growth and requirement for capital investment, the Company used a 0% expected dividend yield, which is comparable to most of its peers in the industry. The expected terms range from 1.25 years to 5.0 years based on 25% of each grant's vesting on each anniversary date and factoring in potential blackout dates and historic exercises, with a weighted average of 2.9 years. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect on the date of grant. The Company estimated a 6% annual compounded forfeiture rate, based on historical employee turnover and actual forfeitures, for 2008 and 2007 and a 4% annual compounded forfeiture rate for 2006.

	Year Ended December 31,
	2008	2007	2006
Weighted Average Volatility	40%	41%	36%
Expected Dividend Yield	0%	0%	0%
Weighted Average Expected Term (in years)	2.9	2.9	2.7
Weighted Average Risk-free Rate	2.3%	4.7%	4.3%

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

11. Equity Incentive Compensation Plans and Other Employee Benefits (Continued)

        A summary of share-based option activity under all the Company's plans as of December 31, 2008, and changes during the year then ended, is presented below:

	Shares	Weighted-average Exercise Price	Weighted-average remaining contractual term	Aggregate intrinsic value
Outstanding at January 1, 2008	2,917,862	$28.25
Granted	783,400	42.90
Exercised	(210,775)	21.90
Forfeited or expired	(110,238)	31.92

Outstanding at December 31, 2008	3,380,249	$31.92	4.56	$1,077,938

Vested, or expected to vest, at December 31, 2008 through the life of the options	3,274,014	$31.77	4.53	1,075,986
Vested and exercisable at December 31, 2008	1,609,672	$26.78	3.58	$1,011,768

        The per share weighted-average grant-date fair value of awards granted for the years ended December 31, 2008, 2007 and 2006 was $12.40, $10.13 and $7.26, respectively, and the total intrinsic value of awards exercised during the same periods was $5.6 million, $4.3 million and $4.5 million, respectively. The aggregate intrinsic value in the preceding table represents the total pre-tax intrinsic value, based on the Company's closing stock price of $21.13 on December 31, 2008. With respect to stock option exercises, the Company received $4.1 million, $5.1 million and $4.9 million for the years ended December 31, 2008, 2007 and 2006, respectively.

        A summary of the Company's nonvested equity shares of common stock as of December 31, 2008, and changes during the year then ended, is presented below:

	Shares	Weighted-average Grant Date Fair Value
Outstanding at January 1, 2008	339,100	$32.26
Granted	225,230	41.51
Vested	(99,294)	32.26
Forfeited or expired	(40,733)	37.53

Outstanding at December 31, 2008	424,303	$36.72
Vested, or expected to vest, at December 31, 2008 through the life of the option	398,845	$36.72
Vested and exercisable at December 31, 2008	—	$—

        The Company recorded non-cash stock-based compensation related to share-based option and nonvested equity share awards of $11.9 million, $8.0 million, and $6.4 million for the years ended December 31, 2008, 2007 and 2006, respectively. Included in the $6.4 million of stock-based compensation for the year ended December 31, 2006 is $0.9 million related to the modification of equity awards for certain employees in which their vesting terms were accelerated. For the years ended

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

11. Equity Incentive Compensation Plans and Other Employee Benefits (Continued)

December 31, 2008, 2007 and 2006, the Company did not recognize an excess tax benefit related to the exercise of stock options in accordance with SFAS No. 123R. As of December 31, 2008, there was $24.3 million of total compensation costs related to nonvested stock option and nonvested equity shares of common stock grants that are expected to be recognized over a weighted-average period of 2.5 years.

        Performance Share Plan.    On May 9, 2007, the Compensation Committee of the Board of Directors of the Company approved a performance share program pursuant to the Company's 2004 Stock Incentive Plan for the Company's officers and other senior employees, pursuant to which vesting of awards is contingent upon meeting various Company-wide performance goals. Upon commencement of the program and during each subsequent year of the program, the Compensation Committee will meet to approve target and stretch goals for certain operational or financial metrics that are selected by the Compensation Committee for the upcoming year and to determine whether metrics for the prior year have been met. These performance-based awards contingently vest over a period up to four years, depending on the level at which the performance goals are achieved. Each year for four years, it is possible for between 25% and 50% of the original shares to vest based on the achievement of the performance goals. Twenty-five percent of the total grant will vest for metrics met at the target level, and an additional 25% of the total grant will vest for performance met at the stretch level. If the actual results for a metric are between the target levels and the stretch levels, the vested number of shares will be adjusted on a prorated basis of the actual results compared to the target and stretch goals. If the target level metrics are not met, no shares will vest. In any event, the total number of common shares that could vest will not exceed the original number of performance shares granted. At the end of four years, any shares that have not vested will be forfeited. A total of 250,000 shares under the 2004 Incentive Plan were set aside for this program.

        For the year ended December 31, 2007, the performance goals consisted of annual production growth (weighted at 30%), additions to the Company's natural gas and oil reserves (weighted at 30%), finding and development costs (weighted at 30%) and general and administrative expenses (weighted at 10%). The weighting was determined by the Compensation Committee. Each metric is independent so that vesting can occur for one or more metrics even if the goals are not achieved for other metrics. Also, for the year ended December 31, 2007, the Compensation Committee required that an initial threshold level for finding and development costs be met before any of the performance shares would vest. In future years of the program, the Compensation Committee may impose initial threshold levels based on this or other metrics. Based upon Company performance in 2007, 30% of the performance shares granted in 2007 vested in February 2008, and the Company recognized $0.5 million of compensation costs related to these awards for the year ended December 31, 2008.

        As new goals are established each year, a new grant date and a new fair value are created for financial reporting purposes for those shares that could potentially vest in the upcoming year. Compensation cost is recognized based upon the probability that the performance goals will be met. If such goals are not met, no compensation cost is recognized and any previously recognized compensation cost is reversed.

        In February 2008, the Compensation Committee approved the performance metrics for vesting of the performance shares based on 2008 performance. For the year ended December 31, 2008, the performance goals consisted of annual production growth (weighted at 30%), additions to the

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

11. Equity Incentive Compensation Plans and Other Employee Benefits (Continued)

Company's natural gas and oil reserves (weighted at 30%), finding and development costs (weighted at 30%) and lease operating expenses (weighted at 10%). Also for the year ended December 31, 2008, the Compensation Committee required that an initial threshold level for finding and development costs be met before any of the performance shares would vest. As of December 31, 2008, the Company determined that 50% of the total grant related to the year ended December 31, 2008 would vest. Accordingly, the Company recorded non-cash stock-based compensation related to performance-based nonvested equity share awards of $4.9 million for the year ended December 31, 2008. As of December 31, 2008, there was $0.4 million of total compensation cost that will be recognized through February 2009, which represents the remaining time vesting requirement.

        A summary of the Company's nonvested performance-based equity shares of common stock as of December 31, 2008, and changes during the year then ended, is presented below:

	Shares	Weighted-average Grant Date Fair Value
Outstanding at January 1, 2008	225,000	$37.21
Vested	(67,500)	37.21
Modified, performance goals revised(1)	(157,500)	37.21
Modified, performance goals revised(1)	157,500	42.83
Granted	17,850	39.69
Forfeited or expired	(9,555)	37.83

Outstanding at December 31, 2008	165,795	$42.49

Vested, or expected to vest, at December 31, 2008 through the life of the shares	126,650	$42.51
Vested and exercisable at December 31, 2008	—	$—

(1)
As the Compensation Committee approved new performance metrics for the vesting of performance shares in the upcoming year, a new grant date was then created for any unvested awards that were granted in 2007, and a new fair value was established for financial reporting purposes.

        On May 13, 2008, at the Company's annual meeting of stockholders, the Company's stockholders approved the 2008 Stock Incentive Plan (the "2008 Incentive Plan"), which had been previously approved by the Company's Board of Directors. The 2008 Incentive Plan became effective May 13, 2008. The types of awards that may be granted under the 2008 Incentive Plan include incentive and non-qualified stock options, stock appreciation rights, restricted stock, performance shares and other stock-based awards. The total number of shares of the Company's common stock available for issuance under the 2008 Incentive Plan is 3,000,000, subject to adjustment for future stock splits, stock dividends and similar changes in the Company's capitalization. The maximum number of shares of common stock that may be the subject of awards other than options and stock appreciation rights is 1,000,000, while the maximum number of shares of common stock that may be issued pursuant to stock options and stock appreciation rights is 3,000,000. The aggregate number of shares of common stock subject to options and/or stock appreciation rights granted during any calendar year to any one participant may not exceed 500,000. The aggregate number of shares of common stock subject to restricted stock and/or

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

11. Equity Incentive Compensation Plans and Other Employee Benefits (Continued)

restricted stock unit awards granted during any calendar year to any one participant may not exceed 500,000. No awards have been granted under the 2008 Incentive Plan as of December 31, 2008.

        Director Fees.    The Company's directors may elect to receive their annual retainer and meeting fees in the form of the Company's common stock issued, pursuant to the Company's 2004 Incentive Plan. After each quarter, shares with a value equal to the fees payable for that quarter, calculated using the closing price on the last trading day before the end of the quarter, will be delivered to each outside director who elected before that quarter end to receive shares of the Company's common stock for payment of the director's fees. For the year ended December 31, 2008, the Company issued 6,671 shares of common stock under the 2004 Incentive Plan for payment of the director's fees and recognized $0.2 million of non-cash stock-based compensation cost associated with the issuance of those shares.

        Other Employee Benefits-401(k) Savings Plan.    The Company has an employee directed 401(k) savings plan (the "401(k) Plan") for all eligible employees over the age of 21. Employees become eligible the quarter following the beginning of their employment. Under the 401(k) Plan, employees may make voluntary contributions based upon a percentage of their pretax income.

        The Company matches 100% of each employee's contribution, up to 6% of the employee's pretax income, with 50% of the match made with the Company's common stock. The Company's cash and common stock contributions and shares of common stock are fully vested upon the date of match. The Company made matching cash and common stock contributions of $1.4 million, $1.2 million, and $1.0 million for the years ended December 31, 2008, 2007 and 2006, respectively.

12. Transactions with Related Parties

        A former director of the Company (who served until May 2006) was a managing director of a company which wholly owns the counterparty to a portion of the natural gas and oil hedges noted in Note 8 above. In management's opinion, the terms obtained in these transactions were as favorable to the Company as could be obtained from non-related sources.

13. Significant Customers and Other Concentrations

        Significant Customers.    During 2008, EnCana Oil & Gas and Sempra Energy Trading Corporation accounted for 16.7% and 16.6%, respectively, of the Company's oil and gas production revenues. During 2007, Sempra Energy Trading Corporation, EnCana Oil & Gas and United Energy Trading accounted for 20.6%, 15.7% and 8.7%, respectively, of the Company's oil and gas production revenues. During 2006, Sempra Energy Trading Corporation, Xcel Energy Inc. and ONEOK Inc. accounted for 21.3%, 10.0% and 9.7%, respectively, of the Company's oil and gas production revenues. Management believes that the loss of any individual purchaser would not have a long-term material adverse impact on the financial position or results of operations of the Company.

        Concentrations of Market Risk.    The future results of the Company's oil and gas operations will be affected by the market prices of oil and gas. The availability of a ready market for crude oil, natural gas and liquid products in the future will depend on numerous factors beyond the control of the Company, including weather, imports, marketing of competitive fuels, proximity and capacity of oil and gas pipelines and other transportation facilities, any oversupply or undersupply of oil, gas and liquid

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

13. Significant Customers and Other Concentrations (Continued)

products, the regulatory environment, the economic environment, and other regional and political events, none of which can be predicted with certainty.

        The Company operates in the exploration, development and production phase of the oil and gas industry. Its receivables include amounts due from purchasers of oil and gas production and amounts due from joint venture partners for their respective portions of operating expense and exploration and development costs. The Company believes that no single customer or joint venture partner exposes the Company to significant credit risk. While certain of these customers and joint venture partners are affected by periodic downturns in the economy in general or in their specific segment of the natural gas or oil industry, the Company believes that its level of credit-related losses due to such economic fluctuations has been and will continue to be immaterial to the Company's results of operations in the long-term. Trade receivables are generally not collateralized. The Company analyzes customers' and joint venture partners' historical credit positions and payment histories prior to extending credit.

        Concentrations of Credit Risk.    Derivative financial instruments that hedge the price of oil and gas and interest rate levels are generally executed with major financial or commodities trading institutions which expose the Company to market and credit risks and may, at times, be concentrated with certain counterparties or groups of counterparties. The Company has hedges in place with eight different counterparties, of which all but one are lenders in our Amended Credit Facility. As of December 31, 2008, JP Morgan Chase & Company, J. Aron & Company (a subsidiary of Goldman, Sachs & Co.) and Bank of Montreal accounted for 43.6%, 22.8% and 15.1%, respectively, of the net fair market value of the Company's derivative asset. Although notional amounts are used to express the volume of these contracts, the amounts potentially subject to credit risk, in the event of non-performance by the counterparties, are substantially smaller. The credit worthiness of counterparties is subject to continuing review, and the Company believes all of these institutions currently are acceptable credit risks. Full performance is anticipated, and the Company has no past due receivables from any of its counterparties. The Company's policy is to execute financial derivatives only with major, credit worthy financial institutions.

14. Commitments and Contingencies

        Transportation Demand and Firm Processing Charges.    The Company has entered into contracts that provide firm transportation capacity on pipeline systems and firm processing charges. The remaining terms on these contracts range from one to 14 years and require the Company to pay transportation demand and processing charges regardless of the amount of pipeline capacity utilized by the Company. The Company paid $9.4 million, $5.5 million and $3.7 million of transportation demand charges for the years ended December 31, 2008, 2007 and 2006, respectively. The Company paid $3.5 million, $3.7 million and $0.7 million of firm processing charges in 2008, 2007 and 2006, respectively. All transportation costs including demand charges and processing charges, are included in gathering and transportation expense in the Consolidated Statements of Operations.

        The values in the table below represent the Company's gross future minimum transportation demand and firm processing charges as of and subsequent to December 31, 2008. However, the

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

14. Commitments and Contingencies (Continued)

Company will record in its financial statements only the Company's proportionate share based on the Company's working interest and net revenue interest, which will vary from basin to basin.

(in thousands)
2009	$25,818
2010	29,816
2011	50,569
2012	54,236
2013	53,950
Thereafter	323,962

Total	$538,351

        Lease Obligations and Other Commitments.    The Company leases office space, vehicles and certain equipment under non-cancelable operating leases. Office lease expense was $1.4 million for each of the years ended December 31, 2008, 2007 and 2006. Additionally, the Company has entered into various long-term agreements for telecommunications service. The Company also has commitments for developing oil and gas properties of $65.6 million for 2009 through 2011, which consist of drilling and carbon dioxide ("CO2") purchase contracts that are included in the minimum payment schedule below.

        Future minimum annual payments under such leases and agreements as of and subsequent to December 31, 2008 are as follows:

	Other Commitments(1)	Office & Equipment Leases
	(in thousands)
2009	$31,790	$2,554
2010	24,550	2,554
2011	9,300	743
2012	—	—
2013	—	—
Thereafter	—	—

Total	$65,640	$5,851

    (1)
    The values in the table represent the gross amounts that the Company is committed to pay. However, the Company will record in its financial statements only the Company's proportionate share based on the Company's working interest and net revenue interest, which will vary from basin to basin.

        Drilling and Purchase Contracts.    At December 31, 2008, the Company had one drilling rig under contract through 2009, two through 2010 and one through 2011, which have total commitments of $42.3 million. Early termination of these contracts would require penalty payments of $29.4 million. Other drilling rigs working for the Company are not under long-term contracts but instead are under contracts that can be terminated at the end of the current operations. In addition, the Company has two take-or-pay purchase agreements for supply of CO2, which have a total financial commitment of $23.4 million. Under these contracts, the Company is obligated to purchase a minimum daily volume at

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

14. Commitments and Contingencies (Continued)

a set price, subject to annual escalation. If the Company takes delivery of less than the minimum required amount, the Company is responsible for full payment (deficiency payment). At this time, the Company anticipates sufficient need for CO2 and, therefore, expects to avoid any deficiency payments. The CO2 is for use in fracturing operations in the Company's West Tavaputs field.

        Litigation.    The Company is subject to litigation, claims and governmental and regulatory proceedings arising in the course of ordinary business. It is the opinion of the Company's management that current claims and litigation involving the Company are not likely to have a material adverse effect on its consolidated financial position, cash flows or results of operations.

15. Guarantor Subsidiaries

        The Company (the "Parent Issuer") contemplates that if it offers guaranteed debt securities pursuant to the shelf registration statement, the debt will be jointly and severally guaranteed on a full and unconditional basis by the Company's wholly-owned subsidiaries ("Guarantor Subsidiaries"). Presented below are the Company's condensed consolidating balance sheets, statements of income and statements of cash flows, as required by Rule 3-10 of Regulation S-X of the Securities Exchange Act of 1934, as amended.

        The following condensed consolidating financial statements have been prepared from the Company's financial information on the same basis of accounting as the consolidated financial statements. Investments in our subsidiaries are accounted for under the equity method. Accordingly, the entries necessary to consolidate the Parent Issuer and the Guarantor Subsidiaries are reflected in the Intercompany Eliminations column.

Condensed Consolidating Balance Sheets

	December 31, 2008
	Parent Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
	(in thousands)
Assets:
Current Assets	$312,554	$820	$—	$313,374
Property and equipment, net	1,468,989	92,830	—	1,561,819
Intercompany receivable (payable)	66,009	(66,009)	—	—
Investment in subsidiaries	552	—	(552)	—
Noncurrent assets	119,300	—	—	119,300

Total assets	$1,967,404	$27,641	$(552)	$1,994,493

Liabilities and Stockholders' Equity:
Current liabilities	$224,891	$903	$—	$225,794
Long-term debt	254,000	—	—	254,000
Deferred income taxes	188,859	25,622	—	214,481
Other long-term liabilities	200,421	564	—	200,985
Stockholders' equity	1,099,233	552	(552)	1,099,233

Total liabilities and stockholders' equity	$1,967,404	$27,641	$(552)	$1,994,493

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

15. Guarantor Subsidiaries (Continued)

	December 31, 2007
	Parent Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
	(in thousands)
Assets:
Current Assets	$130,421	$1,006	$—	$131,427
Property and equipment, net	1,107,339	88,493	—	1,195,832
Intercompany receivable (payable)	64,300	(64,300)	—	—
Investment in subsidiaries	(1,032)	—	1,032	—
Noncurrent assets	2,428	—	—	2,428

Total assets	$1,303,456	$25,199	$1,032	$1,329,687

Liabilities and Stockholders' Equity:
Current liabilities	$138,579	$989	$—	$139,568
Long-term debt	274,000	—	—	274,000
Deferred income taxes	74,451	24,698	—	99,149
Other long-term liabilities	42,915	544	—	43,459
Stockholders' equity	773,511	(1,032)	1,032	773,511

Total liabilities and stockholders' equity	$1,303,456	$25,199	$1,032	$1,329,687

Condensed Consolidating Statements of Income

	Year Ended December 31, 2008
	Parent Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
	(in thousands)
Operating and other revenues	$609,175	$8,736	$—	$617,911
Operating costs and expenses	367,535	7,055	—	374,590
General and administrative	57,206	—	—	57,206
Interest and other income (expense)	(17,584)	(97)	—	(17,681)
Equity in earnings of subsidiaries	1,584	—	(1,584)	—

Income (loss) before income taxes	168,434	1,584	(1,584)	168,434
Income tax expense	63,175	—	—	63,175

Net income (loss)	$105,259	$1,584	$(1,584)	$105,259

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

15. Guarantor Subsidiaries (Continued)

	Year Ended December 31, 2007
	Parent Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
	(in thousands)
Operating and other revenues	$385,760	$4,510	$—	$390,270
Operating costs and expenses	287,156	6,525	—	293,681
General and administrative	42,228	—	—	42,228
Interest and other income (expense)	(10,210)	(153)	—	(10,363)
Equity (loss) in earnings of subsidiaries	(2,168)	—	2,168	—

Income (loss) before income taxes	43,998	(2,168)	2,168	43,998
Income tax expense	17,244	—	—	17,244

Net income (loss)	$26,754	$(2,168)	$2,168	$26,754

	Year Ended December 31, 2006
	Parent Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
	(in thousands)
Operating and other revenues	$371,462	$3,867	$—	$375,329
Operating costs and expenses	228,363	3,775	—	232,138
General and administrative	34,243	—	—	34,243
Interest and other income (expense)	(7,812)	—	—	(7,812)
Equity in earnings of subsidiaries	92	—	(92)	—

Income (loss) before income taxes	101,136	92	(92)	101,136
Income tax expense	39,125	—	—	39,125

Net income (loss)	$62,011	$92	$(92)	$62,011

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

15. Guarantor Subsidiaries (Continued)

Condensed Consolidating Statements of Cash Flows

	Year Ended December 31, 2008
	Parent Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
	(in thousands)
Cash flows from operating activities	$398,130	$4,817	$—	$402,947
Cash flows from investing activities:
Additions to oil and gas properties, including acquisitions	(560,995)	(7,450)	—	(568,445)
Additions to furniture, fixtures and other	(4,752)	—	—	(4,752)
Proceeds from sale of properties	2,405	—	—	2,405
Cash flows from financing activities:
Proceeds from debt	319,800	—	—	319,800
Principal payments on debt	(167,300)	—	—	(167,300)
Intercompany receivable (payable)	(2,633)	2,633	—	—
Other financing activities	(1,877)	—	—	(1,877)

Change in cash and cash equivalents	(17,222)	—	—	(17,222)
Beginning cash and cash equivalents	60,285	—	—	60,285

Ending cash and cash equivalents	$43,063	$—	$—	$43,063

	Year Ended December 31, 2007
	Parent Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
	(in thousands)
Cash flows from operating activities	$250,220	$1,233	$—	$251,453
Cash flows from investing activities:
Additions to oil and gas properties, including acquisitions	(409,754)	(5,171)	—	(414,925)
Additions to furniture, fixtures and other	(4,530)	(110)	—	(4,640)
Proceeds from sale of properties	96,450	—	—	96,450
Cash flows from financing activities:
Proceeds from debt	164,000	—	—	164,000
Principal payments on debt	(78,000)	—	—	(78,000)
Intercompany receivable (payable)	(4,048)	4,048	—	—
Other financing activities	4,625	—	—	4,625

Change in cash and cash equivalents	18,963	—	—	18,963
Beginning cash and cash equivalents	41,322	—	—	41,322

Ending cash and cash equivalents	$60,285	$—	$—	$60,285

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

15. Guarantor Subsidiaries (Continued)

	Year Ended December 31, 2006
	Parent Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
	(in thousands)
Cash flows from operating activities	$235,644	$1,254	$—	$236,898
Cash flows from investing activities:
Additions to oil and gas properties, including acquisitions	(363,431)	(75,045)	—	(438,476)
Additions to furniture, fixtures and other	(3,139)	(38)	—	(3,177)
Proceeds from sale of properties	47,797	30,542	—	78,339
Cash flows from financing activities:
Proceeds from debt	151,000	—	—	151,000
Principal payments on debt	(49,000)	(6,495)	—	(55,495)
Intercompany receivable (payable)	(49,782)	49,782	—	—
Other financing activities	3,951	—	—	3,951

Change in cash and cash equivalents	(26,960)	—	—	(26,960)
Beginning cash and cash equivalents	68,282	—	—	68,282

Ending cash and cash equivalents	$41,322	$—	$—	$41,322

16. Supplementary Oil and Gas Information (unaudited)

        Costs Incurred.    Costs incurred in oil and gas property acquisition, exploration and development activities and related depletion per equivalent unit-of-production were as follows:

	Year Ended December 31,
	2008	2007	2006
	(in thousands, except amortization data)
Acquisition costs:
Unproved properties	$33,057	$23,635	$126,091
Proved properties	6,314	2,008	33,138
Exploration costs	342,890	250,687	224,189
Development costs	213,996	162,502	114,593
Asset retirement obligation	8,198	982	6,272

Total costs incurred	$604,455	$439,814	$504,283

Depletion per Mcfe of production	$2.59	$2.78	$2.60

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

16. Supplementary Oil and Gas Information (unaudited) (Continued)

        Supplemental Oil and Gas Reserve Information.    The reserve information presented below is based on estimates of net proved reserves as of December 31, 2008, 2007, and 2006 that were prepared by internal petroleum engineers in accordance with guidelines established by the SEC and were reviewed by independent petroleum engineering firms, Ryder Scott Company and Netherland, Sewell & Associates, Inc. ("NSAI") in 2006 and reviewed by NSAI in 2007 and 2008.

        Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made). Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

        Analysis of Changes in Proved Reserves.    The following table sets forth information regarding the Company's estimated net total proved and proved developed oil and gas reserve quantities:

	Oil (MBbls)	Gas (MMcf)	Equivalent Units (MMcfe)
Proved reserves:
Balance, December 31, 2006	8,453	377,726	428,444
Purchases of oil and gas reserves in place	1	2,673	2,679
Extension, discoveries and other additions	1,021	169,618	175,744
Revisions of previous estimates	322	52,231	54,163
Sales of reserves	(5,989)	(6,257)	(42,191)
Production	(586)	(57,678)	(61,194)

Balance, December 31, 2007	3,222	538,313	557,645

Purchases of oil and gas reserves in place	3	3,060	3,078
Extension, discoveries and other additions	2,047	183,918	196,200
Revisions of previous estimates	1,051	132,780	139,086
Sales of reserves	—	(126)	(126)
Production	(661)	(73,623)	(77,589)

Balance, December 31, 2008	5,662	784,322	818,294

Proved developed reserves:
December 31, 2006	5,006	218,902	248,938
December 31, 2007	2,090	317,298	329,838
December 31, 2008	3,100	416,546	435,146

        At year-end 2008, the Company revised its proved reserves upward by 146.4 Bcfe, excluding pricing revisions, primarily as a result of adding increased in density proved undeveloped locations in the Piceance and West Tavaputs fields and improved production performance by wells located in each of the Company's major producing basins: Wind River, Uinta, Powder River and Piceance. The Company revised its 2008 year-end proved reserves downward by 7.3 Bcfe, as year-end 2008 pricing was $4.61 per MMBtu and $41.00 per barrel of oil compared to year-end 2007 pricing of $6.04 per MMBtu and

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

16. Supplementary Oil and Gas Information (unaudited) (Continued)

$92.50 per barrel of oil. Year-end prices were adjusted by lease for quality, transportation fees and regional price differences.

        At year-end 2007, the Company revised its proved reserves upward by 34.8 Bcfe, excluding pricing revisions, primarily as a result of adding increased density proved undeveloped locations in the West Tavaputs field and continued improved performance of wells drilled in the West Tavaputs and Piceance fields. The Company also revised its 2007 year-end proved reserves upward by 19.4 Bcfe due to pricing as year-end 2007 pricing was $6.04 per MMBtu and $92.50 per barrel of oil compared to year-end 2006 pricing of $4.46 per MMBtu of gas and $61.06 per barrel of oil. Year-end prices were adjusted by lease for quality, transportation fees and regional price differences.

        At year-end 2006, the Company revised its proved reserves upward by 12.4 Bcfe, excluding pricing revisions. This revision was primarily the result of increased performance of wells drilled during the last half of 2005 and the first half of 2006. The pricing revision at year-end 2006 at prices of $4.46 per MMBtu of gas and $61.06 per barrel of oil, relative to year-end 2005 prices of $7.72 per MMBtu and $61.04 per barrel of oil, was downward 33.8 Bcfe. Year-end prices were adjusted by lease for quality, transportation fees and regional price differences.

        Standardized Measure.    Estimated discounted future net cash flows and changes therein were determined in accordance with SFAS No. 69, Disclosures about Oil and Gas Producing Activities. Certain information concerning the assumptions used in computing the valuation of proved reserves and their inherent limitations are discussed below. The Company believes such information is essential for a proper understanding and assessment of the data presented.

        Future cash inflows are computed by applying year-end prices of oil and gas relating to the Company's proved reserves to the year-end quantities of those reserves. Year-end calculations were made using prices of $41.00, $92.50 and $61.06 per Bbl for oil and $4.61, $6.04 and $4.46 per MMBtu for gas for 2008, 2007 and 2006, respectively. These prices are adjusted for transportation and quality and basis differentials. The Company also records an overhead expense of $100 per month per operated well in the calculation of its future cash flows.

        The assumptions used to compute estimated future cash inflows do not necessarily reflect the Company's expectations of actual revenues or costs, nor their present worth. In addition, variations from the expected production rate also could result directly or indirectly from factors outside of the Company's control, such as unexpected delays in development, changes in prices or regulatory or environmental policies. The reserve valuation further assumes that all reserves will be disposed of by production. However, if reserves are sold in place, additional economic considerations could also affect the amount of cash eventually realized.

        Future development and production costs are computed by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions.

        Future income tax expenses are computed by applying the appropriate year-end statutory tax rates, with consideration of future tax rates already legislated, to the future pre-tax net cash flows relating to the Company's proved oil and gas reserves. Permanent differences in oil and gas related tax credits and allowances are recognized.

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

16. Supplementary Oil and Gas Information (unaudited) (Continued)

        A 10% annual discount rate was used to reflect the timing of the future net cash flows relating to proved oil and gas reserves.

        The following table presents the standardized measure of discounted future net cash flows related to proved oil and gas reserves:

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Future cash inflows	$3,868,227	$3,667,661	$2,201,106
Future production costs	(898,653)	(861,344)	(601,502)
Future development costs	(882,201)	(554,410)	(418,126)
Future income taxes	(389,275)	(510,554)	(168,959)

Future net cash flows	1,698,098	1,741,353	1,012,519
10% annual discount	(839,955)	(800,107)	(483,233)

Standardized measure of discounted future net cash flows	$858,143	$941,246	$529,286

        The present value (at a 10% annual discount) of future net cash flows from the Company's proved reserves is not necessarily the same as the current market value of its estimated oil and natural gas reserves. The Company bases the estimated discounted future net cash flows from its proved reserves on prices and costs in effect on the day of estimate. However, actual future net cash flows from its oil and natural gas properties will also be affected by factors such as actual prices the Company receives for oil and natural gas, the amount and timing of actual production, supply of and demand for oil and natural gas and changes in governmental regulations or taxation.

        The timing of both the Company's production and incurrence of expenses in connection with the development and production of oil and natural gas properties will affect the timing of actual future net cash flows from proved reserves, and thus their actual present value. In addition, the 10% annual discount factor the Company uses when calculating discounted future net cash flows may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the Company or the oil and natural gas industry in general.

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

16. Supplementary Oil and Gas Information (unaudited) (Continued)

        A summary of changes in the standardized measure of discounted future net cash flows is as follows:

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Standardized measure of discounted future net cash flows, beginning of period	$941,246	$529,286	$782,478
Sales of oil and gas, net of production costs and taxes	(445,909)	(203,970)	(253,645)
Extensions, discoveries and improved recovery, less related costs	243,289	379,243	178,726
Quantity revisions	268,365	142,748	(43,902)
Price revisions	(353,264)	262,362	(474,739)
Net changes in estimated future development costs	(110,687)	(39,606)	62,574
Accretion of discount	120,385	60,281	104,960
Purchases of reserves in place	6,397	3,454	33,518
Sales of reserves	(191)	(79,752)	(9,671)
Changes in production rates (timing) and other	106,673	76,286	(44,614)
Net changes in future income taxes	81,839	(189,086)	193,601

Standardized measure of discounted future net cash flows, end of period	$858,143	$941,246	$529,286

17. Quarterly Financial Data (unaudited)

        The following is a summary of the unaudited quarterly financial data, including income before income taxes, net income and net income per common share for the years ended December 31, 2008 and 2007.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(As Adjusted)	(As Adjusted)	(As Adjusted)	(As Adjusted)
	(in thousands, except per share data)
Year ended December 31, 2008:
Total revenues	$149,202	$157,519	$164,415	$146,775
Less: costs and expenses	96,324	102,811	100,978	131,683

Operating income	$52,878	$54,708	$63,437	$15,092
Income before income taxes	49,471	50,010	59,175	9,778
Net income	30,554	33,269	35,315	6,121
Net income per common share, basic	0.69	0.75	0.79	0.14
Net income per common share, diluted	0.68	0.73	0.78	0.14

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2008, 2007 and 2006

17. Quarterly Financial Data (unaudited) (Continued)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands, except per share data)
Year ended December 31, 2007:
Total revenues	$98,380	$100,653	$82,255	$108,982
Less: costs and expenses	72,968	82,040	79,693	101,208

Operating income	$25,412	$18,613	$2,562	$7,774
Income before income taxes	23,069	16,050	499	4,380
Net income	14,184	9,858	233	2,479
Net income per common share, basic	0.32	0.22	0.01	0.06
Net income per common share, diluted	0.32	0.22	0.01	0.06

Common Stock Stock Purchase Units Debt Securities	Preferred Stock Stock Purchase Contracts	Depositary Shares Securities Warrants Guarantees of Debt Securities

        We may offer and sell from time to time:

  •
  debt securities;

  •
  shares of common stock;

  •
  stock purchase contracts;

  •
  stock purchase units;

  •
  shares of preferred stock, which may be issued in the form of depositary shares evidenced by depositary receipts; and

  •
  securities warrants to purchase debt securities, common stock, preferred stock or depositary shares.

        The debt securities, preferred stock and purchase contracts may be convertible into or exercisable for common or preferred stock or other securities of ours or debt or equity securities of one or more other entities. This prospectus also covers guarantees, if any, of our payment obligations under the debt securities, which may be given from time to time by one or more of our subsidiaries, on terms to be determined at the time of the offering.

        This prospectus provides you with a general description of the securities that may be offered. Each time securities are sold, we will provide one or more supplements to this prospectus that contain more specific information about the offering and the terms of the securities. The supplements may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement before you invest in any of our securities.

        Our common stock, and associated preferred stock purchase rights, are listed on the New York Stock Exchange under the symbol "BBG."

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

        See "Risk Factors" on page 3 for information about factors you should consider before buying our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated June 24, 2009

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to as the "SEC," using a "shelf" registration process. Under this shelf process, we or holders of our securities may, over time, sell an indeterminate amount of any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or holders of our securities may offer pursuant to this prospectus. Each time we or holders of our securities sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of that offering. This prospectus does not contain all of the information included in the registration statement. For a complete understanding of the offering of securities, you should refer to the registration statement relating to this prospectus, including its exhibits. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

        You should rely only on the information incorporated by reference or provided in this prospectus and any accompanying prospectus supplement. We have not authorized any dealer, salesman or other person to provide you with additional or different information. This prospectus and any accompanying prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or any accompanying prospectus supplement or in any document incorporated by reference in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date of the document containing the information.

        Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any accompanying prospectus supplement to "Company," "we," "us" or "our" are to Bill Barrett Corporation and its subsidiaries.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings (File No. 1-32367) are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. We make available free of charge through our website, http://www.billbarrettcorp.com, electronic copies of documents we file with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K and any amendments to those reports. Access to those electronic filings is available as soon as reasonably practical after we file them with, or furnish them to, the SEC. We make our website content available for information purposes only. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than information deemed to have been furnished, and not filed, in accordance with SEC rules) before the termination of the offerings under this prospectus:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2008;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

  •
  our Current Reports on Form 8-K dated February 18, 2009, February 26, 2009, April 15, 2009, June 16, 2009 and June 24, 2009;

  •
  the description of our common stock contained in our Form 8-A registration statement filed on December 2, 2004, as amended on December 20, 2004; and

  •
  the description of our preferred share purchase rights contained in our Form 8-A registration statement filed on December 2, 2004, as amended on December 20, 2004.

        You may request a copy of these filings, at no cost, by writing us at the following address or telephoning us at the following number:

Bill Barrett Corporation
Attention: Corporate Secretary
1099 18th Street, Suite 2300
Denver, Colorado 80202
(303) 293-9100

ABOUT OUR COMPANY

        Bill Barrett Corporation was formed in January 2002 and is incorporated in the State of Delaware. We have three wholly owned direct and indirect subsidiaries, Bill Barrett CBM Corporation, a Delaware corporation, Bill Barrett CBM, LLC, a Texas limited liability company, and Circle B Land Company LLC, a Colorado limited liability company, that may be guarantors of the debt securities described in this prospectus. We have multiple natural gas and oil exploration and development projects in the Rocky Mountain region. Our management has an extensive track record of reserve and production growth and has significant expertise in unconventional and conventional resource plays. Our strategy is to maximize stockholder value by leveraging our management team's experience finding and developing natural gas and oil resource plays to profitably grow our reserves and production, primarily through internally generated projects. Our principal executive offices are located at 1099 18th Street, Suite 2300, Denver, Colorado 80202, and our telephone number at that address is (303) 293-9100.

 RISK FACTORS

        An investment in our securities involves a high degree of risk. You should carefully consider the risks set forth in the documents incorporated by reference into this prospectus and in the supplements to this prospectus and all of the other information contained in this prospectus and in supplements to this prospectus before deciding to invest in our securities. The risks described are not the only risks facing our Company. Additional risks not presently known to us or which we currently consider immaterial also may adversely affect our Company.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and information incorporated into this prospectus contain forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

  •
  business and financial strategy;

  •
  natural gas and oil reserves;

  •
  realized natural gas and oil prices;

  •
  production;

  •
  ability to obtain and the cost of financing;

  •
  ability to obtain permits and governmental approvals;

  •
  changing regulatory environment;

  •
  exploration and development drilling prospects, inventories, projects and programs;

  •
  identified drilling locations;

  •
  transportation and access to pipelines;

  •
  hedge counterparties' ability to fulfill their obligations;

  •
  lease operating expenses and costs related to the acquisition and development of oil and gas properties;

  •
  availability and costs of drilling rigs and field services;

  •
  general and administrative costs, oilfield services costs and other expenses related to our business;

  •
  technology;

  •
  future operating results; and

  •
  plans, objectives, expectations and intentions.

        All of these types of statements, other than statements of historical fact included in or incorporated into this prospectus, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "should," "expect," "plan," "project," "intend," "anticipate," "believe," "estimate," "predict," "potential," "pursue," "target," "seek," "objective," or "continue," the negative of such terms or other comparable terminology.

        The forward-looking statements contained in this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward- looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or that the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the many factors including those listed in the "Risk Factors" section and elsewhere in this prospectus. All forward-looking statements speak only as of the date of this prospectus. We do not intend to, and do not undertake any obligation to, publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS

        The specific allocation of the net proceeds of an offering of securities will be determined at the time of the offering and will be described in an accompanying prospectus supplement. In addition, this prospectus and any accompanying prospectus supplement may be used by selling securities holders to sell securities that they hold. We will not receive any proceeds from any such sales.

RATIOS OF EARNINGS TO FIXED CHARGES AND
EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

        For purposes of determining the ratios of earnings to fixed charges and combined fixed charges and preferred dividends (excluding any deemed dividends), (i) earnings are defined as income (loss) before income taxes plus interest expense and amortization of debt related costs, (ii) fixed charges are defined as interest expense, capitalized interest, amortized premiums, discounts and capitalized expenses related to indebtedness, and (iii) preferred dividends is the amount of pre-tax earnings required to pay the dividends on outstanding preferred stock.

        In May 2008, the Financial Accounting Standards Board adopted Staff Position ("FSP") APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (including Partial Cash Settlement), that became effective for fiscal years beginning after December 15, 2008. FSP APB 14-1 impacts the accounting for the components of convertible debt that can be settled wholly or partly in cash upon conversion. The new requirements are to be applied retrospectively to previously issued convertible debt instruments. We adopted the provisions of FSP APB 14-1 on January 1, 2009. The following table sets forth our ratio of earnings to fixed charges after giving effect to FSP APB 14-1.

		Fiscal Year Ended December 31,
	Three Months Ended March 31, 2009
		2008	2007	2006	2005	2004
Ratio of earnings to fixed charges	8.0x	8.6x	3.9x	9.5x	12.3x	—	(1)
Ratio of earnings to combined fixed charges and preferred dividends	8.0x	8.6x	3.9x	9.5x	12.3x	—	(2)

(1)
Earnings were inadequate to cover fixed charges by $6.1 million for the fiscal year ended December 31, 2004.

(2)
Earnings were inadequate to cover fixed charges and preferred dividends by $24.8 million for the fiscal year ended December 31, 2004. The ratio of earnings to combined fixed charges and preferred dividends is the same as the ratio of earnings to fixed charges for the periods after 2004 because no shares of preferred stock were outstanding during those periods.

 DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

General

        We may issue senior or subordinated debt securities. Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors.

        The senior debt securities will constitute part of our senior debt, will be issued under our senior debt indenture described below and will rank equally with all of our other unsecured and unsubordinated debt.

        The subordinated debt securities will constitute part of our subordinated debt, will be issued under our subordinated debt indenture described below and will be subordinate in right of payment to all of our "senior debt," as defined in the indenture with respect to subordinated debt securities. The prospectus supplement for any series of subordinated debt securities or the information incorporated in this prospectus by reference will indicate the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter. Neither indenture limits our ability to incur additional senior debt or other indebtedness.

        When we refer to "debt securities" in this prospectus, we mean both the senior debt securities and the subordinated debt securities.

        The debt securities may have the benefit of guarantees (each, a "guarantee"), by one or more of our existing or future subsidiaries (each, a "guarantor"), which may include Bill Barrett CBM Corporation, Bill Barrett CBM, LLC and Circle B Land Company LLC. If a guarantor issues guarantees, the guarantees will be unsecured and, if guaranteeing senior debt securities, unsubordinated or, if guaranteeing subordinated debt securities, subordinated obligations of the respective guarantors. Unless otherwise expressly stated or the context otherwise requires, as used in this section, the term "guaranteed debt securities" means debt securities that, as described in the prospectus supplement relating thereto, are guaranteed by one or more guarantors pursuant to the applicable indenture.

        The debt indentures and their associated documents, including your debt security, contain the full legal text of the matters described in this section and your prospectus supplement. We have filed forms of the indentures with the SEC as exhibits to our registration statement, of which this prospectus is a part. See "Where You Can Find More Information" above for information on how to obtain copies of them.

        This section and your prospectus supplement summarize material terms of the indentures and your debt security. They do not, however, describe every aspect of the indentures and your debt security. For example, in this section and your prospectus supplement, we use terms that have been given special meaning in the indentures, but we describe the meaning for only the more important of those terms. Your prospectus supplement will have a more detailed description of the specific terms of your debt security and any applicable guarantees.

Indentures

        The senior debt securities and subordinated debt securities are each governed by a document each called an indenture. Each indenture is a contract between us and Deutsche Bank Trust Company Americas. The indentures are substantially identical, except for certain provisions including those relating to subordination, which are included only in the indenture related to subordinated debt securities.

        The trustee under each indenture has two main roles:

  •
  First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe later under "—Default, Remedies and Waiver of Default."

  •
  Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

        When we refer to the indenture or the trustee with respect to any debt securities, we mean the indenture under which those debt securities are issued and the trustee under that indenture.

Series of Debt Securities

        We may issue many distinct debt securities or series of debt securities under either indenture as we wish. This section summarizes terms of the securities that apply generally to all debt securities and series of debt securities. The provisions of each indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under that indenture, but also to "reopen" a previously issued series of debt securities and issue additional debt securities of that series. We will describe most of the financial and other specific terms of your series, whether it be a series of the senior debt securities or subordinated debt securities, in the prospectus supplement for that series. Those terms may vary from the terms described here.

        As you read this section, please remember that the specific terms of your debt security as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are any differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your debt security.

        When we refer to "debt securities" or a "series of debt securities," we mean, respectively, debt securities or a series of debt securities issued under the applicable indenture. When we refer to your prospectus supplement, we mean the prospectus supplement describing the specific terms of the debt security you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Amounts of Issuances

        Neither indenture limits the aggregate amount of debt securities that we may issue or the number of series or the aggregate amount of any particular series. We may issue debt securities and other securities at any time without your consent and without notifying you.

        The indentures and the debt securities do not limit our ability to incur other indebtedness or to issue other securities. Also, unless otherwise specified below or in your prospectus supplement, we are not subject to financial or similar restrictions by the terms of the debt securities.

Principal Amount, Stated Maturity and Maturity

        Unless otherwise stated, the principal amount of a debt security means the principal amount payable at its stated maturity, unless that amount is not determinable, in which case the principal amount of a debt security is its face amount.

        The term "stated maturity" with respect to any debt security means the day on which the principal amount of your debt security is scheduled to become due. The principal may become due sooner, by reason of redemption or acceleration after a default or otherwise in accordance with the terms of the debt security. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the "maturity" of the principal.

        We also use the terms "stated maturity" and "maturity" to refer to the days when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the "stated maturity" of that installment. When we refer to the "stated maturity" or the "maturity" of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Specific Terms of Debt Securities

        Your prospectus supplement will describe the specific terms of your debt security, which will include some or all of the following:

  •
  the title of the series of your debt security and whether it is a senior debt security or a subordinated debt security;

  •
  any limit on the total principal amount of the debt securities of the same series;

  •
  the stated maturity;

  •
  the currency or currencies for principal and interest, if not U.S. dollars;

  •
  the price at which we originally issue your debt security, expressed as a percentage of the principal amount, and the original issue date;

  •
  whether your debt security is a fixed rate debt security, a floating rate debt security or an indexed debt security;

  •
  if your debt security is a fixed rate debt security, the yearly rate at which your debt security will bear interest, if any, and the interest payment dates;

  •
  if your debt security is a floating rate debt security, the interest rate basis; any applicable index currency or index maturity, spread or spread multiplier or initial base rate, maximum rate or minimum rate; the interest reset, determination, calculation and payment dates; the day count convention used to calculate interest payments for any period; the business day convention; and the calculation agent;

  •
  if your debt security is an indexed debt security, the principal amount, if any, we will pay you at maturity, interest payment dates, the amount of interest, if any, we will pay you on an interest payment date or the formula we will use to calculate these amounts, if any, and the terms on which your debt security will be exchangeable for or payable in cash, securities or other property;

  •
  if your debt security may be converted into or exercised or exchanged for common or preferred stock or other securities of the Company or debt or equity securities of one or more third parties, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion, exercise or exchange may be adjusted;

  •
  if your debt security is also an original issue discount debt security, the yield to maturity;

  •
  if applicable, the circumstances under which your debt security may be redeemed at our option or repaid at the holder's option before the stated maturity, including any redemption commencement date, repayment date(s), redemption price(s) and redemption period(s);

  •
  the authorized denominations, if other than $1,000 and integral multiples of $1,000;

  •
  the depositary for your debt security, if other than The Depository Trust Company ("DTC"), and any circumstances under which the holder may request securities in non-global form, if we choose not to issue your debt security in book-entry form only;

  •
  if applicable, the circumstances under which we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and under which we can redeem the debt securities if we have to pay additional amounts;

  •
  whether your debt security will be guaranteed by any guarantors and, if so, the identity of the guarantors and, to the extent the terms thereof differ from those described in this prospectus, a description of the terms of the guarantees;

  •
  the names and duties of any co-trustees, depositaries, authenticating agents, paying agents, transfer agents or registrars for your debt security, as applicable; and

  •
  any other terms of your debt security and any guarantees of your debt security, which could be different from those described in this prospectus.

Governing Law

        The indentures and the debt securities (and any guarantees thereof) will be governed by New York law.

Form of Debt Securities

        We will issue each debt security only in registered form, without coupons, unless we specify otherwise in the applicable prospectus supplement. In addition, we will issue each debt security in global—i.e., book-entry—form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the debt securities represented by the global security. Those who own beneficial interests in a global debt security will do so through participants in the depositary's securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. References to "holders" in this section mean those who own debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries.

        Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to debt securities issued in global form and for which DTC acts as depositary.

        Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee, and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

        Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold those interests through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities they purchase in definitive form. These laws may impair your ability to transfer beneficial interests in a global debt security.

        We will make payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global debt security, DTC immediately will credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective interests in the principal amount of that global debt security, as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

        Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

        A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary for that global security or has ceased to be a registered clearing agency and we do not appoint another institution to act as depositary within 90 days; or

  •
  we notify the trustee that we wish to terminate that global security.

        Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $1,000 and multiples of $1,000. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

        Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indentures. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indentures.

        We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action.

Additionally, those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

        DTC has advised us as follows:

  •
  DTC is:

  •
  a limited-purpose trust company organized under the New York Banking Law,

  •
  a "banking organization" within the meaning of the New York Banking Law,

  •
  a member of the Federal Reserve System,

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and

  •
  a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

  •
  DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.

  •
  DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

  •
  DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the NYSE Amex LLC and the Financial Industry Regulatory Authority, Inc.

  •
  Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        The rules applicable to DTC and its participants are on file with the SEC.

        Investors may hold interests in the debt securities outside the United States through the Euroclear System ("Euroclear") or Clearstream Banking ("Clearstream") if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers' securities accounts in Euroclear's and Clearstream's names on the books of their respective depositaries which in turn will hold such positions in customers' securities accounts in the names of the nominees of the depositaries on the books of DTC. At the present time JPMorgan Chase Bank, National Association will act as U.S. depositary for Euroclear, and Citibank, National Association will act as U.S. depositary for Clearstream. All securities in Euroclear or Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

        The following is based on information furnished by Euroclear or Clearstream, as the case may be.

        Euroclear has advised us that:

  •
  It was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash;

  •
  Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries;

  •
  Euroclear is operated by Euroclear Bank S.A./ N.V., as operator of the Euroclear System (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative");

  •
  The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include underwriters of debt securities offered by this prospectus;

  •
  Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly;

  •
  Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions");

  •
  The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants; and

  •
  Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

        Clearstream has advised us that:

  •
  It is incorporated under the laws of Luxembourg as a professional depositary and holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates;

  •
  Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries;

  •
  As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute;

  •
  Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include underwriters of debt securities offered by this prospectus;

  •
  Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly; and

  •
  Distributions with respect to the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

        We have provided the descriptions herein of the operations and procedures of Euroclear and Clearstream solely as a matter of convenience. These operations and procedures are solely within the control of Euroclear and Clearstream and are subject to change by them from time to time. Neither we, any underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact Euroclear or Clearstream or their respective participants directly to discuss these matters.

        Secondary market trading between Euroclear participants and Clearstream participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected within DTC in accordance with DTC's rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures. Euroclear participants and Clearstream participants may not deliver instructions directly to their respective U.S. depositaries.

        Because of time-zone differences, credits of securities received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in the securities settled during such processing, will be reported to the relevant Euroclear participants or Clearstream participants on that business day. Cash received in Euroclear or Clearstream as a result of sales of securities by or through a Euroclear participant or a Clearstream participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

Redemption or Repayment

        If there are any provisions regarding redemption or repayment applicable to your debt security, we will describe them in your prospectus supplement.

        We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Mergers and Similar Transactions

        We are generally permitted under the indenture for the relevant series to merge or consolidate with another corporation or other entity. We are also permitted under the indenture for the relevant series to sell all or substantially all of our assets to another corporation or other entity. With regard to any series of debt securities, however, we may not take any of these actions unless all the following conditions, among other things, are met:

  •
  If the successor entity in the transaction is not the Company, the successor entity must be organized as a corporation, partnership or trust and must expressly assume our obligations under the debt securities of that series and the indenture with respect to that series. The successor entity may be organized under the laws of the United States, any state thereof or the District of Columbia.

  •
  Immediately after the transaction, no default under the debt securities of that series has occurred and is continuing. For this purpose, "default under the debt securities of that series" means an event of default with respect to that series or any event that would be an event of default with respect to that series if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. We describe these matters below under "—Default, Remedies and Waiver of Default."

        If the conditions described above are satisfied with respect to the debt securities of any series, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell all or substantially all of our assets to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control of the Company but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.

        If we sell all or substantially all of our assets, we will be released from all our liabilities and obligations under the debt securities of any series and the indenture with respect to that series.

Subordination Provisions

        Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior debt, as defined in the subordinated debt indenture, including all debt securities we have issued and will issue under the senior debt indenture.

        The subordinated debt indenture defines "senior debt" as:

  •
  our indebtedness under or in respect of our credit agreement, whether for principal, interest (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, whether or not the claim for such interest is allowed as a claim in such proceeding), reimbursement obligations, fees, commissions, expenses, indemnities or other amounts; and

  •
  any other indebtedness permitted under the terms of that indenture, unless the instrument under which such indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the subordinated debt securities.

Notwithstanding the foregoing, "senior debt" will not include: (i) equity interests; (ii) any liability for taxes; (iii) any indebtedness to any of our subsidiaries or affiliates; (iv) any trade payables; or (v) any indebtedness incurred in violation of the subordinated debt indenture.

        We may modify the subordination provisions, including the definition of senior debt, with respect to one or more series of subordinated debt securities. Such modifications will be set forth in the applicable prospectus supplement.

        The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior debt has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

  •
  in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets;

  •
  (a) in the event and during the continuation of any default in the payment of principal, premium or interest on any senior debt beyond any applicable grace period or (b) in the event that any event of default with respect to any senior debt has occurred and is continuing, permitting the holders of that senior debt (or a trustee) to accelerate the maturity of that senior debt, whether or not the maturity is in fact accelerated (unless, in the case of (a) or (b), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded) or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b); or

  •
  in the event that any subordinated debt securities have been declared due and payable before their stated maturity.

        If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior debt.

        Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior debt have been fully satisfied.

        The subordinated debt indenture allows the holders of senior debt to obtain a court order requiring us and any holder of subordinated debt securities to comply with the subordination provisions.

Defeasance, Covenant Defeasance and Satisfaction and Discharge

        When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee funds or government securities, or if so provided in your prospectus supplement, obligations other than government securities, sufficient to make payments on any series of debt securities on the dates those payments are due and payable and other specified conditions are satisfied, then, at our option, either of the following will occur:

  •
  we will be discharged from our obligations with respect to the debt securities of such series and all obligations of any guarantors of such debt securities will also be discharged with respect to the guarantees of such debt securities ("legal defeasance"); or

  •
  we will be discharged from any covenants we make in the applicable indenture for the benefit of such series and the related events of default will no longer apply to us ("covenant defeasance").

        If we defease any series of debt securities, the holders of such securities will not be entitled to the benefits of the indenture, except for our obligations to register the transfer or exchange of such securities, replace stolen, lost or mutilated securities or maintain paying agencies and hold moneys for payment in trust. In case of covenant defeasance, our obligation to pay principal, premium and interest on the applicable series of debt securities will also survive.

        We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the applicable series of debt securities to recognize gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

        Upon the effectiveness of defeasance with respect to any series of guaranteed debt securities, each guarantor of the debt securities of such series will be automatically and unconditionally released and discharged from all of its obligations under its guarantee of the debt securities of such series and all of its other obligations under the applicable indenture in respect of the debt securities of that series, without any action by the Company, any guarantor or the trustee and without the consent of the holders of any debt securities.

        In addition, we may satisfy and discharge all our obligations under the indenture with respect to debt securities of any series, other than our obligation to register the transfer of and exchange debt securities of that series, provided that we either:

  •
  deliver all outstanding debt securities of that series to the trustee for cancellation; or

  •
  all such debt securities not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and in the case of this bullet point, we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity or applicable redemption date.

Default, Remedies and Waiver of Default

        You will have special rights if an event of default with respect to your series of debt securities occurs and is continuing, as described in this subsection.

Events of Default

        Unless your prospectus supplement says otherwise, when we refer to an event of default with respect to any series of debt securities, we mean any of the following:

  •
  we do not pay the principal or any premium on any debt security of that series on the due date;

  •
  we do not pay interest on any debt security of that series within 30 days after the due date;

  •
  we do not deposit a sinking fund payment with regard to any debt security of that series within 60 days after the due date, but only if the payment is required under provisions described in the applicable prospectus supplement;

  •
  we remain in breach of our covenants regarding mergers or sales of substantially all of our assets or any other covenant we make in the indenture for the benefit of the relevant series, for 90 days after we receive a notice of default stating that we are in breach and requiring us to remedy the breach. The notice must be sent by the trustee or the holders of at least 25% in principal amount of the relevant series of debt securities;

  •
  we file for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to the Company occur;

  •
  if the debt securities of that series are guaranteed debt securities, the guarantee of the debt securities of that series by any guarantor shall for any reason cease to be, or shall for any reason be asserted in writing by such guarantor or the Company, not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated or permitted by the indenture or the debt securities of that series; or

  •
  if the applicable prospectus supplement states that any additional event of default applies to the series, that event of default occurs.

        We may change, eliminate, or add to the events of default with respect to any particular series or any particular debt security or debt securities within a series, as indicated in the applicable prospectus supplement.

Remedies if an Event of Default Occurs

        If you are the holder of a subordinated debt security, all the remedies available upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under "—Subordination Provisions."

        Except as otherwise specified in the applicable prospectus supplement, if an event of default has occurred with respect to any series of debt securities and has not been cured or waived, the trustee or the holders of not less than 25% in principal amount of all debt securities of that series then outstanding may declare the entire principal amount of the debt securities of that series to be due immediately. Except as otherwise specified in the applicable prospectus supplement, if the event of default occurs because of events in bankruptcy, insolvency or reorganization relating to the Company, the entire principal amount of the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder.

        Each of the situations described above is called an acceleration of the stated maturity of the affected series of debt securities. Except as otherwise specified in the applicable prospectus supplement, if the stated maturity of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities of that series may cancel the acceleration for the entire series.

        If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the relevant indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

        Except as described in the prior paragraph, the trustee is not required to take any action under the relevant indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority in principal amount of all debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee with respect to that series. These majority holders may also direct the trustee in performing any other action under the relevant indenture with respect to the debt securities of that series.

        Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to any debt security, all of the following must occur:

  •
  the holder of your debt security must give the trustee written notice that an event of default has occurred with respect to the debt securities of your series, and the event of default must not have been cured or waived;

  •
  the holders of not less than 25% in principal amount of all debt securities of your series must make a written request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

  •
  the trustee must not have taken action for 60 days after the above steps have been taken; and

  •
  during those 60 days, the holders of a majority in principal amount of the debt securities of your series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the debt securities of your series.

        You are entitled at any time, however, to bring a lawsuit for the payment of money due on your debt security on or after its stated maturity (or, if your debt security is redeemable, on or after its redemption date).

        Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Waiver of Default

        The holders of not less than a majority in principal amount of the debt securities of any series may waive a default for all debt securities of that series. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on your debt security, however, without the approval of the particular holder of that debt security.

Annual Information about Defaults to the Trustee

        We will furnish each trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities issued under it, or else specifying any default under the applicable indenture.

Modifications and Waivers

        There are four types of changes we can make to either indenture and the debt securities or series of debt securities or any guarantees thereof issued under that indenture.

Changes Requiring Each Holder's Approval

        First, there are changes that cannot be made without the approval of each holder of a debt security affected by the change under the applicable debt indenture, including, among others:

  •
  changing the stated maturity for any principal or interest payment on a debt security;

  •
  reducing the principal amount, the amount payable on acceleration of the maturity after a default, the interest rate or the redemption price for a debt security;

  •
  permitting redemption of a debt security if not previously permitted;

  •
  impairing any right a holder may have to require purchase of its debt security;

  •
  impairing any right that a holder of a convertible debt security may have to convert the debt security;

  •
  changing the currency of any payment on a debt security;

  •
  changing the place of payment on a debt security;

  •
  impairing a holder's right to sue for payment of any amount due on its debt security;

  •
  releasing any guarantor of a debt security from any of its obligations under its guarantee thereof, except in accordance with the terms of the indenture;

  •
  reducing the percentage in principal amount of the debt securities of any one or more affected series, taken separately or together, as applicable, and whether comprising the same or different series or less than all of the debt securities of a series, the approval of whose holders is needed to change the indenture or those debt securities or waive our compliance with the applicable indenture or to waive defaults; and

  •
  changing the provisions of the applicable indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without approval of the holder of each affected debt security.

Changes Not Requiring Approval

        The second type of change does not require any approval by holders of the debt securities affected. These changes are limited to clarifications and changes that would not adversely affect any debt securities of any series in any material respect. Nor do we need any approval to make changes that affect only debt securities to be issued under the applicable indenture after the changes take effect. We may also make changes or obtain waivers that do not adversely affect a particular debt security, even if they affect other debt securities. In those cases, we do not need to obtain the approval of the holder of the unaffected debt security; we need only obtain any required approvals from the holders of the affected debt securities. We may also make changes to reflect the addition of, succession to or release of any guarantor of guaranteed debt securities otherwise permitted under the indenture. We may also make changes to conform the text of the applicable indenture or any debt securities or guarantees to any provision of the "Description of Debt Securities and Guarantees" in this prospectus or the comparable section in your prospectus supplement, to the extent such provision was intended to be a verbatim recitation of a provision of such indenture or debt securities or guarantees.

Modification of Subordination Provisions

        We may not amend the indenture related to subordinated debt securities to alter the subordination of any outstanding subordinated debt securities without the written consent of each holder of senior debt then outstanding who would be adversely affected (or the group or representative thereof authorized or required to consent thereto pursuant to the instrument creating or evidencing, or pursuant to which there is outstanding, such senior debt). In addition, we may not modify the subordination provisions of the indenture related to subordinated debt securities in a manner that would adversely affect the subordinated debt securities of any one or more series then outstanding in any material respect, without the consent of the holders of a majority in aggregate principal amount of all affected series then outstanding, voting together as one class (and also of any affected series that by its terms is entitled to vote separately as a series, as described below).

Changes Requiring Majority Approval

        Any other change to a particular indenture and the debt securities issued under that indenture would require the following approval:

  •
  If the change affects only particular debt securities within a series issued under the applicable indenture, it must be approved by the holders of a majority in principal amount of such particular debt securities; or

  •
  If the change affects debt securities of more than one series issued under the applicable indenture, it must be approved by the holders of a majority in principal amount of all debt securities of all such series affected by the change, with all such affected debt securities voting together as one class for this purpose and such affected debt securities of any series potentially comprising fewer than all debt securities of such series, in each case, except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series. This means that modification of terms with respect to certain securities of a series could be effectuated without obtaining the consent of the holders of a majority in principal amount of other securities of such series that are not affected by such modification.

        The same majority approval would be required for us to obtain a waiver of any of our covenants in either indenture. Our covenants include the promises we make about merging or selling substantially all of our assets, which we describe above under "—Mergers and Similar Transactions." If the holders approve a waiver of a covenant, we will not have to comply with it. The holders, however, cannot approve a waiver of any provision in a particular debt security, or in the applicable indenture as it affects that debt security, that we cannot change without the approval of the holder of that debt security as described above in "—Changes Requiring Each Holder's Approval", unless that holder approves the waiver.

        We may issue particular debt securities or a particular series of debt securities, as applicable, that are entitled, by their terms, to separately approve matters (for example, modification or waiver of provisions in the applicable indenture) that would also, or otherwise, require approval of holders of a majority in principal amount of all affected debt securities of all affected series issued under such indenture voting together as a single class. Any such affected debt securities or series of debt securities would be entitled to approve such matters (a) pursuant to such special rights by consent of holders of a majority in principal amount of such affected debt securities or series of debt securities voting separately as a class and (b) in addition, as described above, except as may otherwise be provided pursuant to the applicable indenture for such debt securities or series of debt securities, by consent of holders of a majority in principal amount of such affected debt securities or series of debt securities and all other affected debt securities of all series issued under such indenture voting together as one class for this purpose. We may issue series or debt securities of a series having these or other special voting rights without obtaining the consent of or giving notice to holders of outstanding debt securities or series.

        References to "holder" mean those who own debt securities registered in their own names and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or any debt securities or request a waiver. In particular, with respect to global debt securities for which DTC is depositary, we understand that, under existing industry practices, if we request any action, including any waiver or consent, of holders, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and those participants would authorize beneficial owners owning through those participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them, all as described above under "—Form of Debt Securities."

Special Rules for Action by Holders

        Only holders of outstanding debt securities of the applicable series will be eligible to take any action under the applicable indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction with respect to debt securities of that series. Also, we will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. Any debt securities owned by us or any of our affiliates or surrendered for cancellation or for payment or redemption of which money has been set aside in trust are not deemed to be outstanding. Any required approval or waiver must be given by written consent.

        In some situations, we may follow special rules in calculating the principal amount of debt securities that are to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a non-U.S. dollar currency, increases over time or is not to be fixed until maturity.

        We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under either indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee sets a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global debt securities may differ from those for other debt securities.

Form, Exchange and Transfer

        If any debt securities cease to be issued in registered global form, they will be issued:

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  only in fully registered form;

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  without interest coupons; and

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  unless we indicate otherwise in your prospectus supplement, in denominations of $1,000 and integral multiples of $1,000.

        Holders may exchange their debt securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. You may not exchange your debt securities for securities of a different series or having different terms, unless your prospectus supplement says you may.

        Holders may exchange or transfer their debt securities at the office of the trustee. They may also replace lost, stolen, destroyed or mutilated debt securities at that office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders and transferring and replacing debt securities. We may appoint another entity to perform these functions or perform them ourselves.

        Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder's proof of legal ownership. The transfer agent may require an indemnity before replacing any debt securities.

        If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

        If the debt securities of any series are redeemable and we redeem less than all those debt securities, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any debt security selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

        If a debt security is issued as a global debt security, only DTC or other depositary will be entitled to transfer and exchange the debt security as described in this subsection because the depositary will be the sole holder of the debt security.

        The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not yet issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the applicable prospectus supplement.

Payments

        We will pay interest, principal and other amounts payable with respect to the debt securities of any series to the holders of record of those debt securities as of the record dates and otherwise in the manner specified below or in the prospectus supplement for that series.

        We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner's right to receive those payments will be governed by the rules and practices of the depositary and its participants.

        We will make payments on a debt security in non-global, registered form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee's records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds—i.e., funds that become available on the day after the check is cashed.

        Alternatively, if a non-global debt security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate wire transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

        Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

        Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Guarantees

        The debt securities of any series may be guaranteed by one or more of our subsidiaries. However, the applicable indenture governing the debt securities will not require that any of our subsidiaries be a guarantor of any series of debt securities and will permit the guarantors for any series of guaranteed debt securities to be different from any of the subsidiaries listed above under "—General." As a result, a series of debt securities may not have any guarantors and the guarantors of any series of guaranteed debt securities may differ from the guarantors of any other series of guaranteed debt securities. If the

Company issues a series of guaranteed debt securities, the identity of the specific guarantors of the debt securities of that series will be identified in the applicable prospectus supplement.

        If the Company issues a series of guaranteed debt securities, a description of some of the terms of guarantees of those debt securities will be set forth in the applicable prospectus supplement. Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, each guarantor of the debt securities of such series will unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and interest, if any, on each debt security of such series, all in accordance with the terms of such debt securities and the applicable indenture.

        Notwithstanding the foregoing, unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will contain provisions to the effect that the obligations of each guarantor under its guarantees and such indenture will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such guarantor, result in the obligations of such guarantor under such guarantees and such indenture not constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, there can be no assurance that, notwithstanding such limitation, a court would not determine that a guarantee constituted a fraudulent conveyance or fraudulent transfer under applicable law. If that were to occur, the court could void the applicable guarantor's obligations under that guarantee, subordinate that guarantee to other debt and other liabilities of that guarantor or take other action detrimental to holders of the debt securities of the applicable series, including directing the holders to return any payments received from the applicable guarantor.

        Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will (i) provide that, upon the sale or disposition (by merger or otherwise) of any guarantor, (x) if the transferee is not an affiliate of the Company, such guarantor will automatically be released from all obligations under its guarantee of such debt securities or (y) otherwise, the transferee (if other than the Company or another guarantor) will assume the guarantor's obligations under its guarantee of such debt securities and (ii) permit us to cause the guarantee of any guarantor of such debt securities to be released at any time if we satisfy such conditions, if any, as are specified in the prospectus supplement for such debt securities.

        The applicable prospectus supplement relating to any series of guaranteed debt securities will specify other terms of the applicable guarantees.

        If the applicable prospectus supplement relating to a series of our senior debt securities provides that those senior debt securities will have the benefit of a guarantee by any or all of our subsidiaries, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the unsubordinated and unsecured obligation of the applicable guarantor and will rank equally in right of payment with all of the unsecured and unsubordinated indebtedness of such guarantor.

        Any guarantee of any debt securities will be effectively subordinated to all existing and future secured indebtedness of the applicable guarantor, including any secured guarantees of other Company debt, to the extent of the value of the collateral securing that indebtedness. Consequently, in the event of a bankruptcy, or similar proceeding with respect to any guarantor that has provided a guarantee of any debt securities, the holders of that guarantor's secured indebtedness will be entitled to proceed directly against the collateral that secures that secured indebtedness and such collateral will not be available for satisfaction of any amount owed by such guarantor under its unsecured indebtedness, including its guarantees of any debt securities, until that secured debt is satisfied in full. Unless otherwise provided in the applicable prospectus supplement, the indenture will not limit the ability of any guarantor to incur secured indebtedness.

        If the applicable prospectus supplement relating to a series of our subordinated debt securities provides that those subordinated debt securities will have the benefit of a guarantee by any or all of our subsidiaries, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the subordinated and unsecured obligation of the applicable guarantor and, in addition to being effectively subordinated to secured debt of such guarantor, will be subordinated in right of payment to all of such guarantor's existing and future senior indebtedness, including any guarantee of the senior debt securities, to the same extent and in the same manner as the subordinated debt securities are subordinated to our senior debt. See "—Subordination Provisions" above.

Paying Agents

        We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global entry form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. We will specify in the prospectus supplement for your debt security the initial location of each paying agent for that debt security. We must notify the trustee of changes in the paying agents.

Notices

        Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee's records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

        Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Our Relationship With the Trustee

        The prospectus supplement for your debt security will describe any material relationships we may have with the trustee with respect to that debt security.

        The same financial institution may initially serve as the trustee for our senior debt securities and subordinated debt securities. Consequently, if an actual or potential event of default occurs with respect to any of these securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign under one or more of the indentures, and we would be required to appoint a successor trustee. For this purpose, a "potential" event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

 DESCRIPTION OF CAPITAL STOCK

Common Stock

        We are authorized to issue 150,000,000 shares of common stock of $.001 par value. As of March 31, 2009, there were a total of 45,445,245 shares of common stock outstanding. In addition, our board of directors has reserved 7,541,859 shares for issuance upon the exercise of options granted or that may be granted under our stock option and stock incentive plans.

        Each share of common stock is entitled to one vote on all matters presented to the holders of common stock. Except as otherwise provided in our certificate of incorporation and bylaws or required by law, all matters to be voted on by our stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, of the votes entitled to be cast by all shares of common stock. Our certificate of incorporation and bylaws require a super-majority of the shares entitled to vote for the removal of a director or to adopt, repeal or amend certain provisions in our certificate of incorporation and bylaws. See "—Anti-Takeover Effects of Provisions of Delaware Law, our Certificate of Incorporation and Bylaws." Cumulative voting is not allowed in the election of directors or for any other purpose, and the holders of common stock have no preemptive rights, redemption rights or rights of conversion with respect to the common stock. All outstanding shares of common stock and any shares sold and issued in this offering will be fully paid and nonassessable by us. Our board of directors is authorized to issue additional shares of common stock within the limits authorized by our certificate of incorporation and without stockholder action.

Preferred Stock

        We have 75,000,000 shares of preferred stock authorized and no shares outstanding. The preferred stock may carry such relative rights, preferences and designations as may be determined by our board of directors in its sole discretion upon the issuance of any shares of preferred stock. The shares of preferred stock could be issued from time to time by the board of directors in its sole discretion (without further approval or authorization by the stockholders), in one or more series, each of which series could have any particular distinctive designations as well as relative rights and preferences as determined by the board of directors. The relative rights and preferences that may be determined by the board of directors in its discretion from time to time, include but are not limited to the following:

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  the rate of dividend and whether the dividends are to be cumulative and the priority, if any, of dividend payments relative to other series in the class;

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  whether the shares of any such series may be redeemed, and if so, the redemption price and the terms and conditions of redemption;

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  the amount payable with respect to such series in the event of voluntary or involuntary liquidation; the priority, if any, of each series relative to other series in the class with respect to amounts payable upon liquidation; and the sinking fund provisions, if any, for the redemption or purchase of the shares of that series; and

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  the terms and conditions, if any, on which the shares of a series may be converted into or exchanged for shares of any class, whether common or preferred, or into shares of any series of the same class, and if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms.

        The existence of authorized but unissued shares of preferred stock could have anti-takeover effects because we could issue preferred stock with special dividend or voting rights that could discourage potential bidders. Our board of directors adopted a shareholders' rights plan that became effective upon the completion of our initial public offering, which will give the holders of our common stock the right to purchase one one-thousandth of a share of our Series A Junior Participating Preferred Stock, par value $0.001 per share, in the event of certain unsolicited takeover activities. See "—Anti-Takeover Effects of Provisions of Delaware Law, our Certificate of Incorporation, and Bylaws—Shareholder Rights Plan."

        Approval by the stockholders of the authorization of the preferred stock gave the board of directors the ability, without stockholder approval, to issue these shares with rights and preferences determined by the board of directors in the future. As a result, the Company may issue shares of preferred stock that have dividend, voting and other rights superior to those of the common stock, or that convert into shares of common stock, without the approval of the holders of common stock. This could result in the dilution of the voting rights, ownership and liquidation value of current stockholders.

Limitations on Liability and Indemnification of Officers and Directors

        Our certificate of incorporation provides that none of the directors shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except liability for:

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  any breach of the director's duty of loyalty to us or our stockholders;

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  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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  the payment of unlawful dividends and certain other actions prohibited by the Delaware General Corporation Law (the "DGCL"); and

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  any transaction from which the director derived any improper personal benefit.

        The effect of this provision of our certificate of incorporation is to eliminate our rights and the rights of our stockholders to recover monetary damages against a director for breach of the director's fiduciary duty of care, including breaches resulting from negligent or grossly negligent behavior, except in the situations described above. This provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director's duty of care.

        Our bylaws also provide that we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us.

        Our bylaws also provide that:

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  we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to limited exceptions;

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  we may indemnify our other employees and agents to the extent that we indemnify our officers and directors, unless otherwise required by law, our certificate of incorporation, our bylaws or agreements to which we are a party;

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  we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to limited exceptions; and

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  we are required to pay within 60 days reasonable amounts related to a settlement or judgment, subject to limited exceptions.

        We have also entered into indemnification agreements with each of our current directors and officers to give them additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification from us is sought. We are not aware of any threatened litigation that may result in claims for indemnification from us.

        We currently have liability insurance for our directors and officers.

Anti-Takeover Effects of Provisions of Delaware Law, our Certificate of Incorporation and Bylaws

General

        Our certificate of incorporation and bylaws contain the following additional provisions, some of which are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors. In addition, some provisions of the DGCL, if applicable to us, may hinder or delay an attempted takeover without prior approval of our board of directors. Provisions of the DGCL and of our certificate of incorporation and bylaws could discourage attempts to acquire us or remove incumbent management even if some or a majority of our stockholders believe this action is in their best interest. These provisions could, therefore, prevent stockholders from receiving a premium over the market price for the shares of common stock they hold.

Classified Board

        Our certificate of incorporation and bylaws provide that our board of directors be divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board. Our certificate of incorporation and bylaws also provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board.

Filling Board of Directors Vacancies; Removal

        Our bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the affirmative vote of a majority of our directors then in office, though less than a quorum. Each director will hold office until his or her successor is elected and qualified, or until the director's earlier death, resignation, retirement or removal from office. Any director may resign at any time upon written notice to us. Our certificate of incorporation and bylaws provide, in accordance with DGCL, that the stockholders may remove directors only by a super-majority vote and for cause. We believe that the removal of directors by the stockholders only for cause, together with the classification of the board of directors, will promote continuity and stability in our management and policies and that this continuity and stability will facilitate long-range planning.

No Stockholder Action by Written Consent

        Our certificate of incorporation and bylaws preclude stockholders from initiating or effecting any action by written consent and thereby taking actions opposed by the board.

Call of Special Meetings

        Our bylaws provide that special meetings of our stockholders may be called at any time only by the board of directors acting pursuant to a resolution adopted by the board and not the stockholders.

Advanced Notice Requirements for Stockholder Proposals and Director Nominations

        Our bylaws provide that stockholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a stockholder's notice must be delivered to or mailed and received by our corporate secretary at our principal executive offices no later than the 60th day or earlier than the 90th day before the first anniversary of the preceding year's annual meeting. If, however, no meeting was held in the prior year or the date of the annual meeting has been changed by more than 30 days from the date contemplated in the notice of annual meeting, notice by the stockholder in order to be timely must be received no later than the close of business on the 90th day before the annual meeting or the tenth day following the day on which the date of the annual meeting is publicly announced. Our bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

No Cumulative Voting

        The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not expressly provide for cumulative voting. Under cumulative voting, a majority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.

Authorized but Unissued Shares

        Our certificate of incorporation provides that the authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to various limitations imposed by the New York Stock Exchange. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger or otherwise.

Shareholder Rights Plan

        Our board of directors has adopted a shareholder rights plan that became effective upon the closing of our initial public offering in December 2004. Generally, shareholder rights plans are designed to encourage potential acquirers to negotiate directly with the company's elected board, which is in the best position to negotiate on behalf of all stockholders, evaluate the adequacy of any potential offer and protect stockholders against unfair and abusive takeover tactics. Shareholder rights plans may prevent abusive takeovers that include hostile tender offers made at less than fair price and partial and two-tiered offers that discriminate among the company's stockholders. Because a shareholder rights plan can be an effective tool in a hostile takeover attempt, we believe the adoption of such a plan is appropriately within the scope of our responsibilities. Our board of directors and our stockholders approved a shareholder rights plan designed to prevent any potential acquirer from obtaining control of us without negotiating the terms of the transaction with our board of directors.

        Under our shareholder rights plan, among other things, in the event of an acquisition of, or an announced tender offer for, 15% or more of our outstanding common stock, holders of our common stock will have been granted the right to purchase one one-thousandth of a share of our Series A Junior Participating Preferred Stock, par value $0.001 per share (the "Preferred Shares"), at an expected price of $150 per one one-thousandth of a Preferred Share (the "Purchase Price"), subject to adjustment. The plan provides exceptions for acquisitions of up to an additional 1% of our common stock by existing stockholders who held at least 15% of our stock at the time of the approval of the plan. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by a majority of our board of directors.

        Although the shareholder rights plan is not intended to prevent acquisitions through negotiations with our board of directors, the existence of the shareholder rights plan may nevertheless discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial position in our equity securities or seeking to obtain control of us. To the extent any potential acquirers are deterred by our shareholder rights plan, the plan may have the effect of preserving incumbent directors and management in office or preventing acquisitions of us. The shareholder rights plan will expire on June 30, 2014 unless extended by us or unless sooner redeemed or exchanged by us.

Delaware Business Opportunity Statute

        As permitted by Section 122(17) of the DGCL, our certificate of incorporation provides that the Company renounces any interest or expectancy in any business opportunity or transaction involving the oil or natural gas business in which any of the original institutional investors in the Company participate, or seek to participate. Our institutional investor stockholders required this provision in connection with their entering into the Series B preferred stock purchase agreement because they may have other investments in entities that conduct operations in the oil and natural gas industry.

Certificate of Incorporation and Bylaws

        Pursuant to the DGCL and our certificate of incorporation, certain anti-takeover provisions of our certificate of incorporation may not be adopted, repealed or amended, in whole or in part, without the approval of at least 80% of the outstanding stock entitled to vote.

        Our certificate of incorporation permits our board of directors to adopt, amend and repeal our bylaws. Our bylaws provide that our bylaws can be amended by either our board of directors or the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of our common stock.

Delaware Anti-Takeover Statute

        We are subject to Section 203 of the DGCL, an anti-takeover law. In general, this section prevents certain Delaware companies under certain circumstances, from engaging in a "business combination" with (1) a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an "interested stockholder"); (2) an affiliate of an interested stockholder; or (3) an associate of an interested stockholder, for three years following the date that the stockholder became an "interested stockholder." A "business combination" includes a merger or sale of 10% or more of our assets. However, the above provisions of Section 203 do not apply if (1) our board approves the transaction; (2) after the completion of the transaction that resulted in the stockholder becoming an "interested stockholder," that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors and certain employee benefit plans; or (3) on or subsequent to the date of the transaction, the business combination is approved by our board and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the "interested stockholder." This statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire us.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services LLC.

DESCRIPTION OF DEPOSITARY SHARES

General

        We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock. An accompanying prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a depositary that is a bank or trust company that meets certain requirements and is selected by us. Each owner of a depositary share will be entitled to all of the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

        We have summarized selected provisions of the deposit agreement and the depositary receipts.

Dividends and Other Distributions

        If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the depositary will distribute the property to the record holders of the depositary shares. If, however, the depositary determines that it is not feasible to make the distribution of property, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the holders of the preferred stock.

Redemption of Depositary Shares

        If we redeem a series of preferred stock represented by depositary shares, the depositary will redeem the depositary shares from the proceeds received by the depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the depositary may determine.

Voting the Preferred Stock

        Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the depositary as to how to vote the preferred stock represented by such holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the depositary and us. Any amendment that materially and adversely alters the rights of the holders of depositary shares will not, however, be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by the depositary or us only if (a) all outstanding depositary shares have been redeemed or (b) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our Company and such distribution has been distributed to the holders of depositary receipts.

Charges of Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Withdrawal of Preferred Stock

        Upon surrender of depositary receipts at the principal office of the depositary, subject to the terms of the deposit agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

        The depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the preferred stock.

        Neither we nor the depositary will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. The obligations of the depositary and us under the deposit agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

        The depositary may resign at any time by delivering notice to us of its election to do so, and we may at any time remove the depositary. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $100,000,000.

 DESCRIPTION OF SECURITIES WARRANTS

        We may issue securities warrants for the purchase of debt securities, preferred stock, depositary shares or common stock. Securities warrants may be issued independently or together with debt securities, preferred stock, depositary shares or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of securities warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in a prospectus supplement relating to the particular issue of securities warrants. The securities warrant agent will act solely as our agent in connection with the securities warrants and will not assume any obligation or relationship of agency or trust for or with any holders of securities warrants or beneficial owners of securities warrants.

        We have summarized selected provisions of the securities warrant agreements. A prospectus supplement relating to a particular issue of securities warrants will contain the terms of and information relating to that issue of securities warrants, including, where applicable:

  •
  the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of securities warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

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  the number of shares of common stock purchasable upon the exercise of securities warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

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  the number of shares and series of preferred stock or depositary shares purchasable upon the exercise of securities warrants to purchase preferred stock or depositary shares and the price at which such number of shares of such series of preferred stock or depositary shares may be purchased upon such exercise;

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  the date on which the right to exercise such securities warrants shall commence and the date on which such right shall expire;

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  United States federal income tax consequences applicable to such securities warrants;

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  the amount of securities warrants outstanding as of the most recent practicable date; and

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  any other terms of such securities warrants.

        Securities warrants will be issued in registered form only. The exercise price for securities warrants will be subject to adjustment in accordance with a prospectus supplement relating to the particular issue of securities warranties.

        Each securities warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of common stock, preferred stock or depositary shares at such exercise price as shall in each case be set forth in, or calculable from, a prospectus supplement relating to the securities warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised securities warrants will become void. The place or places where, and the manner in which, securities warrants may be exercised shall be specified in a prospectus supplement relating to such securities warrants.

        Prior to the exercise of any securities warrants to purchase debt securities, common stock, preferred stock or depositary shares, holders of such securities warrants will not have any of the rights of holders of debt securities, common stock, preferred stock or depositary shares, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in any applicable indenture, or to receive payments of dividends, if any, on the common stock, preferred stock or depositary shares purchasable upon such exercise, or to exercise any applicable right to vote.

 DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

        We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as "stock purchase contracts." The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants or other securities that are registered hereunder, securing the holders' obligations to purchase the securities under the stock purchase contracts, which we refer to herein as "stock purchase units." The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

        An accompanying prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

 LEGAL MATTERS

        Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities being offered by this prospectus will be passed upon for us by Francis B. Barron, our Executive Vice President—General Counsel and Secretary or by Akin Gump Strauss Hauer & Feld LLP, Houston, Texas, our outside legal counsel. As of June 23, 2009, Mr. Barron beneficially owned 51,133 shares of our common stock, 6,425 of which are subject to forfeiture and vesting requirements, and held options to purchase 149,580 shares of our common stock, of which options to purchase 55,845 shares were exercisable. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.

EXPERTS

        The financial statements as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008 incorporated in this prospectus by reference from the Company's Current Report on Form 8-K dated June 24, 2009, and the effectiveness of Bill Barrett Corporation's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and include an explanatory paragraph regarding the retrospective application of FSP APB 14-1 as described in Notes 2 and 5 and the inclusion of condensed consolidating financial information of the Company and its subsidiaries in Note 15 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        Certain information regarding our estimates of the oil and gas reserves associated with our oil and gas prospects incorporated by reference in this prospectus is reviewed by Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm. The description of the review of such estimates is incorporated by reference into this prospectus upon the authority of said firm as an expert in these matters.

$250,000,000

9 7/8% Senior Notes due 2016

PROSPECTUS SUPPLEMENT
June 30, 2009

Joint Book-Running Managers

Banc of America Securities LLC

Deutsche Bank Securities

J.P. Morgan

Senior Co-Managers
Barclays Capital
BMO Capital Markets
Credit Suisse
Morgan Stanley
SunTrust Robinson Humphrey
Wachovia Securities

Co-Managers

BBVA Securities
Comerica Securities
Fortis Securities LLC
Goldman, Sachs & Co.
Howard Weil Incorporated
Mitsubishi UFJ Securities
U.S. Bancorp Investments, Inc.